    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1999

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            STARWOOD FINANCIAL TRUST

             (Exact name of Registrant as specified in its charter)

               MARYLAND                                                      95-6881527
   (State or other jurisdiction of                                        (I.R.S. Employer
    incorporation or organization)                                     Identification Number)

                         ------------------------------

                    1114 AVENUE OF THE AMERICAS, 27TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 930-9400

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                  JAY SUGARMAN
                            CHIEF EXECUTIVE OFFICER
                            STARWOOD FINANCIAL TRUST
                   1114 AVENUE OF THE AMERICAS, 27(TH) FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 930-9400

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                         ------------------------------

                                   COPIES TO:

      ROBERT E. KING, JR., ESQ.                    JAMES M. DUBIN, ESQ.
         JOHN A. HEALY, ESQ.                 PAUL, WEISS, RIFKIND, WHARTON &
          ROGERS & WELLS LLP                             GARRISON
           200 PARK AVENUE                     1285 AVENUE OF THE AMERICAS
       NEW YORK, NEW YORK 10166                  NEW YORK, NEW YORK 10019
            (212) 878-8000                            (212) 373-3000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED                BE REGISTERED          PER UNIT            PRICE(1)             FEE(2)
Common Stock, par value $.01 per share............      28,826,774           $30.0625          $866,604,893          $240,916
9.375% Series B Cumulative Redeemable Preferred
  Stock, par value $.001 per share................      2,000,000             $25.00          $  50,000,000          $ 13,900
9.200% Series C Cumulative Redeemable Preferred
  Stock, par value $.001 per share................      1,300,000             $25.00          $  32,500,000          $  9,035
8.000% Series D Cumulative Redeemable Preferred
  Stock, par value $.001 per share................      4,000,000             $25.00          $ 100,000,000          $ 27,800

(1) Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the shares of common stock of TriNet Corporate Realty Trust, Inc. to be cancelled in the merger and is based upon $30.0625, the average of the high and low sales prices of the shares of common stock of Starwood Financial Trust on the American Stock Exchange on August 23, 1999.

(2) Includes a fee of $355,295 which was previously paid.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 1999

                              [TriNet Letterhead]

                                                                          [Date]

Dear Fellow TriNet Stockholder:

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    I am writing to you not only as a founder, Chief Executive Officer and Chairman of our company, but also as someone who, like you, has a significant investment in TriNet and wishes to see that investment grow in value.

    Our merger with Starwood Financial Trust will create the largest publicly-traded finance company in the United States focused exclusively on commercial real estate. Your board believes that you will benefit from the merger because, among other things, your quarterly dividend per TriNet share is expected to increase and you will own a security with significantly improved growth prospects.

    Starwood Financial is a leading structured finance company that delivers financing solutions to the real estate industry. It offers a creative, entrepreneurial approach to providing investment capital to its borrowers and corporate customers. More than 80% of its asset portfolio consists of secured loans and credit tenant leases, and it has never had a default in its six-year history. In the six quarters it has been a public company, Starwood Financial has provided a growing and secure yield to its investors, increasing its earnings and dividend every quarter. Over that period, it has grown its basic earnings per share by 67.5% and its dividends per share by 22.9%.

    TriNet's credit tenant lease business also provides capital to major corporations and real estate owners nationwide by structuring longer-term purchase/leaseback transactions and acquiring properties subject to existing long-term leases.

    All of the members of your Board of Directors believe that TriNet and Starwood Financial have a very strong strategic fit because of their complementary businesses. Together, we can offer a full range of structured financing products to the commercial real estate community on a scale comparable to the largest commercial finance companies.

    YOU ARE INVITED TO ATTEND A SPECIAL MEETING OF THE TRINET STOCKHOLDERS, WHICH WILL BE HELD ON [DATE] AT [PLACE]. AT THE SPECIAL MEETING, WE WILL SEEK YOUR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT, WHICH HAVE BEEN UNANIMOUSLY APPROVED BY YOUR BOARD. WE URGE YOU TO VOTE FOR THE MERGER PROPOSAL. PLEASE REMEMBER THAT YOUR VOTE WILL HELP MAKE THE MERGER HAPPEN AND NOT VOTING IS A VOTE AGAINST THE MERGER.

    Your Board's decision to enter into the proposed merger began in September 1998 with the reexamination of TriNet's strategy. After this extensive review, the Board concluded that as an independent company, TriNet did not have the business attributes necessary to achieve appropriate growth in earnings and cash flow and, consequently, an adequate total return to its shareholders. In particular, the following concerns were considered:

1. The significant stock market underperformance of TriNet's stock price relative to the REIT indices and to other triple net REITs.

2. TriNet's significant constraints on creating value for stockholders and the risk of further declines in TriNet's stock price.

3. TriNet's status as a relatively small niche company and its lack of asset diversity relative to larger real estate companies, and its related exposure to lease rollover risks and risks associated with asset concentration.

4. The current lack of equity capital available in the public markets at an attractive cost to equity REITs generally and TriNet particularly.

5. The limited growth prospects of TriNet, particularly because of the increasing cost and limited availability of equity capital.

6. The desire to dispose of some of TriNet's prior investments involving multi-tenant properties and speculative development projects and, to some extent, shorter-term leases, which are inconsistent with TriNet's longer-term core credit tenant lease strategy.

    Early in 1999, your Board considered a wide range of alternatives to address these challenges. We contacted a number of potential merger partners or acquirors and discussed a variety of possible transactions. Your Board determined that the alternative proposals to acquire TriNet were inferior in value to the shareholder value created by the merger with Starwood Financial. In making this determination, your Board considered the independent valuation of Starwood Financial and the combined company made by Greenhill & Co., LLC, TriNet's financial advisor. Your Board also focused on the tax-free nature of the merger to TriNet's shareholders and the ability of TriNet's shareholders to participate in the potential future growth and expected attractive dividend yield of the combined company, none of which benefits would be realized in a cash transaction alternative.

    I would like to highlight a few reasons why your Board recommends that you vote for the merger, and how we believe that the merger addresses the challenges facing our company, maintains a secure dividend for our shareholders and positions us for future growth.

    - PROVEN SUCCESS, SHARPER FOCUS: Starwood Financial's structured financing techniques, dynamic leadership, and proven track record of superior returns on invested capital will enable TriNet to sharpen its focus on its core credit tenant lease strategy.

    - LARGER, MORE DIVERSE ENTERPRISE: We will benefit from the advantages of a much larger enterprise with real estate assets diversified across product type and geographic region, reducing exposure to such risks as lease rollovers and asset concentration.

    - INCREASED DIVIDEND: In the first full quarter after the merger is completed, we currently expect to be able to raise your dividend to an annualized rate equivalent to $2.76 per TriNet share (which is $2.40 per share of the combined company's stock multiplied by the exchange ratio in the merger of 1.15:1), a $0.16 increase from the current annualized rate of $2.60.

    - SECURE RETURNS: Starwood Financial's stable asset portfolio, more than 80% of which consists of secured loans and credit tenant leases, combined with TriNet's predictable cash flow, should provide you with a secure return on your investment. In its six-year history, Starwood Financial has originated or acquired over $2.7 billion of financings and has never had a loss.

    - IMPROVED ACCESS TO CAPITAL: The combined company should have improved access to larger amounts and more diverse forms of capital at an attractive cost, providing TriNet with the capital it needs to fuel growth and take advantage of available credit tenant lease opportunities.

    ALL OF THE MEMBERS OF YOUR BOARD ARE FIRMLY COMMITTED TO THE COMBINED COMPANY. WE STRONGLY BELIEVE THERE IS NO BETTER ALTERNATIVE AVAILABLE, EITHER AS AN INDEPENDENT COMPANY OR IN AN ALTERNATIVE TRANSACTION, TO MAXIMIZE VALUE FOR OUR SHAREHOLDERS.

    As a sign of confidence in the combined company's prospects, all of your directors have entered into option standstill agreements with Starwood Financial, which means we have agreed not to sell any of the equity in TriNet we have earned since 1993 for at least 12 months following the completion of the merger.

    The merger cannot be completed unless holders of at least 66 2/3% of the outstanding common stock of TriNet approve it. We have scheduled a special meeting of the stockholders to vote on the merger.

YOUR VOTE IS VERY IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER. FAILURE TO RETURN YOUR PROXY CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. THE OTHER DIRECTORS AND I URGE YOU TO VOTE FOR THE MERGER. More detailed voting instructions are included in the accompanying joint proxy statement and prospectus.

    The accompanying joint proxy statement and prospectus also provides you with detailed information about the proposed merger. We encourage you to read it carefully in its entirety. In addition, you may obtain information about Starwood Financial and TriNet from documents each company has filed with the Securities and Exchange Commission. To find out how to obtain these documents, please read the section of the proxy statement and prospectus entitled "Where You Can Find More Information" on page 44.

                                          Most sincerely,

  ------------------------------------------------------------------------------
                                          Robert W. Holman, Jr.
                                          Chairman and Chief Executive Officer
                                          TriNet Corporate Realty Trust, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE STARWOOD FINANCIAL COMMON AND PREFERRED SHARES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT AND PROSPECTUS OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement and prospectus is dated [              ], 1999 and
will be first mailed to stockholders on or about [              ], 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 1999

                            STARWOOD FINANCIAL TRUST
                    1114 AVENUE OF THE AMERICAS, 27TH FLOOR
                            NEW YORK, NEW YORK 10036

Dear Starwood Financial Shareholder:

    You are being asked to vote on three important steps Starwood Financial proposes to take to further our goal of becoming the leading provider of structured financing to the real estate industry. First, as we announced on June 16, 1999, Starwood Financial proposes to enter into a merger with TriNet Corporate Realty Trust, Inc. TriNet presents a strong strategic fit with Starwood Financial and is the largest public company specializing in the net leasing of corporate office and warehouse distribution facilities to creditworthy tenants. We believe that significantly expanding Starwood Financial's existing credit tenant leasing business through the merger with TriNet and applying our creative investment and financing strategies to TriNet's business will provide Starwood Financial with significant growth and value creation opportunities. As a result of the merger, Starwood Financial will be among the largest commercial finance companies in the United States.

    You are also being asked to approve Starwood Financial's acquisition of 100% of the ownership interests in Starwood Financial Advisors, L.L.C., Starwood Financial's external advisor. This transaction will bring Starwood Financial's management team in-house to devote their full time and attention to Starwood Financial's affairs. We also believe that Starwood Financial will earn a very attractive yield on its acquisition of the advisor, and that being a self-advised company will benefit our company's equity valuation in the public markets. Completion of the advisor transaction is a condition of our merger with TriNet.

    In addition to the merger with TriNet and the advisor transaction, we are also asking you to approve our proposed reorganization from a Maryland trust to a Maryland corporation. This transaction will give us an organizational form which we believe is more customary for companies in the finance sector, and will also enable us to eliminate our Class A/B share structure and have only one class of common stock going forward. All of our outstanding Class B shares of beneficial interest will be converted into shares of common stock on a 49-for-one basis. If you own Class A shares, this transaction will not affect in any way the number of shares which you own. Although Starwood Financial will be organized as a corporation, Starwood Financial intends to continue to elect to be taxed as a real estate investment trust.

    The accompanying joint proxy statement and prospectus provides you with detailed information about the proposed transactions. We encourage you to read it carefully. In addition, you may obtain information about Starwood Financial and TriNet from documents each company has filed with the Securities and Exchange Commission. To find out how to obtain these documents, see "Where You Can Find More Information" on page 44.

    It is important that as many as possible of our shareholders be present or represented by proxy at our special meeting of shareholders described in the accompanying joint proxy statement and prospectus. I look forward to seeing all of you who attend in person.

                                          Sincerely,
                                          Jay Sugarman
                                          Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE STARWOOD FINANCIAL COMMON AND PREFERRED SHARES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT AND PROSPECTUS OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement and prospectus is dated [      ], 1999 and will be
first mailed to shareholders on or about [      ], 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 1999

                            STARWOOD FINANCIAL TRUST
                    1114 Avenue of the Americas, 27th Floor
                               New York, NY 10036
                                 (212) 930-9400

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be held on [date], 1999

                            ------------------------

    The Starwood Financial Trust special meeting of shareholders is scheduled to be held at 1:00 p.m., local time, on [date], 1999 at the Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York 10019. Your Board of Trustees asks you to attend this meeting (in person or by proxy) for the following purposes:

    1.  To consider and approve the merger proposal (See pages 46 and 50).

    2. To consider and approve the advisor transaction proposal (solely to fulfill the requirements of the rules and regulations of the American Stock Exchange) (See pages 46 and 86).

    3. To consider and approve the incorporation merger proposal (See pages 46 and 84).

    4. To transact any other business as may properly come before the meeting and any adjournments of the meeting.

    Shareholders of Starwood Financial are not entitled to appraisal rights in connection with any of the above-mentioned transactions.

    Only shareholders of record of Starwood Financial as of the close of business on [date], 1999 are entitled to notice of, and to vote at, this meeting and any adjournments of this meeting. A list of shareholders of record as of the close of business on [date], 1999 will be available at the special meeting for examination by any shareholder, or the shareholder's attorney or agent. Please note that, by delivering a proxy to vote at the special meeting, you are also granting a proxy voting in favor of any adjournments of the special meeting.

    We invite you to attend the special meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting either in writing or by notifying us.

                                          By the Order of the Board of Trustees,

                                          Spencer B. Haber

                                          Chief Financial Officer and Secretary

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    THE BOARD OF TRUSTEES OF STARWOOD FINANCIAL HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSED TRANSACTIONS AND RECOMMENDS THAT STARWOOD FINANCIAL'S SHAREHOLDERS VOTE IN FAVOR OF EACH OF THEM.

    A SPECIAL COMMITTEE OF INDEPENDENT TRUSTEES OF STARWOOD FINANCIAL HAS ALSO UNANIMOUSLY APPROVED THE ADVISOR TRANSACTION AND RECOMMENDS THAT STARWOOD FINANCIAL'S SHAREHOLDERS VOTE IN FAVOR OF THE ADVISOR TRANSACTION PROPOSAL.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 1999

                      TRINET CORPORATE REALTY TRUST, INC.
                       One Embarcadero Center, 33rd Floor
                            San Francisco, CA 94111
                                 (415) 391-4300

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To be held on [date], 1999

                            ------------------------

    The TriNet Corporate Realty Trust, Inc. special meeting of stockholders is scheduled to be held at [location], at [time], local time, on [date], 1999. Your Board of Directors asks you to attend this meeting (in person or by proxy) for the following purposes:

    1.  To consider and approve the merger proposal (See pages 46 and 50).

    2. To transact any other business as may properly come before the meeting and any adjournments of the meeting.

    Stockholders of TriNet are not entitled to appraisal rights in connection with the merger.

    Only stockholders of record of TriNet as of the close of business on [date], 1999 are entitled to notice of, and to vote at, this meeting and any adjournments of this meeting. A list of stockholders of record as of the close of business on [date], 1999 will be available at the special meeting for examination by any stockholder or the stockholder's attorney or agent. Please note that, by delivering a proxy to vote at the special meeting, you are also granting a proxy voting in favor of any adjournments of the special meeting.

    We invite you to attend the special meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting either in writing or by notifying us.

                                          By the Order of the Board of
                                          Directors,

                                          Geoffrey M. Dugan

                                          Vice President, Administration,
                                          General Counsel and Secretary

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    THE BOARD OF DIRECTORS OF TRINET CORPORATE REALTY TRUST, INC. HAS UNANIMOUSLY APPROVED THE MERGER OF TRINET WITH STARWOOD FINANCIAL AND RECOMMENDS THAT TRINET'S STOCKHOLDERS VOTE IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 1999

                            ------------------------

                      JOINT PROXY STATEMENT AND PROSPECTUS
                          FOR THE SPECIAL MEETINGS OF
            THE STOCKHOLDERS OF TRINET CORPORATE REALTY TRUST, INC.
                                      AND
                  THE SHAREHOLDERS OF STARWOOD FINANCIAL TRUST
                            ------------------------

    The Board of Directors of TriNet Corporate Realty Trust, Inc. and the Board of Trustees of Starwood Financial Trust have each unanimously approved the merger, a transaction in which a newly-formed, wholly-owned subsidiary of Starwood Financial will merge with and into TriNet, with TriNet surviving the merger as a subsidiary of Starwood Financial.

    The Board of Trustees of Starwood Financial Trust has also unanimously approved:

    1. The advisor transaction, a transaction in which Starwood Financial will acquire 100% of the ownership interests in its external advisor through a merger and a contribution of interests by the owners of interests in the advisor.

    2. The incorporation merger, a transaction in which shortly before the merger with TriNet and the advisor transaction, Starwood Financial will merge into a newly-formed corporation in order to change its form of organization from a Maryland trust to a Maryland corporation and eliminate its dual class common share structure.

    In the TriNet merger:

    - Each outstanding share of TriNet common stock will be converted into 1.15 shares of common stock of Starwood Financial, which means that a TriNet stockholder will receive 115 shares of the combined company's common stock for every 100 shares of TriNet common stock that the stockholder owns.

    - Each outstanding share of Series A, B and C Cumulative Redeemable Preferred Stock of TriNet will be converted into one share of Series B, C or D (respectively) Cumulative Redeemable Preferred Stock of Starwood Financial, each with substantially the same rights and privileges as the share converted.

    The Starwood Financial common and preferred stock to be issued in the transactions is expected to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

    This joint proxy statement and prospectus provides you with detailed information about the proposed transactions. We encourage you to read this entire document carefully. In addition, you may obtain information regarding Starwood Financial and TriNet from documents they have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 44.

    For a discussion of risks that you should consider in evaluating the transactions, please read the section of this joint proxy statement and prospectus entitled "Risk Factors," beginning on page 29.

    Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued in the transactions or has passed upon the accuracy or adequacy of this joint proxy statement and prospectus. Any representation to the contrary is a criminal offense.
                            ------------------------

              Joint proxy statement and prospectus dated [date], 1999 and first mailed to stockholders of TriNet and shareholders of Starwood
                                   Financial
                                on [date], 1999.

                            ------------------------

    This joint proxy statement and prospectus incorporates important business and financial information about Starwood Financial and TriNet that is not included in this document (including the information described in the section of this joint proxy statement and prospectus entitled "Where You Can Find More Information"). Additional information regarding Starwood Financial and TriNet may be found in each company's filings under the Securities Exchange Act of 1934. Copies of some of Starwood Financial's filings are being delivered with this joint proxy statement and prospectus.

    Additional information regarding Starwood Financial and TriNet is available upon written or oral request to the following addresses and telephone numbers and will be sent by first class mail within one business day after receipt of that request:

TriNet Corporate Realty Trust, Inc.            Starwood Financial Trust
One Embarcadero Center, 33rd floor             1114 Avenue of the Americas, 27th Floor
San Francisco, CA 94111                        New York, NY 10036
Attention: Investor Relations Department       Attention: Investor Relations Department
Telephone: (888) 335-3122                      Telephone: (212) 930-9400
Fax: (415) 391-6259                            Fax: (212) 930-9494
E-mail: investorserv@trinetco.com
http://www.tricorp.com

    TO OBTAIN TIMELY DELIVERY, THE STOCKHOLDERS OF TRINET AND THE SHAREHOLDERS OF STARWOOD FINANCIAL MUST REQUEST THE INFORMATION NO LATER THAN [FIVE DAYS BEFORE VOTE], 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS...............................................................           1
    Why did TriNet pursue alternatives to remaining an independent company?................................           1
    What does Starwood Financial do? How do the risks of Starwood Financial's business compare to the risks
     of TriNet's business?.................................................................................           1
    How does the merger address the challenges faced by TriNet as an independent company?..................           2
    What alternatives to the merger with Starwood Financial did TriNet consider?...........................           3
    Why are TriNet and Starwood Financial good merger partners?............................................           4
    What will be the dividend policy of the combined company?..............................................           4
    Will the combined company be a REIT?...................................................................           5
    What is the effect of the advisor transaction?.........................................................           5
    Why is the advisor transaction beneficial to all stockholders of the combined company?.................           5
    What were the principal considerations taken into account by the TriNet Board of Directors in its
     approval of the exchange ratio of 1.15:1?.............................................................           6
    Why did the parties agree to a fixed exchange ratio in the merger?.....................................           6
    If the merger agreement terminates because the stockholders of TriNet or the shareholders of Starwood
     Financial do not approve the merger, are termination fees payable?....................................           6
    How was the amount of the $50 million termination fee determined?......................................           6
    Why is Starwood Financial completing the incorporation merger?.........................................           7
    What are the tax consequences of the merger?...........................................................           7
    What will the tax basis of TriNet's stockholders be in the Starwood Financial common or preferred
     shares they receive in the merger?....................................................................           7
    What do I need to do now?..............................................................................           7
    If my shares are held in "street name" by my broker, will my broker vote my shares for me?.............           7
    Can I change my vote after I have mailed my signed proxy card?.........................................           8
    Should Starwood Financial shareholders or TriNet stockholders send in their stock certificates now?....           8
    When do you expect the merger to be completed?.........................................................           8
    Who can help answer my questions?......................................................................           8

SUMMARY....................................................................................................           9
    The Companies..........................................................................................           9
    Description of the Transactions........................................................................          11
    Recommendations to Stockholders of TriNet and Shareholders of Starwood Financial.......................          15
    The Special Meetings...................................................................................          17
    The Shareholder Agreement..............................................................................          17
    Restrictions on Transfer by Certain Securityholders....................................................          18
    Risk Factors...........................................................................................          19
    About This Joint Proxy Statement and Prospectus........................................................          19

UNAUDITED COMBINED COMPANY SUMMARY SELECTED PRO FORMA FINANCIAL DATA AND SUMMARY SELECTED HISTORICAL
  FINANCIAL DATA FOR STARWOOD FINANCIAL AND TRINET.........................................................          20
    Comparative Market and Per Share Data..................................................................          27

RISK FACTORS...............................................................................................          29
    Risk Factors Relating to the Merger....................................................................          29
    Risk Factors Relating to the Business of the Combined Company..........................................          31
    General Risk Factors...................................................................................          33
    Special Note Regarding Forward-Looking Statements......................................................          34

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

                                                                                                                PAGE
                                                                                                                -----
THE COMPANIES..............................................................................................          36
    The Combined Company...................................................................................          36
    Starwood Financial.....................................................................................          38
    TriNet.................................................................................................          41

WHERE YOU CAN FIND MORE INFORMATION........................................................................          44

THE MEETINGS...............................................................................................          46
    Times and Places; Purposes.............................................................................          46
    The TriNet Special Meeting.............................................................................          46
    The Starwood Financial Special Meeting.................................................................          48

THE MERGER.................................................................................................          50
    Background of the Merger...............................................................................          50
    Recommendation of the Board of Directors of TriNet; Reasons for the Merger.............................          55
    Recommendation of the Board of Trustees of Starwood Financial; Reasons for the Merger..................          58
    The Opinion of Greenhill...............................................................................          60
    The Opinion of Bear Stearns............................................................................          66
    Interests of Certain Parties in the Merger--TriNet Affiliates..........................................          70
    Interests of Certain Parties in the Merger--Starwood Financial Affiliates..............................          72
    Accounting Treatment...................................................................................          73
    No Appraisal Rights....................................................................................          73

THE MERGER AGREEMENT.......................................................................................          74
    General................................................................................................          74
    Effective Time of the Merger...........................................................................          75
    Exchange of Certificates...............................................................................          75
    Representations and Warranties.........................................................................          75
    Covenants..............................................................................................          76
    No Solicitation of Transactions........................................................................          78
    Treatment of TriNet and Starwood Financial Stock Options...............................................          78
    Indemnification of Officers and Directors..............................................................          79
    Conditions to the Merger...............................................................................          79
    Termination............................................................................................          80
    Termination Fees.......................................................................................          81

CERTAIN AGREEMENTS RELATED TO THE MERGER...................................................................          82
    The Shareholder Agreement..............................................................................          82
    The Starwood Financial Affiliate Lock-Up Agreements....................................................          82
    The Option Standstill Agreements.......................................................................          83
    The TriNet Subsidiary Stock Purchase Agreement.........................................................          84
    The Incorporation Merger Agreement.....................................................................          84

THE ADVISOR TRANSACTION....................................................................................          86
    The Advisor............................................................................................          86
    Background of the Advisor Transaction..................................................................          86
    The Opinion of Houlihan Lokey..........................................................................          89
    Interests of Certain Parties in the Advisor Transaction................................................          94
    Accounting Treatment...................................................................................          95
    No Appraisal Rights....................................................................................          95

THE ADVISOR TRANSACTION AGREEMENT..........................................................................          96
    General................................................................................................          96

                                                                                                                PAGE
                                                                                                                -----
    Effective Time of the Advisor Transaction..............................................................          96
    Representations and Warranties.........................................................................          96
    Covenants..............................................................................................          96
    Conditions to the Advisor Transaction..................................................................          97
    Termination............................................................................................          97

MANAGEMENT OF THE COMBINED COMPANY.........................................................................          99
    Directors and Executive Officers of the Combined Company...............................................          99

PRINCIPAL SHAREHOLDERS OF STARWOOD FINANCIAL...............................................................         106

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES OF STARWOOD FINANCIAL......................................         109

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................         113

COMPARISON OF STOCKHOLDER RIGHTS; DESCRIPTION OF THE COMBINED COMPANY'S SECURITIES.........................         114
    Comparison of Rights of Stockholders of TriNet and the Combined Company................................         114
    Comparison of Rights of Shareholders of Starwood Financial Trust and Stockholders of Starwood Financial
     Inc...................................................................................................         120
    Description of the Capital Stock of the Combined Company...............................................         124
    Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Combined Company Charter and
     Bylaws................................................................................................         133

MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................................................................         134

LEGAL MATTERS..............................................................................................         139

EXPERTS....................................................................................................         139

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

ANNEX A -- THE MERGER AGREEMENT............................................................................
ANNEX B -- THE ADVISOR TRANSACTION AGREEMENT...............................................................
ANNEX C -- OPINION OF GREENHILL & CO., LLC.................................................................
ANNEX D -- OPINION OF BEAR, STEARNS & CO. INC..............................................................
ANNEX E -- OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN........................................................

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
                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

TRANSACTION RATIONALE

Q: Why did TriNet pursue alternatives to remaining an independent company?

A: TRINET'S BOARD OF DIRECTORS WAS CONCERNED ABOUT THE FOLLOWING SIGNIFICANT
    ISSUES:

    - Since 1998, TriNet's stock price has underperformed REIT indices and the stock price of companies focused on triple net leasing and has not achieved its past levels of performance.

    - TriNet's significant constraints on creating value for stockholders and the risk of further declines in TriNet's stock price.

    - TriNet's status as a relatively small niche company and its lack of asset diversity relative to larger real estate companies, and its related exposure to lease rollover risks and risks associated with asset concentration.

    - The current lack of equity capital available in the public markets at an attractive cost to equity REITs generally and TriNet particularly.

    - The limited growth prospects of TriNet, particularly because of the increasing cost and limited availability of equity capital.

    - The desire to dispose of some of TriNet's prior investments involving multi-tenant properties and speculative development projects and, to some extent, shorter-term leases, which are inconsistent with TriNet's longer-term core credit tenant lease strategy.

    As described below, TriNet's Board of Directors believes that the merger with Starwood Financial addresses these concerns and materially enhances the future prospects for TriNet's stockholders.

Q: What does Starwood Financial do? How do the risks of Starwood Financial's business compare to the risks of TriNet's business?

A: STARWOOD FINANCIAL PROVIDES LEADING REAL ESTATE OWNERS AND CORPORATE
    CUSTOMERS WITH INNOVATIVE, CUSTOM-TAILORED SOLUTIONS TO THEIR FINANCING NEEDS. The structured financing provided by Starwood Financial includes mortgage and mezzanine debt and long-term net lease financing. Starwood Financial's loan collateral typically includes high quality, institutional properties and multiple-property portfolios predominantly located in major metropolitan markets nationwide. Starwood Financial primarily originates its own assets rather than acquiring pre-existing loans from others. Starwood Financial does not invest any material amount of its assets in commercial or residential mortgage-backed securities.

    TriNet typically makes equity investments in commercial real estate properties which are net leased to corporate tenants. As an equity investor in real estate, the value of TriNet's investments is directly impacted by any increase or decrease in property values. In addition, the stability of TriNet's cash flow from operations is contingent upon its ability to renew tenant leases or find suitable replacement tenants as the leases in its properties expire.

    As a lender on commercial real estate, Starwood Financial's investments are senior to the borrowers' equity investments in the properties. As such, the principal balances of Starwood Financial's loans are not directly impacted by increases or decreases in property values. For instance, at June 30, 1999, the average loan-to-value ratio for Starwood Financial's portfolio was approximately 75%. This figure represents the ratio of Starwood Financial's loan balances to the underlying property values across its portfolio. Consequently, the underlying value of the properties which collateralize Starwood Financial's loans could decline by up to 25% (on average) before the collateral value was insufficient to cover Starwood Financial's loan balance.

    In addition, Starwood Financial's loans typically provide for a regular, stated interest payment to Starwood Financial supported by the underlying properties' cash flow. At June 30, 1999, the average debt service coverage of Starwood Financial's portfolio was 1.4x. This figure represents the ratio of the underlying properties' cash flow to the payment rate on Starwood Financial's loans. Consequently, the underlying properties' cash flow could decline by up to 29% (on average) before the properties' cash flow was insufficient to support the interest payments on Starwood Financial's loans.

    Since its formation in 1993, Starwood Financial and its predecessors have originated or acquired over $2.7 billion in financings and have never suffered a loss. In addition, since entering the public markets in March 1998, Starwood Financial has increased earning per share and dividends every quarter. At June 30, 1999, 56% of Starwood Financial's portfolio consisted of secured first mortgage loans and credit tenant leases, while an additional 25% consisted of secured second mortgages. Only 19% of Starwood Financial's portfolio consisted of loans secured by partnership interests and unsecured loans (so-called "mezzanine" loans) and other investments.

    Starwood Financial's portfolio is substantially diversified by asset type, borrower, property type and geographic location to provide additional protection against downturns in any given property sector or region.

Q: How does the merger address the challenges faced by TriNet as an independent company?

A: THE MERGER REPOSITIONS TRINET FOR GROWTH. Starwood Financial's growth orientation and entrepreneurial approach to the financing business should provide TriNet with renewed investor focus and improved growth prospects. Since its March 1998 recapitalization, Starwood Financial has completed over $1.3 billion in new financing commitments, more than doubling its asset base, including acquiring the mezzanine loan portfolio of its largest competitor in December 1998. Starwood Financial is now the largest independent, publicly-held provider of structured real estate financing in the U.S. In the six quarters since its first quarter as a public company (the pro forma quarter ended March 31, 1998), Starwood Financial has grown basic earnings per share and dividends per share by 67.5% and 22.9%, respectively. Since March 31, 1998, TriNet's growth in basic earnings per share was 5.0%, and its growth in dividends per share was 1.6%.

   THE MERGER ENHANCES TRINET'S ACCESS TO CAPITAL. Because the merger should provide TriNet with renewed growth prospects, enhanced investment community support and increased size and diversification, management of Starwood Financial and TriNet expect that the merger will lead to improved access to capital. The combined company will have a broader array of capital resources, including secured and unsecured debt, $1.5 billion in credit facilities and public and private equity capital. The combined company will also have a more diverse stockholder base, with expanded relationships with key institutional investors and should attract greater interest from research analysts who follow other major finance companies. For example, Starwood Financial's shareholders include a number of large corporate and state pension funds, including six of the top pension funds in the U.S., as well as a number of high net worth families. The combined company's improved size, diversification and capital alternatives are expected to lead to an overall reduced cost of capital.

   THE COMBINED COMPANY INTENDS TO EXPAND THE FOCUS OF TRINET'S NET LEASE
    BUSINESS BY:

    - Taking advantage of the fact that corporate credits are often undervalued in the real estate market relative to the corporate tenants' credit risk.

    - Capturing the best risk-adjusted return in the capital structure by providing senior debt, junior debt or equity financing, as appropriate.

    - Capitalizing on TriNet's corporate relationships in the credit tenant lease market to develop new business opportunities.

    - Using state-of-the-art insurance instruments for credit enhancing leases to reduce risk and improve investment returns.

    - Emphasizing investment in long-term leases to major corporate users of general-purpose, but essential, facilities.

    - Developing innovative lease structures to differentiate the combined company from other lessors.

   THE COMBINED COMPANY WILL HAVE BETTER PORTFOLIO DIVERSIFICATION THAN EITHER
    TRINET OR STARWOOD FINANCIAL INDIVIDUALLY. The combined company will benefit from increased diversification of its asset base, measured in borrower/tenant concentration, property type, asset type and geography. The combined company's assets will be clustered in major metropolitan markets nationwide, particularly on the East and West Coasts. This increased diversification is expected to reduce the risks to the combined company associated with any given loan or lease, geographic region or property type. Management of Starwood Financial and TriNet believe that improved diversification should benefit the combined company's credit quality and borrowing costs.

   THE MERGER IMPROVES MANAGEMENT DEPTH. The combined company will have an industry-leading senior management team with fully-integrated capabilities in the origination and acquisition of new investments, capital markets, mergers and acquisitions, asset management and loan servicing. In the merger, TriNet will benefit from Starwood Financial's entrepreneurial, growth-oriented management style and strengths in creating and evaluating a large number of investment transactions with attractive risk/return characteristics. Starwood Financial will benefit from TriNet's established organizational infrastructure and asset management capabilities. Starwood Financial's loan servicing business, based in Hartford, CT, and TriNet's asset management operation, located in Atlanta, GA, will provide functional support to the entire organization. Both companies are committed to integrating the best practices of each organization into the combined company's management philosophy and structure; the integration process is already underway pending completion of the merger.

Q: What alternatives to the merger with Starwood Financial did TriNet consider?

A: TRINET'S BOARD OF DIRECTORS AND ITS FINANCIAL ADVISOR, GREENHILL, CONSIDERED
    AND PURSUED A NUMBER OF ALTERNATIVES TO THE STARWOOD FINANCIAL MERGER. In particular, TriNet, through Greenhill, approached a group of eight potential acquirors that TriNet's Board viewed as most capable of completing a transaction. TriNet received preliminary proposals, in each case for a cash transaction, from three of the potential acquirors. However, TriNet's Board determined that the preliminary proposals were inferior in value to the strategic combination with Starwood Financial. The valuations indicated by the preliminary proposals were generally well below the "net asset value" estimates for TriNet's portfolio published by a number of Wall Street equity research analysts. In addition, these preliminary proposals were highly conditioned on a number of factors such as the availability of financing and satisfaction of due diligence requirements. As a result, TriNet and Greenhill viewed these alternatives as having a lower likelihood of completion than the Starwood Financial merger. Finally, TriNet's corporate debt structure would have to be significantly altered in order to complete a "going private" transaction. TriNet considered the substantial costs associated with prepaying its corporate debt as an additional detractor from the valuation to stockholders resulting from the alternative transactions. In concluding that the merger with Starwood Financial created a greater opportunity to maximize stockholder value than the alternative transactions, TriNet's Board considered the independent valuation analysis of Starwood Financial prepared by Greenhill which indicated that the consideration to be received in the Starwood Financial merger was superior in value to the alternative cash proposals. Additionally, the Starwood Financial merger is tax-free, and allows TriNet's stockholders to continue to receive an attractive dividend yield and participate in the upside potential resulting from the combined company's business strategy. The cash proposals would have been taxable to TriNet's stockholders and offered no potential upside or continuing dividend stream. See "The Merger--Background of the Merger" beginning on page 50 and "The Opinion of Greenhill" beginning on page 60.

Q: Why are TriNet and Starwood Financial good merger partners?

A: THE MERGER CAPITALIZES ON A STRONG STRATEGIC FIT BETWEEN TRINET'S AND
    STARWOOD FINANCIAL'S BUSINESS PLANS. The merger combines two complementary businesses, which are both focused on providing innovative financing alternatives to the commercial real estate industry--in TriNet's case, by providing net leases to creditworthy corporate tenants and, in Starwood Financial's case, by providing mortgage and other structured financing alternatives to leading real estate owners. Additionally, as a stand-alone company, Starwood Financial has already structured approximately $250 million in credit lease transactions, and it believes that this market can provide attractive risk/ return dynamics to the combined company.

   THE MERGER CREATES THE LARGEST PUBLICLY-TRADED FINANCE COMPANY FOCUSED
    EXCLUSIVELY ON COMMERCIAL REAL ESTATE, WHICH SHOULD MAKE THE COMBINED COMPANY'S STOCK AN ATTRACTIVE HOLDING FOR PUBLIC EQUITY INVESTORS IN THE FINANCE SECTOR. The combined company will have a pro forma book equity capitalization of approximately $1.9 billion and total market capitalization (market value of equity plus debt) in excess of $4.0 billion. As one of the largest participants in its core mortgage, mezzanine and lease financing businesses, the combined company's size will allow it to focus on completing larger transactions, which are generally subject to less competition than smaller transactions. The merger enhances the national reach of both TriNet's and Starwood Financial's businesses, establishing coast-to-coast coverage of real estate borrowers and corporate customers. With headquarters in New York City, Starwood Financial brings to TriNet a significant presence in the East Coast financial center. TriNet's San Francisco office gives Starwood Financial a natural operating base for its origination and acquisition activities in the western half of the U.S. The combined company's size and diversification should also provide it with more efficient debt financing alternatives and a lower cost of capital.

DIVIDENDS AND REIT STATUS

Q: What will be the dividend policy of the combined company?

A: THE COMBINED COMPANY INTENDS TO CONTINUE PAYING AN ATTRACTIVE CURRENT
    DIVIDEND. Beginning with the first full quarter following the merger, the combined company currently expects to pay former TriNet shareholders quarterly dividends on their combined company shares equivalent to an annualized dividend rate of $2.76 per TriNet share per year (which is an annualized rate of $2.40 per combined company share multiplied by the 1.15:1 exchange ratio in the merger). For TriNet shareholders, the proposed dividend is $0.16 (6.2%) higher than TriNet's current annualized dividend rate of $2.60 per TriNet share. The combined company expects to be able to cover its dividend payments out of cash flow from operations. Both Starwood Financial and TriNet plan to continue to pay dividends on their common shares until the closing of the merger consistent with their current distribution policies. Starwood Financial has increased its dividend each quarter since it commenced paying dividends (the quarter ended June 30, 1998).

Q: Will the combined company be a REIT?

A: YES. The combined company intends to continue to elect to be taxed as a REIT.

THE ADVISOR TRANSACTION

Q: What is the effect of the advisor transaction?

A: THE COMBINED COMPANY WILL ISSUE A TOTAL OF FOUR MILLION SHARES OF ITS COMMON
    STOCK TO THE OWNERS OF INTERESTS IN THE ADVISOR AND, AS A RESULT, THE ADVISOR WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF THE COMBINED COMPANY. This means that the combined company will be internally-managed and have a more typical corporate management structure.

Q: Why is the advisor transaction beneficial to all stockholders of the combined company?

A: THE ADVISOR TRANSACTION BRINGS STARWOOD FINANCIAL'S MANAGEMENT TEAM IN-HOUSE.
    The combined company is acquiring the advisor because it wishes to internalize the substantial expertise of the Starwood Financial management team and business franchise. Starwood Financial's investment, financing and operational affairs are currently managed by its external advisor. This external advisor is indirectly owned by a number of Starwood Financial's trustees and officers, as well as certain other individuals affiliated with Starwood. The highly experienced management team which has successfully led Starwood Financial and its predecessors to date will become employees of the combined company, and the combined company will be in a position to take advantage of the resulting economies of scale as it expands its business.

   THE ADVISOR TRANSACTION IS HIGHLY ACCRETIVE TO THE COMBINED COMPANY. The combined company is also acquiring the advisor because it believes it will earn a very attractive yield on its purchase of the advisor, and because it is issuing shares to do so. The advisor's primary source of income is the base and incentive advisory fees earned from Starwood Financial. Based on this fee stream, the advisor expects to earn approximately $20 million in total revenues for the 12 months ending December 31, 1999, with operating expenses for that period of approximately $5 million. As a result, by acquiring the advisor, the incremental impact on the combined company's earnings before interest, taxes, depreciation and amortization is an increase of approximately $15 million. This increase was determined without giving effect to the increased fees that would arise from future growth in the equity capital base and in the earnings of Starwood Financial as an externally-advised company.

   THE ADVISOR TRANSACTION SHOULD BENEFIT THE COMBINED COMPANY'S EQUITY
    VALUATION. The combined company is acquiring the advisor because it believes its equity valuation in the public markets will be higher under a self-advised, self-managed structure. Both TriNet and Starwood Financial believe that public equity investors view externally-advised companies less favorably than internally-advised companies, and that the valuations for internally-advised companies are consequently higher, all other things being equal. In addition, the combined company believes that eliminating the advisor structure will facilitate a comparison to other commercial finance companies, none of whom (to the companies' knowledge) has an external advisor.

   The advisor transaction was reviewed and approved by Starwood Financial's independent trustees, who have no business relationship with Starwood Financial or its affiliates and own no interest in the advisor. Starwood Financial's institutional investors, which generally consist of large, sophisticated pension funds and high net worth families, also fully reviewed the advisor transaction in connection with certain approvals required to accomplish the transaction. These investors represent approximately 99% in interest of Starwood Financial's outstanding Class A common shares.

TERMS OF THE TRANSACTIONS

Q: What were the principal considerations taken into account by the TriNet Board of Directors in its approval of the exchange ratio of 1.15:1?

A: THE PRINCIPAL CONSIDERATION WAS THE HISTORIC AND PROJECTED RELATIVE
    CONTRIBUTION BY EACH OF TRINET AND STARWOOD FINANCIAL TO THE COMBINED COMPANY'S EARNINGS, EBITDA, FUNDS FROM OPERATIONS, ASSETS AND OTHER FINANCIAL AND OPERATING ATTRIBUTES, ASSUMING COMPLETION OF THE ADVISOR TRANSACTION AND THE DECLARATION AND PAYMENT OF A SPECIAL STOCK DIVIDEND OF
    1.0 MILLION COMMON SHARES OF STARWOOD FINANCIAL TO ITS EXISTING
    SHAREHOLDERS.

Q: Why did the parties agree to a fixed exchange ratio in the merger?

A: THE FIXED EXCHANGE RATIO OF 1.15:1 REFLECTS THE RELATIVE CONTRIBUTION BY EACH
    OF TRINET AND STARWOOD FINANCIAL TO THE COMBINED COMPANY'S FINANCIAL AND OPERATING PERFORMANCE AS DESCRIBED ABOVE. Because of the small number of common shares of Starwood Financial available for trading in the public markets and the resulting volatility of Starwood Financial's stock price, Starwood Financial's relative contribution may not be reflected in the trading price of its common shares. Therefore, the parties determined that it was not appropriate for the historical stock price of Starwood Financial's shares to be used to determine the exchange ratio, or for its future stock price to be used to adjust the exchange ratio (i.e., through the use of a "collar" arrangement or floating exchange ratio). Of the 11 real estate investment trust mergers and acquisitions over $500 million announced or completed in 1999 to date, 10 had no collar arrangements.

Q: If the merger agreement terminates because the stockholders of TriNet or the shareholders of Starwood Financial do not approve the merger, are termination fees payable?

A: TRINET HAS TO REIMBURSE STARWOOD FINANCIAL'S EXPENSES, UP TO A MAXIMUM OF
    $3.5 MILLION, if the TriNet stockholders do not approve the merger. In addition, if TriNet's stockholders do not approve the merger and TriNet agrees to an alternative transaction involving a change of control of TriNet within nine months after the merger agreement terminates, then TriNet has to pay Starwood Financial a termination fee of $50 million.

   STARWOOD FINANCIAL HAS TO REIMBURSE TRINET'S EXPENSES, UP TO A MAXIMUM OF
    $3.5 MILLION, AND PAY TRINET A TERMINATION FEE OF $60 MILLION if the shareholders of Starwood Financial do not approve the merger for any reason other than because TriNet fails to exercise the proxy granted to it by Starwood Financial's principal shareholders (who represent 99% of Starwood Financial's voting power).

   You should note that there are additional termination events which may result in the payment of termination fees by Starwood Financial or TriNet which are described in this joint proxy statement and prospectus.

Q: How was the amount of the $50 million termination fee determined?

A: THE AMOUNT OF THE $50 MILLION TERMINATION FEE WAS DETERMINED BY REFERENCE TO
    THE ESTIMATED TRANSACTION VALUE OF THE TRINET-STARWOOD FINANCIAL MERGER (DEFINED AS THE AGGREGATE MERGER CONSIDERATION TO BE RECEIVED BY TRINET'S COMMON STOCKHOLDERS, PLUS TRINET'S PREFERRED STOCK AND NET DEBT). The termination fee equates to approximately 3.0% of this estimated transaction value (based on the median of the range of values which the TriNet Board and its financial advisor, Greenhill, placed on the aggregate consideration to be received by TriNet's stockholders). See "The Merger--The Opinion of Greenhill." TriNet and Starwood Financial believe this ratio falls generally within the range of termination fees for comparable transactions. For example, each of the other 11 real estate investment trust mergers and acquisitions referenced above provided for termination fees, and these fees averaged 2.6% of the transaction value.

THE INCORPORATION MERGER

Q: Why is Starwood Financial completing the incorporation merger?

A: STARWOOD FINANCIAL IS COMPLETING THE INCORPORATION MERGER FOR TWO REASONS:

   THE INCORPORATION MERGER WILL ALLOW THE COMBINED COMPANY TO BE STRUCTURED AS
    A CORPORATION INSTEAD OF A BUSINESS TRUST, WHICH STARWOOD FINANCIAL BELIEVES IS MORE CONSISTENT WITH ITS MARKET POSITION AS A FINANCE COMPANY.

   IN THE INCORPORATION MERGER, STARWOOD FINANCIAL WILL ELIMINATE ITS CLASS A/B
    SHARE STRUCTURE AND HAVE ONLY ONE CLASS OF COMMON STOCK GOING FORWARD. The elimination of the class B shares, which have supermajority voting rights, will simplify the combined company's corporate structure. The combined company believes that public equity investors generally prefer companies which do not have multiple classes of common stock, and that the elimination of the dual-class structure will also facilitate the listing of the combined company's common stock on the New York Stock Exchange.

TAX CONSEQUENCES

Q: What are the tax consequences of the merger?

A: WE HAVE STRUCTURED THE MERGER SO THAT TRINET, STARWOOD FINANCIAL AND OUR
    RESPECTIVE STOCKHOLDERS WILL NOT RECOGNIZE ANY GAIN OR LOSS FOR FEDERAL INCOME TAX PURPOSES IN THE MERGER, EXCEPT IN THE CASE OF CASH TO BE RECEIVED BY TRINET STOCKHOLDERS INSTEAD OF STARWOOD FINANCIAL FRACTIONAL SHARES. As part of the closing, each company will receive legal opinions confirming these tax consequences.

Q: What will the tax basis of TriNet's stockholders be in the Starwood Financial common or preferred shares they receive in the merger?

A: YOUR TAX BASIS IN THE STARWOOD FINANCIAL COMMON AND PREFERRED SHARES WILL
    EQUAL YOUR CURRENT TAX BASIS IN YOUR TRINET COMMON AND PREFERRED SHARES SURRENDERED IN THE EXCHANGE, DECREASED BY YOUR TAX BASIS ATTRIBUTABLE TO FRACTIONAL SHARES.

HOW TO VOTE

Q: What do I need to do now?

A: AFTER READING THIS JOINT PROXY STATEMENT AND PROSPECTUS, JUST MAIL YOUR
    SIGNED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE AS SOON AS POSSIBLE. Thus, your shares can be voted at the [date], 1999 Starwood Financial special shareholder meeting, if you are a Starwood Financial shareholder, or at the [date], 1999 TriNet special stockholder meeting, if you are a TriNet stockholder. FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT, IF A TRINET STOCKHOLDER DOES NOT RETURN A SIGNED PROXY CARD, THE SHARES OF TRINET STOCK WILL NOT BE VOTED AND THUS WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE PROPOSALS. SIMILARLY, A BROKER NON-VOTE OR AN ABSTENTION WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE PROPOSALS.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: YOUR BROKER WILL VOTE YOUR SHARES ONLY IF YOU PROVIDE INSTRUCTIONS TO YOUR
    BROKER ON HOW TO VOTE. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Q: Can I change my vote after I have mailed my signed proxy card?

A: YES. YOU CAN CHANGE YOUR VOTE AT ANY TIME BEFORE YOUR PROXY IS VOTED AT THE
    APPLICABLE STOCKHOLDER MEETING. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance at the stockholder meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: Should Starwood Financial shareholders or TriNet stockholders send in their stock certificates now?

A: NO. If you are a TriNet stockholder, after the merger is completed you will receive written instructions for exchanging your TriNet common and preferred shares for Starwood Financial common and preferred shares, and any cash payments you may be entitled to receive. If you are a Starwood Financial shareholder, you should retain your certificates, as you will continue to hold the Starwood Financial shares you currently own.

OTHER INFORMATION

Q: When do you expect the merger to be completed?

A: WE HOPE TO COMPLETE THE MERGER ON [DATE], 1999, OR AS QUICKLY AS POSSIBLE
    AFTER THAT.

Q: Who can help answer my questions?

A: If you are a TriNet stockholder or Starwood Financial shareholder and you have more questions about the merger, you should contact:

   Innisfree M&A Incorporated
    (888) 750-4834

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS JOINT PROXY STATEMENT AND PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN MAKING YOUR DECISION AS TO HOW TO VOTE YOUR SHARES. YOU SHOULD READ THE ENTIRE JOINT PROXY STATEMENT AND PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE SUMMARY AND PRO FORMA FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS. BECAUSE STARWOOD FINANCIAL TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST, WILL REORGANIZE AS STARWOOD FINANCIAL INC., A MARYLAND CORPORATION, ALL REFERENCES TO "STARWOOD FINANCIAL" ARE REFERENCES TO STARWOOD FINANCIAL TRUST PRIOR TO THE REORGANIZATION AND ARE REFERENCES TO STARWOOD FINANCIAL INC. AFTER THE REORGANIZATION. FOR MORE INFORMATION REGARDING THE REORGANIZATION, PLEASE REFER TO THE SECTION OF THIS SUMMARY ENTITLED "DESCRIPTION OF THE TRANSACTIONS--THE INCORPORATION MERGER" AND THE SECTION OF THIS JOINT PROXY STATEMENT AND PROSPECTUS ENTITLED "CERTAIN AGREEMENTS RELATED TO THE MERGER--THE INCORPORATION MERGER AGREEMENT."

                                 THE COMPANIES

THE COMBINED COMPANY

    The combined company will be the largest publicly-traded finance company in the United States focused exclusively on commercial real estate. The combined company will have a nationwide platform for providing real estate borrowers and corporate customers with innovative, custom-tailored solutions to their structured financing needs. The merger combines Starwood Financial's structured finance orientation and track record of growth in earnings and assets with TriNet's portfolio of credit tenant leases and its credit tenant lease origination and asset management capabilities.

    The combined company expects to continue to implement an investment strategy targeting specific sectors of the real estate credit markets in which it believes it has a competitive advantage, thereby creating pricing power and maximizing risk-adjusted returns. Management intends to expand the focus of TriNet's credit tenant lease business to complement Starwood Financial's overall investment philosophy through innovative lease structures, efficient use of leverage, state-of-the-art credit enhancement instruments, better risk allocation, and by focusing on market inefficiencies. The combined company is considering the disposition of approximately $200 million of TriNet's non-core properties, which generally have short-term lease rollover risk or other characteristics inconsistent with the combined company's structured finance focus. The combined company will have an extensive geographically and economically diverse portfolio of assets.

    The combined company expects to have access to capital resources comparable to those of the largest publicly-traded commercial finance companies. The combined company will have approximately $1.9 billion of permanent book equity capital and a total market capitalization in excess of $4.0 billion. Management believes that the increased scale and diversification of the combined company will lower its cost of capital and allow it to access a wide range of capital sources to finance its investment and growth strategy, including a match-funded securitized debt program under development, a combined $1.5 billion available under its credit facilities (both secured and unsecured), rated corporate debt raised at the TriNet subsidiary level and public and private common and preferred equity securities. The combined company intends to use its coast-to-coast platform to continue to seek opportunities to add other finance-related businesses to its franchise.

    The combined company intends to implement a stock repurchase program upon closing of the merger. The combined company will be authorized to repurchase up to 5.0 million shares of its common stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under its credit facilities if the combined company determines that it is advantageous to do so.

    The combined company will have a dynamic, experienced and fully-integrated management team drawn from the current management of Starwood Financial and TriNet, bringing together experienced professionals with in-house expertise in the origination and acquisition of new investments, capital markets transactions, mergers and acquisitions, asset management and loan servicing. The combined company's management depth and expertise are consistent with its role as a market leader in each of its core financing businesses.

    The combined company will be headquartered in New York, NY and will have super-regional offices in San Francisco, CA, Atlanta, GA and Hartford, CT. For more information on the combined company, please refer to the section of this joint proxy statement and prospectus entitled "The Companies--The Combined Company."

STARWOOD FINANCIAL TRUST

    1114 Avenue of the Americas, 27(th) Floor
    New York, NY 10036
    (212) 930-9400

    Starwood Financial Trust is a leading structured finance company that delivers financial solutions to the real estate industry by implementing an innovative, value added and entrepreneurial approach to providing investment capital. Starwood Financial primarily focuses on providing custom-tailored mortgage, mezzanine and lease financing to the real estate industry through the origination and acquisition of loans on commercial properties to create superior risk-adjusted returns for its shareholders. Starwood Financial seeks to take advantage of its underwriting and risk management experience in the real estate industry to capture strategic growth opportunities, create a proprietary origination pipeline and capitalize on developing trends in the industry.

    The Starwood organization started Starwood Financial's business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. The investors in these funds include a number of large corporate and state pension funds as well as a number of high net worth families. Starwood's private business grew to approximately $1.1 billion in assets and, in March 1998, Starwood contributed this business to a publicly-traded entity now known as Starwood Financial Trust. Approximately 99% of Starwood Financial's shares are owned by Starwood's original private investment funds and other affiliates. Since 1993, Starwood Financial and its private investment fund predecessors have originated or acquired approximately 60 financing transactions with a total commitment value of over $2.7 billion.

    Since March 1998, Starwood Financial has completed over $1.5 billion in new financing commitments and approximately doubled its asset base. In September 1998, Starwood Financial acquired the loan origination and servicing business of Phoenix Realty Services, Inc., a subsidiary of Phoenix Home Life Insurance Company. In December 1998, Starwood Financial acquired its largest private competitor's mortgage and mezzanine loan portfolio for approximately $280 million and concurrently raised $220 million of perpetual preferred equity. At June 30, 1999, the book value of Starwood Financial's assets was approximately $2.2 billion. In the six quarters since its first quarter as a public company (the pro forma quarter ended March 31, 1998), Starwood Financial has grown basic earnings per share and dividends per share by 67.5% and 22.9%, respectively.

    Following the advisor transaction, Starwood Financial will become internally-managed and, as a result, all fees currently paid to its external advisor will be eliminated and the combined company will be responsible for the salaries and other overhead necessary to provide the services that the advisor currently provides to Starwood Financial. For more information regarding the advisor transaction, you should refer to the section of this Summary under the heading "--Description of the Transactions-- The Advisor Transaction" and the sections of this joint proxy statement and prospectus entitled "The Advisor Transaction" and "The Advisor Transaction Agreement."

    Starwood Financial is headquartered in New York, NY, and maintains a regional office in Hartford, CT. Starwood Financial will make an election to be taxed as a REIT for its taxable year beginning January 1, 1998.

    For more information on Starwood Financial, please refer to the section of this joint proxy statement and prospectus entitled "The Companies--Starwood Financial."

TRINET CORPORATE REALTY TRUST, INC.

    One Embarcadero Center, 33rd Floor
    San Francisco, CA 94111
    (415) 391-4300
    E-mail: investorserv@trinetco.com
    http://www.tricorp.com

    TriNet is the largest publicly-traded company specializing in the net leasing of corporate office and warehouse distribution facilities. TriNet provides investment capital to major corporations and real estate owners nationwide by structuring purchase/leaseback transactions and acquiring properties subject to existing long-term leases to creditworthy office and industrial tenants. TriNet uses its real estate and credit underwriting expertise to structure transactions that seek to generate consistent, predictable cash flow growth and substantial residual value. As of June 30, 1999, TriNet's portfolio consisted of 145 office and industrial properties principally subject to net leases to more than 175 tenants, comprising 19.5 million square feet in 25 states.

    TriNet, whose private predecessor company was founded in 1985, completed its initial public offering on June 3, 1993, and is incorporated under the laws of the state of Maryland. TriNet has elected to be taxed as a REIT under the Internal Revenue Code.

    For more information on TriNet, please refer to the section of this joint proxy statement and prospectus entitled "The Companies--TriNet."

                        DESCRIPTION OF THE TRANSACTIONS

    This joint proxy statement and prospectus is being circulated to you in connection with three transactions:

    1.  The merger.

    2.  The advisor transaction.

    3.  The incorporation merger.

    These three transactions are referred to together in this joint proxy statement and prospectus as the "transactions."

THE MERGER

    TriNet, Starwood Financial and a newly-formed, wholly-owned subsidiary of Starwood Financial executed an agreement and plan of merger on June 15, 1999 providing for the merger of the newly-formed subsidiary with and into TriNet. TriNet will survive the merger as a subsidiary of Starwood Financial. In this transaction, each holder of common stock of TriNet will receive 1.15 common shares of Starwood Financial. Each holder of Starwood Financial common shares will retain its shares.

    Each holder of a share of Series A, Series B or Series C Cumulative Redeemable Preferred Stock of TriNet will receive, respectively, for each such share, a share of Series B, Series C or Series D Cumulative Redeemable Preferred Stock of Starwood Financial. The Starwood Financial preferred stock issued to the former TriNet preferred stockholders will have substantially the same terms as the TriNet preferred stock, except that the new Starwood Financial Series B, C, and D preferred stock will have additional voting rights not associated with the TriNet preferred stock. The holders of Starwood Financial Series A preferred stock will retain their preferred shares with the same rights and preferences as existed prior to the merger.

    Following the merger, the combined company will have approximately 87 million shares of common stock outstanding, and TriNet's stockholders will own approximately 33% of this total (before taking into account the exercise of outstanding stock options, warrants, and other outstanding securities that are convertible into, or exchangeable for, the common equity of Starwood Financial or TriNet). The remaining 67% of the combined company's common stock will be owned by a combination of Starwood Financial's common shareholders immediately prior to the merger and the owners of Starwood Financial's external advisor, who will receive a total of four million Starwood Financial common shares in the advisor transaction.

    Immediately following the closing of the transactions, Starwood Financial will be governed by a Board of Directors which will initially have 15 members, 10 from Starwood Financial and five from TriNet. Eight of the 15 directors will be independent directors.

    TriNet's outstanding indebtedness before the merger will remain obligations of the combined company's new TriNet subsidiary. Because TriNet will be a subsidiary of Starwood Financial after the merger, the combined company plans to utilize the TriNet corporate entity as a platform for raising capital in the rated debt markets to finance the operations of the new TriNet subsidiary.

    On June 15, 1999, Greenhill & Co., LLC delivered a written opinion to the Board of Directors of TriNet, stating that, as of that date, the exchange ratio is fair from a financial point of view to the holders of common stock of TriNet. This opinion, which is based upon and subject to various qualifications and assumptions, is attached as Annex C to this joint proxy statement and prospectus. We encourage you to read this opinion in its entirety. The analyses performed by Greenhill are summarized in this joint proxy statement and prospectus under the caption "The Merger--The Opinion of Greenhill."

    On June 15, 1999, Bear, Stearns & Co. Inc. delivered its oral opinion (subsequently confirmed in writing) to the Board of Trustees of Starwood Financial, stating that, as of that date, the exchange ratio is fair from a financial point of view to Starwood Financial and its shareholders. This opinion, which is based upon and subject to various qualifications and assumptions, is attached as Annex D to this joint proxy statement and prospectus. We encourage you to read this opinion in its entirety. The analyses performed by Bear Stearns are summarized in this joint proxy statement and prospectus under the caption "The Merger--The Opinion of Bear Stearns."

    Some of TriNet's officers and directors have interests in the merger that are different from, or in addition to, those of TriNet stockholders generally. In connection with the merger, some of the officers of TriNet will become officers of Starwood Financial. Some officers of TriNet will receive payments and other compensation because of their pre-existing change of control agreements with TriNet. All of the current directors of TriNet will become directors of Starwood Financial and will exchange their pre-existing options to purchase TriNet stock for options to purchase Starwood Financial stock. For more information regarding these arrangements, please read the section of this joint proxy statement and prospectus entitled "The Merger--Interests of Certain Parties in the Merger--TriNet Affiliates." In connection with the merger, the TriNet directors have agreed with Starwood Financial not to exercise or transfer their Starwood Financial options for one year, subject to customary exceptions. For more information regarding these option standstill agreements, please read the section of this "Summary" entitled "Restrictions on Transfer by Certain Securityholders--The Option Standstill Agreements" and the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Option Standstill Agreements."

    Some of Starwood Financial's officers have interests in the merger that are different from, or in addition to, those of Starwood Financial's shareholders. Options to purchase Starwood Financial

Class A shares held by one of the officers of Starwood Financial will vest and become exercisable upon consummation of the merger. For more information regarding these options, please read the section of this joint proxy statement and prospectus entitled "The Merger--Interests of Certain Parties in the Merger--Starwood Financial Affiliates."

    The merger has been structured as a tax-free reorganization under federal tax law and will be accounted for as a purchase of TriNet by Starwood Financial. For more information concerning the treatment of the merger under the federal tax laws, please read the section of this joint proxy statement and prospectus entitled "Material Federal Income Tax Considerations."

    The completion of the merger is conditioned upon, among other customary conditions, the affirmative vote in favor of the merger and the merger agreement by the holders of at least two thirds of the shares of TriNet common stock outstanding on the record date for the TriNet special meeting and there not having occurred a material adverse change in TriNet or Starwood Financial. Approximately 1.3% of the common stock of TriNet is held by TriNet directors, officers and their affiliates. For more information regarding the conditions precedent to the completion of the merger, please read the section of this joint proxy statement and prospectus entitled "The Merger Agreement-- Conditions to the Merger."

    The merger is also conditioned on approval by the holders of at least two thirds of Starwood Financial's common shares; however, the holders of approximately 99% of Starwood Financial's common shares have agreed with TriNet to vote in favor of the transactions and have granted an irrevocable proxy to TriNet to vote their Starwood Financial stock accordingly. For more information regarding these matters, please read the section of this "Summary" entitled "The Shareholder Agreement" and the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Shareholder Agreement."

    If the merger agreement is terminated because TriNet's stockholders do not approve the merger, TriNet will be required to reimburse Starwood Financial for its expenses, up to a maximum of $3.5 million. If TriNet's stockholders do not approve the merger and, within nine months after termination, TriNet enters into an agreement to complete or completes an alternative change of control transaction, TriNet will also be obligated to pay Starwood Financial a termination fee of up to $50.0 million in addition to the expense reimbursement discussed above. Both TriNet and Starwood Financial are also required to pay a termination fee to the other party or reimburse the other party's expenses in additional circumstances described in more detail in the section of this joint proxy statement and prospectus entitled "The Merger Agreement--Termination Fees."

    Prior to the closing of the merger, Starwood Financial intends to declare and pay a special dividend of one million shares of its common stock pro rata to all pre-merger holders of its common shares as of a record date to be set by the Starwood Financial's Board of Trustees.

    Starwood Financial is currently listed on the American Stock Exchange under the symbol "APT" and is expected to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "SFI" upon completion of the transactions.

    There are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the transactions. No dissenters' appraisal rights are available to the stockholders of TriNet or the shareholders of Starwood Financial in connection with the merger.

    If you need more information regarding the merger, please read the merger agreement attached to this joint proxy statement and prospectus as Annex A and the sections of this joint proxy statement and prospectus entitled "The Merger" and "The Merger Agreement."

THE ADVISOR TRANSACTION

    In the advisor transaction, Starwood Financial will acquire 100% of the interests in its external advisor in exchange for total consideration of four million shares of common stock of Starwood Financial. The advisor transaction is expected to become effective simultaneously with the effectiveness of Starwood Financial's merger with TriNet.

    As a result of the advisor transaction, the combined company will be internally-managed. The combined company will not pay any of the advisory fees that Starwood Financial currently pays to the advisor under its existing advisory agreement, but will be responsible for the salaries and other overhead necessary to provide the services that the advisor currently provides to Starwood Financial.

    On June 15, 1999, Houlihan Lokey Howard & Zukin delivered a written opinion to the special committee of the independent members of the Board of Trustees of Starwood Financial, stating that, as of that date, the consideration to be paid to the owners of Starwood Financial's advisor is fair from a financial point of view to the shareholders of Starwood Financial who do not hold ownership interests in the advisor. This opinion, which is based upon and subject to various qualifications and assumptions, is attached as Annex E to this joint proxy statement and prospectus. We encourage you to read this opinion in its entirety. The analyses performed by Houlihan Lokey are summarized in this joint proxy statement and prospectus under the caption "The Advisor Transaction--The Opinion of Houlihan Lokey."

    Some of Starwood Financial's officers and trustees own interests in the advisor and therefore have interests in the advisor transaction that are different from, or in addition to, those of the shareholders of Starwood Financial who have no interests in the advisor. For more information regarding these interests, please see the section of this joint proxy statement and prospectus entitled "The Advisor Transaction--Interests of Certain Parties in the Advisor Transaction." The advisor transaction was unanimously approved by a special committee of independent trustees of Starwood Financial who have no conflicting interests and own no interest in the advisor. The special committee retained its own financial advisor and legal counsel to advise them with regard to the advisor transaction.

    No gain or loss will be recognized by Starwood Financial or its shareholders for federal tax purposes as a result of the advisor transaction. For more information concerning the treatment of the transactions under the federal tax laws, please read the section of this joint proxy statement and prospectus entitled "Material Federal Income Tax Considerations--Federal Income Tax Consequences of the Transactions to Starwood Financial's Shareholders."

    The completion of the advisor transaction depends on meeting or waiving a number of conditions, including approval of the advisor transaction by the shareholders of Starwood Financial and approval for listing on the New York Stock Exchange or the American Stock Exchange of the shares of Starwood Financial common stock to be issued in the advisor transaction, along with other customary conditions. For more information regarding the conditions precedent to the advisor transaction, please see the section of this joint proxy statement and prospectus entitled "The Advisor Transaction Agreement--Conditions to the Advisor Transaction."

    The advisor transaction agreement may not be terminated without the consent of TriNet unless: any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the advisor transaction has become final and non-appealable; the required approval of the shareholders of Starwood Financial has not been obtained at the Starwood Financial special shareholders meeting; the advisor transaction has not been consummated by December 31, 1999; or any other party materially breaches the advisor transaction agreement. For more information concerning the termination provisions of the advisor transaction agreement, please read the section of this joint proxy statement and prospectus entitled "The Advisor Transaction Agreement-- Termination."

    If the merger agreement with TriNet is terminated because the advisor transaction agreement is terminated, Starwood Financial will be obligated to pay TriNet a termination fee of up to $50.0 million and reimburse TriNet's expenses up to a maximum amount of $3.5 million. For more information concerning termination fees under the merger agreement, please read the section of this joint proxy statement and prospectus entitled "The Merger
Agreement--Termination" and "--Termination Fees."

    The advisor transaction was unanimously approved by the owners of the advisor; accordingly, no dissenters' appraisal rights are available in connection with the advisor transaction.

    If you need more information regarding the advisor transaction, please read the advisor transaction agreement attached to this joint proxy statement and prospectus as Annex B and the sections of this joint proxy statement and prospectus entitled "The Advisor Transaction" and "The Advisor Transaction Agreement."

THE INCORPORATION MERGER

    The incorporation merger agreement provides for the merger of Starwood Financial Trust with and into a newly-formed Maryland corporation, Starwood Financial Inc., prior to the completion of the advisor transaction and the TriNet merger. The sole purposes of the incorporation merger are: (1) to change Starwood Financial Trust's form from a Maryland trust to a Maryland corporation; and (2) to eliminate Starwood Financial Trust's dual class share structure. The corporation will be the surviving company in the merger.

    In the incorporation merger, each issued and outstanding Class A share of beneficial interest of Starwood Financial Trust will be converted into one share of common stock of Starwood Financial Inc. Every 49 issued and outstanding Class B shares of Starwood Financial Trust will be converted into one share of common stock of Starwood Financial Inc. (the same ratio at which Class B shares currently are convertible into Class A shares). Each issued and outstanding 9.5% Series A Preferred Share of Starwood Financial Trust will be converted into one share of 9.5% Series A Cumulative Redeemable Preferred Stock of Starwood Financial Inc. The voting powers, rights and preferences of the Series A Preferred Stock will be substantially identical to the powers, rights and preferences of the Starwood Financial Trust Series A Preferred Shares. As a result of the incorporation merger, Starwood Financial Trust's two existing classes of common shares of beneficial interest will be replaced with one class of common stock of Starwood Financial Inc. For more information regarding the incorporation merger and the incorporation merger agreement, please refer to the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Incorporation Merger Agreement."

RECOMMENDATIONS TO STOCKHOLDERS OF TRINET AND SHAREHOLDERS OF STARWOOD FINANCIAL

    TO TRINET STOCKHOLDERS: THE TRINET BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT FOR THE FOLLOWING REASONS:

    - The recent underperformance of TriNet's common stock price and the risk of further declines in its stock price.

    - TriNet's limited growth opportunities as an independent company.

    - The opportunity presented by the merger to refocus TriNet on its core credit tenant lease strategy.

    - The TriNet Board's completion of a thorough examination of stand-alone alternatives and its determination that stand-alone strategies would not maximize long-term stockholder value.

    - The TriNet Board's extensive review of TriNet's strategic alternatives and its determination that the merger with Starwood Financial was the best available opportunity to maximize long-term value for TriNet's stockholders.

    - The combined company's superior business strategy, capability and growth prospects.

    - The advantages of a larger enterprise with greater asset diversity.

    - The combined company's improved access to capital.

    - The expected higher annualized dividend rate of the combined company.

    - Starwood Financial's dynamic and entrepreneurial leadership, and resulting track record of superior returns to its investors.

    - The opinion of Greenhill, TriNet's financial advisor, that the exchange ratio in the merger is fair from a financial point of view to the holders of common stock of TriNet.

    For more information regarding TriNet's reasons for the merger, please refer to the section of this joint proxy statement and prospectus entitled "The Merger--Recommendation of the Board of Directors of TriNet; Reasons for the Merger."

    TO STARWOOD FINANCIAL SHAREHOLDERS: THE STARWOOD FINANCIAL BOARD OF TRUSTEES BELIEVES THAT EACH OF THE MERGER AND THE INCORPORATION MERGER IS IN YOUR INTEREST AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND ADOPT THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO APPROVE THE INCORPORATION MERGER AGREEMENT FOR THE FOLLOWING REASONS:

    - The growth opportunities associated with the combination of two leading franchises in complementary businesses.

    - The combined company's access to more efficient financing alternatives and a potentially lower cost of capital.

    - Access to TriNet's numerous corporate real estate relationships.

    - The benefits of a more diversified credit profile and asset base.

    - The ability to offer tenants and borrowers a full range of services coast-to-coast.

    - The fairness opinion of Bear Stearns, Starwood Financial's financial advisor, that the exchange ratio in the merger is fair, from a financial point of view, to Starwood Financial and its shareholders.

    For more information regarding Starwood Financial's reasons for the merger, please refer to the section of this joint proxy statement and prospectus entitled "The Merger--Recommendation of the Board of Trustees of Starwood Financial; Reasons for the Merger."

    THE STARWOOD FINANCIAL BOARD OF TRUSTEES, INCLUDING THE SPECIAL COMMITTEE OF INDEPENDENT TRUSTEES OF THE STARWOOD FINANCIAL BOARD, BELIEVES THAT THE ADVISOR TRANSACTION IS IN YOUR BEST INTEREST AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE ADVISOR TRANSACTION AND ADOPT THE ADVISOR TRANSACTION AGREEMENT FOR THE FOLLOWING REASONS:

    - The benefits associated with bringing the expertise of Starwood Financial's management team in-house.

    - The accretive effect of the advisor transaction on the combined company.

    - The potentially positive effects of the advisor transaction on the combined company's equity valuation.

    - The report of the special committee of Starwood Financial's independent trustees.

    - The fairness opinion of Houlihan Lokey, the financial advisor to the special committee, that the consideration to be paid to the owners of interests in Starwood Financial's advisor is fair, from a financial point of view, to the shareholders of Starwood Financial who do not hold ownership interests in the advisor.

                              THE SPECIAL MEETINGS

THE TRINET SPECIAL MEETING

    - The TriNet special meeting of stockholders is scheduled to be held at [time] local time, on [date], 1999 at [place].

    - The TriNet Board of Directors has fixed the close of business on [date], 1999 as the record date for the determination of holders of shares of TriNet common stock entitled to notice of and to vote at, the TriNet special meeting of stockholders.

    - The affirmative vote of at least two thirds of the issued and outstanding shares of TriNet common stock is required to approve the merger and the merger agreement.

    - For more information regarding the TriNet special meeting, please refer to the section of this joint proxy statement and prospectus entitled "The Meetings--The TriNet Special Meeting."

THE STARWOOD FINANCIAL SPECIAL MEETING

    - The Starwood Financial special meeting of shareholders is scheduled to be held at 1:00 p.m., local time, on [date], 1999 at the Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York 10019.

    - The Starwood Financial Board has fixed the close of business on [date], 1999 as the record date for the determination of holders of Starwood Financial common shares entitled to notice of and to vote at the Starwood Financial special meeting of shareholders.

    - The affirmative vote of at least two thirds of the issued and outstanding Starwood Financial Class A shares and Class B shares, voting as a single class, is required to approve each of the merger and the incorporation merger.

    - The affirmative vote of a majority of the votes cast by the holders of issued and outstanding Starwood Financial Class A shares and Class B shares, voting as a single class, is required to approve the advisor transaction (solely to fulfill the requirements of the rules and regulations of the American Stock Exchange).

    - For more information regarding the Starwood Financial special meeting, please refer to the section of this joint proxy statement and prospectus entitled "The Meetings--The Starwood Financial Special Meeting."

                           THE SHAREHOLDER AGREEMENT

    In connection with the merger, the principal shareholders of Starwood Financial (SOFI-IV SMT Holdings, L.L.C., Starwood Mezzanine Investors, L.P. and B Holdings, L.L.C.), who together hold approximately 99% of the voting power of Starwood Financial's outstanding common shares, executed a shareholder agreement with TriNet, dated as of June 15, 1999 and amended as of July 12, 1999, agreeing, among other things, to vote their shares in favor of the transactions.

    As required by the shareholder agreement, Starwood Financial's principal shareholders have each executed an irrevocable proxy to TriNet to vote their common shares in favor of the merger and against any competing proposals.

    The principal shareholders cannot make any transfers of their shares prior to the closing of the merger or make additional pledges of their shares unless the transferees or pledgees agree to become parties to the shareholder agreement and execute an irrevocable proxy as required by the shareholder agreement.

    The shareholder agreement terminates upon the termination of the merger agreement or by written consent of the parties.

    For more information regarding the shareholder agreement, please refer to the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Shareholder Agreement."

                          RESTRICTIONS ON TRANSFER BY
                            CERTAIN SECURITYHOLDERS

THE STARWOOD FINANCIAL AFFILIATE LOCK-UP AGREEMENTS

    On June 15, 1999, the principal shareholders of Starwood Financial and the owners of interests in Starwood Financial's external advisor who will receive shares of combined company common stock in connection with the advisor transaction executed lock-up agreements with Greenhill pertaining to the period following completion of the advisor transaction.

    In their lock-up agreements, each of the principal shareholders of Starwood Financial agreed, subject to customary exceptions (including pledges to lenders):

    - Not to transfer or encumber any of its shares in the combined company during the first six months after the closing of the transactions, other than 5% of its holdings that may be transferred in any manner, 20% that may be transferred in public offerings by Starwood Financial and 30% that may be transferred in transactions other than on a national securities exchange; all shares transferred under any exemption will also count against the amount transferrable under the other two exemptions.

    - Not to transfer or encumber any of its shares in the combined company during the second six months after the closing of the transactions, other than one-third of the shares it held as of the six-month anniversary of the closing of the transactions.

    - Not to transfer or encumber any of its shares in the combined company during the third six months after the closing of the transactions, other than two thirds of the shares it held as of the six-month anniversary of the closing of the transactions.

    The owners of interests in the advisor, in their lock-up agreements, agreed, subject to customary exceptions, not to transfer or encumber any of the shares in the combined company that they receive in the advisor transaction during the 12 months after the closing of the transactions.

    For more information regarding the lock-up agreements, please refer to the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Starwood Financial Affiliate Lock-Up Agreements."

THE OPTION STANDSTILL AGREEMENTS

    In connection with the transactions, each of the current members of TriNet's Board of Directors will exchange his options to purchase TriNet common stock for options to purchase combined company common stock. On June 15, 1999, each TriNet Director entered into an option standstill agreement, agreeing not to exercise or transfer his options to purchase shares in the combined company during the 12 months after the closing of the transactions, subject to customary exceptions.

THE REGISTRATION RIGHTS AGREEMENT

    Starwood Financial has agreed to file a shelf registration statement covering sales of shares issued in the advisor transaction. The registration statement will permit sales of shares in non-underwritten offerings after the expiration of the applicable lock-up period.

                                  RISK FACTORS

    You should carefully consider all of the information provided in this joint proxy statement and prospectus and, in particular, you should evaluate the specific factors described under "Risk Factors" on page 29 for a description of the risks associated with the merger and the other transactions described in this joint proxy statement and prospectus.

                ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

    This joint proxy statement and prospectus is part of a registration statement that Starwood Financial Inc. has filed with the Securities and Exchange Commission relating to the shares of Starwood Financial Inc. common stock being issued in connection with the merger. This joint proxy statement and prospectus provides you with a general description of the securities Starwood Financial will offer. You should read this joint proxy statement and prospectus together with the additional information described under the heading "Where You Can Find More Information."

      UNAUDITED COMBINED COMPANY SUMMARY SELECTED PRO FORMA FINANCIAL DATA
               AND SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR
                         STARWOOD FINANCIAL AND TRINET

    The following tables set forth selected financial data on a consolidated historical basis for Starwood Financial, on a consolidated historical basis for TriNet and on a pro forma basis for the combined company after giving effect to the merger, the advisor transaction and the incorporation merger. The financial data should be read in conjunction with Starwood Financial's consolidated financial statements and notes thereto and TriNet's consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement and prospectus. The consolidated historical financial data for Starwood Financial and TriNet as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from audited financial statements. The financial data of Starwood Financial and TriNet as of June 30, 1999 and for the three-and six-month periods ending June 30, 1999 and 1998 have been derived from unaudited financial statements, which, in the opinion of each company's management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the unaudited interim periods.

    The unaudited pro forma operating data for the six months ended June 30, 1999 (assuming the completion of the transactions) and for the year ended December 31, 1998 (assuming the completion of the transactions) is presented as if the transactions had occurred on January 1, 1998. The unaudited pro forma balance sheet (assuming the completion of the transactions) as of June 30, 1999 is presented as if the transactions had occurred on June 30, 1999. In addition, for the year ended December 31, 1998, the pro forma operating data is presented as if certain other, already-consummated capital transactions for both TriNet and Starwood Financial had occurred on January 1, 1998, including, most significantly, the Starwood Financial recapitalization transactions consummated on March 18, 1998. For a description of the Starwood Financial recapitalization transactions, please see notes 4 and 5 to the consolidated financial statements of Starwood Financial incorporated by reference and delivered with this joint proxy statement and prospectus.

    Prior to the consummation of the recapitalization transactions, Starwood Financial did not have substantial capital resources or lending operations. Therefore, the following selected financial data relating to Starwood Financial's historical financial information as of and for the years ended December 31, 1997, 1996, 1995 and 1994 and for the period from January 1, 1998 through March 18, 1998 does not reflect the current operations of Starwood Financial as a well-capitalized, structured finance company operating in the commercial real estate industry. Prior to the recapitalization transactions, Starwood Financial's structured finance operations were conducted by two investment partnerships affiliated with Starwood Capital Group, L.L.C. which contributed assets to Starwood Financial in the recapitalization transactions in exchange for cash and shares in Starwood Financial.

    The pro forma information is based upon assumptions that are included in the notes to the pro forma financial statements included elsewhere in this joint proxy statement and prospectus. The pro forma information is unaudited and is not necessarily indicative of what the financial position and results of operations of the combined company would have been as of and for the dates or periods indicated, nor does it purport to represent the future financial position and results of operations for future dates or periods.

                      UNAUDITED COMBINED COMPANY PRO FORMA
                        SUMMARY SELECTED FINANCIAL DATA
           (IN THOUSANDS, EXCEPT FOR PER SHARE AND SUPPLEMENTAL DATA)

COMBINED COMPANY

                                                                                PRO FORMA
                                                                                 FOR THE            PRO FORMA
                                                                            SIX MONTHS ENDED    FOR THE YEAR ENDED
                                                                              JUNE 30, 1999     DECEMBER 31, 1998
                                                                           -------------------  ------------------
OPERATING DATA:
Interest income..........................................................      $   105,205         $    138,291
Operating lease/rental income............................................           87,069              173,845
Other income.............................................................            9,879                9,776
                                                                           -------------------  ------------------
      Total revenue......................................................          202,153              321,912
                                                                           -------------------  ------------------

Interest expense.........................................................           63,469               98,410
Depreciation and amortization............................................           17,523               35,053
Property operating costs.................................................            4,034                7,651
General and administrative expense.......................................           10,486               20,770
Provision for possible credit losses.....................................            2,250                2,750
Stock option compensation expense (1)....................................               --                5,985
Special charge (2).......................................................               --                2,990
                                                                           -------------------  ------------------
      Total expenses.....................................................           97,762              173,609
                                                                           -------------------  ------------------

Income before minority interest..........................................          104,391              148,303
Minority interest (3)....................................................              (81)                (128)
                                                                           -------------------  ------------------

Net income...............................................................      $   104,310         $    148,175
Preferred dividends......................................................          (18,454)             (16,622)
                                                                           -------------------  ------------------
Net income allocable to common shareholders..............................      $    85,856         $    131,553
                                                                           -------------------  ------------------
                                                                           -------------------  ------------------

Basic earnings per common share (4)......................................      $      0.99         $       1.52

Diluted earnings per common share........................................      $      0.94         $       1.46

SUPPLEMENTAL DATA:
Pro forma funds from operations allocable to common shareholders
  (5)(6).................................................................      $   105,122         $    172,491
Pro forma ratio of EBITDA
  to interest expense....................................................              2.9x                 2.9x
Pro forma ratio of EBITDA
  to fixed charges (7)...................................................              2.3x                 2.4x
Weighted average common shares outstanding--basic (8)....................           86,661               86,598
Weighted average common shares outstanding--diluted (8)..................           91,148               90,565

                                                                                                        PRO FORMA
                                                                                                       AS OF JUNE
                                                                                                        30, 1999
                                                                                                       -----------

BALANCE SHEET DATA:
Real estate investments, net.........................................................................  $ 3,691,042
Total assets.........................................................................................    3,777,939
Debt obligations.....................................................................................    1,815,671
Minority interest in consolidating entities..........................................................        2,565
Shareholders' equity.................................................................................    1,890,414

SUPPLEMENTAL DATA:
Total debt to shareholders' equity...................................................................          1.0x

                        SUMMARY SELECTED FINANCIAL DATA
           (IN THOUSANDS, EXCEPT FOR PER SHARE AND SUPPLEMENTAL DATA)

STARWOOD FINANCIAL

                                                                           FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                                              ENDED JUNE 30,          ENDED JUNE 30,
                                                                          ----------------------  ----------------------
                                                                                HISTORICAL              HISTORICAL
                                                                          ----------------------  ----------------------
                                                                             1999        1998        1999        1998
                                                                          ----------  ----------  ----------  ----------
OPERATING DATA:
Interest income.........................................................  $   52,007  $   28,663  $  101,926  $   31,956
Operating lease/rental income...........................................       3,723       3,750       7,450       4,274
Other income............................................................       3,525       1,291       5,303       1,440
                                                                          ----------  ----------  ----------  ----------
      Total revenue.....................................................      59,255      33,704     114,679      37,670
                                                                          ----------  ----------  ----------  ----------

Interest expense........................................................      20,556       9,398      40,249      10,494
Depreciation and amortization...........................................       1,365       1,374       2,730       1,569
General and administrative expense......................................       1,185         532       1,669         813
Provision for possible credit losses....................................       1,250         750       2,250         750
Advisory fees...........................................................       5,016       1,761       9,681       1,991
Stock option compensation expense (1)...................................          --          --          --       5,985
                                                                          ----------  ----------  ----------  ----------
      Total expenses....................................................      29,372      13,815      56,579      21,602
                                                                          ----------  ----------  ----------  ----------

Income (loss) before minority interest..................................      29,883      19,889      58,100      16,068
Minority interest (3)...................................................          --          --          --         (54)
                                                                          ----------  ----------  ----------  ----------

Net income (loss).......................................................  $   29,883  $   19,889  $   58,100  $   16,014
                                                                          ----------  ----------  ----------  ----------
                                                                          ----------  ----------  ----------  ----------
Preferred dividends.....................................................      (5,308)         --     (10,615)         --
                                                                          ----------  ----------  ----------  ----------
Net income allocable to common shareholders.............................  $   24,575  $   19,889  $   47,485  $   16,014
                                                                          ----------  ----------  ----------  ----------
                                                                          ----------  ----------  ----------  ----------
Net income allocable to Class A Shares..................................  $   24,329  $   19,690  $   47,010  $   15,854
                                                                          ----------  ----------  ----------  ----------
                                                                          ----------  ----------  ----------  ----------

Basic earnings (loss) per Class A share (4).............................  $     0.46  $     0.38  $     0.90  $     0.52

Diluted earnings (loss) per Class A share...............................  $     0.43  $     0.37  $     0.84  $     0.51

Dividends declared per Class A share (9)................................  $     0.43  $     0.35  $     0.85  $     0.35

SUPPLEMENTAL DATA:
Dividends declared on preferred shares (9)..............................       5,225          --      10,450          --
Dividends declared on Class A and B shares (9)..........................      22,790      18,524      45,053          --
Funds from operations allocable to common shareholders (5)(6)...........      26,110      21,263      50,553      17,583
Cash flows from:
  Operating activities..................................................      30,860      27,302      53,376      27,691
  Investing activities..................................................       9,973    (213,864)    (94,804)   (550,872)
  Financing activities..................................................     (38,852)    150,586      50,836     529,063
Weighted average Class A shares outstanding--basic (8)..................      52,471      52,390      52,459      30,637
Weighted average Class A shares outstanding--diluted (8)................      56,602      54,178      56,588      31,665

                                                                                                      HISTORICAL
                                                                                                      AS OF JUNE
                                                                                                       30, 1999
                                                                                                     -------------

BALANCE SHEET DATA:
Real estate investments, net.......................................................................   $ 2,116,683
Total assets.......................................................................................     2,171,628
Debt obligations...................................................................................     1,160,885
Minority interest in consolidating entities........................................................            --
Shareholders' equity...............................................................................     1,002,171

SUPPLEMENTAL DATA:
Total debt to shareholders' equity.................................................................           1.2x

                        SUMMARY SELECTED FINANCIAL DATA
           (IN THOUSANDS, EXCEPT FOR PER SHARE AND SUPPLEMENTAL DATA)

STARWOOD FINANCIAL

                                                                                       YEARS ENDED DECEMBER 31,
                                                                        -------------------------------------------------------
                                                                                              HISTORICAL
                                                                        -------------------------------------------------------
                                                                           1998        1997       1996       1995       1994
                                                                        -----------  ---------  ---------  ---------  ---------
OPERATING DATA:
Interest income.......................................................  $   112,914  $     896  $     478  $     145  $     296
Operating lease/rental income.........................................       12,378         --         --         --         --
Other income..........................................................        2,804        991         10          3         --
                                                                        -----------  ---------  ---------  ---------  ---------
      Total revenue...................................................      128,096      1,887        488        148        296
                                                                        -----------  ---------  ---------  ---------  ---------

Interest expense......................................................       44,697         --        272         --        270
Depreciation and amortization.........................................        4,287         --         --         --         --
General and administrative expense....................................        2,583        461        639        283        356
Provision for possible credit losses..................................        2,750         --         --         --         --
Advisory fees.........................................................        7,837         --         --         --         --
Stock option compensation expense (1).................................        5,985         --         --         --         --
                                                                        -----------  ---------  ---------  ---------  ---------
      Total expenses..................................................       68,139        461        911        283        626
                                                                        -----------  ---------  ---------  ---------  ---------

Income (loss) before minority interest................................       59,957      1,426       (423)      (135)      (330)
Minority interest (3).................................................          (54)    (1,415)      (154)        --         --
                                                                        -----------  ---------  ---------  ---------  ---------

Net income (loss).....................................................  $    59,903  $      11  $    (577) $    (135) $    (330)
                                                                        -----------  ---------  ---------  ---------  ---------
                                                                        -----------  ---------  ---------  ---------  ---------
Preferred dividends...................................................         (944)        --         --         --         --
                                                                        -----------  ---------  ---------  ---------  ---------
Net income allocable to common shareholders...........................  $    58,959  $      11  $    (577) $    (135) $    (330)
                                                                        -----------  ---------  ---------  ---------  ---------
                                                                        -----------  ---------  ---------  ---------  ---------
Net income allocable to Class A Shares................................  $    58,369  $      11  $    (571) $    (134) $    (327)
                                                                        -----------  ---------  ---------  ---------  ---------
                                                                        -----------  ---------  ---------  ---------  ---------

Basic earnings (loss) per Class A share (4)...........................  $      1.40  $    0.00  $   (1.34) $   (0.30) $   (0.78)

Diluted earnings (loss) per Class A share.............................  $      1.36  $    0.00  $   (1.34) $   (0.30) $   (0.78)

Dividends declared per Class A share (9)..............................  $      1.14         --         --         --         --

SUPPLEMENTAL DATA:
Dividends declared on preferred shares................................          929         --         --         --         --
Dividends declared on Class A and B shares............................       60,343         --         --         --         --
Funds from operations allocable to common shareholders (5)(6).........       63,261      1,426       (423)      (135)      (330)
Cash flows from:
  Operating activities................................................       54,915      1,271       (227)      (184)      (397)
  Investing activities................................................   (1,271,309)    (6,013)      (522)       175     (1,371)
  Financing activities................................................    1,226,208      4,924         --         --        101
Weighted average Class A shares outstanding--basic (8)................       41,607      1,258        425        425        425
Weighted average Class A shares outstanding--diluted (8)..............       43,460      2,562        425        425        425

                                                                                      HISTORICAL
                                                                                  AS OF DECEMBER 31,
                                                                -------------------------------------------------------
                                                                   1998        1997       1996       1995       1994
                                                                -----------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
Real estate investments, net..................................  $ 2,013,703  $      --  $      --  $      --  $      --
Total assets..................................................    2,059,616     13,441      5,674      2,194      2,372
Debt obligations..............................................    1,055,719         --         --         --         --
Minority interest in consolidating entities...................           --      5,175      3,917         --         --
Shareholders' equity..........................................      970,728      6,351      1,578      2,155      2,290

SUPPLEMENTAL DATA:
Total debt to shareholders' equity............................          1.1x

                        SUMMARY SELECTED FINANCIAL DATA
        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND SUPPLEMENTAL DATA)

TRINET CORPORATE REALTY TRUST, INC.

                                                                           FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                                              ENDED JUNE 30,          ENDED JUNE 30,
                                                                          ----------------------  ----------------------
                                                                                HISTORICAL              HISTORICAL
                                                                          ----------------------  ----------------------

                                                                             1999        1998        1999        1998
                                                                          ----------  ----------  ----------  ----------
OPERATING DATA:
Interest income.........................................................  $    1,723  $      459  $    3,279  $      580
Operating lease/rental income...........................................      39,287      36,689      78,573      71,955
Other income............................................................       2,334       1,519       4,576       3,004
                                                                          ----------  ----------  ----------  ----------
    Total revenue.......................................................      43,344      38,667      86,428      75,539
                                                                          ----------  ----------  ----------  ----------
Interest expense........................................................      11,009       8,863      22,171      17,569
Depreciation and amortization...........................................       7,160       6,642      14,264      13,099
Property operating costs................................................       2,208       1,671       4,034       2,931
General and administrative expenses.....................................       3,229       2,845       6,307       5,355
Special charge (2)......................................................          --          --          --          --
                                                                          ----------  ----------  ----------  ----------
    Total expenses......................................................      23,606      20,021      46,776      38,954
                                                                          ----------  ----------  ----------  ----------
Income before minority interest, gain/(loss) on sale of real estate,
  extraordinary items and cumulative effect.............................      19,738      18,646      39,652      36,585
Minority interest (3)...................................................         (40)        (34)        (81)        (46)
Provision for assets held for sale......................................          --          --          --          --
Gain/(loss) on sale of real estate......................................          --          --       1,153       1,115
Income before extraordinary items and cumulative effect.................      19,698      18,612      40,724      37,654
Extraordinary gain/(loss)...............................................          --      (1,272)         --      (1,272)
Cumulative effect of a change in accounting principle...................          --          --      (1,810)         --
                                                                          ----------  ----------  ----------  ----------
    Net income..........................................................  $   19,698  $   17,340  $   38,914  $   36,382
                                                                          ----------  ----------  ----------  ----------
                                                                          ----------  ----------  ----------  ----------
Preferred dividends.....................................................      (3,920)     (3,920)     (7,839)     (7,839)
                                                                          ----------  ----------  ----------  ----------
Net income allocable to common shareholders.............................  $   15,778  $   13,420  $   31,075  $   28,543
                                                                          ----------  ----------  ----------  ----------
                                                                          ----------  ----------  ----------  ----------
Basic earnings per share................................................  $     0.63  $     0.54  $     1.25  $     1.19
Diluted earnings per share..............................................  $     0.63  $     0.54  $     1.23  $     1.18
Dividends declared per common share.....................................  $     0.65  $     0.64  $     1.30  $     1.28
SUPPLEMENTAL DATA:
Dividends declared on preferred shares..................................  $    3,920  $    3,920  $    7,839  $    7,839
Dividends declared on common shares.....................................  $   16,215  $   15,912  $   32,382  $   31,381
Funds from operations allocable to common shareholders (5)(6)...........  $   23,645  $   21,798  $   47,401  $   42,428
Cash flow from:
  Operating activities..................................................  $   19,751  $   25,937  $   46,711  $   57,681
  Investing activities..................................................      (4,409)   (104,653)     (7,104)   (288,679)
  Financing activities..................................................     (18,475)     69,443     (51,371)    236,402
Weighted average common shares outstanding--basic.......................      24,957      24,649      24,917      23,894
Weighted average common shares outstanding--diluted.....................      25,449      24,853      25,335      24,141
Ratio of EBITDA to interest expense.....................................         3.4x        3.7x        3.4x        3.8x
Ratio of EBITDA to fixed charges (7)....................................         2.5x        2.6x        2.5x        2.6x
Ratio of earnings to combined fixed charges and preferred stock
  dividends (10)........................................................         1.7x        1.8x        1.7x        2.0x
Ratio of earnings to fixed charges (10).................................         2.1x        2.5x        2.1x        2.7x

                                                                                                        HISTORICAL
                                                                                                        AS OF JUNE
                                                                                                         30, 1999
                                                                                                       -------------
BALANCE SHEET DATA:
Real estate investments, net.........................................................................   $ 1,421,387
Total assets.........................................................................................     1,495,026
Debt obligations.....................................................................................       622,334
Minority interest in consolidating activities........................................................         2,565
Shareholders' equity.................................................................................       808,028
SUPPLEMENTAL DATA:
Total debt to shareholders' equity...................................................................           0.8x

                        SUMMARY SELECTED FINANCIAL DATA
        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND SUPPLEMENTAL DATA)

TRINET CORPORATE REALTY TRUST, INC.

                                                                                YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                                       HISTORICAL
                                                                  -----------------------------------------------------

                                                                    1998       1997       1996       1995       1994
                                                                  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Interest income.................................................  $   3,176  $     550  $     620  $     693  $     385
Operating lease/rental income...................................    153,155    106,862     75,252     56,199     35,020
Other income....................................................      6,484      1,880      1,196         --         67
                                                                  ---------  ---------  ---------  ---------  ---------
    Total revenue...............................................    162,815    109,292     77,068     56,892     35,472
                                                                  ---------  ---------  ---------  ---------  ---------
Interest expense................................................     40,535     25,845     23,623     17,329      6,726
Depreciation and amortization...................................     28,035     19,781     13,503     14,162      9,472
Property operating costs........................................      7,466      3,828      2,955      1,275        804
General and administrative expenses.............................     12,720      6,589      5,352      3,892      2,558
Special charge (2)..............................................      2,990         --         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
    Total expenses..............................................     91,746     56,043     45,433     36,658     19,560
                                                                  ---------  ---------  ---------  ---------  ---------
Income before minority interest, gain/(loss) on sale of real
  estate, extraordinary items and cumulative effect.............     71,069     53,249     31,635     20,234     15,912
Minority interest (3)...........................................       (128)        --         --         --         --
Provision for assets held for sale..............................     (5,662)        --     (6,800)        --         --
Gain/(loss) on sale of real estate..............................     (1,436)       985      6,807         --         --
Income before extraordinary items and cumulative effect.........     63,843     54,234     31,642     20,234     15,912
Extraordinary gain/(loss).......................................     (1,272)        98        987     (9,561)        --
Cumulative effect of a change in accounting principle...........         --         --         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
    Net income..................................................  $  62,571  $  54,332  $  32,629  $  10,673  $  15,912
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Preferred dividends.............................................    (15,678)    (9,522)    (3,646)        --         --
                                                                  ---------  ---------  ---------  ---------  ---------
Net income allocable to common shareholders.....................  $  46,893  $  44,810  $  28,983  $  10,673  $  15,912
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Basic earnings per share........................................  $    1.92  $    2.31  $    2.09  $    0.95  $    1.84
Diluted earnings per share......................................  $    1.91  $    2.28  $    2.08  $    0.95  $    1.83
Dividends declared per common share.............................  $    2.57  $    2.53  $    2.49  $    2.45  $    2.38

SUPPLEMENTAL DATA:
Dividends declared on preferred shares..........................  $  15,678  $   9,522  $   3,646  $      --  $      --
Dividends declared on common shares.............................  $  63,467  $  52,024  $  34,577  $  28,422  $  20,254
Funds from operations allocable to common shareholders (5)(6)...  $  87,940  $  63,574  $  41,551  $  30,642  $  22,380
Cash flow from:
  Operating activities..........................................  $ 107,522  $  71,272  $  46,683  $  38,788  $  24,531
  Investing activities..........................................   (336,995)  (448,165)  (162,700)  (161,474)  (156,352)
  Financing activities..........................................    248,493    372,212    111,625    122,751    138,063
Weighted average common shares outstanding--basic...............     24,387     19,435     13,864     11,219      8,647
Weighted average common shares outstanding--diluted.............     24,504     19,626     13,956     11,254      8,694
Ratio of EBITDA to interest expense.............................        3.2x       3.9x       3.0x       2.4x       4.8x
Ratio of EBITDA to fixed charges (7)............................        2.3x       2.8x       2.6x       2.4x       4.8x
Ratio of earnings to combined fixed charges and preferred stock
  dividends (10)................................................        1.7x       2.2x       1.8x       2.0x       2.7x
Ratio of earnings to fixed charges (10).........................        2.3x       3.1x       2.1x       2.0x       2.7x

                                                                                          HISTORICAL
                                                                                      AS OF DECEMBER 31,
                                                                     -----------------------------------------------------
                                                                       1998       1997       1996       1995       1994
                                                                     ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Real estate investments, net.......................................  $1,428,839 $1,110,804 $ 667,969  $ 508,457  $ 357,670
Total assets.......................................................  1,526,567  1,155,904    708,238    559,727    401,241
Debt obligations...................................................    647,720    434,122    306,931    244,750    204,415
Minority interest in consolidating activities......................      2,565        765         --         --         --
Shareholders' equity...............................................    803,460    675,223    366,048    289,340    186,687
SUPPLEMENTAL DATA:
Total debt to shareholders' equity.................................        0.8x       0.6x       0.8x       0.9x       1.1x

EXPLANATORY NOTES:

(1) Historical stock option expense represents the option value of approximately
    2.5 million fully-vested options to acquire Class A shares which were issued to Starwood Financial's external advisor upon consummation of the March 18, 1998 recapitalization of Starwood Financial. A portion of those options were then regranted to employees of the advisor subject to vesting periods which were typically three years from the date of grant. The remainder of those options were regranted on a fully-vested basis to an affiliate of Starwood Capital Group L.L.C., which then further regranted those options to certain of its employees subject to vesting restriction.

(2) Represents a one-time charge by TriNet recognized in the third quarter of 1998 in connection with the expected reduction of its acquisition activity. The costs associated with this charge relate to severance and related compensation, office closures, and abandonment of certain acquisitions.

(3) Historical minority interest for Starwood Financial represents a minority interest in APMT Limited Partnership which was converted into Class A shares on March 18, 1998, the date the partnership was liquidated and terminated. Pro forma minority interests and TriNet's historical minority interests represent minority interests in certain of TriNet's consolidated ventures which will remain outstanding upon consummation of the merger.

(4) Earnings per Class A share is calculated based on the weighted average shares outstanding during each of the periods after deduction for dividends on the outstanding preferred shares and the Class B shares' 1% interest.

(5) Management generally considers funds from operations, or FFO, to be one measure of the financial performance which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of REITs. In 1995, the National Association of Real Estate Investment Trusts, or NAREIT, established new guidelines clarifying its definition of FFO and requested that REITs adopt this new definition beginning in 1996. FFO, as defined by NAREIT, is income (loss) before minority interest (determined in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The combined company's pro forma and TriNet's historical FFO allocable to common shareholders for the year ended December 31, 1998 exclude the approximately $3.0 million special charge recorded by TriNet (see TriNet's Annual Report on Form 10-K for that year, which is incorporated by reference into this joint proxy statement and prospectus). FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered an alternative to net income as an indication of financial performance nor an alternative to cash flows from operating, investing, and financing activities as measures of liquidity.

(6) Because of certain non-cash or non-recurring items included in income for generally accepted accounting purposes, which are not adjusted for or eliminated under the NAREIT definition of FFO, FFO may differ from actual cash available for distribution to shareholders. These items include amortization of premiums or discounts on loan investments, provisions for possible credit losses, gains from sales of assets, deferred interest arising from differences between loan accrual and payment rates, non-cash rental revenues and capital expenditures. Accordingly, FFO is not necessarily indicative of cash available to fund cash needs or to pay dividends to shareholders.

(7) Fixed charges are comprised of interest expense and preferred stock dividend requirements.

(8) As adjusted for one-for-six reverse stock split effected by Starwood Financial on June 18, 1998.

(9) Starwood Financial generally declares common and preferred dividends in the month subsequent to the end of the quarter.

(10) For the purposes of determining the ratios of: (1) earnings to combined fixed charges and preferred stock dividends; and (2) earnings to fixed charges, earnings consist of net income before loss/gain on sales of real estate, provision for assets held for sale, and extraordinary items plus interest expense. Fixed charges consist of interest expense, capitalized interest and amortization of loan costs, and with respect to the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividend requirements.

                     COMPARATIVE MARKET AND PER SHARE DATA

    We have summarized below the per share information for our respective companies on an historical basis, combined pro forma basis and combined equivalent pro forma basis. The combined pro forma summary amounts are based on the purchase method of accounting. The TriNet per share combined pro forma equivalents are calculated by multiplying the combined pro forma per share amounts by 1.15. TriNet stockholders will receive 1.15 Starwood Financial common shares in exchange for each TriNet common share. The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this joint proxy statement and prospectus.

    On June 15, 1999, the last trading day prior to the announcement of the signing of the merger agreement, the closing price of a Starwood Financial Class A share was $55.00. On the same day, the closing price of a share of TriNet common stock was $29.3125. The equivalent per share value of a share of TriNet common stock on that date, applying the exchange ratio per share, was $63.25. The closing price of a Starwood Financial Class A share on [date close to the
effective date], 1999 was $[      ]. On the same day, the closing price of a
share of TriNet common stock was $[      ]. The equivalent per share value of a
TriNet share of common stock on that date, applying the exchange ratio per
share, was $[      ].

    Between June 16, 1999 and [date], 1999, the daily closing price of Starwood
Financial's Class A shares has ranged between a high of $      on [date] and a
low of $      on [date close to the effective date], with an average daily
closing price of $      and an average daily trading volume of [  ],
representing approximately   % of the approximately 630,000 Class A shares of
Starwood Financial subject to public trading on the American Stock Exchange as of [date close to the effective date]. Substantially all of the remaining 51.8 million Class A shares are held by various Starwood Financial affiliates.

    On June 10, 1998, due in part to the size of Starwood Financial's market capitalization, including those shares held by Starwood Financial affiliates, Starwood Financial was included by the Frank Russell Company in the Russell 1000 and Russell 3000 equity indices. This planned inclusion was announced on June 12, 1998. From the announcement date of its inclusion in the indices, Starwood Financial believes that a large number of the Starwood Financial Class A shares in the public float were purchased by index funds who were required to purchase such shares to mirror the Russell indices' performance. As a result of those purchases, and the limited availability of the shares in the public float, the "market" price for the Class A shares dramatically increased. The stock price increased from approximately $30.00 per share 10 trading days prior to its inclusion in the indices (June 19, 1998) to $54.00 per share 10 trading days after its inclusion (July 10, 1998). Since July 10, 1998, the reported stock price has been highly volatile (at one point reaching over $80.00 per share), and trading volume has been relatively low due to the very limited number of shares available for trading.

                                                                          SIX MONTHS ENDED           YEAR ENDED
                                                                           JUNE 30, 1999         DECEMBER 31, 1998
                                                                       ----------------------  ----------------------
                                                                        STARWOOD                STARWOOD
                                                                       FINANCIAL     TRINET     FINANCIAL    TRINET
                                                                       ----------  ----------  -----------  ---------
Net income per share attributable to common shares:
Basic:
  Historical.........................................................  $     0.90  $     1.25   $    1.40   $    1.92
  Combined Pro Forma.................................................  $     0.99         N/A   $    1.52         N/A
  1.15 Starwood Financial-TriNet Pro Forma Equivalent................         N/A  $     1.14         N/A   $    1.75
Diluted:
  Historical.........................................................  $     0.84  $     1.23   $    1.36   $    1.91
  Combined Pro Forma.................................................  $     0.94         N/A   $    1.46         N/A
  1.15 Starwood Financial-TriNet Pro Forma Equivalent................         N/A  $     1.08         N/A   $    1.68
Distributions per common share:
  Historical (1).....................................................  $     0.85  $     1.30   $    1.14   $    2.57
Book value per Class A/common share:
  (at end of period):
  Historical.........................................................  $    14.60  $    24.95   $   14.03   $   24.97
  Combined Pro Forma.................................................  $    17.14         N/A         N/A         N/A
  1.15 Starwood Financial-TriNet Pro Forma Equivalent................         N/A       19.71         N/A         N/A

------------------------

(1) As discussed elsewhere in this joint proxy statement and prospectus, beginning with the first full quarter following the merger, the combined company currently expects to pay quarterly dividends at an annualized rate of $2.40 per combined company share. For TriNet's shareholders, this represents an annualized rate of $2.76 per TriNet share.

                                  RISK FACTORS

RISK FACTORS RELATING TO THE MERGER

    - THE EXPECTATION THAT THE MERGER WILL RESULT IN AN EFFICIENT INTEGRATION OF THE COMPANIES MAY NOT BE REALIZED.

    TriNet and Starwood Financial have entered into the merger agreement with the expectation that the merger will create a combined company which will be able to operate efficiently. Achieving this anticipated result will depend in part on the efficient integration of the businesses of TriNet and Starwood Financial. There can be no assurance that an efficient integration will occur.

    - THE DIRECTORS AND OFFICERS OF TRINET MAY HAVE INTERESTS IN THE COMPLETION OF THE MERGER THAT ARE DIFFERENT FROM THE INTEREST OF THE STOCKHOLDERS OF TRINET AND OF THE COMBINED COMPANY. PERSONS AFFILIATED WITH STARWOOD FINANCIAL AND ITS EXTERNAL ADVISOR MAY HAVE INTERESTS IN THE COMPLETION OF THE TRANSACTIONS THAT ARE DIFFERENT FROM THE INTEREST OF THE SHAREHOLDERS OF STARWOOD FINANCIAL AND OF THE COMBINED COMPANY.

    The merger agreement provides that the current members of TriNet's Board of Directors (Messrs. Willis Andersen, Jr., Robert W. Holman, Jr., John G. McDonald, Stephen B. Oresman and George W. Puskar) will be members of the Board of Directors of Starwood Financial after the closing of the merger. The shareholder agreement restricts the principal shareholders of the combined company from shortening the initial terms of office of those directors. Each of those directors will also exchange his options to purchase the stock of TriNet for options to purchase combined company common stock. Each of those directors has also agreed not to exercise these options for a period of 12 months after the effective time of the transactions. For more information regarding the terms and provisions of the shareholder agreement, please read the sections of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Shareholder Agreement" and "--The Option Standstill Agreements."

    During 1997, TriNet entered into agreements with several senior executives which entitle them to receive substantial severance payments and other material compensation upon involuntary or constructive termination of employment with TriNet or its successor following a change of control of TriNet. At this time, the following officers of TriNet are parties to change of control agreements:
Ms. Elisa DiTommaso (Senior Vice President and Chief Financial Officer), Ms. Jo Ann Chitty (Senior Vice President), Mr. James Ida (Senior Vice President) and Mr. Geoffrey Dugan (Vice President and General Counsel). These officers and other employees of TriNet are also entitled to accelerated vesting of all options to purchase shares of TriNet common stock and dividend equivalent rights upon a change of control of TriNet. The merger will be a change of control under these agreements. For further information regarding the change of control arrangements and TriNet officer compensation under the merger agreement, please refer to the section of this joint proxy statement and prospectus entitled "The Merger Agreement--Interests of Certain Parties in the Merger--TriNet Affiliates."

    Mr. A. William Stein (former President and Chief Operating Officer of TriNet) was also a party to a change of control agreement with TriNet which he entered into in 1998 and which was later amended. In connection with Mr. Stein's resignation as of August 1, 1999 from his employment with TriNet, Mr. Stein entered into a consulting and separation agreement which extinguished Mr. Stein's change of control agreement, as amended. The consulting and separation agreement provides for the payment to Mr. Stein of compensation in the event of certain change of control transactions involving TriNet, including the merger. This compensation is substantially identical to what Mr. Stein would have received under his pre-existing change of control agreement in the event of his termination upon a change of control of TriNet. For more information regarding this compensation, please read the section of this joint proxy statement and prospectus entitled "The Merger Agreement--Interests of Certain Parties in the Merger--TriNet Affiliates."

    The merger agreement also provides that some of the current officers of TriNet will become officers of Starwood Financial after the merger. For more information regarding the future roles of the current officers of TriNet, please refer to the section of this joint proxy statement and prospectus entitled "Management of the Combined Company--Directors and Executive Officers of the Combined Company."

    Messrs. Barry S. Sternlicht, Jay Sugarman, Spencer B. Haber, Jeffrey G. Dishner, Jonathan D. Eilian and Merrick R. Kleeman, each of whom is a trustee or executive officer of Starwood Financial, own shares of stock in the parent company of Starwood Financial's external advisor. They will receive a total of 3,507,638 shares of common stock in the combined company in the advisor transaction in exchange for their interests in the parent company of the advisor. Each of Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian and Kleeman has agreed that he will not sell any of the shares of common stock of the combined company which he receives in the advisor transaction for a period of 12 months after the effective time of the advisor transaction. For more information concerning the lock-up agreements entered into by the shareholders of the advisor, please read the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Starwood Financial Affiliate Lock-Up Agreements." In addition, Mr. Sternlicht, chairman of the Starwood Financial Board, is also Chairman of the advisor and Mr. Sugarman, Chief Executive Officer, President and a Trustee of Starwood Financial, is also Chief Executive Officer and President of the advisor.

    Pursuant to the pre-existing employment arrangement between Mr. Spencer B. Haber, Starwood Financial's Chief Financial Officer, and Starwood Financial, a portion of Mr. Haber's options to purchase Class A shares of Starwood Financial will vest and become exercisable upon completion of the merger. See "The Merger--Interests of Certain Parties in the Merger--Starwood Financial."

    - THE OWNERSHIP OF THE COMMON SHARES OF THE COMBINED COMPANY WILL BE CONCENTRATED.

    After the merger, SOFI-IV SMT and Starwood Mezzanine will hold approximately 48.3% and 12.6%, respectively, of the outstanding shares of common stock of the combined company. Starwood Capital Group, L.L.C. controls the general partner of Starwood Opportunity Fund IV, L.P., which in turn is the sole member and general manager of SOFI-IV SMT. In addition, entities which Starwood Capital Group, L.L.C. may be deemed to control serve as the co-general partners of Starwood Mezzanine. See "Principle Shareholders of Starwood Financial." As a result of their ownership interests in Starwood Financial, SOFI-IV SMT and Starwood Mezzanine will have the power to elect all of the members of the Board of Directors (subject to the terms of the shareholder agreement) of the combined company. Furthermore, since Maryland law requires the affirmative vote of two thirds of the outstanding shares of common stock of the combined company in order to approve a change of control, reorganization, sale of all or substantially all of the assets of the combined company, dissolution or other business combination transaction, those transactions will not occur without the approval of SOFI-IV SMT.

    - THE FIXED EXCHANGE RATIO WILL NOT REFLECT CHANGES IN THE RELATIVE VALUE OF EACH OF THE TWO COMPANIES AFTER THE DATE THE MERGER AGREEMENT WAS SIGNED, AND THE FAIRNESS OPINIONS OBTAINED BY STARWOOD FINANCIAL AND TRINET WILL NOT BE UPDATED TO REFLECT THE CHANGES IN RELATIVE VALUE.

    The fixed exchange ratio is not subject to adjustment after the date the merger agreement was signed. Therefore, the exchange ratio will not reflect changes in the relative value of each of the two companies after that date. The relative value of each company may change because of the financial or other results of each company, changes in the economic sector in which one company operates but not the other, changes in economic conditions and other factors that might affect the business, condition and prospects of Starwood Financial and TriNet.

    Furthermore, TriNet does not intend to obtain an updated fairness opinion from Greenhill, and Starwood Financial does not intend to obtain an updated fairness opinion from Bear Stearns or

Houlihan Lokey. Changes in the operations and prospects of TriNet, Starwood Financial or Starwood Financial's external advisor, general market and economic conditions and other factors which are beyond the control of TriNet or Starwood Financial, on which the opinions of Greenhill, Bear Stearns and Houlihan Lokey are based, may have altered the relative value of the companies after the date of the original fairness opinions.

RISK FACTORS RELATING TO THE BUSINESS OF THE COMBINED COMPANY

    - THE CREDIT TENANT LEASE BUSINESS IS SUBJECT TO A NUMBER OF RISKS THAT ARE SPECIFIC TO THAT AREA OF BUSINESS.

    The combined company's credit tenant lease business is subject to the following risks:

    1. Lease expirations may result in reduced revenues if prevailing market rents at the time of such expirations are less than the contractual rents under the expiring leases. In addition, if tenants under expiring leases elect not to renew their leases, the combined company could experience long vacancy periods and incur substantial capital expenditures in order to obtain replacement tenants. The percentage of pro forma lease revenues for the year ended December 31, 1998 (calculated as if the transactions had occurred on January 1, 1998) represented by assets held by TriNet and Starwood Financial as of June 30, 1999 that are subject to expiring leases during each year from 2000 through 2004 are as follows:

     2000        3.9%
     2001       11.5%
     2002       11.3%
     2003        9.3%
     2004       13.7%

    2. Lease defaults by one or more significant tenants or lease terminations by tenants following events of casualty or takings by eminent domain could result in long vacancy periods and require the combined company to incur substantial capital expenditures in order to obtain replacement tenants. In addition, there can be no assurance that the rents received from replacement tenants will be equal to the rents received from the defaulting or terminating tenants. As of June 30, 1999, 22.0% of the combined company's annualized operating lease revenues, pro forma for the transactions, were derived from its five largest tenants.

    3.  Illiquidity of ownership interests in real property.

    4. Risks associated with joint ventures, such as lack of full management control over venture activities and risk of non-performance by venture partners.

    5. Possible need for significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings.

    6.  Competition from newer, more updated buildings.

    Factors 1, 2, 5 and 6 would likely have negative impacts on the combined company's net income. Factors 3, 4 and 5 may decrease the flexibility of the combined company to vary its portfolio and investment strategy promptly to respond to changes in market conditions.

    - THE REAL ESTATE FINANCE BUSINESS OF THE COMBINED COMPANY IS SUBJECT TO A NUMBER OF RISKS THAT ARE SPECIFIC TO THAT AREA OF BUSINESS.

    The real estate finance business of the combined company is subject to risks including the following:

    1.  Costs and delays associated with the foreclosure process.

    2.  Borrower bankruptcies.

    3. Borrower defaults on debt senior to the combined company's loans, if any.

    4.  Possible unenforceability of loan terms, such as prepayment provisions.

    5.  Acts or omissions by owners or managers of the underlying real estate.

    6. Where debt senior to the combined company's loans exists, the presence of intercreditor arrangements limiting the combined company's ability to amend its loan documents, assign its loans, accept prepayments, exercise its remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers.

    7.  Lack of control over the underlying asset prior to a default.

    8. Defaults by borrowers on non-recourse loans where underlying property values fall below the loan amount.

    The risks described above could impact the combined company's ability to realize on its collateral or collect expected amounts on account of its portfolio. Where applicable, these risks could also require the combined company to expend funds in order to protect its position as a subordinated lender. For example, the combined company may determine that it is in its interests to expend funds to keep a more senior lender current on its obligations or to purchase a senior lender's position. Unanticipated costs may also be incurred by the combined company after a foreclosure. Bankruptcy and borrower litigation can significantly increase the time needed for the combined company to acquire underlying collateral in the event of a default, during which time the collateral may decline in value.

    - THERE ARE RISKS ASSOCIATED WITH THE USE OF LEVERAGE WHICH MAY AFFECT THE COMBINED COMPANY'S PROFITABILITY.

    Both Starwood Financial's and TriNet's success has been derived in part from their ability to grow portfolios of invested assets through the use of leverage. The parties expect the combined company to use leverage to a greater degree than TriNet has on a historical basis, except within the combined company's rated subsidiary, in which it currently expects leverage will not generally exceed TriNet's historical levels. The parties currently expect the combined company to fund its continued growth through both secured and unsecured borrowings. The combined company's ability to obtain the leverage necessary for the execution of its business plan will ultimately depend upon its ability to maintain credit ratios meeting market underwriting standards which will vary according to lenders' assessments of the combined company's creditworthiness and the terms of the borrowings. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, the combined company may reduce the amount of its leverage.

    Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging will magnify changes in the combined company's net worth. The combined company will use leverage only when there is an expectation that it will enhance returns, although there can be no assurance that the use of leverage will prove to be beneficial. Moreover, there can be no assurance that the combined company will be able to meet its debt service obligations and, to the extent that it cannot, the combined company risks the loss of some or all of its assets or a financial loss if it is required to liquidate assets at a commercially inopportune time.

    Starwood Financial and TriNet and their subsidiaries are parties to agreements and debt instruments which restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in the combined company's financial condition, these agreements or debt instruments could restrict the ability of the combined company to pay dividends. Moreover, any failure of the combined company to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in its debt instruments or otherwise, may result in the loss of its status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "The failure of the combined company to qualify as a REIT could adversely affect shareholders."

    TriNet is party to a credit agreement with several institutional lenders. Unless TriNet obtains consent of these lenders (or replaces existing commitments from non-consenting lenders with new commitments from other lenders or with increased commitments from existing lenders), the combined company will have to repay all outstanding amounts under those credit agreements. This could result in an increased cost of capital to the combined company due to increased costs of replacement financing or result in the imposition of additional covenants.

    - THE COMBINED COMPANY FACES A RISK OF LIABILITY UNDER ENVIRONMENTAL LAWS THAT STARWOOD FINANCIAL PREVIOUSLY DID NOT FACE BECAUSE THE TRINET SUBSIDIARY, AN OWNER OF REAL PROPERTY, WILL BE MORE DIRECTLY EXPOSED TO POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS THAN WAS STARWOOD FINANCIAL TRUST FOR MOST OF ITS ASSETS (WITH RESPECT TO WHICH IT GENERALLY ACTS AS A SECURED LENDER).

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

GENERAL RISK FACTORS

    - THE FAILURE OF THE COMBINED COMPANY TO QUALIFY AS A REIT COULD ADVERSELY AFFECT STOCKHOLDERS.

    TriNet elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1993, and Starwood Financial will make an election to be taxed as a REIT commencing with its taxable year beginning January 1, 1998. Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of the combined company may affect its ability to continue to qualify as a real estate investment trust. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification.

    Rogers & Wells LLP, special tax counsel to Starwood Financial, will deliver an opinion in connection with the merger to the effect that, based on various assumptions relating to the operations of the combined company, representations made by Starwood Financial and TriNet as to factual matters and legal opinions with respect to the qualification of Starwood Financial and TriNet as real estate investment trusts through the effective time of the merger, the combined company will be able to meet the requirements for qualification and taxation as a real estate investment trust under the Internal

Revenue Code following the effective time of the merger. This legal opinion is not binding on the Internal Revenue Service. See "Material Federal Income Tax Considerations--Certain Federal Income Tax Considerations Relating to the Combined Company."

    If the combined company fails to qualify as a real estate investment trust in any taxable year, it will not be allowed a deduction for distributions to shareholders in computing its taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it is entitled to relief under statutory provisions, it would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification is lost. This disqualification would reduce funds available for investment or distribution to shareholders because of the additional tax liability for the year or years involved.

    If the combined company were to fail to qualify as a real estate investment trust, it no longer would be subject to the REIT distribution requirements of the Internal Revenue Code. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a real estate investment trust, the combined company might be required to borrow funds or to liquidate assets to pay the applicable corporate income tax.

    - THE SALE OF SHARES UNDERLYING OUTSTANDING WARRANTS AND OPTIONS TO PURCHASE THE COMMON EQUITY OF THE TWO COMPANIES AND SHARES UNDERLYING OTHER SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR COMMON EQUITY OF THE TWO COMPANIES MAY HAVE A NEGATIVE EFFECT ON THE PRICE OF THE COMBINED COMPANY'S COMMON STOCK. THE SALE OF COMBINED COMPANY COMMON STOCK RELEASED FROM LOCK-UP AGREEMENTS MAY ALSO CAUSE THE MARKET PRICE OF THE COMBINED COMPANY COMMON STOCK TO DECREASE.

    There are currently outstanding, warrants and options to purchase, as well as other securities convertible into or exchangeable for, Starwood Financial and TriNet common equity, collectively accounting for approximately 11.5% of the outstanding combined company common stock after the transactions (assuming the full conversion and exercise of all those warrants, options and other securities). The exercise and conversion of the outstanding warrants, options and other securities and the sale of the underlying shares of combined company common stock may have a negative effect on the market price of combined company common stock. The principal shareholders of Starwood Financial and the former owners of interests in its advisor together will hold (immediately after the completion of the merger and the advisor transaction) approximately 67% of the common stock of the combined company (before conversion or exercise of outstanding securities that are convertible into or exercisable for common stock of the combined company). Although those shares will be subject to lock-up agreements, those lock-up agreements contain exceptions and have limited terms. Starwood Financial has agreed to file a shelf registration statement to permit sales of shares issued in the advisor transaction after the expiration of the applicable lock-up period. The sale of the shares locked-up by the lock-up agreements may cause the market price of combined company common stock to decrease. For more information regarding the lock-up and registration rights agreements, please read the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Starwood Affiliate Lock-Up Agreements" and "--The Registration Rights Agreement."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    In this joint proxy statement and prospectus we make "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. Starwood Financial, TriNet and the combined company intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions.

    These forward-looking statements reflect our current views about the combined company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.

    Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this joint proxy statement and prospectus some important risks, uncertainties and contingencies which could cause the combined company's actual results, performances or achievements to be materially different from the forward-looking statements we make in this joint proxy statement and prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

    - The success or failure of our efforts to implement our current business strategy.

    - Economic conditions generally and in the commercial real estate and finance markets specifically.

    - The performance and financial condition of borrowers and tenants.

    - The actions of our competitors and our ability to respond to those actions.

    - The cost of the combined company's capital, which depends in part on the combined company's portfolio quality, ratings, prospects and outlook and general market conditions.

    - Changes in governmental regulations, tax rates and similar matters.

    - Legislative and regulatory changes (including changes to laws governing the taxation of REITs and other policies and guidelines applicable to REITs).

    - Availability of capital, interest rates, competition, supply and demand for real estate in the markets.

    - Other factors discussed under the heading "Risk Factors" and elsewhere in this joint proxy statement and prospectus.

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in Starwood Financial's and TriNet's reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                                 THE COMPANIES

THE COMBINED COMPANY

    The combined company will be the largest publicly-traded finance company in the United States focused exclusively on commercial real estate. The combined company will have a nationwide platform for providing real estate borrowers and corporate customers with innovative, custom-tailored solutions to their structured financing needs. The merger combines Starwood Financial's structured finance orientation and track record of growth in earnings and assets with TriNet's portfolio of credit tenant leases and its credit tenant lease origination and asset management capabilities.

    INVESTMENT STRATEGY. Management of the combined company expects to continue to implement an investment strategy targeting specific sectors of the real estate credit markets in which it believes it has a competitive advantage, thereby creating pricing power and maximizing risk-adjusted returns. Management intends to expand the focus of the TriNet subsidiary's credit tenant lease business to complement Starwood Financial's overall investment philosophy through innovative lease structures, efficient use of leverage, state-of-the-art credit enhancement instruments, better risk allocation, and by focusing on market inefficiencies in the credit lease market such as the conversion of leases from short-term to long-term and from non-bondable to bondable.

    Management is considering the disposition during the approximately 12 months after the closing of the merger of approximately $200 million of TriNet's non-core properties which generally have short-term lease rollover risk or other characteristics inconsistent with the combined company's structured finance focus. The combined company will have a geographically and economically diverse portfolio of assets.

    The combined company intends to implement its investment strategy by:

    - Focusing on the proprietary origination of mortgage, mezzanine and lease financing by developing direct relationships with borrowers and corporate tenants and avoiding commodity businesses in which there is significant direct competition from other providers of capital.

    - Adding value beyond simply providing capital by offering borrowers and tenants flexibility, speed, certainty, continuing relationships and expertise.

    - Taking advantage of market anomalies in the real estate financing markets when the combined company believes credit is being mispriced by other providers of capital.

    - Arbitraging spreads between lease yields and the yields on its tenants' underlying corporate credit obligations.

    The management team's goal will be to expand the focus of the TriNet subsidiary's credit tenant lease business by:

    - Taking advantage of the fact that corporate credits are often undervalued in the real estate market relative to the corporate tenant's credit risk.

    - Capturing the best risk-adjusted return in the capital structure by providing senior debt, junior debt or equity financing, as appropriate.

    - Capitalizing on TriNet's corporate relationships in the credit tenant lease market to develop new business opportunities.

    - Using state-of-the-art insurance instruments for credit enhancing leases to reduce risk and improve investment returns.

    - Emphasizing investment in long-term leases to major corporate users of general-purpose, but essential, facilities.

    - Developing innovative lease structures to differentiate the combined company from other lessors.

    The combined company intends to continue to emphasize a mix of portfolio financing transactions to create built-in diversification and single-asset financings for properties with strong, long-term positioning. The combined company's credit process will continue to focus on:

    - Building diversification by geography, asset type, property type, obligor and loan maturity.

    - Financing high-quality real estate in major metropolitan markets.

    - Underwriting assets using conservative assumptions regarding collateral value and future property performance.

    - Requiring adequate cash flow coverage on its investments.

    - Stress testing potential investments for adverse business conditions.

            ENHANCED DIVERSIFICATION BY PROPERTY TYPE AND GEOGRAPHY

                          (PRO FORMA AT JUNE 30, 1999)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     APARTMENT /
     RESIDENTIAL           4%
Resort / Entertainment         4%
Homebuilder / Land             3%
Retail                         8%
Mixed Use                      6%
Hotel                         10%
Office                        48%
Industrial                     8%
R & D                          6%
Other                          3%
Southeast                     12%
Mid-Atlantic                   9%
Northeast                     15%
North Central                  1%
Central                        6%
South                         14%
West                          39%
Northwest                      4%

                                     [LOGO]

    FINANCING STRATEGY. To finance its investment and growth strategy, the combined company also expects to have access to a wide range of debt and equity capital resources. The combined company will have approximately $1.9 billion of permanent book equity capital and a total market capitalization in excess of $4.0 billion. The combined company believes that its size, diversification, sponsorship and track record will decrease its cost of capital, creating a competitive advantage in its financing businesses.

    The combined company expects to maximize return on equity and financial flexibility by opportunistically accessing a variety of public and private debt and equity capital sources, including:

    - A match-funded, securitized debt program now under development.

    - A combined $1.5 billion available under its credit facilities (both secured and unsecured).

    - Public and private common and preferred equity.

    The combined company's business model will be premised on significantly lower leverage than other finance companies. In this regard, the combined company will seek to:

    - Target a maximum debt/book equity ratio of 1.5x to 2.0x at the parent level.

    - Maintain a minimum equity base of $1.5 to $2.0 billion, which is comparable to or larger than that of comparable commercial finance companies.

    - Retain appropriate credit statistics to warrant investment-grade credit ratings for the subsidiary into which TriNet will merge.

    - Match fund assets and liabilities.

    STOCK REPURCHASE PROGRAM. The combined company intends to implement a stock repurchase program upon closing of the merger. The combined company will be authorized to repurchase up to 5.0 million shares of its common stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under its credit facilities if the combined company determines that it is advantageous to do so.

    SENIOR MANAGEMENT TEAM. The combined company will have a dynamic, experienced and fully-integrated management team drawn from the current management of Starwood Financial and TriNet, bringing together professionals with in-house expertise in origination and acquisition of new investments, capital markets transactions, mergers and acquisitions, asset management and loan servicing. As a result, the combined company's management depth and expertise are consistent with its role as a market leader in each of its core financing businesses.

    MERGER INTEGRATION. The managements and Boards of each of Starwood Financial and TriNet are committed to a smooth integration process, utilizing a "best practices" approach to adopting the most successful attributes and policies of both organizations. The companies have formed an integration task force headed by senior executive officers of both companies to lead the process. The companies have also retained a third-party management consulting firm with integration experience to facilitate the process. The companies expect that the integration process will entail the relocation of some key executives.

STARWOOD FINANCIAL

    Starwood Financial is a leading structured finance company that delivers financial solutions to the real estate industry by implementing a creative, value-added and entrepreneurial approach to providing investment capital. Starwood Financial primarily focuses on providing custom-tailored mortgage, mezzanine and lease financing through the origination and acquisition of loans on commercial properties to create superior risk-adjusted returns for its shareholders. Starwood Financial seeks to take advantage of its underwriting and risk management experience in the real estate industry to capture strategic growth opportunities, create a proprietary origination pipeline and capitalize on developing trends in the real estate industry.

    The Starwood organization started Starwood Financial's business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. The investors in these funds include a number of large corporate and state pension funds as well as a number of leading high net worth families. Starwood's private business grew to approximately $1.1 billion in assets and, in March 1998, Starwood contributed this business to a publicly-traded entity now known as Starwood Financial Trust. Approximately 99% of Starwood Financial's shares are owned by Starwood's original private investment funds and other affiliates. Since 1993, Starwood Financial and its private investment fund predecessors have originated or acquired approximately 60 financing transactions with a total commitment value of over $2.7 billion.

    Since March 1998, Starwood Financial has completed over $1.5 billion in new financing commitments and approximately doubled its asset base. In September 1998, Starwood Financial acquired the loan origination and servicing business of Phoenix Realty Services, Inc., a subsidiary of Phoenix Home Life Insurance Company. In December 1998, Starwood Financial acquired its largest private competitor's mortgage and mezzanine loan portfolio for approximately $280 million and concurrently raised $220 million of perpetual preferred equity. At June 30, 1999, the book value of Starwood Financial's assets was approximately $2.2 billion. In the six quarters since its first quarter as a public company (the pro forma quarter ended March 31, 1998), Starwood Financial has grown basic earnings per share and dividends per share by 67.5% and 22.9%, respectively.

    Starwood Financial's primary product lines include:

    - STRUCTURED FINANCE. Starwood Financial provides custom-tailored senior and subordinated loans from $20 million to $100 million to borrowers controlling institutional quality real estate. These loans may be either fixed or floating rate and are structured to meet the specific financing needs of the borrowers, including financing related to the acquisition, refinancing, repositioning or construction of large, high-quality real estate. Starwood Financial offers borrowers a wide range of structured finance options, including first mortgages, second mortgages, partnership secured loans, participating debt and interim/bridge facilities.

    - PORTFOLIO FINANCE. Starwood Financial provides funding to regional and national borrowers who own multiple properties in a geographically diverse portfolio. Loans are cross-collateralized to give borrowers the benefit of all available collateral and underwritten to recognize inherent diversification. Property types include multifamily, suburban office, all-suite, extended stay and limited service hotels and other property types where individual property values are less than $20 million on average. Loan terms are structured to meet the specific requirements of the borrower and range in size from $25 million to $150 million.

    - CORPORATE LENDING. Starwood Financial provides senior and subordinated debt capital to corporations engaged in real estate or real estate-related businesses. Loans may be either secured or unsecured and range in size from $20 million to $100 million. Corporate loans may be either cash flow-oriented or asset-based.

    - LOAN ACQUISITION. Starwood Financial acquires whole loans and loan participations which may be performing, non-performing or sub-performing and which Starwood Financial believes represent attractive risk-reward opportunities. Loans are generally acquired at a discount to the principal balance outstanding and may be acquired with financing provided by the seller. Starwood Financial restructures many of these loans to performing status on terms favorable to Starwood Financial. In other cases, Starwood Financial negotiates a payoff at a price above Starwood Financial's basis in the loan. Loan acquisitions range from $5 million to $100 million and are collateralized by all major property types.

    - CREDIT TENANT LEASING. Starwood Financial provides capital to owners and borrowers who control properties leased to single creditworthy tenants. Properties are generally subject to long-term leases to rated corporate credit tenants, and typically provide for all expenses at the property to be paid by the tenant on a triple net lease basis. Credit tenant transactions range in size from $20 million to $200 million.

    - SERVICING. Through its Starwood Asset Services division, Starwood Financial provides loan servicing to third-party institutional owners of loan portfolios, as well as to Starwood Financial's own portfolio. Starwood Financial's servicing business focuses on maximizing risk-adjusted investment returns through active, ongoing asset management with particular focus on risk management, asset financing strategy and opportunistic responsiveness to changing borrower/ tenant needs.

    Starwood Financial does not have any prescribed allocation among investments or product lines. Instead, Starwood Financial focuses on real estate credit underwriting to develop an in-depth analysis of the risk/reward ratios in determining the pricing and advisability of each particular transaction. Starwood Financial considers a number of factors in evaluating an investment, including the following:

    - An analysis of the complexity of the transaction.

    - The degree and type of risks presented (including property type and geographic concentration considerations).

    - The quality of the real estate and equity sponsorship (both as to creditworthiness and reputation).

    - The quality and liquidity of the collateral.

    - An analysis of how the investment's risk and return compares to alternative investment opportunities within and outside of the commercial real estate sector.

    Certain summary information concerning Starwood Financial's portfolio at June 30, 1999 is set forth below.

    STARWOOD FINANCIAL ASSETS BY PRODUCT LINE

                                                                                 PERCENT OF TOTAL
PRODUCT LINE                                                                         PORTFOLIO
------------------------------------------------------------------------------  -------------------
Structured Finance............................................................              41%
Portfolio Finance.............................................................              21
Loan Acquisition..............................................................              19
Credit Tenant Leasing.........................................................              12
Corporate Lending.............................................................               7
Servicing.....................................................................              --
                                                                                           ---
    Total.....................................................................             100%
                                                                                           ---
                                                                                           ---

    STARWOOD FINANCIAL ASSETS BY SECURITY TYPE

                                                                                 PERCENT OF TOTAL
SECURITY TYPE                                                                        PORTFOLIO
------------------------------------------------------------------------------  -------------------
Senior Mortgages..............................................................              47%
Subordinated Mortgages........................................................              25
Partnership Loans/Other.......................................................              19
Operating Leases..............................................................               9
                                                                                           ---
  Total.......................................................................             100%
                                                                                           ---
                                                                                           ---

    STARWOOD FINANCIAL ASSETS BY COLLATERAL TYPE

                                                                                 PERCENT OF TOTAL
COLLATERAL TYPE                                                                      PORTFOLIO
------------------------------------------------------------------------------  -------------------
Office Properties.............................................................              34%
Hotel Properties..............................................................              19
Retail Properties.............................................................              14
Mixed Use Properties..........................................................              11
Retail/Entertainment Properties...............................................               8
Apartment/Residential Properties..............................................               7
Homebuilder/Land..............................................................               7
                                                                                           ---
  Total.......................................................................             100%
                                                                                           ---
                                                                                           ---

    STARWOOD FINANCIAL ASSETS BY GEOGRAPHIC REGION (U.S.)

                                                                                 PERCENT OF TOTAL
REGION                                                                               PORTFOLIO
------------------------------------------------------------------------------  -------------------
West..........................................................................              38%
Northeast.....................................................................              16
South.........................................................................              12
Mid-Atlantic..................................................................              10
Southeast.....................................................................              10
Northwest.....................................................................               7
Central/North Central.........................................................               7
                                                                                           ---
  Total.......................................................................             100%
                                                                                           ---
                                                                                           ---

    Starwood Financial has been externally-advised since March 1998, but following the advisor transaction, Starwood Financial will become internally advised and managed. As a result, all fees currently paid to its external advisor will be eliminated and the combined company will be responsible for the salaries and other overhead necessary to provide the services that the advisor currently provides to Starwood Financial. For more information regarding the advisor transaction, you should refer to the sections of this joint proxy statement and prospectus entitled "The Advisor Transaction" and "The Advisor Transaction Agreement."

    Starwood Financial will make an election to be taxed as a REIT for its tax year beginning January 1, 1998.

    For more information on Starwood Financial, please refer to Starwood Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Starwood Financial's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, each of which accompanies this joint proxy statement and prospectus.

TRINET

    TriNet is the largest publicly-traded company specializing in the net leasing of corporate office and warehouse distribution facilities. TriNet provides investment capital to major corporations and real estate owners nationwide by structuring purchase/leaseback transactions and acquiring properties subject to existing long-term leases to creditworthy office and industrial tenants. TriNet uses its real estate and credit underwriting expertise to structure transactions that seek to generate consistent, predictable cash flow growth, income growth and substantial residual value. As of June 30, 1999, TriNet's portfolio consisted of 145 office and industrial properties principally subject to net leases to more than 175 tenants, comprising 19.5 million square feet in 25 states.

    TriNet, whose private predecessor company was founded in 1985, completed its initial public offering on June 3, 1993, and is incorporated under the laws of the state of Maryland. TriNet elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1993.

    BUSINESS OBJECTIVE. TriNet's business objective is to maximize the total return to stockholders through growth in earnings and dividends from originating credit tenant lease transactions and actively managing its existing portfolio of investments.

    TriNet pursues the origination of credit tenant lease transactions in two ways--by structuring purchase/leasebacks and by acquiring properties subject to existing long-term net leases. In a typical purchase/leaseback transaction, TriNet purchases a corporation's property and leases it back to that same corporation subject to a long-term net lease. This structure allows the corporate real estate user to reinvest the proceeds from the sale of its real estate into its core business while TriNet capitalizes on its core area of expertise.

    TriNet generally intends to hold its net-leased assets for long-term investment. However, subject to certain REIT restrictions, TriNet may dispose of an asset if it deems the disposition to be in the best interest of the stockholders and may either reinvest the disposition proceeds, use the proceeds to reduce debt, or distribute the proceeds to stockholders.

    INVESTMENT STRATEGY. TriNet has invested in a diversified portfolio of strategic office and industrial properties subject to long-term (longer than five years) net lease agreements with high credit quality corporate tenants. TriNet seeks high-quality, general-purpose real estate that should maintain attractive residual values. The focus of this strategy is to produce consistent, predictable income growth for its stockholders. Under a typical net lease agreement, the tenant agrees to pay a base monthly rent and property operating expenses (including taxes, maintenance and insurance) with future rent increases.

    TriNet invests in real estate markets that have a significant number of large corporate users. TriNet's five largest markets in terms of lease revenue are the Silicon Valley (21.1%), Boston (12.1%), Dallas (10.7%), Denver (5.4%), and Atlanta (5.0%).

    TriNet seeks tenants with the following characteristics:

    - Established companies with stable core businesses.

    - Market leaders in rapidly growing industries.

    - Investment-grade credit rating or similar credit strength.

    - Appropriate credit enhancements if tenant credit strength is not sufficient.

    - Commitment to the property as an important asset to their on-going businesses.

    As of June 30, 1999, TriNet had more than 175 tenants operating in more than 30 industries, including aerospace, automotive, finance, healthcare, high technology and telecommunications. These tenants represent well-recognized national and international companies, such as AlliedSignal, Federal Express, IBM, Lucent, Microsoft, Nike and Nokia.

    Relying on expertise from its real estate investment, market research, asset management, accounting, capital markets and legal departments, TriNet undertakes thorough research and analysis to evaluate the credit quality of its prospective tenants, the quality of the real estate and the strength of the geographic market where the asset is located. TriNet seeks to acquire general-purpose properties that have the following characteristics:

    - Net leased to single tenants with terms from five to 25 years, providing the opportunity for both current income and future rent increases.

    - Suburban offices and distribution warehouses suitable for both single tenant and potential multi-tenant occupancy.

    - Location within attractive demographic areas with high visibility and easy access to major thoroughfares.

    PORTFOLIO AND ASSET MANAGEMENT STRATEGY. The diligent management of TriNet's investment portfolio has been an essential component of TriNet's long-term strategy. There are several ways to optimize the performance and maximize the value of net leases. TriNet monitors its portfolio for changes that could affect the performance of the markets, tenants and industries in which it has invested. As part of this monitoring, TriNet's asset management group reviews market, tenant and industry data and frequently inspects its properties. In addition, TriNet attempts to develop strong relationships with its large corporate tenants, which provide a source of information concerning the tenants' real estate needs. These relationships allow TriNet to be proactive in obtaining early lease renewals and in conducting early marketing of assets where the tenant has decided not to renew. TriNet seeks to find a new tenant prior to the expiration of the existing lease. Since its IPO in May 1993, TriNet has achieved high tenant retention rates and significant increases in rental rates, and has maintained low tenant improvement costs in connection with the releasing or renewal of expiring leases.

    By staying abreast of market trends and tenant needs, TriNet can quickly identify those assets that it may consider selling either to generate higher cash flows through reinvestment or to mitigate lease rollover risk.

    PORTFOLIO DIVERSIFICATION. TriNet carefully manages the geographic, tenant and property type diversification of its assets and leases. Geographic diversification is important because the condition of the regional economies is highly dependent upon the health of the industries located within those regions. TriNet has historically attempted to minimize exposure to any one tenant, minimize exposure to any single industry and reduce rental risk from cyclical business fluctuations. TriNet's portfolio is diversified within three property categories--office buildings, warehouse distribution facilities and research and development facilities. TriNet's experience has been that these property types are more fungible, easier to re-lease and have a lower risk of future value impairment from obsolescence than retail or special-purpose properties, thereby enhancing residual value at the end of the lease.

          PROPERTY BY LOCATION                           PORTFOLIO BY PROPERTY TYPE

             (percentage of portfolio net operating income as of June 30, 1999)

EDGAR REPRESENTATION OF DATA POINTS USED IN
PRINTED GRAPHIC

                  SOUTHEAST                                         13%
Mid-Atlantic           8%
Northeast             15%
North Central          2%
Central                6%
South                 17%
West                  38%
Northwest              1%

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  OFFICE       64%
Industrial        16%
R&D               14%
Other              6%

                      WHERE YOU CAN FIND MORE INFORMATION

    Starwood Financial and TriNet are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and each files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials Starwood Financial or TriNet files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Starwood Financial's and TriNet's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Starwood Financial's shares are listed on the American Stock Exchange under the symbol "APT" and all reports, proxy statements and other information filed by Starwood Financial with the American Stock Exchange may be inspected at the American Stock Exchange's office at 86 Trinity Place, New York, New York 10006. TriNet's shares are listed on the New York Stock Exchange under the symbol "TRI" and all reports, proxy statements and other information filed by TriNet with the New York Stock Exchange may be inspected at the New York Stock Exchange's office at 20 Broad Street, New York, New York 10005.

    The SEC allows Starwood Financial and TriNet to "incorporate by reference" some of the information Starwood Financial and TriNet file with them, which means that Starwood Financial and TriNet can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement and prospectus, and later information filed with the SEC will automatically update and supersede this information. Starwood Financial and TriNet incorporate by reference any future filings, as of the date of those filings, made by either of them with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement and prospectus and prior to the dates of the Starwood Financial special meeting and the TriNet special meeting.

    Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this joint proxy statement and prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement and prospectus.

    Starwood Financial incorporates by reference the documents listed below:

    (a) Annual Report on Form 10-K for the year ended December 31, 1998.

    (b) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1999 and June 30, 1999.

    (c) Current Reports on Form 8-K dated June 16, 1999 and July 12, 1999.

    (d) The description of Starwood Financial's Class A shares and Class B shares contained in the Registration Statement on Form 8-A dated December 27, 1988.

    You may request a copy of each of the above-listed Starwood Financial documents at no cost by contacting Starwood Financial at:

    Starwood Financial
    1114 Avenue of the Americas, 27th Floor
    New York, NY 10036
    Attention: Investor Relations Department
    Telephone: (212) 930-9400
    Fax: (212) 930-9494

    TriNet incorporates by reference the documents listed below:

    (a) Annual Report on Form 10-K for the year ended December 31, 1998.

    (b) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1999 and June 30, 1999.

    (c) Current Reports on Form 8-K dated June 16, 1999 and July 12, 1999.

    (d) The description of TriNet's common stock contained in the Registration Statement on Form 8-A, filed on April 28, 1993.

    (e) The descriptions of TriNet's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock contained in the Registration Statement on Form 8-A, filed on October 14, 1997.

    (f) The information appearing under the captions "Information Regarding Nominees, Directors and Executive Officers," "The Board of Directors and its Committees," "Director Compensation," "Executive Compensation," "Compensation Committee Report on Executive Compensation," "Compensation Committee Interlocks and Insider Participation," "Security Ownership of Certain Beneficial Owners and Management" and "Agreements with Executive Officers" in the Proxy Statement, dated April 5, 1999, relating to the annual meeting of stockholders of TriNet held on May 26, 1999.

    You may request a copy of each of the above-listed TriNet documents at no cost by contacting TriNet at:

    TriNet Corporate Realty Trust, Inc.
    One Embarcadero Center, 33rd floor
    San Francisco, CA 94111
    Attention: Investor Relations Department
    Telephone: (888) 335-3122
    Fax: (415) 391-6259
    E-mail: investorserv@trinetco.com
    http://www.tricorp.com

    Starwood Financial has also filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933 with respect to the common and preferred shares of Starwood Financial being offered in the merger. This joint proxy statement and prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. Some items of information are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements made in this joint proxy statement and prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each of those contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit for a more complete description of the matter involved and read all statements in this joint proxy statement and prospectus in light of that exhibit.

                                  THE MEETINGS

    This joint proxy statement and prospectus is furnished in connection with the solicitation of proxies: (1) from the holders of TriNet common stock by the TriNet Board of Directors for use at the TriNet special meeting of stockholders; and (2) from the holders of Starwood Financial common shares by the Starwood Financial Board of Trustees for use at the Starwood Financial special meeting of shareholders. This joint proxy statement and prospectus and accompanying forms of proxy are first being mailed to the respective stockholders of TriNet and Starwood Financial on or about [Date], 1999. FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT, IF A STOCKHOLDER OF TRINET OR SHAREHOLDER OF STARWOOD FINANCIAL DOES NOT RETURN A SIGNED PROXY CARD, ITS SHARES WILL NOT BE VOTED AND THUS WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE PROPOSALS. SIMILARLY, A BROKER NON-VOTE OR AN ABSTENTION WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE MERGER PROPOSAL.

TIMES AND PLACES; PURPOSES

    The TriNet special meeting will be held at [location], at [time], local time, on [date], 1999. At the TriNet special meeting, the stockholders of TriNet will be asked:

    1.  To consider and approve the merger proposal (See pages 46 and 50).

    2. To transact any other business as may properly come before the meeting and any adjournments of the meeting.

    The Starwood Financial special meeting will be held at 1:00 p.m., local time, on [date], 1999 at the Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York 10019. At the Starwood Financial special meeting, the shareholders of Starwood Financial will be asked:

    1.  To consider and approve the merger proposal (See pages 46 and 50).

    2. To consider and approve the advisor transaction proposal (solely to fulfill the requirements of the rules and regulations of the American Stock Exchange) (See pages 46 and 86).

    3. To consider and approve the incorporation merger proposal (See pages 46 and 84).

    4. To transact any other business as may properly come before the meeting and any adjournments of the meeting.

THE TRINET SPECIAL MEETING

    VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL. The TriNet Board has fixed the close of business on [date], 1999, as the record date for the determination of the TriNet stockholders entitled to notice of and to vote at the TriNet special meeting. On [date close to effective date], 1999, there were [number] shares of TriNet common stock, which were held of record by [number] holders. As of [date close to effective date], 1999, TriNet's directors and executive officers beneficially owned an aggregate of [number] shares of TriNet common stock (excluding shares subject to options), or approximately [ ]% of the outstanding shares of TriNet common stock entitled to vote on the merger proposal, which requires the affirmative vote of the holders of two-thirds of TriNet's outstanding shares of common stock.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of TriNet common stock is necessary to constitute a quorum at the TriNet special meeting. Assuming the existence of a quorum, the affirmative vote of the holders of at least two thirds of the issued and outstanding shares of TriNet common stock is required to approve the merger proposal and the merger agreement. Holders of record of TriNet common stock are entitled to one vote per share of TriNet common stock at the TriNet special meeting.

    If a stockholder attends the TriNet special meeting, that stockholder may vote by ballot. However, since many stockholders may be unable to attend the TriNet special meeting, those stockholders can ensure that their shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. When a proxy card is returned properly signed and dated, the TriNet shares represented by that proxy card will be voted in accordance with the instructions on the proxy card. FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT, IF A STOCKHOLDER DOES NOT RETURN A SIGNED PROXY CARD, THEIR TRINET SHARES WILL NOT BE VOTED AND THUS WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE PROPOSALS. SIMILARLY, A BROKER NON-VOTE OR AN ABSTENTION WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE PROPOSALS.

    Stockholders are urged to mark the box on the proxy card to indicate how their TriNet shares are to be voted. If a stockholder returns a signed proxy card but does not indicate how their TriNet shares are to be voted, the TriNet shares represented by the proxy card will be voted "FOR" the proposals. The proxy card also confers discretionary authority on the individuals appointed by the TriNet Board of Directors and named on the proxy card to vote the TriNet shares represented thereby on any other matter that is properly presented for action at the TriNet special meeting, including any adjournments of the special meeting.

    Any TriNet stockholder who executes and returns a proxy card may revoke the proxy at any time before it is voted by:

    - Notifying in writing Mr. Geoffrey M. Dugan of TriNet at One Embarcadero Center, 33rd Floor, San Francisco, CA 94111.

    - Granting a subsequent proxy.

    - Appearing in person and voting at the TriNet special meeting.

    Attendance at the TriNet special meeting will not in and of itself constitute revocation of a proxy.

    SOLICITATION OF PROXIES. TriNet will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this joint proxy statement and prospectus will be borne equally by TriNet and Starwood Financial. Brokerage houses, fiduciaries, nominees and others will, upon request, be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of TriNet common and preferred shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from TriNet stockholders by directors, officers and employees of TriNet in person or by telephone, telegraph, facsimile or other appropriate means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of TriNet in connection with the solicitation. In addition, Innisfree M&A Incorporated, a proxy solicitation firm, has been engaged by TriNet and Starwood Financial to act as proxy solicitor and will receive fees estimated at
$[      ], plus reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to:

    Innisfree M&A Incorporated
    (888) 750-4834

    OTHER MATTERS. TriNet is not aware of any business or matter other than those indicated above which may be properly presented at the TriNet special meeting. If, however, any other matter properly comes before the TriNet special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment. Any proposal by a stockholder intended to be presented at the 2000 annual meeting of stockholders must have been received by TriNet at the address listed above not later than December 1, 1999 for inclusion in TriNet's proxy statement and form of proxy relating to TriNet's 2000 annual meeting of stockholders. TriNet's Board of Directors will review any stockholder proposals that are filed as required, and will determine whether those proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2000 annual meeting. Copies of TriNet's bylaws are available to stockholders free of charge upon request to TriNet's Investor Relations Department. TriNet retains discretion to vote proxies on matters of which it is not properly notified.

THE STARWOOD FINANCIAL SPECIAL MEETING

    VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL. The Starwood Financial Board has fixed the close of business on [date], 1999, as the record date for the determination of the Starwood Financial shareholders entitled to notice of and to vote at the Starwood Financial special meeting. On [date close to effective
date], 1999, there were [      ] Starwood Financial Class A shares and [      ]
Starwood Financial Class B shares outstanding, which were held by approximately [ ] and [ ] record holders, respectively. As of [date close to effective date], 1999, Starwood Financial's trustees and executive officers beneficially
owned an aggregate of [      ] Starwood Financial Class A shares (excluding
shares subject to options) and all of the outstanding Class B shares, or approximately [ ]% of the outstanding Starwood Financial shares entitled to vote on the merger proposal, which requires the affirmative vote of two thirds of Starwood Financial's outstanding Class A and Class B shares voting together as a single class. The principal shareholders of Starwood Financial have agreed in the shareholder agreement to vote all of their Class A and Class B shares of beneficial interest, representing approximately 99% of the voting power of Starwood Financial's outstanding common shares, in favor of the transactions and against any transaction which would compete with the merger and have granted an irrevocable proxy to TriNet to so vote. Please refer to the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Shareholder Agreement" for more information regarding the agreements of the principal shareholders of Starwood Financial and a description of the proxies granted to TriNet.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding Starwood Financial Class A and Class B shares is necessary to constitute a quorum at the Starwood Financial special meeting. Assuming the existence of a quorum, the affirmative vote of the holders of at least two thirds of the issued and outstanding Starwood Financial Class A and Class B shares, voting together as a single class, is required to approve the merger with TriNet and the incorporation merger. Solely to fulfill the requirements of the rules and regulations of the American Stock Exchange, the affirmative vote of at least a majority of the votes cast by the holders of Class A and Class B shares at the meeting is required to approve the advisor transaction. Holders of record of Starwood Financial Class A shares and Class B shares on the Starwood Financial record date are entitled to one vote per share at the Starwood Financial special meeting.

    If a shareholder attends the Starwood Financial special meeting, that shareholder may vote by ballot. However, since many shareholders may be unable to attend the Starwood Financial special meeting, the Starwood Financial Board is soliciting proxies so that each holder of Starwood Financial shares on the Starwood Financial record date has the opportunity to vote on the proposals to be considered at the Starwood Financial special meeting. The Starwood Financial shares represented by a properly signed, dated and returned proxy card will be voted in accordance with the instructions on the proxy card. FOR APPROVAL OF THE MERGER WITH TRINET AND THE INCORPORATION MERGER, IF A SHAREHOLDER DOES NOT RETURN A SIGNED PROXY CARD, THEIR STARWOOD FINANCIAL SHARES WILL NOT BE VOTED AND THUS WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE PROPOSALS. SIMILARLY, A BROKER NON-VOTE OR AN ABSTENTION WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE PROPOSALS. FOR THE APPROVAL OF THE ADVISOR TRANSACTION, BROKER NON-VOTES AND ABSTENTIONS WILL NOT BE COUNTED AS A VOTE FOR OR AGAINST THAT PROPOSAL.

    Shareholders are urged to mark the box on the proxy card to indicate how their Starwood Financial shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how their Starwood Financial shares are to be voted, the Starwood Financial shares represented by the proxy card will be voted "FOR" the proposals. The proxy card also confers discretionary authority on the individuals appointed by the Starwood Financial Board and named on the proxy card to vote the

Starwood Financial shares represented thereby on any other matter that is properly presented for action at the Starwood Financial special meeting, including any adjournments of the special meeting.

    Any Starwood Financial shareholder who executes and returns a proxy card may revoke the proxy at any time before it is voted by:

    - Notifying in writing Mr. Spencer B. Haber of Starwood Financial at 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

    - Granting a subsequent proxy.

    - Appearing in person and voting at the Starwood Financial special meeting.

    Attendance at the Starwood Financial special meeting will not in and of itself constitute revocation of a proxy.

    SOLICITATION OF PROXIES. Starwood Financial will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this joint proxy statement and prospectus will be borne equally by Starwood Financial and TriNet. Brokerage houses, fiduciaries, nominees and others will, upon request, be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Starwood Financial common and preferred stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Starwood Financial shareholders by directors, officers and employees of Starwood Financial in person or by telephone, telegraph, facsimile or other appropriate means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Starwood Financial in connection with the solicitation. In addition, Innisfree M&A Incorporated, a proxy solicitation firm, has been engaged by TriNet and Starwood Financial to
act as proxy solicitor and will receive fees estimated at $[      ], plus
reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to:

    Innisfree M&A Incorporated
    (888) 750-4834

    OTHER MATTERS. Starwood Financial is not aware of any business or matter other than those indicated above which may be properly presented at the Starwood Financial special meeting. If, however, any other matter properly comes before the Starwood Financial special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment. Any proposal by a shareholder intended to be presented at the 2000 annual meeting of shareholders must be received by Starwood Financial at the address listed above not later than January 1, 2000 for inclusion in Starwood Financial's proxy statement and form of proxy relating to Starwood Financial's 2000 annual meeting of shareholders. Starwood Financial's Board of Trustees will review any shareholder proposals that are filed as required, and will determine whether those proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2000 annual meeting. In addition, Starwood Financial's bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the 2000 annual meeting must give Starwood Financial written notice at its principal executive offices no later than January 1, 2000, and the notice must provide other information as described in the bylaws. Copies of Starwood Financial's bylaws are available to shareholders free of charge upon request to Starwood Financial's Investor Relations Department. Starwood Financial retains discretion to vote proxies on matters of which it is not properly notified.

                                   THE MERGER

BACKGROUND OF THE MERGER

    TRINET'S DECISION TO REVIEW STRATEGIC ALTERNATIVES. During 1998, the Board of Directors of TriNet spent considerable time reviewing the company's strategic alternatives in light of:

    - The underperformance of TriNet's stock price in relation to REIT indices, companies focused on triple net leasing and TriNet's past levels of performance.

    - TriNet's significant constraints on creating value for stockholders and the risk of further declines in TriNet's stock price.

    - TriNet's status as a relatively small niche company and its lack of asset diversity relative to larger real estate companies, and its related exposure to lease rollover risks and risks associated with asset concentration.

    - The current lack of equity capital available in the public markets at an attractive cost to net lease REITs generally and TriNet particularly.

    - The limited growth prospects of TriNet, particularly because of the increasing cost and limited availability of equity capital.

    - The desire to dispose of some of TriNet's prior investments involving multi-tenant properties and speculative development projects and, to some extent, shorter-term leases, which are inconsistent with TriNet's longer-term core credit tenant lease strategy.

    During the fall of 1998, the TriNet Board determined to examine various strategic alternatives designed to achieve several goals:

    - Improved access to equity capital at a more attractive cost, increasing TriNet's competitiveness and allowing it to increase its investment activities, particularly in long-term credit leases and higher-quality assets.

    - Greater diversity of assets, reducing lease rollover risk and asset type and geographic market concentration, providing a more secure return to investors.

    - A reorientation of TriNet's investment activities away from properties involving speculative development and higher risk, multi-tenant properties and shorter-term leases, toward a core strategy of long-term credit tenant leasing, maximizing TriNet's competitive advantages and creating the opportunity for TriNet to maximize stockholder value over the long term.

    On October 5, 1998, in light of the conditions in the capital markets, TriNet's increasing cost of capital and lack of accretive acquisition opportunities, TriNet announced its intention to sell approximately $100 million of assets to improve the quality of its portfolio and reduce leverage. Notwithstanding this announcement, the company's stock price continued to underperform both equity REITs and net lease REITs. From October 5, 1998 to February 24, 1999, the date on which TriNet's Board authorized its financial advisor to approach various parties regarding a business combination, the price of TriNet's common stock declined 23.1%. Over the same period, the Standard & Poor's REIT index declined by 4.0% and the stock prices of four triple net lease REITs (Franchise Finance Corp., Lexington Corporate Partners, Commercial Net Lease Realty and Realty Income Corp.) declined by a simple average of 15.0%.

    BACKGROUND OF THE TRANSACTION WITH STARWOOD FINANCIAL. During the fourth quarter of 1998, TriNet held discussions with several investment banking firms regarding potential strategic alternatives in order to address the TriNet Board's concerns outlined above.

    As part of its continuing growth strategy, Starwood Financial's management had for some time been considering opportunities for strategic business combinations with companies engaged in complementary real estate credit businesses. Starwood Financial consulted with its financial advisor, Bear Stearns, and identified TriNet as a potential merger partner because of the complementary nature of TriNet's and Starwood Financial's credit tenant lease businesses, as well as Starwood Financial's recent success in structuring investments in the sector. Starwood Financial's management, noting TriNet's leading franchise in credit tenant leasing, its stock price underperformance and its limited access to equity capital to fund new investments, believed that a business combination with Starwood Financial would significantly improve TriNet's limited growth prospects. Accordingly, Jay Sugarman, Starwood Financial's Chief Executive Officer, requested that Bear Stearns contact Robert Holman, TriNet's Chairman and Chief Executive Officer, to arrange a meeting between the two executives.

    On October 15, 1998, Bear Stearns, on behalf of Starwood Financial, met with Mr. Holman to arrange a meeting between Mr. Holman and Mr. Sugarman. From time to time during October 1998, Mr. Holman and Mr. Sugarman had telephone conversations to discuss their respective businesses generally.

    On November 30, 1998, Mr. Holman met with Mr. Sugarman, and the two chief executive officers discussed the complementary nature of the TriNet and Starwood Financial businesses. Mr. Sugarman suggested the possibility of exploring a business combination between Starwood Financial and TriNet.

    On January 7, 1999, Messrs. Sugarman and Holman met, together with Spencer
B. Haber, Starwood Financial's Chief Financial Officer, representatives from Bear Stearns and members of TriNet's senior management, and discussed the parties' interest in pursuing a business combination transaction.

    On January 11, 1999, TriNet engaged Greenhill & Co., LLC, a well-known mergers and acquisitions advisory firm, to act as its financial advisor in connection with a review of strategic alternatives, including raising capital through private equity funds, insurance companies or other institutional investors, participating in joint ventures or pursuing a sale of TriNet or its assets or another business combination transaction.

    Greenhill's initial discussions with TriNet's management and Board of Directors focused generally on: the recent underperformance in the stock market of equity REITs and net lease REITs generally and of TriNet in particular; the limited availability of equity capital to equity REITs in the public markets; the sluggish growth outlook for TriNet in the absence of additional equity capital; the history of mergers among REITs, including prices paid and stock market reaction to these transactions; and the heightened interest of private real estate opportunity funds in acquiring publicly-traded REITs.

    The initial discussions between Greenhill and TriNet also focused on the limited growth potential inherent in net lease REITs when faced with an inability to raise adequate equity capital, as well as the similarities of net lease REITs to other kinds of finance companies. These discussions also focused on the fact that a number of TriNet's recent acquisitions had leases with relatively near-term expirations and that some company assets were, by their terms and tenant profile, not within the TriNet's core credit tenant leasing strategy.

    On February 17, 1999, Messrs. Sugarman and Haber met with members of TriNet's senior management and representatives from Bear Stearns and Greenhill. The parties discussed Starwood Financial's continued interest in a combination with TriNet and the process for making a formal proposal to the TriNet Board of Directors.

    On February 24, 1999, TriNet's Board of Directors authorized Greenhill, in relation to a possible sale, merger or recapitalization of TriNet, to continue discussions with Starwood Financial and, in addition, to approach three major commercial finance companies, a major insurance and financial services company and the four private real estate opportunity funds that Greenhill viewed as most capable of completing a transaction of the proposed size. Upon Greenhill's advice, TriNet's Board chose to approach this group of potential acquirors, as opposed to equity REITs in the office and industrial sector, because the TriNet Board believed that these potential acquirors were most capable of developing TriNet's core credit tenant leasing strategy, which would maximize long-term value for TriNet's stockholders. Greenhill made the authorized approaches promptly following that date.

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    On March 2, 1999, TriNet amended its engagement of Greenhill to authorize
Greenhill to pursue, on TriNet's behalf, a strategic transaction. This amended engagement provided for a transaction fee to Greenhill based on the value of a completed transaction. This engagement also provided that if TriNet completed a transaction with Starwood Financial, because Starwood Financial had approached TriNet prior to Greenhill's engagement, the transaction fee payable to Greenhill would be 80% of the fee payable upon completion of any other transaction.

    On March 17, 1999, the Starwood Financial Board of Trustees met to discuss the status of the discussions with TriNet. In that meeting, Messrs. Sugarman and Haber reviewed Starwood Financial's approach to underwriting TriNet's business and assets, and discussed the financial and operational impact of a potential merger with TriNet. Messrs. Sugarman and Haber also discussed with the Board the potential terms of the merger and timing of next steps.

    The Starwood Financial Board of Trustees met again on March 31, 1999 telephonically to discuss submitting a written proposal to TriNet. During that meeting, Messrs. Sugarman and Haber updated the Board as to the progress of Starwood Financial's due diligence on TriNet's business, assets, and financial condition and presented Starwood Financial's preliminary underwriting conclusions and due diligence findings. Messrs. Sugarman and Haber also reviewed the detailed terms of a potential business combination with TriNet, which terms would be reflected in a written proposal to TriNet in the ensuing weeks.

    During March 1999, extensive information was provided by TriNet to, and discussions were held with, Starwood Financial and the four private opportunity funds. The other parties who were approached by Greenhill (as discussed above) declined to pursue a transaction with TriNet. Starwood Financial and the private opportunity funds then conducted a preliminary due diligence review of TriNet. By early April, three proposals, each subject to further due diligence, arrangement of financing and negotiation of other terms, were received from the private opportunity funds. The fourth private opportunity fund declined to submit a proposal. Starwood Financial also submitted a proposal during that period.

    One of the private opportunity fund proposals valued TriNet's common stock at $27-$28 per share, one at $27.50 per share and one at a range of $28-$32 per share, in each case subject to the various contingencies described above. Greenhill made extensive efforts on TriNet's behalf, without success, to persuade the first two parties to increase the value of their proposals. In the case of the third party, extensive efforts were made to clarify where within its proposed price range it was most likely to complete a transaction. Upon further discussion, this third party was unwilling to confirm an indication of interest at the midpoint of its range or higher, and ultimately declined to pursue further due diligence or a transaction with TriNet.

    The private opportunity funds communicated to Greenhill that the primary factors that limited their ability to increase their indicated value, or in the case of the last party to confirm any value, were the short-term nature of a number of TriNet leases and the related lease rollover risk, the high debt refinancing and other transaction costs associated with a cash transaction, which approximated $3.50 per share (based on interest rates prevailing on or about April 1, 1999), in addition to whatever financing costs would be incurred by the private opportunity fund, as well as the number of assets that did not fit the company's core business of net leasing office and industrial properties to tenants of high credit quality.

    The original Starwood Financial proposal, which was subject to the contingencies described above, was for a stock-for-stock merger in which each stockholder of TriNet would receive from Starwood Financial one Starwood Financial common share, after giving effect to the advisor transaction, for each share of TriNet common stock.

    In mid-April 1999, following receipt of the various proposals, TriNet's Board of Directors directed TriNet's management to prepare a report to the Board setting forth alternatives available for growth

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and enhancement of stockholder value on a stand-alone basis, in the absence of a change of control or strategic transaction involving a third party.

    TriNet's Board of Directors met on April 21, 1999 to consider the indications of interest from Starwood Financial and the private opportunity funds and to hear presentations made by Messrs. Sugarman and Haber on behalf of Starwood Financial regarding its proposal for a strategic combination, and by TriNet's management setting forth alternatives available for a stand-alone strategy. TriNet's management presented to the TriNet Board other opportunities for raising capital to fund growth opportunities, including joint ventures funded by pension funds or other private investors, securitizations to fund longer-term leases, a stock buyback program and increased leverage through an affiliated entity (so as not to affect TriNet's investment-grade rating). The TriNet Board also considered the feasibility and timing of such alternatives, the limitations they would impose on the operating and strategic flexibility of TriNet, the balance sheet and credit implications of those alternatives and the possible stockholder reactions to those alternatives. Greenhill presented to TriNet's Board information regarding the Starwood Financial proposal and the then current status of the private opportunity fund proposals.

    Following the presentations, TriNet's Board of Directors considered the various alternatives and determined that, subject to negotiation of a more favorable exchange ratio and a number of other key terms, a merger with Starwood Financial presented the best opportunity available to achieve the strategic goals described above, and to maximize value for TriNet's stockholders. In reaching this conclusion, the TriNet Board considered numerous factors regarding each alternative, including the maximization of long-term stockholder value and the likelihood of the successful completion of a transaction. For a discussion of the particular factors considered by TriNet's Board with respect to a transaction with Starwood Financial, please refer to the subsection of this joint proxy statement entitled "The Merger--Recommendation of the Board of Directors of TriNet; Reasons for the Merger."

    At the conclusion of the April 21 meeting, the TriNet Board authorized Greenhill and TriNet's legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison, to further negotiate the transaction terms with Starwood Financial and, in particular, directed Greenhill to seek to improve upon Starwood Financial's proposed exchange ratio of one Starwood Financial common share for each share of common stock of TriNet.

    A series of meetings were held on April 26, 27 and 28, 1999 at Starwood Financial's offices in New York City between representatives of Greenhill and Paul, Weiss, on TriNet's behalf, and senior management of Starwood Financial and representatives of its financial advisor, Bear Stearns, and its legal counsel, Rogers & Wells. During these meetings extensive efforts were made by the TriNet advisors to improve the value of the Starwood Financial proposal, and ultimately Starwood Financial indicated a willingness to improve its proposal to 1.15 Starwood Financial common shares per share of TriNet common stock. Other material terms were preliminarily agreed to, but all terms were subject to mutual due diligence investigations and negotiation of definitive documents.

    On a telephonic meeting of TriNet's Board of Directors held April 27, 1999, the TriNet Board authorized Greenhill and Paul, Weiss to commence additional due diligence investigations and to negotiate definitive agreements on the basis of the improved exchange ratio and other improved terms of Starwood Financial's proposal.

    On or about April 29, 1999, the parties commenced negotiation of definitive documents and additional due diligence investigations. Data rooms containing diligence materials for the two companies were established at the offices of Starwood Financial and Paul, Weiss. Representatives from Starwood Financial also visited a number of the properties in TriNet's portfolio. Representatives of TriNet visited a number of the properties securing loans in Starwood Financial's portfolio. There were numerous meetings and telephone conversations throughout May among representatives of TriNet and Starwood Financial and their respective legal and financial advisors regarding due diligence, financial analyses and the terms of the transaction documents.

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
    The Starwood Financial Board met on May 3, 1999, during which Messrs. Sugarman and Haber updated the Starwood Financial Board as to the status of negotiations and reviewed with the Starwood Financial Board management's plans for continued due diligence and visits to TriNet's properties.

    At a series of meetings of TriNet's Board held on May 25 and 26, 1999, each of Greenhill, Paul, Weiss, PricewaterhouseCoopers LLP and TriNet's management presented the preliminary results of their respective due diligence reviews of Starwood Financial. At the meeting, TriNet's Board also discussed various aspects of the proposed transactions, including the fact that the combined company's annualized dividend after the completion of the proposed transactions was expected to be higher than TriNet's current annualized dividend. Paul, Weiss also reviewed with the Board the status of the negotiations between the parties and their respective counsel. At the May 26 meeting, Greenhill indicated to TriNet's Board of Directors its willingness, subject to resolution of material open issues, to deliver an opinion to the TriNet Board that the exchange ratio of 1.15 common shares of Starwood Financial for each share of TriNet common stock is fair to the holders of TriNet common stock from a financial point of view. Based upon these reports, TriNet's directors authorized Greenhill and representatives of Paul, Weiss, subject to continuing due diligence and resolution of several open issues in the definitive documents, to pursue a merger with Starwood Financial on the basis of 1.15 Starwood Financial shares per share of TriNet common stock.

    On June 1, 1999, the Starwood Financial Board met. Messrs. Sugarman and Haber reviewed with the Board the status of negotiations regarding the merger. The Board also discussed plans for integrating the two companies, assuming that the parties entered into a definitive merger agreement.

    On June 2, 1999, a further TriNet Board meeting was held by telephone to review with Greenhill and Paul, Weiss additional due diligence on Starwood Financial and its assets. At this meeting, Greenhill, subject to satisfactory resolution of material open issues in the negotiations with Starwood Financial, delivered its oral opinion to TriNet's Board that the exchange ratio of 1.15 common shares of Starwood Financial for each share of TriNet common stock is fair to the holders of TriNet common stock from a financial point of view. Representatives of Paul, Weiss discussed with the TriNet Board, among other things, their fiduciary duties and the terms of the merger and reported on the several open issues between the parties that then remained outstanding. TriNet's Board reviewed and discussed information presented by management, Paul, Weiss and Greenhill. The TriNet Board then unanimously approved the merger, subject to the resolution of material open issues, determined to continue pursuing the Starwood Financial transaction and appointed a committee of two directors to give final approval of the transaction upon satisfactory resolution of these outstanding material issues and delivery again by Greenhill of a fairness opinion.

    Between June 2, 1999 and June 14, 1999, due diligence and negotiation of open issues between the parties continued.

    On June 14, 1999, the TriNet Board committee met, and Greenhill delivered its oral opinion that, as of that date, the exchange ratio in the merger agreement is fair to the holders of TriNet common stock from a financial point of view. Representatives of TriNet's legal counsel discussed with the Board committee, among other things, their fiduciary duties and the terms of the merger. The Board committee then unanimously approved the merger agreement and the merger subject only to completion of satisfactory resolution of several material issues between the parties.

    On June 15, 1999, the Starwood Financial Board held a meeting to approve the merger agreement and the merger. Representatives of Bear Stearns delivered their oral opinion, which was subsequently confirmed in writing, that as of that date, the exchange ratio in the merger agreement is fair, from a financial point of view, to Starwood Financial and its shareholders. Representatives of Starwood Financial's legal counsel discussed with the Starwood Financial Board, among other things, their fiduciary duties and the terms of the merger. Representatives of Starwood Financial's management reviewed with the Starwood Financial Board the final results of its due diligence investigation regarding TriNet's business, assets, operations and financial condition. Starwood Financial's Board reviewed and

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
discussed the information presented by management and Starwood Financial's legal and financial advisors, together with the opinion of Bear Stearns. At the conclusion of the discussion, Starwood Financial's Board unanimously approved the merger and the merger agreement.

    Also on June 15, 1999, Greenhill delivered to TriNet's Board its written fairness opinion dated that day, that, as of that date, the exchange ratio in the merger agreement is fair to the holders of TriNet common stock from a financial point of view. On that day, all material open issues having been resolved, documentation was completed and definitive agreements relating to the merger and the other transactions were executed. The merger was announced publicly on June 16, 1999.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TRINET; REASONS FOR THE MERGER

    The Board of Directors of TriNet has determined that the merger, including the exchange ratio, is fair and in the best interests of the stockholders of TriNet and has unanimously approved the merger, the merger agreement and all related agreements and transactions to which TriNet is a party. ACCORDINGLY, TRINET'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF TRINET VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND AUTHORIZATION OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    In considering the recommendation of the TriNet Board with respect to the merger, TriNet stockholders should also consider that some of the members of the TriNet Board have interests in the merger that may be different from, or in addition to, the interests of the stockholders of TriNet generally. For more information concerning the interests of these persons in the merger, please read the part of this discussion of "The Merger" entitled "Interests of Certain Parties in the Merger--TriNet Affiliates."

    In reaching the determination that the merger agreement and the merger are in the best interests of TriNet and its stockholders, TriNet's Board of Directors consulted with TriNet's management, as well as its financial advisor, legal counsel and accountants and considered the short-term and long-term interests of TriNet and the other strategic alternatives available to TriNet. The factors considered by TriNet's Board of Directors include those described below. While all of these factors were considered by TriNet's Board of Directors, TriNet's Board of Directors did not make determinations with respect to each of the factors. Rather, TriNet's Board of Directors made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

    POSITIVE FACTORS CONSIDERED BY TRINET'S BOARD OF DIRECTORS. In making its determination with respect to the merger, the TriNet Board considered the following material positive factors:

    - UNDERPERFORMANCE OF TRINET'S COMMON STOCK PRICE. TriNet's common stock has recently underperformed relative to REITs generally (as indicated by the Standard & Poor's REIT Index) and four comparable REITs that focus on triple net leasing (Franchise Finance Corp., Lexington Corporate Properties, Commercial Net Lease Realty and Realty Income Corp.). The Board of Directors also considered the advice of Greenhill that the underperformance was, at least in part, related to the perceived lack of funding and growth opportunities available to TriNet. TriNet, as an independent company, faced significant constraints on creating value for its stockholders and the risk of further declines in its stock price.

     From January 1, 1998 to February 24, 1999 (the date on which the Board of Directors authorized Greenhill to contact a list of potential acquirors and merger partners) the price of TriNet's common stock declined by 36.0%, the S&P REIT Index declined by 28.0% and the stock prices of the four comparable net lease REITs declined by a simple average of 20.0%.

     From October 5, 1998 (the date on which TriNet announced that it would sell approximately $100 million of assets) to February 24, 1999, the price of TriNet common stock declined by

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     23.1%, the S&P REIT Index declined by 4.0% and the stock prices of the four comparable net lease REITs declined by a simple average of 15.0%.

    - LIMITED GROWTH OPPORTUNITIES AS INDEPENDENT COMPANY. The Board of Directors considered the current lack of equity capital available in the public capital markets to fund growth opportunities for TriNet. TriNet's management presented to the Board of Directors other opportunities for raising capital to fund growth opportunities, including joint ventures with pension funds and other private investors, securitizations to fund longer-term leases, increased leverage and asset sales. The TriNet Board of Directors considered the feasibility and timing of such alternatives, the limitations they would impose on TriNet's operating and strategic flexibility, the balance sheet and credit implications of those alternatives and the possible stockholder reaction to those alternatives. The TriNet Board of Directors concluded that TriNet's growth strategy as an independent company had been and would continue to be hampered by the increasing cost and limited availability of capital, TriNet's status as a relatively small niche company and its lack of asset diversity relative to larger real estate companies, and its related exposure to lease rollover risk and risks associated with asset concentration.

    - REVIEW OF AVAILABLE STRATEGIC ALTERNATIVES. The merger reflects the culmination of an extensive examination of strategic alternatives conducted by TriNet's Board of Directors with the advice and assistance of its financial advisor, Greenhill. From February 1999 to May 1999, Greenhill, on behalf of TriNet, contacted and engaged in discussions with nine potential acquirors, including Starwood Financial, regarding a possible sale of or business combination transaction involving TriNet. For more information regarding this examination of strategic alternatives and the background of the merger, please read the portion of this discussion of "The Merger" entitled "Background of the Merger." Five of the potential acquirors, including Starwood Financial, indicated an interest in a business combination, received significant information relating to TriNet, had detailed discussions with Greenhill, and of those, four made proposals for an acquisition of or business combination with TriNet. In evaluating these transaction proposals, TriNet's Board of Directors considered both the potential long-term value to TriNet stockholders and the likelihood of completion of each proposed transaction. Based on this evaluation, TriNet's Board of Directors concluded that the Starwood Financial merger presented the best opportunity for TriNet to maximize long-term value for its stockholders.

      The Board of Directors of TriNet also considered the provisions of the merger agreement which permit the directors to respond to unsolicited written proposals for alternative transactions by furnishing non-public information and negotiating with any entity making a proposal if that proposal is determined by the TriNet Board of Directors to be more favorable to the holders of TriNet common stock than the merger. The merger agreement permits the Board of Directors of TriNet to withdraw its recommendation of the merger and terminate the merger agreement by reason of a superior alternative transaction or to recommend a superior alternative transaction, upon reimbursement to Starwood Financial of up to $3.5 million in transaction expenses and payment to Starwood Financial of a termination fee of up to $50.0 million. For more detailed information regarding the termination provisions of the merger agreement, you are urged to read the merger agreement (which is attached to this joint proxy statement and prospectus as Annex A) as well as the sections of this joint proxy statement and prospectus entitled "The Merger Agreement--Termination" and "--Termination Fees."

    - SUPERIOR BUSINESS STRATEGY, CAPABILITY AND GROWTH PROSPECTS. The TriNet Board concluded that pursuing the credit tenant lease business as a larger company in combination with Starwood Financial's real estate finance business was a more attractive alternative for maximizing and securing stockholder value than pursuing that same business as an independent company. The merger will create the preeminent publicly-traded finance company in the United States focused exclusively on the commercial real estate industry, with strong capabilities in structured mortgage and mezzanine lending and credit lease financing. The diverse real estate finance platform of the

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      combined company pairs Starwood Financial's track record of earnings and dividend growth, transaction origination capabilities, stable and growing asset portfolio (more than 80% of which consists of secured loans and credit tenant leases), structured financing experience and capital markets capabilities with TriNet's strong corporate tenant relationships and consistent lease revenues. The TriNet Board of Directors focused on the combined company's finance company orientation, with funding capabilities, management infrastructure and a diversified portfolio comparable to those of the largest commercial finance companies, but with experience, expertise and strategic focus entirely on commercial real estate. The implementation of the credit lease finance tools developed by Starwood Financial in TriNet's core business and asset base is expected to improve returns on TriNet's existing net lease business. In addition, Starwood Financial's transaction origination capability is expected to substantially improve new business volume and growth prospects for the net lease business of the combined company. In the TriNet Board's view, all of these factors, particularly the combined company's greater access to capital, provide the combined company with a growth outlook that is superior to that of TriNet as an independent company.

    - OPPORTUNITY TO REFOCUS TRINET ON ITS CORE CREDIT TENANT LEASE STRATEGY. The TriNet Board of Directors found that TriNet's prior investments involving multi-tenant properties and speculative development projects and, to some extent, shorter-term leases, were inconsistent with its core credit tenant lease strategy and concluded that TriNet should dispose of some of these investments. The TriNet Board viewed the merger as an opportunity to refocus TriNet on its core credit tenant lease strategy because of the strong strategic fit between the credit tenant lease business of TriNet and the structured finance business of Starwood Financial.

    - IMPROVED ACCESS TO CAPITAL. The merger improves access to capital for both companies by increasing the size and diversity of the combined company's assets, accessing Starwood Financial's innovative structured financing strategies and capital markets relationships and providing Starwood Financial with a rated financing platform in the combined company's net lease subsidiary.

    - ADVANTAGES OF A LARGER ENTERPRISE. By making TriNet part of a larger company, TriNet's exposure to tenant vacancy and lease rollover risk is reduced and its portfolio diversification is improved, providing the combined company with a more diverse revenue base, with real estate assets diversified across product type and geographic region.

    - EXPECTED INCREASE IN DIVIDEND RATE. The Board of Directors considered that TriNet shareholders would likely receive higher dividends from the combined company than they currently receive from TriNet. The combined company currently expects to pay dividends at an annualized rate of $2.76 per TriNet share (which is an annualized rate of $2.40 per combined company share multiplied by the exchange ratio of 1.15:1 in the merger) beginning with the first full quarter following the merger. For TriNet shareholders, this would represent an increase of $0.16 over the current annualized dividend rate of $2.60 per TriNet share.

    - DYNAMIC LEADERSHIP WITH A SUCCESSFUL TRACK RECORD. The merger adds Starwood Financial's opportunistic, entrepreneurial and innovative management team with its track record of assets and earnings growth to TriNet's established organizational infrastructure and its focus on credit tenant leasing. The TriNet Board of Directors noted Starwood Financial management's use of advanced techniques in leasing and other financing structures. The combined company will be led by dynamic and highly capable executives with substantial experience in all aspects of commercial real estate financing.

    - OPINION OF TRINET'S FINANCIAL ADVISOR. TriNet's financial advisor, Greenhill, delivered its opinion to TriNet's Board of Directors to the effect that, as of the date of the opinion, the exchange ratio of 1.15 Starwood Financial common shares for each share of TriNet common stock is fair to the holders of TriNet common stock from a financial point of view. The Board of Directors of

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      TriNet also reviewed the methodologies used by Greenhill in rendering this opinion and in valuing Starwood Financial. An opinion of Greenhill was delivered orally to TriNet's Board of Directors on June 2, 1999 and again on June 14, 1999 and was issued by Greenhill again in writing on June 15, 1999, prior to the execution of the merger agreement by TriNet. A copy of Greenhill's written opinion is attached to this joint proxy statement and prospectus as Annex C, and the stockholders of TriNet are urged to read this opinion in its entirety. Please also see the section of this joint proxy statement and prospectus entitled "The Merger--The Opinion of Greenhill" for more detailed information regarding Greenhill's opinion.

    NEGATIVE FACTORS CONSIDERED BY TRINET'S BOARD OF DIRECTORS. The TriNet Board also considered the matters described in this joint proxy statement and prospectus under the heading "Risk Factors" as well as the following potentially negative factors in its deliberations concerning the merger with Starwood
Financial:

    - The small number of common shares of Starwood Financial available for trading in the public markets meant that Starwood Financial's historical trading price was not necessarily an appropriate indicator of Starwood Financial's value.

    - Starwood Financial does not have an investment-grade credit rating, which could increase the cost of funds to the combined company relative to TriNet's stand-alone investment-grade ratings.

    - The TriNet Board noted that lack of publicly-traded companies that are comparable to Starwood Financial or the combined company in all material respects, making it more difficult to use comparable companies as an indicator of Starwood Financial's or the combined company's historical or projected market value.

    The Board of Directors of TriNet concluded that the potential negative factors considered by it were not sufficient, either individually or collectively, to outweigh the advantages of the merger.

RECOMMENDATION OF THE BOARD OF TRUSTEES OF STARWOOD FINANCIAL; REASONS FOR THE
  MERGER

    The Board of Trustees of Starwood Financial has determined that the merger, including the exchange ratio, is fair and in the best interests of Starwood Financial and has unanimously approved the merger, the merger agreement and all related agreements and transactions to which Starwood Financial is a party. ACCORDINGLY, STARWOOD FINANCIAL'S BOARD OF TRUSTEES RECOMMENDS THAT THE SHAREHOLDERS OF STARWOOD FINANCIAL VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND AUTHORIZATION OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    In considering the recommendation of the Starwood Financial Board with respect to the merger, Starwood Financial shareholders should also consider that some of the members of the Starwood Financial Board may have interests in the merger that are different from, or in addition to, the interests of the shareholders of Starwood Financial generally. For more information concerning the interests of these persons in the merger, please read the part of this discussion of "The Merger" entitled "Interests of Certain Parties in the Merger--Starwood Financial Affiliates."

    In reaching the determination that the merger agreement and the merger are in the best interests of Starwood Financial and its shareholders, the Starwood Financial Board consulted with Starwood Financial's management, as well as its financial advisor, legal counsel and accountants and considered the short-term and long-term interests of Starwood Financial and the other strategic alternatives available to Starwood Financial. The factors considered by the Starwood Financial Board include those described below. While the Starwood Financial Board considered all of these factors, it did not make determinations with respect to each of the factors. Rather, the Starwood Financial Board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual trustees may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

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
    POSITIVE FACTORS CONSIDERED BY THE STARWOOD FINANCIAL BOARD OF TRUSTEES. In making its determination with respect to the merger, the Starwood Financial Board considered the following material positive factors:

    - STRONG STRATEGIC FIT. The merger combines two complementary businesses that are both focused on providing innovative financing alternatives to the commercial real estate industry--in TriNet's case, by providing net leases to creditworthy corporate tenants and, in Starwood Financial's case, by providing mortgage and other structured financing to leading real estate owners. Starwood Financial currently has approximately $250 million invested in its credit tenant leasing business line and believes this business provides Starwood Financial with a significant growth opportunity using its creative investment and financing strategies. The merger will significantly accelerate Starwood Financial's presence in the credit tenant leasing business, and give Starwood Financial access to TriNet's numerous corporate real estate relationships, thus providing an attractive platform for actively pursuing its business plan with respect to the credit tenant leasing business.

    - CREATION OF INDUSTRY LEADER. The merger will create the largest publicly-traded finance company in the United States focused exclusively on the commercial real estate industry. The combined company is expected to have a pro forma total market capitalization in excess of $4.0 billion. Starwood Financial believes that the size of the combined company, the expertise of its management and its relationships with more than 250 corporate tenants and borrowers should position the combined company as a leader in its core financing businesses and provide the combined company with more efficient debt financing alternatives and a lower cost of capital.

    - SUPERIOR ACCESS TO CAPITAL. The combined company is expected to have a strong balance sheet. The combined company's pro forma book equity capitalization at June 30, 1999 is approximately $1.9 billion. In addition, the combined company should have access to a broad range of capital resources, including secured and unsecured debt, approximately $1.5 billion in total credit facilities and public and private equity.

    - DIVERSIFICATION. The merger will provide Starwood Financial's shareholders with a more diversified credit profile and asset base, measured in terms of borrower/tenant concentration, property type, asset type and geography. TriNet owned interests in 145 properties located in 25 states and which were leased to more than 175 tenants at June 30, 1999. Approximately 53% of the tenants in TriNet's properties had an investment-grade credit rating or an implied investment-grade credit rating at June 30, 1999. The increased diversification should generally reduce the risks to the combined company associated with any given loan or lease, geographic region or property type. Improved diversification should also benefit the combined company's credit quality.

    - WEST COAST PRESENCE. The merger will give Starwood Financial a significant presence on the West Coast and the ability to offer tenants and borrowers a full range of expertise in loan structuring and origination, lease financing and loan servicing across the United States.

    - IMPROVED LIQUIDITY. The merger will improve liquidity for Starwood Financial's shareholders.

    - INCREASED DIVIDENDS. As a result of the merger, Starwood Financial currently expects to increase its annual dividend payable to common shareholders to $2.40 per share beginning with the first full quarter after the merger.

    - OPINION OF STARWOOD FINANCIAL'S FINANCIAL ADVISOR. Bear Stearns delivered its opinion to the effect that, as of the date of the opinion, the exchange ratio of 1.15 Starwood Financial common shares for each TriNet common share is fair, from a financial point of view, to Starwood Financial and its shareholders. The Board of Trustees of Starwood Financial also reviewed the methodology used by Bear Stearns in rendering this opinion and in valuing TriNet. The opinion of Bear Stearns was delivered orally to the Starwood Financial Board on June 15, 1999, prior to the execution of the merger agreement by Starwood Financial, and later confirmed in writing. A copy of Bear Stearns' written opinion is attached to this joint proxy statement and prospectus as Annex D, and the shareholders of Starwood Financial are urged to read this opinion in its entirety. Please also see the section of this joint proxy statement and prospectus entitled "The Merger--The Opinion of Bear Stearns" for more detailed information regarding Bear Stearns' opinion.

    NEGATIVE FACTORS CONSIDERED BY THE STARWOOD FINANCIAL BOARD. The Starwood Financial Board also considered the matters described in this joint proxy statement and prospectus under the heading "Risk Factors" as well as the following potentially negative factors in its deliberations concerning the merger with TriNet:

    - The recent and projected growth of TriNet's business is significantly slower than that of Starwood Financial.

    - The combined company may not be able to meet its property disposition targets and may not be able to re-let space as leases expire on attractive terms or at all.

    - There may be significant tenant improvement costs and other expenditures associated with replacing expiring leases.

    - The combined company will be subject to the risks of tenant defaults and bankruptcies. For example, one of TriNet's tenants, representing approximately 1.6% of TriNet's net rental income for the year ended December 31, 1998, has declared bankruptcy and disaffirmed its lease with TriNet.

    The Starwood Financial Board concluded that the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the advantages of the merger.

THE OPINION OF GREENHILL

    Greenhill & Co., LLC, as part of its engagement as financial advisor to TriNet, was asked to render an opinion to TriNet's Board of Directors with respect to the fairness of the exchange ratio, from a financial point of view, to the holders of TriNet common stock.

    The following is a summary of the report by Greenhill to the TriNet Board in connection with the rendering of its oral opinion presented to the Board of Directors of TriNet on June 2, 1999 and again to a special committee of the TriNet Board authorized to approve the merger on June 14, 1999, subsequently confirmed by a written opinion addressed to the TriNet Board, dated June 15, 1999.

    The full text of the written opinion of Greenhill with respect to the exchange ratio setting forth the assumptions made, matters considered and the limits on the review undertaken, is attached as Annex C to this joint proxy statement and prospectus and is incorporated herein by reference. TriNet stockholders are urged to read the opinion in its entirety. Greenhill's written opinion is addressed to the TriNet Board, is directed only to the exchange ratio, and does not constitute a recommendation to any stockholder of TriNet as to how the stockholder should vote at the TriNet special meeting nor does it constitute a recommendation to the TriNet Board as to whether it should approve the merger. The summary of the opinion of Greenhill set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Greenhill:

    - Reviewed the draft dated June 14, 1999 of the merger agreement and certain ancillary agreements referred to in the merger agreement.

    - Reviewed the structure of the merger.

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
    - Reviewed the draft dated June 14, 1999 of the advisor transaction agreement.

    - Analyzed the advisor transaction as it relates to the merger (which included a review of the investment advisory agreement between Starwood Financial and its external advisor and selected financial information regarding this external advisor provided to Greenhill by the advisor).

    - Reviewed Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, 1997 and 1998 for TriNet.

    - Reviewed Forms 10-K and related financial information for the two fiscal years ended December 31, 1997 and 1998 for Starwood Financial.

    - Reviewed certain other filings with the Securities and Exchange Commission made by TriNet and Starwood Financial, respectively, that Greenhill deemed relevant.

    - Reviewed certain information, including financial forecasts related to the business, earnings, cash flow, assets, liabilities and prospects of TriNet and Starwood Financial, furnished to Greenhill by TriNet, Starwood Financial and Starwood Financial's advisor.

    - Conducted discussions with members of senior management of TriNet, Starwood Financial and Starwood Financial's advisor concerning their respective businesses, strategic objectives, capital structures, recent results and prospects.

    - Conducted property tours of selected assets owned by Starwood Financial or that represent the collateral for its debt investments.

    - Reviewed the historical market prices and trading activity for the TriNet common stock and the Starwood Financial common shares, as well as related stock market indices that Greenhill deemed relevant.

    - Analyzed the exchange ratio using the trading values of commercial finance companies, specialty real estate finance companies, real estate investment trusts and consumer finance companies that Greenhill deemed relevant.

    - Compared the combined results of operations of TriNet and Starwood Financial after giving effect to the advisor transaction with those of certain companies that Greenhill deemed to be reasonably similar to the combined company.

    - Reviewed the financial terms, to the extent publicly available, of certain other comparable transactions that Greenhill deemed relevant.

    - Analyzed the pro forma effect of the merger on the earnings, cash flow, consolidated capitalization, dividend policy and certain financial ratios of the combined company.

    - Participated in discussions and negotiations among representatives of TriNet and Starwood Financial and Starwood Financial's advisor and their financial and legal advisors.

    - Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Greenhill deemed necessary or appropriate for purposes of its opinion.

    In preparing its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its opinion. Greenhill also relied upon the assurances of the representatives of TriNet, Starwood Financial and Starwood Financial's advisor that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections provided by TriNet and Starwood Financial, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the

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
management of TriNet, Starwood Financial and Starwood Financial's advisor as to the future financial performance of TriNet and Starwood Financial. Greenhill also assumed that the merger will be consummated in accordance with the terms of the merger agreement. Greenhill did not make any independent appraisal of the assets of TriNet or Starwood Financial.

    Greenhill's opinion is necessarily based on the economic, market, financial and other conditions as in effect on, and the information made available to Greenhill as of, the date of the Greenhill opinion. Subsequent developments may affect the conclusions contained in the written opinion dated June 15, 1999, and Greenhill does not have any obligation to update, revise or reaffirm its opinion. Greenhill expressed no opinion as to the price at which the Starwood Financial common shares will trade at any future time.

    In accordance with customary investment banking practice, Greenhill employed generally accepted valuation methods in reaching its opinion. The following summarizes certain of the analyses performed by Greenhill in connection with the rendering of both its oral opinions of June 2 and June 14, 1999, and its written opinion dated June 15, 1999. Some of the summaries below include information in tabular format. The tables alone are not a complete description of the financial analyses and should be read together with the text of each summary.

    RELATIVE CONTRIBUTION ANALYSIS. Greenhill analyzed the pro forma contribution of each of TriNet and Starwood Financial to the pro forma combined company. The analysis showed that, among other things, Starwood Financial and TriNet, respectively, would have contributed the portion of the combined company's earnings before interest expense, taxes, depreciation and amortization (also known as EBITDA), net income, funds from operations (also known as FFO) and adjusted earnings (which represents net income plus depreciation and amortization, less preferred dividends) for the pro forma projected fiscal years ending December 31, 1999 and December 31, 2000 as set forth in the following table.

                                                                          FISCAL 1999                 FISCAL 2000
                                                                   --------------------------  --------------------------
                                                                     STARWOOD                    STARWOOD
                                                                     FINANCIAL      TRINET       FINANCIAL      TRINET
                                                                   -------------  -----------  -------------  -----------
EBITDA...........................................................           61%           39%           66%           34%
Net Income.......................................................           66%           34%           69%           31%
FFO..............................................................           57%           43%           62%           38%
Adjusted Earnings................................................           59%           41%           63%           37%

    Greenhill observed that an exchange ratio of 1.15:1 implies pro forma ownership of the combined company of: (1) 66.9% by a combination of current holders of Starwood Financial common shares and owners of interests in its external advisor who will receive Starwood Financial common shares in the advisor transaction; and (2) 33.1% by TriNet common stockholders (after taking into account the exercise of outstanding stock options and other outstanding securities that are convertible into or exchangeable for, the common equity of Starwood Financial or TriNet).

    In performing the comparison, Greenhill relied upon projections of fiscal year 1999 and 2000 revenue, EBITDA, FFO and adjusted earnings estimates and projections prepared by the management of both TriNet and Starwood Financial.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY-TRADED COMPANIES. Greenhill observed that only approximately 1% of Starwood Financial's common shares is available for trading in the public markets and, therefore, trading in Starwood Financial's common shares is illiquid and highly volatile. Greenhill further observed that no securities firms provide research on the value of Starwood Financial's common shares. In light of the foregoing, Greenhill did not rely on the public trading prices of Starwood Financial's common shares to determine the value of Starwood Financial's common shares for purposes of its opinion. Instead, Greenhill relied, as it would in evaluating a private company, principally on an analysis of selected comparable publicly-traded companies to determine the value of Starwood Financial's common shares. From January 1, 1999 to the date of the announcement of the merger, Starwood Financial common shares, based on closing prices, traded in the range of $34.125 to $66.50 per share.

    Because of the lack of publicly-traded companies that are directly comparable to Starwood Financial, Greenhill analyzed four different groups of companies that Greenhill deemed shared characteristics relevant to Greenhill's analysis of Starwood Financial. The four groups and the companies within each group are as follows:

1.  COMMERCIAL FINANCE COMPANIES
    Allied Capital Corporation

    The CIT Group, Inc.
    The FINOVA Group Inc.

    Heller Financial, Inc.

2.  SPECIALTY REAL ESTATE FINANCE COMPANIES
    Capital Trust, Inc.
    Carey Diversified LLC

    LNR Property Corporation

3.  CONSUMER FINANCE COMPANIES
    Associates First Capital Corporation

    Household International, Inc.

4.  REITS:

    TRIPLE NET LEASE REITS
    Commercial Net Lease Realty, Inc.

    Franchise Finance Corporation of America

    Lexington Corporate Properties Trust

    Realty Income Corporation

    OFFICE REITS
    Boston Properties, Inc.

    CarrAmerica Realty Corporation

    Cornerstone Properties Inc.

    Equity Office Properties Trust

    OFFICE/INDUSTRIAL REITS
    Duke Realty Investments, Inc.

    Liberty Property Trust

    Prentiss Properties Trust

    Spieker Properties, Inc.

    INDUSTRIAL REITS
    First Industrial Realty Trust, Inc.

    ProLogis Trust

    OPPORTUNITY REITS
    Crescent Real Estate Equities Company

    Vornado Realty Trust

    In analyzing the three groups of finance companies, Greenhill reviewed the ratio (also known as
P/E) of price to projected fiscal 1999 and fiscal 2000 earnings per share (EPS) (based on consensus security analyst estimates as reported by First Call), the ratio of fiscal 2000 P/E to First Call projected five-year earnings growth rates, and the ratio of price to book value as of March 31, 1999.

    In analyzing the REIT group, Greenhill reviewed the ratio of price to projected fiscal 1999 and fiscal 2000 FFO (based on consensus security analyst estimates as reported by First Call), fiscal 1999 dividend yields, and the ratio of price to book value as of March 31, 1999.

    In evaluating the selected comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of each group to Starwood Financial and judgments as to the relative applicability to Starwood Financial of the various valuation parameters with respect to each group. Based upon these judgments and the valuation ranges discussed below, Greenhill determined a valuation range for Starwood Financial as of May 19, 1999 of approximately $27.00 to $30.00 per share. However, Greenhill expressed no opinion as to the price at which Starwood Financial common shares will trade at any time.

    Based upon a 1.15:1 exchange ratio, this valuation range for Starwood Financial implies a transaction value for TriNet of between $31.05 and $34.50 per share. The per share value range for

Starwood Financial, based upon Starwood Financial's book value as of March 31, 1999 and its management projections, implies multiple ranges of 14.3x-15.9x 1999E EPS, 11.0x-12.2x 2000E EPS, 0.73x-0.81x 2000E P/E to projected five-year earnings growth rates, 13.5x-15.0x 1999E FFO, 10.6x-11.8x 2000E FFO and 1.36x-1.51x price to book value.

    With respect to Commercial Finance Companies, Greenhill noted that Starwood Financial's asset size, business model and growth prospects were similar to these companies. Accordingly, Greenhill determined that Starwood Financial has a size, asset diversity, track record and growth prospects that should ultimately lead it to be viewed, for valuation purposes, as most comparable to the Commercial Finance Companies. However, Greenhill also noted that Starwood Financial, in contrast to the companies in this group, was focused entirely on real estate finance, had lower leverage and historically paid a higher dividend. Based on closing stock prices as of May 19, 1999, Greenhill noted that the Commercial Finance Companies traded at multiple ranges of 11.4x-15.4x price to 1999E EPS, 9.5x-12.8x price to 2000E EPS, 0.54x-0.80x 2000E P/E to projected five-year growth rates and 1.66x-2.11x price to book value.

    With respect to Specialty Real Estate Finance Companies, Greenhill noted that, while Starwood Financial's business model was in many ways similar to these companies, this group represents an emerging industry niche where there are few publicly-traded companies, all of which are substantially smaller than Starwood Financial. Based on closing stock prices as of May 19, 1999, Greenhill noted that the Specialty Real Estate Finance Companies traded at multiple ranges of 8.4x-10.4x price to 1999E EPS, 7.1x-7.9x price to 2000E EPS, 0.30x-0.81x
2000E P/E to projected five-year growth rates and 0.86x-1.10x price to book value.

    With respect to Consumer Finance Companies, Greenhill observed that these companies were much larger in terms of assets and market capitalization and had higher perceived asset base diversification and growth prospects than Starwood Financial. Based on closing stock prices as of May 19, 1999, Greenhill noted that the Consumer Finance Companies traded at multiple ranges of 15.0x-19.6x price to 1999E EPS, 12.9x-16.8x price to 2000E EPS, 0.83x-0.99x 2000E P/E to projected five-year growth rates and 3.29x-3.52x price to book value.

    With respect to REITs, Greenhill noted that Starwood Financial has a similar capital structure and dividend policy to most equity REITs, but also noted that Starwood Financial is fundamentally different in that it does not generally own real estate as equity REITs do. With respect to mortgage REITs, Greenhill observed that Starwood Financial is significantly larger and has a substantially different business model, more diversified asset base, stronger financial history and significantly lower leverage than publicly-traded mortgage REITs. Greenhill therefore concluded that publicly-traded mortgage REITs did not provide relevant benchmarks for determining the value of Starwood Financial common shares. For this reason, the REIT companies selected by Greenhill for its analysis constitute equity REITs, not mortgage REITs, although Starwood Financial is fundamentally different from both groups of REITs in many respects. Based on closing stock prices as of May 19, 1999, Greenhill noted that the REITs traded at multiple ranges of 7.0x-12.9x price to 1999E FFO, 6.9x-11.8x price to 2000E FFO, and 1.01x-3.49x price to book value and had 1999 estimated dividend yields of 4.5%-10.6%.

    COMPARABLE TRANSACTION ANALYSIS AND TRANSACTION PREMIUM ANALYSIS. Using publicly-available information, Greenhill examined selected merger and acquisition transactions with respect to industry characteristics, growth prospects and other traits deemed relevant. Specifically, Greenhill reviewed the following transactions which were announced or took place from March 1996 to April 1999 (listed in reverse chronological order beginning with the most recent transaction):

    - Krupp/Blackstone/Whitehall's proposed acquisition of Berkshire Realty Inc.

    - Robert Alter/Westbrook's proposed acquisition of Sunstone Hotel Investors

    - Irwin Jacobs' proposed acquisition of Cornerstone Realty Income Trust,
      Inc.

    - Duke Realty Investments' acquisition of Weeks Corp.

    - Reckson Associates/Crescent Properties' acquisition of Tower Realty Trust

    - Irvine Co.'s acquisition of Irvine Apartment Communities

    - ProLogis Trust's acquisition of Meridian Industrial Trust

    - Equity Residential Properties' acquisition of Merry Land & Investment Co.

    - Healthcare Realty Trust's acquisition of Capstone Capital Corp.

    - Excel Realty Trust's acquisition of New Plan Realty Trust

    - Equity Inns, Inc.'s acquisition of RFS Hotel Investors

    - Bay Apartment Communities' acquisition of Avalon Properties Inc.

    - Kimco Realty Corp.'s acquisition of Price REIT Inc.

    - Apartment Inv. and Mgmt.'s acquisition of Ambassador Apartments Inc.

    - Prime Retail Inc.'s acquisition of Horizon Group

    - Equity Office Properties Trust's acquisition of Beacon Properties Corporation

    - Equity Residential Properties' acquisition of Evans Withycombe Residential

    - Camden Property Trust's acquisition of Paragon Group Inc.

    - United Dominion Realty's acquisition of South West Property Trust Inc.

    - Highwoods Property Trust's acquisition of Crocker Realty Trust Inc.

    - Simon Property Group's acquisition of DeBartolo Realty Corp.

    The range of projected calendar year FFO paid in the comparable transactions was 6.6x-16.2x. Based upon the Greenhill valuation for Starwood Financial as of May 19, 1999 of approximately $27.00 to $30.00 per share, a 1.15:1 exchange ratio implies a transaction value for TriNet of between $31.05-$34.50 per share. This TriNet per share value range implies a multiple range for TriNet of 8.7x-9.6x 1999E FFO per share (based on TriNet management projections).

    The range of implied premiums paid by the acquiror in the comparable transactions based on the closing price of the relevant stock one week prior to the announcement of the relevant transactions was -2.2% to 34.5%. Based upon the Greenhill valuation for Starwood Financial as of May 19, 1999 of approximately $27.00 to $30.00 per share, a 1.15:1 exchange ratio implies a transaction value for TriNet of between $31.05-$34.50 per share. Based upon a TriNet closing stock price of $28.25 as of May 12, 1999, this implies a premium paid range of between 9.9%-22.1%. Based upon a TriNet closing stock price of $24.75 on February 24, 1999, the date that the TriNet Board authorized Greenhill to contact a number of parties with respect to exploring strategic alternatives for TriNet, this implies a premium paid range of between 25.5%-39.4%.

    No company utilized in the selected precedent transaction analysis is identical to either TriNet or Starwood Financial nor is any transaction identical to the contemplated transaction between TriNet and Starwood Financial. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of TriNet and Starwood Financial and the companies involved in the comparable transactions, as well as other factors that could affect their publicly-traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to comparable transactions.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In arriving at its opinion, Greenhill may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of TriNet or Starwood Financial.

    In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TriNet, Starwood Financial or Greenhill. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of TriNet or Starwood Financial, none of Greenhill, TriNet or Starwood Financial assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which TriNet or Starwood Financial might actually be sold.

    The TriNet Board selected Greenhill to be its financial advisor in connection with the merger because Greenhill is a prominent investment banking and financial advisory firm with relevant qualifications, experience and expertise. For services rendered in connection with the merger and the delivery of its opinion, TriNet has agreed to pay Greenhill a fee of between $5.7 and $5.9 million (which amount is based upon the Greenhill implied transaction valuation range for TriNet as of May 19, 1999 of between $31.05-$34.50 per share and equals 80% of the fee that would be owed to Greenhill if TriNet consummated the same transaction with any party other than Starwood Financial). TriNet will also indemnify Greenhill against certain liabilities in connection with its engagement. In addition, TriNet has agreed to reimburse Greenhill for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. In the past, Greenhill has provided investment banking services to TriNet and has received customary fees for rendering these services.

THE OPINION OF BEAR STEARNS

    Starwood Financial engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise in similar transactions. Bear Stearns is an internationally recognized investment banking firm. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    At the June 15, 1999 meeting of the Starwood Financial Board, Bear Stearns delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio in the merger of Starwood Financial and TriNet was fair, from a financial point of view, to Starwood Financial and its shareholders.

    Annex D to this document is the full text of Bear Stearns' written opinion and we urge you to carefully read the opinion in its entirety. The opinion sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns and is incorporated in this proxy in its entirety by this reference. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. In reading the discussion of the fairness opinion set forth below, Starwood Financial shareholders should be aware that Bear Stearns' opinion:

    - Was provided to the Starwood Financial Board of Trustees solely for its benefit and use in connection with its consideration as to whether the exchange ratio in the merger of Starwood Financial and TriNet was fair, from a financial point of view, to Starwood Financial and its shareholders.

    - Did not constitute a recommendation to the Starwood Financial Board of Trustees in connection with the merger.

    - Did not constitute a recommendation to any Starwood Financial shareholder as to how to vote in connection with the merger proposal.

    - Did not express any opinion as to the price or range of prices at which shares of common stock of the pro forma combined company would trade subsequent to the consummation of the merger.

    - Did not address Starwood Financial's underlying business decision to effect the merger.

    - Did not address any other transactions that may occur at the time of, or near the time of, the merger of Starwood Financial and TriNet or the effect of any of these transactions on the merger of Starwood Financial and TriNet.

    Although Bear Stearns evaluated the fairness to Starwood Financial and its shareholders, from a financial point of view, of the exchange ratio in the merger of Starwood Financial and TriNet, the exchange ratio itself was determined by Starwood Financial and TriNet through arms' length negotiations. Bear Stearns provided advice to Starwood Financial during the course of such negotiations. Starwood Financial did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

    In arriving at its opinion, Bear Stearns, among other things:

    - Reviewed the merger agreement.

    - Reviewed each of Starwood Financial's and TriNet's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, and their respective Quarterly Reports on Form 10-Q for the period ended March 31, 1999.

    - Reviewed selected operating and financial information, including projections related to the business and prospects of Starwood Financial and TriNet, provided to Bear Stearns by the managements of Starwood Financial and TriNet, as applicable, and reviewed selected operating and financial information, including projections related to the business and prospects of the pro forma combined company provided to Bear Stearns by the managements of Starwood Financial and TriNet.

    - Met with members of Starwood Financial's and TriNet's senior managements to discuss their respective company's operations, historical financial statements and future prospects.

    - Reviewed the historical prices and trading volumes of the common shares of Starwood Financial and TriNet.

    - Reviewed and analyzed the pro forma financial impact of the merger of Starwood Financial and TriNet.

    - Reviewed publicly-available financial data, stock market performance data and valuation parameters of companies which it deemed generally comparable to Starwood Financial and TriNet.

    - Reviewed the terms of recent mergers and acquisitions which it deemed generally comparable to the merger.

    - Conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

    In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information including, without limitation, the projections provided to it by Starwood Financial and TriNet. With respect to Starwood Financial's, TriNet's and the pro forma combined company's projected financial results, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the senior managements of Starwood Financial and TriNet as to the expected future performance of Starwood Financial, TriNet and the pro forma combined company, as applicable. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to it, and relied upon the assurances of the senior managements of Starwood Financial and TriNet that they were unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Starwood Financial and TriNet, nor was it furnished with any such appraisals. Bear Stearns' opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion, and Bear Stearns undertook no obligation to update its opinion to reflect any developments occurring after that date. Bear Stearns assumed that the merger would qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    The following is a brief summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion.

    In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Starwood Financial and TriNet. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analysis. In addition, as described above, the Bear Stearns opinion was among several factors taken into consideration by the Starwood Financial Board of Trustees in making its determination to approve the merger and the merger agreement.

    HISTORICAL STOCK PRICE PERFORMANCE OF TRINET. Bear Stearns reviewed the trading volume and price history of TriNet common stock on the New York Stock Exchange for the period from December 15, 1996 through June 11, 1999 and the relationship between movements in the closing prices of TriNet common stock, the Russell 2000 Index, the Morgan Stanley REIT Index and an index of net lease REITs for the period from June 11, 1998 through June 11, 1999. Bear Stearns noted that, since December 15, 1996, the closing price of TriNet common stock had reached a high of $40 1/8 on February 9, 1998 and had fallen to a low of $24 1/2 on March 24, 1999. Bear Stearns also noted that TriNet common stock had underperformed the Russell 2000 Index, the Morgan Stanley REIT Index and the index of the net lease REITs between June 11, 1998 and June 11, 1999.

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
    PRO FORMA EARNINGS IMPACT. Bear Stearns reviewed the pro forma impact of the merger on Starwood Financial shareholders across various estimated per share performance measures, including basic earnings per share, basic adjusted earnings per share and basic funds from operations per share for the years 2000 through 2002. In the analysis, basic adjusted earnings per share was calculated as basic earnings per share (after payment of preferred dividends) plus per share depreciation and amortization. Bear Stearns reviewed the pro forma earnings impact under two alternative sets of financial projections: the independent stand-alone business plans combined with pro forma adjustments for the merger, and the combined management's business plan. The primary differences between the two cases reflected updated assumptions about the amount of external financing for Starwood Financial and for the pro forma combined company, different uses of the proceeds from the external financing and the types of leasing and lending originations that would be made. The two sets of projections were based on different assumptions of the managements of Starwood Financial and TriNet. Set forth below are the pro forma percentage changes to certain estimated per share performance measures of Starwood Financial for the years 2000 through 2002 that are assumed as a result of the merger with TriNet. The following table shows the percentage changes between the stand-alone business plan of Starwood Financial and the combined independent stand-alone business plans of Starwood Financial and TriNet:

                                                               PERCENTAGE CHANGE VERSUS
                                                            STARWOOD FINANCIAL STAND-ALONE
                                                              2000E      2001E      2002E
                                                            ---------  ---------  ---------
COMBINATION OF INDEPENDENT STAND-ALONE BUSINESS PLANS:
    Basic earnings per share..............................      (6.3%)     (10.8%)     (12.0%)
    Basic adjusted earnings per share.....................       9.1%        3.2%      (0.3%)
    Basic funds from operations per share.................      10.6%        4.3%       1.1%

    The following table shows the percentage changes between the updated stand-alone business plan of Starwood Financial versus the combined management's business plan (i.e., the combination of the updated stand-alone business plan of Starwood Financial and the independent stand-alone business plan of TriNet, with certain pro forma adjustments for the merger relating to new business acquisitions and funding for the combined company and certain merger acounting adjustments):

                                                               PERCENTAGE CHANGE VERSUS
                                                            STARWOOD FINANCIAL STAND-ALONE
                                                              2000E      2001E      2002E
                                                            ---------  ---------  ---------
COMBINED MANAGEMENT'S BUSINESS PLAN:
    Basic earnings per share..............................      (3.1%)      (1.9%)      (5.2%)
    Basic adjusted earnings per share.....................      13.9%       16.4%      13.5%
    Basic funds from operations per share.................      17.2%       19.7%      16.3%

    RELATIVE CONTRIBUTION ANALYSIS. Bear Stearns reviewed the relative contribution of each of Starwood Financial and TriNet to selected income statement categories of the pro forma combined company, including estimated funds from operations, cash available for distribution and adjusted net income for the years 2000 through 2002 based on the independent stand-alone business plans. In the analysis, adjusted net income was calculated as net income (after payment of preferred dividends) plus depreciation and amortization. Bear Stearns then compared these contribution percentages to the pro forma equity ownership percentages of Starwood Financial and TriNet stockholders implied by the 1.15 exchange ratio. Bear Stearns observed that Starwood Financial's equity ownership of the pro forma combined company as of the consummation of the merger (including the shares issued in the advisor transaction and the special stock dividend) would be approximately 66.9% at the exchange ratio of 1.15.

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
Set forth below is the relative contribution of each of Starwood Financial and TriNet to selected estimated earnings figures for the pro forma combined company for the years 2000 through 2002:

                                                                           2000E        2001E        2002E
                                                                        -----------  -----------  -----------
FUNDS FROM OPERATIONS:
    Starwood Financial................................................        61.9%        67.6%        72.5%
    TriNet............................................................        38.1%        32.4%        27.5%

CASH AVAILABLE FOR DISTRIBUTION:
    Starwood Financial................................................        65.9%        73.7%        77.4%
    TriNet............................................................        34.1%        26.3%        22.6%

ADJUSTED NET INCOME:
    Starwood Financial................................................        63.3%        68.8%        73.6%
    TriNet............................................................        36.7%        31.2%        26.4%

    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Bear Stearns' opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the exchange ratio for the merger of Starwood Financial and TriNet to Starwood Financial and its shareholders.

    Pursuant to the terms of its engagement letter with Bear Stearns, Starwood Financial has agreed to pay Bear Stearns a total fee of $9.0 million, $500,000 of which became payable to Bear Stearns upon the delivery of its opinion and the balance of which will become payable upon consummation of the merger. In addition, Starwood Financial has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by it in connection with the merger, including reasonable fees and disbursements of its legal counsel. Starwood Financial has also agreed to indemnify Bear Stearns against some liabilities in connection with its engagement, including liabilities under the federal securities laws.

    Bear Stearns has been previously engaged by Starwood Financial and some of its affiliates to provide investment banking and financial advisory services for which it received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Starwood Financial and/or TriNet for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PARTIES IN THE MERGER--TRINET AFFILIATES

    CHANGE OF CONTROL AGREEMENTS AND RELATED MERGER AGREEMENT
PROVISIONS. During 1997, TriNet entered into agreements with several senior executives which entitle each to payments and other benefits in the event his or her employment is terminated or constructively terminated following a change in control of TriNet. At this time, the following officers are parties to change of control agreements: Ms. Elisa DiTommaso (Senior Vice President, Chief Financial Officer and Treasurer),

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
Ms. Jo Ann Chitty (Senior Vice President, Asset Management), Mr. James H. Ida (Senior Vice President, Acquisitions) and Mr. Geoffrey M. Dugan (Vice President, Administration, General Counsel and Secretary). The merger is a change of control for purposes of these agreements.

    These agreements generally provide that, in the event of termination or constructive termination following a change in control, the officer would receive the following:

1.  An amount equal to the greater of:

     (a) the officer's annual base salary plus the largest bonus paid to the officer over the previous five years; and

     (b) his or her greatest amount of annual compensation (salary and bonus) over the previous five years.

2. A prorated amount of unpaid incentive bonus for the year in which termination occurs.

3.  Continuation of employee group benefits coverage for one year.

4. At the officer's election, accelerated payment of outstanding dividend equivalent right awards, at TriNet's then current dividend rate.

5. Immediate vesting of outstanding stock options and dividend equivalent right awards.

6. An amount equal to TriNet's maximum contributions under its 401(k) plan for one year.

7. An amount equal to the contributions previously made by TriNet to the individual's account under its 401(k) plan which are forfeited due to termination of employment.

    The agreements also provide that TriNet will pay the covered executives certain additional amounts equal to the excise taxes payable (if any) by the executives, including income or other taxes with respect to the additional excise tax payment itself.

    The merger agreement provides that the remaining unvested options held by Ms. DiTommaso, Ms. Chitty, Mr. Ida and Mr. Dugan will immediately vest at the closing of the merger, and each executive will have a choice to either: (1) receive the cash value of all their options (based on the difference between the option exercise price and the combined company's stock price during a specified period after the closing of the merger); or (2) have their options converted at the exchange ratio into options to purchase shares of the common stock of the combined company. Furthermore, those officers will also receive immediate payment of all outstanding dividend equivalent rights.

    On July 26, 1999, Mr. A. William Stein, former President and Chief Operating Officer of TriNet, and TriNet entered into a consulting and separation agreement in connection with Mr. Stein's resignation as of August 1, 1999 from his employment with TriNet. Under the terms of the consulting and separation agreement, Mr. Stein received a payment of $320,000 upon his separation from TriNet on August 1, 1999 and an amount equal to the contributions previously made by TriNet to Mr. Stein's account under its 401(k) plan that were forfeited by Mr. Stein due to his termination of employment and continued coverage under TriNet's employee group benefit plans. He will also receive an additional payment of $320,000 on October 1, 1999 if the merger or an "alternative transaction," as defined in the agreement, involving a change of control of TriNet has not been completed by October 1, 1999. Mr. Stein was a party to a change of control agreement with TriNet which he entered into in 1998 and which was later amended. The consulting and separation agreement extinguishes Mr. Stein's change of control agreement, as amended, and provides for the payment to Mr. Stein of compensation if the merger or an alternative transaction, as defined, is consummated. This compensation is substantially identical to what Mr. Stein would have received under his pre-existing change of control agreement in the event of his termination upon a change of control of TriNet. In particular, the consulting and separation agreement provides that on the date the merger or an alternative transaction, as defined, is completed, Mr. Stein will receive (less the cash payment or payments described in the previous sentences) the amounts and other benefits described above that would be payable to TriNet's senior executives in the case of a termination after a change of control under their change of control agreements, except that, in the case of Mr. Stein, he will receive an amount equal to 200% of the greater of: (1) his annual base salary plus largest bonus over the previous five years; and (2) his greatest amount of annual compensation over the previous five years; continuation of employee group benefits coverage, at a minimum through August 1, 2001; and an amount equal to TriNet's matching contributions under its 401(k) plan for a period of two years. Mr. Stein will also have the choice provided to TriNet's senior executives by the merger agreement either to: (1) receive the cash value of all of his options (based on the difference between the option exercise price and the combined company's stock price during a specified period after the closing of the merger); or (2) have his options converted at the exchange ratio in the merger into options to purchase shares of common stock of the combined company. Mr. Stein will also receive other benefits, including continuation of his salary until the merger or an alternative transaction, as defined, is completed or the agreement with regard to any such transaction terminates. Mr. Stein has also agreed to be bound by confidentiality provisions, to provide cooperation and assistance to TriNet, if requested, and to be bound by other covenants.

    Please refer to the section of this joint proxy statement and prospectus entitled "The Merger Agreement--Treatment of TriNet and Starwood Financial Stock Options" for more information regarding the terms of the merger agreement relating to TriNet executive compensation.

    MERGER AGREEMENT AND SHAREHOLDER AGREEMENT TERMS GOVERNING THE COMPOSITION OF THE BOARD OF DIRECTORS OF STARWOOD FINANCIAL AFTER THE MERGER. The merger agreement provides that Messrs. Willis Andersen, Jr., Robert W. Holman, Jr., John G. McDonald, Stephen B. Oresman and George W. Puskar (the current members of TriNet's Board of Directors) will be members of the Board of Directors of Starwood Financial after the merger. The shareholder agreement prohibits Starwood Financial's principal shareholders (SOFI-IV SMT and Starwood Mezzanine) from removing any of the above-listed directors prior to the expiration of their respective initial terms or amending Starwood Financial's charter documents to shorten their initial terms.

    MERGER AGREEMENT TERMS GOVERNING THE OPTIONS OF THE TRINET BOARD MEMBERS AND THE OPTION STANDSTILL AGREEMENTS. The merger agreement provides that all options to purchase TriNet common stock held by the current members of TriNet's Board of Directors (Messrs. Andersen, Holman, McDonald, Oresman and Puskar) will be converted at the exchange ratio at the completion of the merger into options to purchase common stock of the combined company. The current members of TriNet's Board have agreed to restrict the exercise and transfer of their options pursuant to option standstill agreements, which are described in more detail in the section of this joint proxy statement and prospectus entitled "Certain Agreements Relating to the Merger--The Option Standstill Agreements."

    MERGER AGREEMENT TERMS GOVERNING THE COMPOSITION OF STARWOOD FINANCIAL'S MANAGEMENT. The merger agreement provides that some current officers of TriNet will become officers of Starwood Financial after the merger. For more information regarding the officers of the combined company, please read the section of this joint proxy statement and prospectus entitled "Management of the Combined Company."

INTERESTS OF CERTAIN PARTIES IN THE MERGER--STARWOOD FINANCIAL AFFILIATES

    Pursuant to the pre-existing employment arrangement between Mr. Spencer B. Haber, Starwood Financial's Chief Financial Officer, and Starwood Financial, 250,000 of Mr. Haber's options to purchase Class A shares of Starwood Financial will vest and become exercisable upon completion of the merger.

ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase by Starwood Financial of TriNet. For more information regarding the accounting treatment of the merger, please refer to the unaudited pro forma financial data of Starwood Financial in the section of this joint proxy statement and prospectus entitled "Unaudited Pro Forma Financial Data."

NO APPRAISAL RIGHTS

    No dissenters' appraisal rights are available to stockholders of TriNet or shareholders of Starwood Financial in connection with the merger.

                              THE MERGER AGREEMENT

    The following is a brief summary of the significant provisions of the merger agreement. A copy of the merger agreement is attached as Annex A to and incorporated by reference into this joint proxy statement and prospectus. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

GENERAL

    The merger agreement provides for the merger of a newly-formed Starwood Financial subsidiary into TriNet. TriNet will survive the merger and become a wholly-owned subsidiary of Starwood Financial.

    In the merger:

       - Each issued and outstanding share of common stock, par value $0.01 per share, of TriNet will be exchanged for 1.15 shares of Starwood Financial common stock.

       - Each issued and outstanding share of 9 3/8% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of TriNet will be converted into one 9 3/8% Series B Cumulative Redeemable Preferred Share, par value $0.001 per share, of Starwood Financial.

       - Each issued and outstanding share of 9.2% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of TriNet will be converted into one 9.2% Series C Cumulative Redeemable Preferred Share, par value $0.001 per share, of Starwood Financial.

       - Each issued and outstanding share of 8% Series C Cumulative Redeemable Preferred Shares, par value $0.01 per share, of TriNet will be converted into one 8% Series D Cumulative Redeemable Preferred Share, par value $0.001 per share, of Starwood Financial.

    Following the merger, the new Starwood Financial preferred stock will have rights and preferences substantially identical to the old TriNet preferred stock, except that in addition to the existing voting rights of TriNet Preferred Stock, the new Starwood Financial Preferred Stock will have 0.25 of a vote per share and will vote together with Starwood Financial common stock and all other series of Starwood Financial Preferred Stock entitled to vote.

    No certificates or scrip representing fractional shares of Starwood Financial common shares will be issued upon surrender for exchange of TriNet certificates. Cash will be issued instead of fractional shares of Starwood Financial common shares upon surrender of that certificate, and any dividends or other distributions to which the holder is entitled, in each case without interest and less any required withholding taxes.

    The merger is intended to qualify as a tax-free reorganization for federal income tax purposes.

    There are no dissenters' rights of appraisal available to TriNet's stockholders or Starwood Financial's shareholders in connection with the merger.

    The merger agreement is governed by New York law except to the extent that the merger is required to be governed by Maryland law.

    Except as otherwise specified in the merger agreement or agreed by the parties, each party will pay all expenses it incurs in the merger.

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
EFFECTIVE TIME OF THE MERGER

    The merger will be completed upon acceptance of the Articles of Merger by the State Department of Assessments and Taxation of Maryland. The parties believe this acceptance will occur at the same time as the closing under the merger agreement which, unless the parties otherwise agree, will occur on the fifth business day after the satisfaction or waiver of the conditions in the merger agreement.

EXCHANGE OF CERTIFICATES

    Once the merger is complete, Starwood Financial will deposit with the exchange agent for the merger the certificates representing the shares of Starwood Financial common stock, preferred stock, and any related dividends or distributions, issuable pursuant to the merger in exchange for outstanding shares of TriNet common and preferred stock. TriNet may declare and pay to its common stockholders on a record date immediately prior to the completion of the merger, a final dividend in an amount necessary to satisfy the REIT requirements of the Internal Revenue Code and to avoid the imposition of federal income taxes for the taxable year of TriNet during which the effective time of the merger occurs. If TriNet declares a final dividend, Starwood Financial will declare and pay to its common shareholders on a record date immediately prior to the completion of the merger, a final dividend in an amount per share equal to TriNet final dividend per share divided by the exchange ratio.

    As soon as possible after the merger, the exchange agent will mail a letter of transmittal and instructions to TriNet stockholders explaining how to surrender TriNet shares to the exchange agent. Upon surrender of TriNet certificate(s) to the exchange agent, TriNet stockholders will be entitled to receive a certificate representing that number of whole shares of Starwood Financial common shares, and cash instead of any fractional share.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various customary representations and warranties by both Starwood Financial and TriNet relating to:

       -  Organization, standing and corporate power.

       -  Subsidiaries and interests in other persons.

       -  Capital structure.

       -  Authority, noncontravention and consents.

       -  SEC documents, financial statements and undisclosed liabilities.

       -  Absence of material changes or events.

       -  Litigation.

       -  Absence of changes in benefit plans and ERISA compliance.

       -  Taxes.

       -  Compliance with laws.

       -  Contracts and debt instruments.

       -  Environmental matters.

       -  Properties.

       -  Receipt of opinion of financial advisor.

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
       -  No loans or payments to employees, officers or directors.

       -  Brokers, schedule of fees and expenses.

       -  Investment Company Act of 1940.

       -  Proxy statement and registration statement.

       -  Vote required.

       -  Year 2000 issues.

       -  Anti-takeover matters.

    The merger agreement also contains representations and warranties made by Starwood Financial and its merger subsidiary relating to, among other things:

       -  Operations of Starwood Financial and ST Merger Sub, Inc.

       -  No ownership of TriNet stock at closing.

COVENANTS

    Each of Starwood Financial and TriNet has agreed to carry on its business in the usual and ordinary course, consistent with past practice, and will seek to preserve its goodwill, ongoing businesses and status as a REIT. Without the consent of the other, Starwood Financial and TriNet will not:

       - Declare any dividends or make any other distributions, with exceptions.

       -  Amend any organizational documents.

       - Change any methods of accounting except as may be required by the SEC, applicable law or GAAP.

       - Adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, or amend any employment agreement or, except in the ordinary course consistent with past practice, grant any increase in the compensation of officers or employees.

       -  Enter into agreements with affiliates.

       - Expend more than $3.0 million for capital expenditures, with exceptions.

    TriNet has further agreed that, without Starwood Financial's consent, it will not:

       - Issue any equity security, except as permitted under TriNet option plans or dividend reinvestment plans.

       - Merge, consolidate or enter into any other business combination transaction with any other person or entity.

       - Acquire an interest in any business or subject to any lien, or sell, lease or otherwise dispose of any of its material properties other than the lease of material properties in the ordinary course of its business, or assign the right to receive income, dividends, distributions and the like, incur indebtedness or guarantee any indebtedness other than a TriNet subsidiary.

       -  Settle any lawsuit relating to the merger.

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
    Starwood Financial has further agreed that, without TriNet's consent, it will not:

       - Issue any equity security, except: (1) pursuant to the advisor transaction, the incorporation merger or the stock dividend of one million shares of Starwood Financial common stock to Starwood Financial's shareholders; (2) in an amount totaling less than 20% of the total issued and outstanding shares of Starwood Financial; or (3) for issuances of Starwood Financial Class B shares upon the exercise of Starwood Financial stock options.

       - Merge, consolidate or enter into any other business combination transaction with any person, except for any merger in which Starwood Financial is the surviving or successor entity, or in which no change of control of Starwood Financial occurs.

       - Make acquisitions in unrelated businesses totaling more than $250.0 million; otherwise dispose of any of its material properties or assign the right to receive income, dividends, distributions except in the ordinary course or in connection with securitization of Starwood Financial loans or existing debt; incur indebtedness or guarantee any indebtedness that would cause its debt-to-equity ratio to exceed 2:1.

       - Settle any lawsuit relating to the merger without consulting with TriNet.

    Each of Starwood Financial and TriNet have agreed, among other things:

       - Not to take any action that would result in any of the representations and warranties becoming untrue or any of the conditions not being satisfied.

       - To cooperate in preparing and filing this joint proxy statement and prospectus.

       - As soon as practicable following the date of the merger agreement to hold a special meeting of its shareholders or stockholders (as the case may be).

       - To recommend to its shareholders or stockholders (as the case may be) approval of the merger.

       - To use commercially reasonable efforts to do all things necessary to fulfill all conditions of the merger agreement.

       - To notify the other if any representation or warranty becomes untrue or it fails to comply with any covenant, condition or agreement under the merger agreement, the advisor transaction agreement or the incorporation merger agreement.

       - To use commercially reasonable efforts to cause the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

       - Starwood Financial will provide to former employees of TriNet and its subsidiaries at least the same level of benefits as those provided to similarly situated employees of Starwood Financial with respect to any Starwood Financial employee benefit plan. For purposes of determining eligibility to participate, vesting and entitlement to benefits, but not for purposes of accrual of pension benefits, service with TriNet, Starwood Financial or any of their respective subsidiaries will be treated as service with Starwood Financial.

       - Starwood Financial will assume TriNet's obligations under its change of control agreements with certain of its officers and TriNet employee severance policy.

       - Starwood Financial and TriNet will coordinate with each other so that any holder of TriNet common stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter.

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
       - Starwood Financial will deliver Phase I environmental assessments of selected properties securing loans made by Starwood Financial.

       - TriNet will have taken all steps necessary to ensure that the merger will not result in the grant of any rights under TriNet's rights agreement (by amending its rights agreement to provide that acquisition by Starwood Financial is not a triggering event).

NO SOLICITATION OF TRANSACTIONS

    Starwood Financial has agreed that it will not, either directly or indirectly through another person, solicit, initiate or encourage, or knowingly take any other action designed to facilitate:

       - Any merger or similar transaction involving Starwood Financial which is required to be submitted to Starwood Financial's shareholders for approval.

       - Any sale, lease or other transfer of 20% or more of the assets of Starwood Financial and its subsidiaries (excluding financing transactions).

       - Any tender offer or exchange offer for 20% or more of Starwood Financial equity securities.

    TriNet has agreed that it will not, either directly or indirectly through another person, solicit, initiate or encourage, or knowingly take any other action designed to facilitate:

       -  Any merger or similar transaction involving TriNet.

       - Any sale, lease or other transfer of 20% or more of the assets of TriNet and its subsidiaries (excluding financing transactions).

       - Any tender offer or exchange offer for 20% or more of TriNet's equity securities.

    However, this provision does not prohibit TriNet from:

       - Disclosing to its stockholders any information required to be disclosed under applicable law.

       - Participating in discussions or furnishing information in connection with a transaction that is more favorable for TriNet stockholders than this merger, provided that TriNet notify Starwood Financial of those communications.

       - Approving or negotiating a transaction that is more favorable for TriNet stockholders than this merger.

TREATMENT OF TRINET AND STARWOOD FINANCIAL STOCK OPTIONS

    Each holder of a TriNet stock option, with exceptions described below, may elect to receive one of the following for each TriNet stock option: (1) cash equal to the difference between the market price and the exercise price of the stock option, whether vested or unvested; or (2) a number of options to purchase Starwood Financial common stock on substantially the same terms, determined by applying the exchange ratio, but unvested TriNet options will be exchanged for unvested Starwood Financial options.

    The Directors of TriNet do not have the option to receive cash in exchange for their TriNet options, but will be able to exchange their TriNet options for Starwood Financial options on terms described in clause (2) of the preceding paragraph and on a fully-vested basis. The TriNet directors' options are being treated in this manner because each TriNet director has entered into an option standstill agreement which requires each director to refrain from exercising their options for one year following the completion of the merger. For more information regarding the option standstill

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
agreements, please read the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Option Standstill Agreements."

    TriNet stock options held by certain senior executives of TriNet may elect to receive one of the following for each TriNet stock option: (1) cash equal to the difference between the market price and the exercise price of the stock option, whether vested or unvested; or (2) a number of options to purchase Starwood Financial common stock on substantially the same terms, determined by applying the exchange ratio, except that both vested and unvested TriNet stock options will be exchanged for vested Starwood Financial options. These executives have been given this choice with respect to their TriNet stock options because it is required by change-of-control agreements they have each entered into with TriNet. For more information regarding the stock options of TriNet's officers and directors, please read the section of this joint proxy statement and prospectus entitled "The Merger--Interests of Certain Parties in the Merger--TriNet Affiliates."

    Options to acquire Starwood Financial shares will continue unaffected in accordance with their terms and conditions, except as described in this joint proxy statement and prospectus under the caption, "The Merger--Interests of Certain Parties in the Merger--Starwood Financial Affiliates."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    TriNet has agreed to indemnify and hold harmless the directors and officers of TriNet against any losses or claims arising out of the fact that the person is or was a director or officer of TriNet. TriNet has also agreed to purchase "run-off" or "tail" directors and officers liability insurance coverage for a period of six years after the merger.

CONDITIONS TO THE MERGER

    The obligations of Starwood Financial and TriNet to complete the merger and the other transactions contemplated by the merger agreement depend on the following conditions being fulfilled:

       - Approval of the merger by the shareholders of Starwood Financial and the stockholders of TriNet.

       - The New York Stock Exchange or American Stock Exchange approval for listing of the shares of the combined company's common stock and the Series B, C and D preferred stock.

       - The registration statement with respect to the Starwood Financial shares to be issued in the merger becoming effective.

       -  Absence of any injunctions or restraint preventing the merger.

       - Prior occurrence of the incorporation merger and simultaneous occurrence of the advisor transaction.

       - Representations and warranties made by the other party being true and correct in all material respects, in most cases, as of the closing date the merger is completed.

       - All obligations of each party required under the merger agreement having been performed.

    The obligations of Starwood Financial to complete the merger and the other transactions contemplated by the merger agreement depend on the following conditions being fulfilled:

       - Absence of any material adverse effect on TriNet; this condition will be deemed not satisfied if there are defaulted TriNet leases, other than those in default at the date of the

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           merger agreement, representing more than 5% of the consolidated rental income of TriNet for the most recent fiscal quarter.

       - Delivery of legal opinions relating to TriNet's and the combined company's REIT status.

       - Delivery of a legal opinion relating to the merger being treated as a tax-free reorganization.

       -  Material required consents having been obtained.

    The obligations of TriNet to complete the merger and the other transactions contemplated by the merger agreement depend on the following conditions being fulfilled:

       -  Absence of any material adverse effect on Starwood Financial.

       - Delivery of legal opinions relating to Starwood Financial's and the combined company's REIT and partnership status.

       - Delivery of a legal opinion relating to the merger being treated as a tax-free reorganization.

       -  Necessary consents are obtained.

       -  Incorporation merger agreement representations being true.

       -  Advisor transaction agreement representations being true.

       -  Starwood Financial having elected to be taxed as a REIT for 1998.

TERMINATION

    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval by the shareholders of Starwood Financial and the stockholders of TriNet, under the following circumstances:

    (a) By Starwood Financial's and TriNet's mutual written consent.

    (b) By Starwood Financial, upon a breach of any representation, warranty, covenant or agreement on the part of TriNet set forth in the merger agreement.

    (c) By Starwood Financial, upon a material adverse effect on TriNet.

    (d) By TriNet, upon a breach of any representation, warranty, covenant or agreement on the part of Starwood Financial set forth in the merger agreement.

    (e) By TriNet, upon a material adverse effect on Starwood Financial.

    (f) By either Starwood Financial or TriNet, if any governmental entity or competent authority has taken action to prevent the consummation of the merger.

    (g) By either Starwood Financial or TriNet, if the merger is not complete by December 31, 1999.

    (h) By Starwood Financial or TriNet, if two thirds of TriNet's stockholders do not approve the merger.

    (i) By Starwood Financial, if: (1) the Board of Directors of TriNet withdraws its approval of the merger; or (2) TriNet enters into a competing transaction.

    (j) By TriNet, if TriNet agrees to a superior competing transaction.

    (k) By TriNet, upon a termination of the advisor transaction agreement.

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    (l) By TriNet, if a lender obtains voting rights to Starwood Financial shares pledged to it by one of Starwood Financial's principal shareholders and has not agreed to vote in favor of the merger and less than two thirds of the aggregate number of then outstanding Starwood Financial Class A common shares and Starwood Financial Class B common shares are held by Starwood Financial affiliates.

    (m) By Starwood Financial or TriNet, if two thirds of Starwood Financial's shareholders do not approve this merger, unless TriNet fails to exercise its rights under its irrevocable proxy.

TERMINATION FEES

    TriNet will be obligated to reimburse Starwood Financial for documented expenses incurred by Starwood Financial in connection with the merger up to a maximum amount of $3.5 million if the merger agreement is terminated under circumstances described in paragraphs (b), (h), (i), or (j) above.

    TriNet will be obligated to pay Starwood Financial a break-up fee up to a maximum amount of $50.0 million if the merger agreement is terminated under any of the following circumstances:

       - Paragraph (b) above, by reason of a breach by TriNet of any representation or warranty in the merger agreement and TriNet agrees to a change of control transaction within 12 months of termination.

       - Paragraph (c) above, and TriNet agrees to a superior competing transaction within 12 months of termination.

       - Paragraph (h) above, and TriNet agrees to a change of control transaction within nine months of termination.

       -  Paragraphs (i) or (j) above.

       - Paragraph (b) above, by reason of a breach by TriNet of any covenant in the merger agreement.

    Starwood Financial will be obligated to reimburse TriNet for documented expenses incurred by TriNet in connection with the merger up to a maximum amount of $3.5 million if the merger agreement is terminated under circumstances described in paragraphs (d), (k), (l), or (m) above.

    Starwood Financial will be obligated to pay TriNet a break-up fee up to a maximum amount of $50.0 million if the merger agreement is terminated under any of the following circumstances:

       - Paragraph (d) above, by reason of a breach by Starwood Financial of any representation or warranty in the merger agreement and Starwood Financial agrees to a change of control transaction within 12 months.

       - Paragraph (e) above, and Starwood Financial agrees to a superior competing transaction within 12 months.

       - Paragraph (d) above, by reason of a breach by Starwood Financial of any covenant in the merger agreement.

       -  Paragraph (k) above.

    Starwood Financial will be obligated to pay TriNet a break-up fee up to a maximum amount of $60.0 million if the merger agreement is terminated under the circumstances described in paragraphs (l) or (m) above.

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                    CERTAIN AGREEMENTS RELATED TO THE MERGER

THE SHAREHOLDER AGREEMENT

    In connection with the merger, the principal shareholders of Starwood Financial, (SOFI-IV SMT Holdings, L.L.C., Starwood Mezzanine Investors, L.P. and B Holdings, L.L.C.), who together hold approximately 99% of the voting power of Starwood Financial's outstanding common shares, executed a shareholder agreement with TriNet, dated as of June 15, 1999 and amended as of July 12, 1999.

    In the shareholder agreement, the principal shareholders of Starwood Financial agreed:

    - To vote their shares in favor of the transactions and against any competing proposal to the merger at any shareholder meetings of Starwood Financial.

    - To execute an irrevocable proxy to TriNet to vote their shares as required by the shareholder agreement.

    - Not to vote their shares in favor of the removal (other than for cause) of Messrs. Willis Andersen, Jr., Robert W. Holman, Jr., John G. McDonald, Stephen B. Oresman and George W. Puskar as directors of Starwood Financial prior to the expiration of their respective initial terms.

    - Not to vote their shares in favor of changing the classification or shortening the initial terms of office of the above-listed directors.

    - Prior to the closing of the merger, not to transfer or encumber their shares or grant other proxies with respect to their shares, except for an existing pledge of SOFI-IV SMT's shares and future transfers and pledges of the principal shareholders' shares in connection with bona-fide financing transactions; if those future transfers and pledges are made, the transferees and pledgees must agree to become parties to the shareholder agreement and execute an irrevocable proxy as required by the shareholder agreement.

    SOFI-IV SMT currently holds approximately 52.6% of the voting power of Starwood Financial's common shares. SOFI-IV SMT is party to a credit agreement with an institutional lender and has pledged its common shares to that lender to secure its borrowings under the credit agreement. The lender is able to foreclose upon and exercise voting and consensual rights with respect to the pledged shares upon the occurrence of an event of default or acceleration event under the credit agreement. In the event the lender exercises any of those rights and does not agree to vote in favor of the merger and the advisor transaction, TriNet will be entitled to terminate the merger agreement and receive a termination fee of up to $60.0 million plus expenses of up to $3.5 million. For more information regarding the termination provisions of the merger agreement, please refer to the section of this joint proxy statement and prospectus entitled "The Merger Agreement--Termination."

    The shareholder agreement terminates upon the termination of the merger agreement or by written consent of the parties.

THE STARWOOD FINANCIAL AFFILIATE LOCK-UP AGREEMENTS

    On June 15, 1999, the principal shareholders of Starwood Financial and the owners of interests in Starwood Financial's external advisor who will receive shares of combined company common stock in connection with the advisor transaction executed lock-up agreements with Greenhill pertaining to the period following completion of the advisor transaction.

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    In their lock-up agreements, each of the principal shareholders of Starwood
Financial (SOFI-IV SMT, Starwood Mezzanine and B Holdings) agreed, subject to customary exceptions (including pledges to lenders):

    - Not to transfer or encumber any of its shares of combined company common stock during the first six months after the closing of the merger, other than 5% of its holdings that may be transferred in any manner, 20% that may be transferred in connection with public offerings by Starwood Financial and 30% that may be transferred in off-market transactions (all shares transferred under any exemption also counting against the amount transferrable under the other two exemptions).

    - Not to transfer or encumber any of its shares in the combined company during the second six months after the closing of the merger, other than one third of the shares it held as of the six-month anniversary of the closing of the merger.

    - Not to transfer or encumber any of its shares in the combined company during the third six months after the closing of the merger, other than two thirds of the shares it held as of the six-month anniversary of the closing of the merger.

    - Not to liquidate, dissolve or make distributions of shares of the combined company in respect of its equity interests unless all persons or entities receiving the shares execute deeds of adherence to its lock-up agreement.

    In their lock-up agreements, each of the owners of interests in the advisor, including Mr. Barry Sternlicht (the Chairman of Starwood Financial and the combined company), Mr. Jay Sugarman (the President and Chief Executive Officer of Starwood Financial and the combined company) and Mr. Spencer B. Haber (the Chief Financial Officer of Starwood Financial and the combined company) and Starwood Capital Group, L.L.C., agreed, subject to customary exceptions:

    - Not to transfer or encumber any of the shares in the combined company which they receive in the advisor transaction during the 12 months after the closing of the merger.

    - Not to liquidate, dissolve or make distributions of the shares in the combined company in respect of their equity interests unless all persons or entities receiving the shares execute deeds of adherence to its lock-up agreement.

    Greenhill and all stockholders of the combined company holding 100 or more shares in the combined company are entitled to enforce each of the lock-up agreements. Greenhill is also permitted to waive any of the terms and provisions of the Starwood Financial affiliate lock-up agreements on behalf of those stockholders. If an action brought by a stockholder to enforce a lock-up agreement is successful, the losing party or parties will pay the costs incurred by the successful stockholder in the action. If an action brought by a stockholder to enforce a lock-up agreement is not successful and is determined by an independent firm of legal counsel to be non-frivolous, each losing stockholder will pay its pro-rata share (based on the percentage of outstanding shares in the combined company held by it) of the costs incurred by the winning party or parties in the action. If an action brought by a stockholder is not successful and determined to be frivolous by an independent firm of legal counsel, the losing stockholder or stockholders will pay the entirety of the costs incurred by the winning party or parties in the action.

THE OPTION STANDSTILL AGREEMENTS

    In connection with the merger, each of the current members of TriNet's Board of Directors (Messrs. Willis Andersen, Jr., Robert W. Holman, Jr., John G. McDonald, Stephen B. Oresman and George W. Puskar) will exchange their options to purchase TriNet common stock for options to purchase combined company common stock. On June 15, 1999, each of these directors entered into an

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option standstill agreement, agreeing not to exercise or transfer his options to purchase combined company common stock (subject to customary exceptions) during the 12 months after the closing of the merger.

    If an action brought by the combined company to enforce an option standstill agreement is successful, each losing party will pay his pro-rata share (based on the percentage of outstanding shares in the combined company held by him) of the costs incurred by the combined company in the action. If an action brought by the combined company to enforce a lock-up agreement is not successful, the combined company will pay all of the costs incurred by the winning party or parties in the action.

THE TRINET SUBSIDIARY STOCK PURCHASE AGREEMENT

    Mr. Robert Holman, Jr. is the holder of common stock of TriNet Management Operating Company, Inc. representing 95% of the voting power and 5% of the economic interests in that company. TriNet holds the balance of the common stock of that company. Messrs. Jay Sugarman (the President and Chief Executive Officer of Starwood Financial and the combined company) and Spencer B. Haber (the Chief Financial Officer of Starwood Financial and the combined company) have entered into a stock purchase agreement with Mr. Holman by which Mr. Holman agreed to sell, and Messrs. Sugarman and Haber agreed to purchase, all of Mr. Holman's interest in the subsidiary for an aggregate purchase price of $6,000. The stock purchase agreement will terminate if the merger agreement is terminated.

THE INCORPORATION MERGER AGREEMENT

    GENERAL. The incorporation merger agreement provides for the merger of Starwood Financial Trust with and into a newly-formed Maryland corporation, Starwood Financial Inc. The sole purposes of the incorporation merger are: (1) to change Starwood Financial Trust's form from a Maryland trust to a Maryland corporation; and (2) to provide a mechanism for eliminating Starwood Financial Trust's dual-class share structure. The incorporation merger will occur prior to the completion of the merger and the advisor transaction.

    In the incorporation merger, each issued and outstanding Class A share of beneficial interest of Starwood Financial Trust, will be converted into one share of common stock of Starwood Financial Inc. Every 49 issued and outstanding Class B shares of Starwood Financial Trust will be converted into one share of common stock of Starwood Financial Inc. (the conversion ratio being derived from the number of Class A shares into which each Class B share is currently convertible). Each issued and outstanding 9.5% Series A Preferred Share of Starwood Financial Trust will be converted into one share of 9.5% Series A Cumulative Redeemable Preferred Stock of Starwood Financial Inc. The voting powers, rights and preferences of the Series A Preferred Stock are intended to be substantially identical to the powers, rights and preferences of the Starwood Financial Trust Series A Preferred Shares. As a result of the incorporation merger, Starwood Financial's two existing classes of common shares of beneficial interest will be replaced with one class of common stock of Starwood Financial Inc.

    EFFECTIVE TIME OF THE INCORPORATION MERGER. The incorporation merger will become effective at the time of acceptance for filing by the State Department of Assessments and Taxation of Maryland of the articles of merger. The incorporation merger is not a condition to the merger with TriNet or the advisor transaction.

    EXCHANGE OF STARWOOD FINANCIAL SHARES. At the effective time of the incorporation merger, certificates representing the shares of beneficial interest in Starwood Financial Trust will represent the corresponding shares of common stock or preferred stock (as the case may be) of Starwood Financial Inc. into which those shares of Starwood Financial Trust were converted, and under Maryland law, it will not be necessary for shareholders of Starwood Financial Trust to surrender or exchange their existing share certificates for new stock certificates. In the event the number of shares of the

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common stock to be issued to a shareholder includes a fraction, the surviving company will pay to the shareholder a cash payment in lieu of fractional shares equal to the same fractional proportion of the arithmetic mean of the closing sales price per share of the common stock on the principal stock exchange on which the surviving company's common stock is then listed on each of the three trading days immediately after the effective time.

    REPRESENTATIONS AND WARRANTIES. The incorporation merger agreement contains various customary representations and warranties relating to, among other things:

    - Due organization, power, authority and standing of each party.

    - Capital structure of each party.

    - Authorization of the incorporation merger agreement by each party.

    - The absence of pending or threatened material litigation.

    TERMINATION. The incorporation merger agreement may be terminated and abandoned by either company prior to the effective time.

    APPROVAL OF THE INCORPORATION MERGER. The respective obligations of each party to effect the incorporation merger agreement are subject to adoption by the requisite vote of the shareholders of Starwood Financial Trust.

    ACCOUNTING TREATMENT. For financial accounting purposes, the incorporation merger will be treated as a transfer of assets and liabilities which are under common control. Accordingly, the assets and liabilities transferred from Starwood Financial Trust to Starwood Financial Inc. will be reflected at their predecessor basis and no gain or loss will be recognized. Please refer to the unaudited pro forma financial data of Starwood Financial in the section of this joint proxy statement and prospectus entitled "Unaudited Pro Forma Financial Data."

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                            THE ADVISOR TRANSACTION

THE ADVISOR

    Since March 1998, Starwood Financial Advisors, L.L.C. has been Starwood Financial's external advisor. The advisor is indirectly owned by certain trustees and executive officers of Starwood Financial, as well as principals of entities affiliated with Starwood Financial. For more information regarding these relationships, please read the section of this joint proxy statement and prospectus entitled "The Advisor Transaction--Interests of Certain Parties in the Advisor Transaction." Under the direction of the Starwood Financial Board, the external advisor has responsibility for: (1) identifying financing opportunities for Starwood Financial; (2) advising Starwood Financial with respect to and effecting acquisitions and dispositions of Starwood Financial's assets; (3) monitoring, managing and servicing Starwood Financial's asset portfolio; and (4) arranging debt financing for Starwood Financial. The advisor's principal executive offices are located at 591 West Putnam, Greenwich, Connecticut 06830, and its telephone number is (203) 422-7700.

    Under an investment advisory agreement between Starwood Financial and the advisor, Starwood Financial pays the advisor the following fees:

    - A quarterly base management fee of 0.3125% (1.25% annually) of the book equity value of Starwood Financial.

    - A quarterly incentive fee in an amount equal to 5.0% of Starwood Financial's adjusted net income, payable only during those quarters in which the adjusted net income meets certain thresholds.

    The advisor pays the salaries, wages, bonuses and other employee benefits of persons in its organization who render services to Starwood Financial, as well as occupancy, equipment and other overhead expenses.

    If the advisor transaction is approved, the combined company will no longer pay any of the advisory fees, but will be responsible for the salaries and other overhead necessary to provide the services that the advisor currently provides to Starwood Financial under the advisory agreement.

BACKGROUND OF THE ADVISOR TRANSACTION

RECOMMENDATION OF THE BOARD OF STARWOOD FINANCIAL AND THE SPECIAL COMMITTEE OF
  INDEPENDENT TRUSTEES

    The Board of Trustees of Starwood Financial and the special committee of independent trustees of Starwood Financial has each determined that the advisor transaction is fair and in the best interests of Starwood Financial, and has unanimously approved the advisor transaction and the advisor transaction agreement. ACCORDINGLY, STARWOOD FINANCIAL'S BOARD OF TRUSTEES RECOMMENDS THAT THE SHAREHOLDERS OF STARWOOD FINANCIAL VOTE "FOR" APPROVAL AND ADOPTION OF THE ADVISOR TRANSACTION AGREEMENT AND AUTHORIZATION OF THE ADVISOR TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE ADVISOR TRANSACTION AGREEMENT.

    In considering the recommendation of the Starwood Financial Board with respect to the advisor transaction, Starwood Financial shareholders should also consider that some of the trustees and officers of Starwood Financial own interests in the advisor or may be subject to other conflicts of interest, and may therefore have interests in the advisor transaction that are different than, or in addition to, the interests of the shareholders of Starwood Financial who have no interest in the advisor. For more information concerning the interests of these persons in the merger, please read the part of this discussion of "The Advisor Transaction" entitled "Interests of Certain Parties in the Advisor Transaction." In order to ensure that these interests would not result in any actual or perceived conflicts with the duties of Starwood Financial's trustees, the Starwood Financial Board appointed a special committee of independent trustees consisting of all of the independent trustees of Starwood Financial (Ms. Robin Josephs and Messrs. William Matthes and Kneeland Youngblood) to consider and evaluate the advisor transaction. The Starwood Financial Board authorized the special committee to

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retain outside counsel and financial advisors to assist in its assignment. The proceedings of the special committee are described below.

    In reaching the determination that the advisor transaction agreement and the advisor transaction are in the best interests of Starwood Financial and its shareholders, the Starwood Financial Board consulted with Starwood Financial's management, as well as its financial advisor, legal counsel and accountants and considered the short-term and long-term interests of Starwood Financial. The factors considered by Starwood Financial's Board of Trustees include those described below. While the Starwood Financial Board considered all of these factors, it did not make determinations with respect to each of the factors. Rather, the Starwood Financial Board made its judgment with respect to the advisor transaction and the advisor transaction agreement based on the total mix of information available to it, and the judgments of individual trustees may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

    FACTORS CONSIDERED BY STARWOOD FINANCIAL'S BOARD OF TRUSTEES:

    - The analyses and conclusions of the special committee described below (which were adopted by the Starwood Financial Board as its own).

    - The business reasons for the advisor transaction set forth below, including the benefits to be realized by Starwood Financial from the merger.

    - The extensive negotiations of the representatives of Starwood Financial's principal shareholders with representatives of the external advisor.

    - The opinion of Houlihan Lokey delivered to the special committee stating that, as of its date, the consideration to be paid to those shareholders of Starwood Financial who hold ownership interests in the external advisor is fair, from a financial point of view, to the shareholders of Starwood Financial who do not own any ownership interests in the external advisor.

    The Starwood Financial Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

    REASONS FOR THE ADVISOR TRANSACTION

    Starwood Financial and TriNet believed that the integration of the advisor with the combined company would have substantial benefits for the combined company and permit it to take advantage of economies of scale as it expands its business for the benefit of the shareholders of the combined company. Additionally, the advisor transaction will be accretive to the combined company. The advisor's primary source of income is the base and incentive advisory fees earned from Starwood Financial. Based on this fee stream, the advisor expects to earn approximately $20 million in total revenues for the 12 months ending December 31, 1999, and have operating expenses for that period of approximately $5 million. As a result, by acquiring the advisor, the incremental impact on the combined company's earnings before interest, taxes, depreciation and amortization is an increase of approximately $15 million. This increase is determined without giving effect to increased fees arising from growth in the equity capital base of Starwood Financial or in the earnings of Starwood Financial as an externally-advised company.

    Assuming a combined company stock price of $30.00 per share, the four million shares issued to the owners of the advisor would be valued at $120.0 million. At that figure, the advisor's estimated 1999 EBITDA of $15.0 million would provide the combined company with a 12.5% yield on its acquisition of the advisor. In addition, the four million shares received by the owners of interests in the advisor are restricted from resale following the closing. For more information on the lock-up arrangement, please read the section of this joint proxy statement and prospectus entitled "Certain Agreements related to the Merger--The Starwood Financial Affiliate Lock-Up Agreements."

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    Moreover, the advisor transaction facilitates Starwood Financial's long-term strategy by creating a fully-integrated organization with the in-house capability to satisfy all of the structured financing needs of corporate tenants and borrowers. While it is not possible to quantify the competitive advantages obtained through self-administration, Starwood Financial believes that establishing these capabilities in-house will improve the combined company's performance through its increased control and ownership of the resources that are critical to the growth of its business.

    In addition, Starwood Financial and TriNet believe that research analysts and equity investors have emphasized a strong preference for self-administered companies, in part because of the belief that externally-advised companies are susceptible to potential conflicts of interest, most of which can be avoided through self-administration. Accordingly, Starwood Financial and TriNet believe that equity investors and analysts will view the combined company's internally-managed structure more favorably then were it to remain externally-advised.

    PROCEEDINGS OF THE SPECIAL COMMITTEE OF INDEPENDENT TRUSTEES. A special committee of the Board of Trustees of Starwood Financial was formed on April 29, 1999. The charge given to the special committee was to determine whether the proposed consideration to be paid to the owners of interests in the advisor in connection with the advisor transaction was fair to the shareholders of Starwood Financial who did not hold any ownership interest in the advisor. Each of the members of the special committee has substantial relevant financial and real estate experience, and no member of the special committee holds or has held any ownership interest in the advisor or any of its affiliates.

    The special committee retained the law firm of Sullivan & Cromwell on April 29 and began promptly to carry out its mandate. On April 30, the special committee retained as its financial advisor the firm of Houlihan Lokey Howard & Zukin. The special committee chose that firm among a number of candidates, taking account of, among other things: (1) its expertise in financial valuations and in particular financial valuations of companies in the real estate business and in the business of managing real estate investments; (2) the firm's familiarity, from a prior engagement, with Starwood Financial's business; and
(3) the lack of any current business engagement between Houlihan Lokey and any of Starwood Financial, Starwood Capital Group or any other related entities.

    Houlihan Lokey was given prompt and full access to information about the advisor transaction as it was then structured, including the proposed consideration to be delivered to the owners of the advisor. This access included documents, financial data and other information related to Starwood Financial, the advisor, TriNet and the proposed merger, as well as multiple discussions with Starwood Financial personnel.

    On May 5, 1999, Houlihan Lokey reported preliminarily that it had arrived at the conclusion that the delivery of the proposed consideration to the owners of the advisor as a part of the advisor transaction (which was initially five million shares in the combined company) was fair from a financial point of view to the shareholders of Starwood Financial who did not hold any ownership interest in the advisor. Houlihan Lokey continued to work with Starwood Financial personnel to pursue and develop its analysis. On May 20, 1999, the special committee expressed its view, based on the financial advice it had received from Houlihan Lokey and on other relevant advice and considerations, that the delivery of five million shares of the combined company's common stock to the owners of interests in the advisor, as part of the transaction as it was then structured, was fair to the shareholders of Starwood Financial who did not hold any ownership interest in the advisor.

    Following the delivery of that report from the special committee and following the unanimous vote of the Board of Trustees of Starwood Financial in favor of the transaction as it was then structured, there were substantial discussions between the management of the advisor and investors representing a majority in interest of Starwood Financial's principal shareholders, who collectively own 99% of Starwood Financial's Class A shares. None of those investors holds any ownership interest in the advisor. In that connection, Houlihan Lokey and members of the special committee participated in

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discussions with those investors and their advisors. Following those discussions, the number of shares to be delivered was reduced from five million to four million.

    The special committee reconsidered the terms of the transaction in relevant respects, and solicited financial advice from Houlihan Lokey on the terms of the revised proposal. The revised proposal conveyed less in the way of consideration to those who held ownership interests in the entities that control the advisor, so that in relative terms it was more advantageous than the original proposal for five million shares. By a letter dated June 13, with effect as of June 15, 1999, Houlihan Lokey rendered its opinion that the consideration to be delivered to the owners of the advisor, as a part of the advisor transaction, was fair from a financial point of view to the Starwood Financial shareholders who did not hold any ownership interest in the advisor. The special committee unanimously reported to the Board of Trustees on June 15, 1999 its view that the acquisition of the advisor was fair to the shareholders of Starwood Financial who did not hold any ownership interest in the advisor. Based on the report of the special committee, the Starwood Financial Board unanimously approved the advisor transaction at a meeting on June 15, 1999.

THE OPINION OF HOULIHAN LOKEY

    The special committee of the Board of Trustees of Starwood Financial engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an opinion, in connection with Starwood Financial's purchase of the ownership interests in its external advisor, Starwood Financial Advisors, L.L.C. (such transaction being referred to herein as the advisor transaction), as to the fairness of the consideration to be paid to the shareholders of Starwood Financial who hold ownership interests in the advisor, from a financial point of view, to the shareholders of Starwood Financial who do not hold any ownership interest in the advisor.

    Houlihan Lokey is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has performed financial advisory services for Starwood Financial in the past, including rendering a fairness opinion to the non-affiliated shareholders of Angeles Participating Mortgage Trust (Starwood Financial's predecessor) in connection with the contribution of certain assets into that predecessor in exchange for shares of Starwood Financial, for which Houlihan Lokey received a fee of $450,000. Houlihan Lokey has in the past provided and expects in the future to provide financial advisory services to, and/or enter into joint ventures with, entities affiliated with Starwood Financial. However, Houlihan Lokey is not currently engaged to provide financial advisory services to any entities affiliated with Starwood Financial.

    Starwood Financial agreed to pay Houlihan Lokey a fee of $750,000 for its preparation and delivery of the fairness opinion in the advisor transaction. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the advisor transaction, the merger with TriNet or any other related transaction. The special committee retained Houlihan Lokey solely to deliver its fairness opinion. Starwood Financial agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey. The full text of Houlihan Lokey's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this joint proxy statement and prospectus and is incorporated in it by reference. You are urged to read Houlihan Lokey's opinion in its entirety.

    Houlihan Lokey has not been requested and does not intend to update, revise or reaffirm its fairness opinion in connection with the advisor transaction unless requested to do so by the special committee. Events that could affect the fairness of the advisor transaction, from a financial point of view, include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of Starwood Financial, TriNet or the advisor.

    Houlihan Lokey did not, and was not requested by Starwood Financial to, make any recommendations as to the form or amount of consideration to be received by Starwood Financial in connection with the advisor transaction or the merger. Houlihan Lokey's opinion also does not address Starwood Financial's underlying business decision to effect the advisor transaction. Houlihan Lokey was not asked to opine on and does not express any opinion as to the tax consequences of the advisor transaction, the merger, the public market values or realizable value of Starwood Financial's common shares given as consideration in the advisor transaction, the prices at which Starwood Financial's common shares may trade in the future following the advisor transaction and the merger, or the fairness of any aspect of the advisor transaction or the merger not expressly addressed in its fairness opinion.

    In arriving at its fairness opinion, Houlihan Lokey completed the following tasks, among others:

    - Held discussions with the advisor's senior management to discuss the advisor transaction and the operations, financial condition, future prospects, projected operations and performance of the advisor, Starwood Financial and the combined company after the merger of Starwood Financial and TriNet (assuming an internal advisor structure).

    - Held discussions with Starwood Financial's investment bankers regarding the advisor transaction, the merger and the projected operations and performance of the advisor and the combined company.

    - Reviewed certain materials presented by management to Starwood Financial's Board of Trustees.

    - Reviewed Starwood Financial's annual financial statements for the year ended December 31, 1998 as filed on Form 10-K.

    - Reviewed financial statements prepared by Starwood Financial for the three months ended March 31, 1999 and March 31, 1998, respectively.

    - Reviewed the investment advisory agreement between Starwood Financial and the advisor dated March 13, 1998.

    - Reviewed certain summary information for Starwood Financial as prepared by Starwood Financial's management as of April 1999.

    - Reviewed TriNet's annual financial statements for the year ended December 31, 1998 as filed on Form 10-K, and TriNet's public stock price and related information.

    - Reviewed certain pro forma merger analyses prepared by management of Starwood Financial.

    - Reviewed the 1999 budget for the advisor prepared by the management of the advisor as of May 1, 1999.

    - Reviewed certain publicly-available information regarding companies and transactions that Houlihan Lokey, in its sole discretion, deemed comparable to Starwood Financial, the advisor and the advisor transaction.

    - Conducted such other analyses, studies and investigations as Houlihan Lokey, in its sole discretion, deemed appropriate under the circumstances for rendering the opinion expressed therein.

In order to determine the fairness to the shareholders of Starwood Financial, from a financial point of view, of the consideration to be paid by Starwood Financial for the interests in the advisor, Houlihan Lokey conducted several analyses, including the following: (1) an accretion analysis whereby the potential valuation of the combined company with the advisor internalized was compared to the potential valuation of the combined company without the advisor internalized; (2) a relative value analysis whereby the valuation of the advisor was compared to the consideration paid for the advisor; and (3) various other analyses.

ACCRETION ANALYSIS

    Houlihan Lokey primarily utilized a market capitalization approach to estimate the potential valuation on a pro forma basis of the combined company after the merger, assuming that the advisor was not internalized, as well as after the merger, assuming that the advisor became internalized through the advisor transaction. As a secondary analysis, Houlihan Lokey also used a yield approach. The results of the accretion analysis indicated a higher aggregate equity valuation for the combined company with the advisor internalized. Furthermore, the results of the accretion analysis indicated the advisor transaction was accretive to the combined company's equity capitalization as well as its earnings per share.

    1. Equity Market Capitalization Approach. Houlihan Lokey reviewed certain financial information for comparable public companies selected solely by Houlihan Lokey. The primary comparable companies selected solely by Houlihan Lokey included the following four publicly-traded finance companies: Allied Capital Corp., Franchise Finance Corporation of America, The FINOVA Group Inc. and Heller Financial, Inc. Houlihan Lokey also considered a group of real estate investment trusts including: Capsted Mortgage Corporation, Dynex Capital, Inc., Indymac Mortgage Holdings, Inc., Redwood Trust, Inc., Thornburg Mortgage Asset Corp. and BRT Realty Trust. However, Houlihan Lokey considered the group of real estate investment trusts to be less relevant for purposes of comparison because Houlihan Lokey observed that among other factors, Starwood Financial has a different business strategy, a larger equity and asset base, and lower leverage than the real estate investment trusts.

    Houlihan Lokey calculated certain financial ratios for the primary set of comparables based on the most recent publicly-available information. The following table presents the range of multiples selected by Houlihan Lokey for the combined company compared to the range of multiples observed for the primary comparables.

                                                                               ENTERPRISE VALUE
                                                                                      TO              PRICE TO
                                                                                    EBITDA            EARNINGS
                                                                                 (EV/EBITDA)           (P/E)
                                                                              ------------------  ----------------
Combined Company (range of selected multiples)..............................      10.0x -- 12.5x   11.0x -- 14.0x
Primary Comparables.........................................................       6.0x -- 17.6x    8.1x -- 13.7x

    Houlihan Lokey calculated an indicative pro forma equity market capitalization for the combined company both with and without the advisor internalized, by applying the multiples selected for the combined company to the pro forma representative EBITDA and earnings levels derived from management's projections for the combined company, both with and without the advisor internalized as follows:

    - Houlihan Lokey applied the combined company EBITDA multiples to the pro forma 1999 and 2000 representative EBITDA levels for the combined company (both with and without the advisor internalized), adding cash balances as of December 31, 1999 and 2000, and subtracting interest-bearing debt as of December 31, 1999 and 2000 and preferred stock at its liquidation value as of December 31, 1999 and 2000. The resulting indications of the equity market capitalization for the combined company ranged from approximately $1.6 to $2.9 billion with the advisor internalized and $1.3 to $2.6 billion without the advisor internalized.

    - By applying the combined company P/E multiples to the representative pro forma 1999 and 2000 net income levels for the combined company (both with and without the advisor internalized), the resulting indications of the equity market capitalization for the combined company ranged from approximately $2.1 to $2.8 billion with the advisor internalized and $1.8 to $2.5 billion without the advisor internalized.

    2. Other Analysis. Houlihan Lokey also considered a yield approach as an additional indication of the equity market capitalization for the combined company both with and without the advisor internalized. This yield approach was predicated upon the yields exhibited by the real estate investment trusts. This approach resulted in valuation indications which were materially similar to those of the market capitalization approach; however, because this approach was based upon the real estate investment trusts, the yield approach was considered a secondary analysis.

    The result of the aforementioned accretion analyses indicated that, due to the higher EBITDA and earnings which result from the advisor transaction, the combined company has a higher valuation with the advisor internalized than without the advisor internalized. Based on the terms of the advisor transaction, the combined company with the advisor internalized will have four million additional outstanding shares. Houlihan Lokey considered both the equity market valuation per share and the earnings per share based upon the valuation indications of the combined company described above, both with and without the advisor internalized. Based on this analysis, Houlihan Lokey determined that despite having a greater number of shares outstanding, the combined company with the advisor internalized exhibited a higher equity market valuation per share and earnings per share.

RELATIVE VALUE ANALYSIS

    Houlihan Lokey primarily used a market capitalization, a comparable transaction and a discounted cash flow approach to determine the estimated value of the advisor. Houlihan Lokey compared such valuation with the valuation indicated from the accretion analyses set forth above. Houlihan Lokey also used an additional methodology to verify the reasonableness of their results. The analyses required studies of the overall market, economic and industry conditions in which the advisor operates, and the historical and projected operating results of the advisor.

    1. Market Capitalization Approach. Houlihan Lokey reviewed certain financial information for two tiers of comparable public companies selected solely by Houlihan Lokey. The first tier of comparable companies included the following seven publicly-traded real estate management companies selected solely by Houlihan Lokey: CB Richard Ellis Services, Inc., Grubb & Ellis Company, Insignia Financial Group, Inc., The Intergroup Corporation, Jones Lang LaSalle Incorporated, Trammell Crow Company and The DeWolfe Companies, Inc. The second tier of comparable companies included the following nine publicly-traded asset management companies selected solely by Houlihan Lokey: Affiliated Managers Group, Inc., Alliance Capital Management L.P., Atalanta/Sosnoff Capital Corporation, Conning Corporation, Eaton Vance Corp., Lexington Global Asset Managers, Inc., Phoenix Investment Partners, Ltd., PIMCO Advisors L.P. and United Asset Management Corporation.

    Houlihan Lokey calculated certain financial ratios for the two tiers of comparable companies based on the most recent publicly-available information. The following table presents the range of multiples selected by Houlihan Lokey for the advisor compared to the range of multiples observed for the real estate management comparable companies and the asset management comparable companies.

                                                                                        ENTERPRISE VALUE TO EBITDA
                                                                                               (EV/EBITDA)
                                                                                        --------------------------
The Advisor (range of selected multiples).............................................           6.0x -- 8.0x
Real Estate Management Comparables....................................................           3.6x -- 9.2x
Asset Management Comparables..........................................................          4.6x -- 17.1x

    Houlihan Lokey determined an indication of the range of market values for the advisor's equity by applying the advisor EBITDA multiples to the advisor's representative EBITDA (after considering certain cost adjustments in connection with the merger) for the first quarter of 1999 as annualized, the forecast for fiscal year end 1999 based on management's projections, and the forecast for fiscal year 2000 based on management's projections. These analyses resulted in indications of a range of enterprise values and market values of equity for the advisor of between $125.4 and $172.8 million.

    2. Comparable Transaction Analysis. Houlihan Lokey reviewed the consideration paid in selected acquisitions of real estate advisory and management companies by publicly-traded real estate investment trusts, as well as selected acquisitions of publicly-traded real estate management companies. These analyses yielded mean multiples of 10.3x EBITDA and 22.1x EBIT (i.e., earnings before interest and taxes). In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations.

    No company or transaction used in the analysis described above was directly comparable to the advisor, Starwood Financial, TriNet, the combined company or the advisor transaction. Accordingly, Houlihan Lokey reviewed the comparable transactions to understand the range of multiples of EBITDA and EBIT paid for companies in the real estate advisory and management industry. Based upon the advisor's projected EBITDA for the fiscal year 1999 and based upon the lowest and highest multiples of EBITDA determined under the comparable transaction analysis, Houlihan Lokey calculated indications of the range of enterprise values and market values of equity for the advisor of between $169.2 and $190.4 million.

    3. Discounted Cash Flow Approach. Houlihan Lokey utilized management's cash flow projections for the advisor for the fiscal years 1999, 2000, 2001 and 2002. After calculating the net present value of cash flows for the applicable periods using discount rates of 17.0% to 21.0%, a terminal value was calculated based upon exit EBITDA multiples of 4.0x to 7.0x. Based on management's projections and this analysis, Houlihan Lokey calculated indications of the range of enterprise values and market values of the equity for the advisor of between $167.6 and $196.5 million.

    Based upon the aforementioned analyses, the indicated market value of the advisor ranged from a low of approximately $125.4 million to a high of $196.5 million. This valuation is greater than the implied value of the four million shares which will be paid as consideration for the advisor based on the valuation of the combined company shown in the accretion analyses set forth above.

OTHER ANALYSIS

    Houlihan Lokey reviewed the consideration in certain acquisitions of affiliated real estate advisory and management companies by publicly-traded real estate companies selected solely by Houlihan Lokey in terms of the percentage of the acquiror's total shares outstanding provided to the acquired company as consideration for the acquisition. This analysis yielded average consideration of 9.2% of total shares outstanding paid to the advisors acquired in transactions since 1995. The transactions produced a range of between 3.4% and 15.3% of total shares outstanding paid as consideration. Based on the projected total shares outstanding for the combined company following the merger and advisor transaction, the consideration paid to the owners of interests in the advisor is approximately 4.6% of the total shares outstanding for the combined company.

    In conclusion, Houlihan Lokey's analyses indicated that the consideration to be paid to the shareholders of Starwood Financial who hold ownership interests in the advisor in connection with the advisor transaction is fair, from a financial point of view, to the shareholders of Starwood Financial who do not hold any ownership interest in the advisor.

    As a matter of course, neither Starwood Financial, TriNet, nor the advisor publicly discloses forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections for the years ending December 31, 1999 through December 31, 2002. These financial projections were prepared by the management of Starwood Financial and the advisor under market conditions as they existed as of approximately May 1, 1999. Management does not intend to provide Houlihan Lokey with any updated or revised projections in connection with the advisor transaction. The projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Starwood Financial, TriNet or the advisor may cause management's projections or the underlying assumptions to be inaccurate. As a result, projections should not be relied upon as necessarily indicative of future results, and readers of this joint proxy statement and prospectus are cautioned not to place undue reliance on those projections.

    In arriving at its fairness opinion, Houlihan Lokey reviewed certain key economic and market indicators including, but not limited to, growth in gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market conditions. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of May 27, 1999 and on the projected financial information provided to Houlihan Lokey as of that date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the historical and projected financial information provided to Houlihan Lokey by the management of Starwood Financial and the advisor has been reasonably and accurately prepared based upon the best current available estimates of the financial results and condition of Starwood Financial, TriNet and the advisor, respectively. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Starwood Financial, TriNet or the advisor and does not assume responsibility for it. Except as set forth above, Houlihan Lokey did not make any independent appraisal of the specific properties or assets of Starwood Financial, TriNet or the advisor.

    The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to Starwood Financial, TriNet, the combined company, the advisor, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, those analyses and estimates are inherently subject to substantial uncertainty.

INTERESTS OF CERTAIN PARTIES IN THE ADVISOR TRANSACTION

    Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian and Kleeman, each of whom is a trustee or executive officer of Starwood Financial, own shares of stock in the parent company of Starwood Financial's external advisor. They will receive a total of 3,507,638 shares of common stock in the combined company in the advisor transaction in exchange for their interests in the advisor. Each of Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian and Kleeman has agreed that he will not sell any of the shares of common stock of the combined company which he receives in the advisor transaction for a period of 12 months after the effective time of the advisor transaction. For more information concerning the lock-up agreements entered into by the shareholders of the advisor, please read the section of this joint proxy statement and prospectus entitled "Certain Agreements Related to the Merger--The Starwood Financial Affiliate Lock-Up Agreements." In addition, Mr. Sternlicht, Chairman of the Starwood Financial Board, is also Chairman of the advisor and Mr. Sugarman, Chief Executive Officer, President and a trustee of Starwood Financial, is also Chief Executive Officer and President of the advisor.

ACCOUNTING TREATMENT

    For accounting purposes, the advisor transaction will not be considered the acquisition of a "business" for purposes of applying Accounting Principles Board Opinion No. 16, "Business Combinations," and, therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired will be charged to operating income rather than capitalized as goodwill. Please refer to the section of this joint proxy statement and prospectus entitled "Unaudited Pro forma Financial Data" for more information regarding the accounting treatment of the advisor transaction.

NO APPRAISAL RIGHTS

    The advisor transaction was unanimously approved by the owners of interests in the advisor; accordingly, no dissenters' appraisal rights are available in connection with the advisor transaction.

                       THE ADVISOR TRANSACTION AGREEMENT

    The following is a brief summary of the significant provisions of the advisor transaction agreement. A copy of the advisor transaction agreement is attached as Annex B to and incorporated by reference into this joint proxy statement and prospectus. WE ENCOURAGE YOU TO READ THE ADVISOR TRANSACTION AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

GENERAL

    The advisor transaction agreement provides: (1) for the merger of a newly-formed, wholly-owned subsidiary of Starwood Financial with and into the corporation that owns approximately 99.9% of the interests in the advisor, with the advisor being the surviving entity; and (2) a concurrent assignment by Starwood Capital Group, L.L.C. of its 0.1% interest in the advisor to Starwood Financial in exchange for a total of four million shares of common stock of Starwood Financial. As a result of the advisor transaction, Starwood Financial will, directly or through its subsidiaries, own 100% of the advisor.

    The representations, warranties and covenants of the parties to the advisor transaction agreement inure to the benefit of TriNet as an intended third-party beneficiary of the advisor transaction agreement.

EFFECTIVE TIME OF THE ADVISOR TRANSACTION

    Completion of the advisor transaction and the merger with TriNet are conditions to each other. The advisor transaction shall become effective at the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

    The advisor transaction agreement contains various customary representations and warranties from the advisor and its stockholders relating to, among other things:

       - Due organization, standing, power and authority and similar corporate matters.

       - Capital structure.

       - The authorization of the advisor transaction agreement.

       - Absence of litigation.

       - Tax matters.

       - Employee matters.

       - Compliance with applicable laws.

       - The absence of undisclosed liabilities.

       - Valid title to assets.

       - The accuracy of books and records.

       - Year 2000 issues.

       - The receipt of a fairness opinion from Houlihan Lokey.

COVENANTS

    Except as contemplated by the terms of the advisor transaction agreement, the advisor has agreed that it will, and will cause each of its subsidiaries to, carry on its businesses in the usual, regular and ordinary course consistent with past practice, and use commercially reasonable efforts to preserve intact its present business organization, good will and ongoing businesses. In addition, except as contemplated by the advisor transaction agreement, the advisor has agreed that it will not, and will not permit any of its subsidiaries, to take specified actions without the prior consent of Starwood Financial. Starwood Financial's activities are not limited in any way under the advisor transaction agreement.

    The advisor has agreed to indemnify and hold harmless the directors and officers of the advisor against any losses or claims arising out of the fact that the person is or was a director or officer of the advisor. The advisor has also agreed to purchase a "run-off" or "tail" directors and officers liability insurance coverage for a period of six years after the merger.

CONDITIONS TO THE ADVISOR TRANSACTION

    The respective obligations of the parties to the advisor transaction agreement to effect the advisor transaction are subject to the satisfaction or waiver on or prior to the effective time of the advisor transaction of the following conditions:

       - The shareholders of Starwood Financial will have approved the advisor transaction and the advisor transaction agreement.

       - The New York Stock Exchange or the American Stock Exchange shall have approved for listing the common stock to be issued in the advisor transaction.

       - No temporary restraining order, preliminary or permanent conjunction or other order issued by any court of competent jurisdiction or other legal restraint for prohibition preventing the consummation of the advisor transaction shall be in effect.

       - The representations and warranties of each of the parties shall be true and correct in all material respects on and as of the date made and the date of the closing of the advisor transaction.

       - Since the date of the advisor transaction agreement, no event shall have occurred or circumstance shall have arisen that, individually or taken together with all other facts, circumstances or events, it is reasonably likely to cause a material adverse effect on the business, properties, financial condition or results of operations of, the advisor.

TERMINATION

    The advisor transaction agreement may be terminated at any time prior to the filing of a certificate of merger with the Secretary of State of the State of Delaware, whether before or after the requisite approval of Starwood Financial's shareholders is obtained:

       - By mutual consent of the parties to the agreement and TriNet.

       - By Starwood Financial, with the consent of TriNet, upon a breach of any representation, warranty, covenant or agreement on the part of the advisor set forth in the advisor transaction agreement, or if any representation or warranty of the advisor shall become untrue, in either case, such that the conditions to the advisor transaction would be incapable of being satisfied by December 31, 1999 (as otherwise extended).

       - By the advisor or Starwood Capital Group, upon a breach of any representation, warranty, covenant or agreement on the part of Starwood Financial set forth in the advisor transaction agreement, or if any representation or warranty of Starwood Financial shall become untrue, in either case, such that the conditions to the advisor transaction would be incapable of being satisfied by December 31, 1999 (as otherwise extended).

       - By Starwood Financial, the advisor or Starwood Capital Group, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the advisor transaction shall become final and nonappealable.

       - By Starwood Financial, with the consent of TriNet, the advisor or Starwood Capital Group, if the merger shall not have been completed before December 31, 1999.

       - By Starwood Financial, with the consent of TriNet, the advisor or Starwood Capital Group, if the requisite approval of Starwood Financial's shareholders shall not have been obtained.

    In the event of termination of the advisor transaction agreement by any party, the advisor transaction agreement will become void and have no effect except to the extent that the termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the advisor transaction agreement.

    If the merger agreement with TriNet is terminated because the advisor transaction agreement is terminated, Starwood Financial will be obligated to pay TriNet a termination fee of up to $50.0 million and reimburse TriNet's out of pocket expenses up to a maximum amount of $3.5 million.

    Starwood Financial has agreed that, without TriNet's consent, it will not consent to any amendment or other modification, waive any material right or condition under the advisor transaction agreement or terminate the advisor transaction agreement.

                       MANAGEMENT OF THE COMBINED COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

    The post-merger Board of Directors will be divided into two classes of equal size. Members of each class will serve for two years and until their successors are elected and qualified. The following table sets forth information with respect to the combined company's Board of Directors.

                                                                                                                    TERM
NAME                                                  AGE      TITLE                                               EXPIRES
------------------------------------------------      ---      ------------------------------------------------  -----------

Barry S. Sternlicht.............................          37   Chairman                                                2001

Jay Sugarman....................................          37   Chief Executive Officer, President and Director         2001

Spencer B. Haber................................          31   Executive Vice President--Finance, Chief                2001
                                                               Financial Officer and Director

Willis Andersen, Jr.............................          67   Director                                                2001

Jeffrey G. Dishner..............................          34   Director                                                2000

Jonathan D. Eilian..............................          31   Director                                                2000

Madison F. Grose................................          45   Director                                                2000

Robert W. Holman, Jr............................          55   Director                                                2000

Robin Josephs...................................          39   Director                                                2000

Merrick R. Kleeman..............................          34   Director                                                2000

William M. Matthes..............................          39   Director                                                2001

John G. McDonald................................          62   Director                                                2001

Stephen B. Oresman..............................          67   Director                                                2001

George R. Puskar................................          55   Director                                                2000

Kneeland C. Youngblood..........................          43   Director                                                2001

    The combined company will have approximately 115 employees which will be led by a highly-experienced management team that represents executives from both Starwood Financial and TriNet. The following table sets forth information with respect to the executives of the combined company.

TITLE                                                NAME                                                       AGE
---------------------------------------------------  ------------------------------------------------------     ---

Chief Executive Officer and President..............  Jay Sugarman                                                   37

Executive Vice President--Finance and Chief
  Financial Officer................................  Spencer B. Haber                                               31

Executive Vice President and General Counsel.......  Nina B. Matis                                                  52

Senior Vice President and Chief Operating
  Officer..........................................  Timothy J. O'Connor                                            44

Senior Vice President--Asset Management............  Jo Ann Chitty                                                  37

TITLE                                                NAME                                                       AGE
---------------------------------------------------  ------------------------------------------------------     ---
Senior Vice President--Finance and Treasurer.......  Elisa F. DiTommaso                                             36

Senior Vice President--Loan Servicing..............  Barbara Rubin                                                  46

Senior Vice President--Investments.................  Steven Blomquist                                               42

Senior Vice President--Investments.................  Roger M. Cozzi                                                 29

Senior Vice President--Investments.................  Jeffrey R. Digel                                               43

Senior Vice President--Investments.................  James H. Ida                                                   53

Senior Vice President--Investments.................  Thomas M. Mulroy                                               36

    BARRY S. STERNLICHT became a Trustee of Starwood Financial in March 1994 and was elected Chairman in September 1996. Mr. Sternlicht was Chief Executive Officer of Starwood Financial from September 1996 to November 1997. Mr. Sternlicht was Chairman of the Audit and Compensation Committee of Starwood Financial from March 1994 until December 1995. He is founder and general manager of Starwood Capital and co-founder of its predecessor entities in 1991 and has been the president and chief executive officer of Starwood Capital Group, L.P. since its formation. In addition, Mr. Sternlicht is currently the chief executive officer and chairman of the board of directors of Starwood Hotels & Resorts Worldwide, Inc. and is a director of U.S. Franchise Systems. Mr. Sternlicht is on the board of governors of the National Association of Real Estate Investment Trusts and is a member of the Urban Land Institute and of the National Multifamily Housing Council. Mr. Sternlicht is a member of the board of directors of the Council for Christian and Jewish Understanding, is a member of the Young Presidents Organization and is on the board of directors of Junior Achievement for Fairfield County, Connecticut.

    JAY SUGARMAN is President and Chief Executive Officer of Starwood Financial, with primary responsibility for formulating, implementing and guiding Starwood Financial's investment strategy. Mr. Sugarman became Chief Executive Officer of Starwood Financial in 1997 and President and Trustee of Starwood Financial in 1996. Previously, Mr. Sugarman was senior managing director of Starwood Capital Group and president of Starwood Mezzanine Investors, where he was responsible for all fixed income investments and led the origination or purchase of over $1 billion in structured commercial real estate loans. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital and the formation of HBK Investments, one of the nation's largest convertible arbitrage trading operations. In addition, Mr. Sugarman was responsible for investments in a variety of asset classes and investment strategies, including distressed and high yield securities, corporate buyouts and venture capital investments. Earlier in his career, Mr. Sugarman worked at First Boston Corporation and Goldman, Sachs & Co. He received his undergraduate degree SUMMA CUM LAUDE from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of Commercial Guaranty Assurance, a financial insurance company and Watermark Communities, Inc., a residential developer in South Florida.

    SPENCER B. HABER became Chief Financial Officer of Starwood Financial in June 1998, and will become a Director of the combined company concurrently with the completion of the merger. Mr. Haber maintains primary responsibility for all of Starwood Financial's capital-raising initiatives and merger and acquisition activities. Mr. Haber sits on the Starwood Financial's Investment Committee and also oversees all finance, hedging, treasury and accounting functions. Prior to joining Starwood

Financial, Mr. Haber was a senior vice president in Lehman Brothers' global real estate group and was responsible for that firm's real estate mergers and acquisitions business. In addition to his M&A role, Mr. Haber maintained primary client coverage responsibilities in raising equity and debt capital for a wide range of public and private companies, participating in more than $10 billion of transactions. Before Lehman Brothers, Mr. Haber was a member of Salomon Brothers' real estate investment banking unit. At Salomon Brothers, Mr. Haber participated in that firm's principal and advisory real estate activities. Prior to Salomon Brothers, Mr. Haber worked for MIG Capital Management, a joint venture of MIG Companies, a domestic real estate pension fund advisor, and Charterhouse Inc., a British merchant bank. Mr. Haber holds a B.S. degree in economics SUMMA CUM LAUDE and an M.B.A. from the Wharton School, where he graduated a Palmer Scholar. He is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

    WILLIS ANDERSEN, JR., CRE became a Director of TriNet on June 7, 1993. He is a real estate and REIT industry consultant with over 35 years of experience as an advisor, financial consultant and principal in the real estate industry. Mr. Andersen currently specializes in advisory work for publicly-traded real estate companies, focusing specifically on REITs. Mr. Andersen's real estate career has involved work with Allied Properties Inc. of San Francisco; Bankoh Advisory Corp. of Honolulu; RAMPAC and ICM Property Investors, Inc., which formerly were NYSE-listed REITs; and Bedford Properties, Inc., a commercial property investment and development firm. He is an active member of the American Society of Real Estate Counselors and the National Association of Real Estate Investment Trusts, and is a former governor and past president (1980-81) of this organization. He received his B.A. in 1954 from the University of California at Berkeley.

    JEFFREY G. DISHNER was elected a Trustee of Starwood Financial in March 1998. Mr. Dishner has been a managing director or senior vice president of Starwood Capital since September 1994. From 1993 through September 1994, Mr. Dishner was employed by the commercial mortgage finance group of J.P. Morgan & Co. and by JMB Realty Corporation from 1987 through 1991. Mr. Dishner received a B.S. degree from the Wharton School and an M.B.A. from the Amos Tuck School at Dartmouth College.

    JONATHAN D. EILIAN was elected a Trustee of Starwood Financial in March 1997. Mr. Eilian has been a senior managing director or executive officer of Starwood Capital since its formation in September 1991. Additionally, Mr. Eilian serves on the board of directors of Starwood Hotels. Prior to being a founding member of Starwood Capital, Mr. Eilian served as an Associate for JMB Realty Corporation, a real estate investment firm, and for The Palmer Group, L.P., a private investment firm specializing in corporate acquisitions. Mr. Eilian is also a member of the advisory board of the Wharton Real Estate Center. Mr. Eilian received his undergraduate degree from the University of Pennsylvania and an M.B.A. from the Wharton School.

    MADISON F. GROSE is a senior managing director and co-general counsel for Starwood Capital Group. Mr. Grose has had general oversight responsibilities for Starwood Capital's legal-related issues since 1992. Mr. Grose led the legal negotiations resulting in Starwood Capital's contribution of its multifamily portfolio to Equity Residential Properties Trust and had principal responsibilities for structuring the firm's investment in Starwood Hotels and in Starwood Financial. Mr. Grose has been a trustee or director of Starwood Hotels since December, 1994 and previously served on the Board of Starwood Financial. Mr. Grose received a B.A. degree from Stanford University and a J.D. degree from UCLA School of Law.

    ROBERT W. HOLMAN, JR. is the co-founder of TriNet. He served as Chief Executive Officer and Co-Chairman of the Board of Directors from its formation until May 22, 1996, when he became Chairman of the Board. Mr. Holman was reappointed Chief Executive Officer of TriNet on September 3, 1998. He is the co-founder of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc. and for ten years was its chief executive officer and chairman. Additionally, Mr. Holman has served as a Director or board advisor for numerous companies in the United States, Great Britain and Mexico in the finance, construction, building materials, real estate, internet commerce, golf, printing, and travel industries. An economics graduate of the University of California at Berkeley, Mr. Holman received his M.A. degree with honors in economics and planning from Lancaster University in England and was a Loeb Fellow at Harvard University.

    ROBIN JOSEPHS was elected a Trustee of Starwood Financial in March 1998. Ms. Josephs currently advises private real estate ventures. Ms. Josephs served as a vice president at Goldman Sachs from 1986 to 1996 in various capacities. Prior to working at Goldman, Ms. Josephs served as an analyst for Booz Allen & Hamilton in New York from 1982 to 1984. Ms. Josephs received a B.S degree in economics from the Wharton School in 1982 and an M.B.A. from Columbia University in 1986.

    MERRICK R. KLEEMAN was elected a Trustee of Starwood Financial in March 1998. Mr. Kleeman is a senior managing director of Starwood Capital. Prior to joining Starwood Capital in August 1992, Mr. Kleeman was employed by the investment banking division of Merrill Lynch and by Coastal Management and Consultant, Inc., a real estate investment company. Mr. Kleeman received a B.A. degree in biology from Dartmouth College and an M.B.A. from the Harvard Business School, where he was a Baker Scholar.

    WILLIAM M. MATTHES was elected a Trustee of Starwood Financial in March 1998. Since April 1996, Mr. Matthes has been a partner of Behrman Capital, a New York and San Francisco based private equity investment fund with in excess of $600 million of equity capital under management. From July 1994 to April 1996, Mr. Matthes was employed as senior vice president and chief operating officer of Holsted Marketing, Inc., a credit card based direct marketing company. Mr. Matthes was a general partner of Brentwood Associates, a private equity investment firm from 1986 to July 1994, and previously was employed as an analyst at Morgan Stanley & Co., Inc. Mr. Matthes is a director of Condor Systems, Inc., Behrman TMNG, Inc., Holsted Marketing, Inc. and Holsted, Inc. Mr. Matthes received an A.B. from Stanford University and an M.B.A. from the Harvard Business School.

    JOHN G. MCDONALD became a Director of TriNet on June 7, 1993. He is a Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in two broad subject areas, investment management and corporate financial management, both with a global perspective. He currently serves on the board of directors of Scholastic Corporation, Varian, Inc., Plum Creek Timber Co., Inc., Golden State Vintners, Inc. and eight investment companies managed by Capital Research & Management Company and affiliates. Professor McDonald received his B.S. in engineering in 1960, his M.B.A. in 1962 and his Ph.D. in 1967 from Stanford University.

    STEPHEN B. ORESMAN became a Director of TriNet on June 7, 1993. He has been the owner and president of Saltash, Ltd., a management consulting firm, since 1991. He was a partner and vice president of The Canaan Group consulting firm from 1988 to 1991. Mr. Oresman's early career included 10 years in the manufacturing sector, first with Bausch & Lomb, Inc. in Rochester, New York, and later with Interlake Steel Corp. in Chicago. Subsequently, Mr. Oresman joined Booz Allen & Hamilton Inc., where he spent 19 years, including 10 years as managing officer of the firm's eastern region and five years as chairman of Booz Allen & Hamilton International, guiding the firm's activities outside of the U.S. Mr. Oresman later joined the advertising agency BBDO International, as president of the firm's independent marketing companies. Mr. Oresman is a member of the boards of directors of Cleveland Cliffs, Inc., Angram, Inc. and Technology Solutions Company. Mr. Oresman is a graduate and trustee emeritus of Amherst College and is a graduate of the Harvard Business School.

    GEORGE R. PUSKAR became a Director of TriNet on January 1, 1998. Since June 1997, Mr. Puskar has served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar is a member of the Counselors of Real Estate. Mr. Puskar has served as a member of the board of directors of Carr Real Estate Investment Trust, a NYSE-listed REIT, from 1993 to 1997 and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Mr. Puskar received a B.A. degree from Duquesne University.

    KNEELAND C. YOUNGBLOOD was elected as a Trustee of Starwood Financial in March 1998. Mr. Youngblood is general partner of Pharos Capital Group, L.L.C., a private equity fund focused in service companies, health care and public-private initiatives. He was a director of The United States Enrichment Corporation, a government-owned uranium enrichment company which was privatized in 1998. He is a fiduciary trustee for the $85 billion Teacher Retirement System of Texas. He has served as chairman of Teacher Retirement System's Real Estate Committee, during the restructuring of its $1.4 billion real estate portfolio. He is a director of the American Advantage Funds, a $6.5 billion mutual fund company managed by AMR Investments, a $20 billion Investment affiliate of American Airlines. He is a member of the Council on Foreign Relations and is a graduate of Princeton University and the University of Texas, Southwestern Medical School.

    NINA B. MATIS became General Counsel of Starwood Financial in 1998. Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of Starwood Financial's operations and investment and financing transactions. Ms. Matis also is a partner of the law firm of Katten Muchin & Zavis and is a member of the firm's executive committee, board of directors and national compensation committee, and has represented Starwood Financial and its principal shareholders for more than five years. In addition, from 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. In addition, Ms. Matis is a director for Burnham Pacific, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both the Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

    TIMOTHY B. O'CONNOR became Senior Vice President--Asset Management and Chief Operating Officer in March 1998. Mr. O'Connor is responsible for developing and managing Starwood Financial's asset management and due diligence operations, participating in the evaluation and approval of new investments and coordinating Starwood Financial's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a member of the International Council of Shopping Centers, the Institute of Real Estate Management and the Buildings Owners and Managers Association, and is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

    JO ANN CHITTY has been Senior Vice President, Asset Management of TriNet since its formation. She is responsible for asset management functions, including property dispositions, lease compliance and acquisition underwriting. Ms. Chitty also serves as President of TriNet Property Management, Inc., a wholly-owned subsidiary of TriNet formed in May 1997. Prior to her employment with TriNet, Ms. Chitty was the vice president, asset management for a predecessor of TriNet. Ms. Chitty holds an M.B.A. from Jacksonville University.

    ELISA F. DITOMMASO was named Senior Vice President, Finance and Chief Financial Officer of TriNet effective December 1, 1998. Prior to this appointment, Ms. DiTommaso had been TriNet's Senior Vice President, Capital Markets since June 1998, Treasurer since February 1997, and Vice President, Capital Markets since June 1996. She is responsible for financial management and policies, corporate development, compliance, credit policy, investor relations, and information systems. Prior to joining TriNet, Ms. DiTommaso was responsible for capital markets activities for Westinghouse Electric Corporation and held several positions with Westinghouse Financial Services in real estate, capital markets, and structured finance. Ms. DiTommaso also has five years experience with the accounting firm of Price Waterhouse and is a C.P.A. She received her Bachelor of Science degree from The Pennsylvania State University.

    BARBARA RUBIN became Senior Vice President--Servicing in September 1998. Ms. Rubin is responsible for managing Starwood Financial's Hartford-based loan servicing operation, which services loans for Starwood Financial as well as third-party institutional clients. Previously, Ms. Rubin was head of real estate securities (including mortgage loan investments and real estate equity securities) for Phoenix Realty Securities, Inc., an affiliate of Phoenix Home Life Mutual Insurance Company. Prior to Phoenix Realty Securities, Ms. Rubin was an investment officer at Connecticut Mutual Life Insurance Company, where her responsibilities included loan and equity investment origination and asset management. She has extensive background in capital markets activities as well as traditional real estate investment operations. Ms. Rubin is a member of the board of CSSA and the Board of Governors of the Mortgage Bankers Association. She holds a B.A. from Williams College and an M.B.A. from the University of Connecticut.

    STEVEN BLOMQUIST became Senior Vice President--Investments in September 1998. Mr. Blomquist is responsible for the origination and acquisition of new financings with borrowers in the Phoenix Home Life-serviced mortgage loan portfolio and related loan correspondents. He also shares responsibility in managing several of Starwood Financial's relationships with financial institutions and other non-Phoenix loan correspondents. Mr. Blomquist has over 16 years of loan origination and investment management experience. Previously, Mr. Blomquist was executive vice president and chief investment officer of Phoenix Realty Securities, a Phoenix Home Life subsidiary specializing in providing real estate securities investment advisory services. He was responsible for co-developing and implementing the mortgage loan investment programs of Phoenix Realty Securities and its clients. He was additionally responsible for national mortgage loan origination and managing the investment activities of Phoenix Realty Securities with its mortgage correspondent network. Mr. Blomquist directed the origination of over $1.5 billion of mortgage loans and maintains strong correspondent and borrower relations. Prior to his current position, Mr. Blomquist was responsible for the debt and equity management of a $750 million Phoenix Home Life portfolio in the Western United States. Prior to that position, he was a region head with Phoenix responsible for mortgage loan origination in the majority of its East and West Coast markets. Mr. Blomquist is a member of the Mortgage Bankers Association, the Urban Land Institute and the International Council of Shopping Centers. He received both his bachelors and M.B.A. from the University of Connecticut.

    ROGER M. COZZI became Senior Vice President--Investments in 1999, and served as Vice President--Investments since 1997. Mr. Cozzi is responsible for the origination, structuring and underwriting of new financing transactions at Starwood Financial. Previously, Mr. Cozzi was an assistant vice president at Starwood Capital Group directly involved with the origination of Starwood

Capital's debt investments in Starwood Mezzanine Investors and Starwood Opportunity Fund IV. Prior to joining Starwood Capital, Mr. Cozzi worked at Goldman Sachs & Co. in its real estate department and mutual fund industry resource group. Mr. Cozzi received a B.S. degree, MAGNA CUM LAUDE, from the Wharton School.

    JEFFREY R. DIGEL became Senior Vice President--Investments in March 1998. Mr. Digel is responsible for the origination of new financing transactions, focusing on Starwood Financial's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president--mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. Prior to joining Aetna, Mr. Digel was a member of Hart Advisors, responsible for the development and supervision of the portfolio, asset management and client communications functions for Hart's real estate pension advisory business. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers, Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

    JAMES H. IDA has served as Senior Vice President, Acquisitions of TriNet since April 1996. He was named TriNet's Chief Acquisitions Officer in September 1998. He oversees the evaluation, structuring and closing of TriNet's acquisitions nationwide and oversees selective property dispositions and has direct responsibility for the Western United States. Prior to joining TriNet, Mr. Ida was a director in GE Capital Investment Advisors' investment group and was responsible for originating, negotiating and underwriting real estate equity and debt investments on behalf of pension fund clients throughout the United States. Mr. Ida also served with three predecessor companies of GE Capital:
MacFarlane Partners, Mellon/McMahan Real Estate Advisors and McMahan Real Estate Advisors. Before that, Mr. Ida was senior vice president for Krupp Realty and Development, senior vice president of acquisitions for Essex Property Corporation and managing director and director of acquisitions for Landsing Property Corporation. Mr. Ida holds a B.S. degree in economics and an M.B.A., with an emphasis in finance and real estate, both from the University of California at Berkeley.

    THOMAS M. MULROY became Senior Vice President--Investments in March 1998. Mr. Mulroy is responsible for the origination, negotiation, structuring and closing of new financing transactions at Starwood Financial. Previously, Mr. Mulroy was a senior vice president at Lazard Freres & Co. responsible for more than $1.8 billion of senior debt, mezzanine and equity financings, and the development, structure and implementation of marketing strategies for capital-raising, investor relations and deal origination. Prior to joining Lazard, Mr. Mulroy was a client executive at the Chase Manhattan Bank responsible for the marketing, structuring and implementation of complex financings and the workout, restructuring and foreclosure of Chase's distressed real estate portfolio. Prior to joining Chase, Mr. Mulroy worked as a revenue analyst at Citicorp Investment Bank and as a certified public accountant at KPMG Peat Marwick. In addition, Mr. Mulroy is a member of the International Counsel of Shopping Centers, the Mortgage Bankers Association, the Urban Land Institute, the American Institute of Certified Public Accountants. Mr. Mulroy received a B.S. degree from Villanova University and an M.B.A. from New York University.

    Each of Messrs. Dishner, Eilian, Grose and Kleeman has agreed to resign as a trustee or director at the request of Starwood Capital Group, L.L.C. or Barry S. Sternlicht.

                  PRINCIPAL SHAREHOLDERS OF STARWOOD FINANCIAL

    The following table sets forth the number and percentage of common shares of Starwood Financial which will be beneficially owned upon the completion of the merger, the advisor transaction and the incorporation merger (but excluding payment of the stock dividend) by: (1) each current trustee and executive officer of Starwood Financial; (2) all current trustees and executive officers of Starwood Financial, as a group; and (3) each person known by Starwood Financial to be a beneficial owner of 5% or more of any class of Starwood Financial voting securities:

                                                                                                   COMMON SHARES
                                       NAME AND ADDRESS                                            BENEFICIALLY
                                    OF BENEFICIAL OWNER(1)                                             OWNED
-----------------------------------------------------------------------------------------------  -----------------
Starwood Mezzanine Investors, L.P. (2).........................................................       10,759,890
Starwood Mezzanine Holdings, L.P. (2)..........................................................       10,759,890(3)
Starwood Capital Group I, L.P. (2).............................................................       10,759,890(4)
BSS Capital Partners, L.P. (2).................................................................       10,759,890(5)
Sternlicht Holdings II, Inc. (2)...............................................................       10,759,890(6)
SOFI-IV SMT Holdings, L.L.C. (2)...............................................................       41,079,912
Starwood Opportunity Fund IV, L.P. (2).........................................................       41,079,912(7)
SOFI IV Management, L.L.C. (2).................................................................       41,079,912(8)
Starwood Capital Group, L.L.C. (2).............................................................       41,623,329(9),(18)
Barry S. Sternlicht (10).......................................................................       53,920,066(11),(20)
Jay Sugarman (17)..............................................................................          765,176
Spencer B. Haber (17)..........................................................................          409,680(21)
Robin Josephs (12).............................................................................            5,298(13)
William Matthes (14)...........................................................................            4,998(15)
Kneeland C. Youngblood (16)....................................................................            4,998(15)
Jeffrey G. Dishner (2).........................................................................          260,822
Merrick R. Kleeman (2).........................................................................          356,675
Jonathan Eilian (2)............................................................................          432,216
B Holdings, L.L.C. (2).........................................................................          535,417
Starwood Opportunity Fund II, L.P. (2).........................................................          535,417(19)
All Executive officers, trustees and nominees
  for trustee as a group (nine persons)........................................................       56,159,929(22)

------------------------

1. Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

2.  591 West Putnam, Greenwich, CT 06830.

3. Starwood Mezzanine Holdings, L.P. is a general partner of Starwood Mezzanine Investors, L.P., and as such shares voting and dispositive power of the common shares owned by Starwood Mezzanine Investors, L.P. Starwood Mezzanine Holdings, L.P. disclaims beneficial ownership of such shares except to the extent of its applicable pecuniary interest therein.

4. Starwood Capital Group I, L.P. is: (i) a general partner of Starwood Mezzanine Investors, L.P.; and (ii) the general partner of Starwood Mezzanine Holdings, L.P., which is the other general partner of Starwood Mezzanine Investors, L.P., and as such shares voting and dispositive power of the common shares owned by Starwood Mezzanine. Starwood Capital Group I, L.P. disclaims beneficial ownership of such Shares except to the extent of its pecuniary interest therein.

5. BSS Capital Partners, L.P. is the general partner of Starwood Capital Group I, L.P., which is: (1) a general partner of Starwood Mezzanine Investors, L.P.; and (2) the general partner of Starwood Mezzanine Holdings. L.P., which is the other general partner of Starwood Mezzanine Investors,

    L.P.; as such BSS Capital Partners, L.P. shares voting and dispositive power of the common shares owned by Starwood Mezzanine Investors, L.P. BSS Capital Partners, L.P. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

6. Sternlicht Holdings II, Inc. is the general partner of BSS Capital Partners, L.P., which is the general partner of Starwood Capital Group I, L.P., which is: (1) a general partner of Starwood Mezzanine Investors, L.P.; and (2) the general partner of Starwood Mezzanine Holdings L.P., which is the other general partner of Starwood Mezzanine Investors, L.P.; as such Sternlicht Holdings II, Inc. shares voting and dispositive power of the common shares owned by Starwood Mezzanine Holdings, L.P. Sternlicht Holdings II, Inc. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

7. Starwood Opportunity Fund IV, L.P. is the sole member and manager of SOFI-IV SMT Holdings, L.L.C. and as such shares voting and dispositive power of the common shares owned by SOFI-IV, SMT Holdings, L.L.C. Starwood Opportunity Fund IV, L.P. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

8. SOFI-IV Management, L.L.C. is the general partner of Starwood Opportunity Fund IV, L.P., which is the sole member and manager of SOFI-IV SMT Holdings, L.L.C., and as such shares voting and dispositive power of the common shares owned by SOFI-IV SMT Holdings, L.L.C. SOFI IV Management, L.L.C. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

9. Starwood Capital Group, L.L.C. is the general manager of SOFI IV Management, L.L.C., which is the general partner of Starwood Opportunity Fund IV, L.P., which is the sole member and general manager of SOFI-IV SMT Holdings, L.L.C.; as such Starwood Capital Group, L.L.C. shares voting and dispositive power of the common shares owned by SOFI-IV SMT Holdings, L.L.C. Starwood Capital Group, L.L.C. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

10. 591 West Putnam, Greenwich, CT 06830.

11. Represents 10,759,890 common shares beneficially owned by Sternlicht Holdings II, Inc., of which Mr. Sternlicht is a 100% owner, 41,087,912 common shares beneficially owned by Starwood Capital Group, L.L.C., (including 8,000 common shares to be issued in the advisor transaction) of which Mr. Sternlicht is the general manager and 1,536,847 common shares which Mr. Sternlicht will own directly upon completion of the advisor transaction. Mr. Sternlicht shares voting and dispositive power of all of the common shares beneficially owned by Sternlicht Holdings II, Inc. and Starwood Capital Group, L.L.C. Mr. Sternlicht disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

12. 1420 North Lake Shore Drive, Chicago, IL 60610.

13. Includes 4,998 common shares issuable upon the exercise of outstanding options and 300 common shares owned by Ms. Josephs' spouse.

14. 4 Embarcadero Center, Suite 3640, San Francisco, CA 94111.

15. Includes 4,998 common shares issuable upon the exercise of outstanding options.

16. 2305 Cedar Springs Road, Suite 401, Dallas, TX 75201.

17. 1114 Avenue of the Americas, 27(th) Floor, New York, NY 10036.

18. Starwood Capital Group, L.L.C. is the member of B Holdings, L.L.C., and as such, shares voting and dispositive power of the common shares owned by B Holdings, L.L.C. Starwood Capital

    Group, L.L.C. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

19. Starwood Opportunity Fund II, L.P. is a member of B Holdings, L.L.C., and as such, shares voting and dispositive power of the common shares owned by B Holdings, L.L.C. Starwood Opportunity Fund II, L.P. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

20. Mr. Sternlicht is the general manager of Starwood Capital Group, L.L.C., which is a member of B Holdings, L.L.C., and as such, shares voting and dispositive power of the common shares owned by B Holdings, L.L.C. Mr. Sternlicht disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

21. Includes 250,000 common shares issuable upon the exercise of outstanding options. See "The Merger--Interest of Certain Parties in the
    Merger--Starwood Financial Affiliates."

22. Represents 53,920,066 common shares beneficially owned by Barry S. Sternlicht, 765,176 common shares beneficially owned by Jay Sugarman, 409,680 common shares beneficially owned by Spencer B. Haber, 5,298 common shares beneficially owned by Robin Josephs, 4,998 common shares beneficially owned by William Matthes, 4,998 common shares beneficially owned by Kneeland Youngblood, 260,822 common shares beneficially owned by Jeffrey Dishner, 432,216 common shares beneficially owned by Jonathan Eilian and 356,675 common shares beneficially owned by Merrick Kleeman.

                COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES
                             OF STARWOOD FINANCIAL

SUMMARY COMPENSATION TABLE

    For the year ended December 31, 1998, neither Jay Sugarman, Starwood Financial's Chief Executive Officer, nor any other executive officer of Starwood Financial received any compensation directly from Starwood Financial. All compensation paid to Mr. Sugarman and Starwood Financial's other executive officers in respect of their services to Starwood Financial were paid by Starwood Financial's advisor. The following table sets forth the compensation awarded, earned by, or paid to Mr. Sugarman and Starwood Financial's four other most highly compensated executive officers by the advisor during the fiscal year ended December 31, 1998. With the exception of Mr. Sugarman, none of the executive officers named below was employed on behalf of Starwood Financial prior to Starwood Financial's March 1998 recapitalization. Mr. Sugarman became Chief Executive Officer of Starwood Financial in November 1997; however, Mr. Sugarman received no compensation for his services to Starwood Financial during the fiscal year ended December 31, 1997. For these reasons, no compensation is shown below for periods prior to the fiscal year ended December 31, 1998. Salary figures represent partial-year compensation for the period from the date an individual's employment commenced through December 31, 1998.

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                                                         SECURITIES
                                                            ANNUAL COMPENSATION          UNDERLYING
                                                     ---------------------------------     OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR     SALARY ($)  BONUS ($)      (#)(1)      COMPENSATION
---------------------------------------------------  ---------  ----------  ----------  -------------  -------------
Jay Sugarman.......................................       1998  $  178,125           0             0              0
Chief Executive Officer and President

Spencer B. Haber...................................       1998  $  122,019  $  225,000       250,000    $ 500,000(3)
Executive Vice President--
Finance and Chief Financial Officer

Roger M. Cozzi.....................................       1998  $   79,167  $  300,000        41,667              0
Senior Vice President

Thomas M. Mulroy (2)...............................       1998  $  174,808  $  112,500       166,667    $ 100,000(4)
Senior Vice President

Timothy B. O'Connor................................       1998  $  151,667  $  150,000        41,667              0
Senior Vice President and
Chief Operating Officer

------------------------

(1) Subsequent to December 31, 1998, Messrs. Sugarman and Haber were re-granted additional options by the advisor to purchase 500,000 and 150,000 Class A shares, respectively. These options were originally granted to the advisor in March 1998 in connection with Starwood Financial's recapitalization. The exercise price of each option is $15.00, and the options are subject to vesting requirements.

(2) Thomas M. Mulroy also received a $400,000 loan in connection with the commencement of his employment. This loan is forgivable ratably over its four-year term so long as Mr. Mulroy remains an employee of Starwood Financial.

(3) Represents a one-time signing bonus paid to the executive officer.

(4) Represents reimbursement of moving expenses for the executive officer.

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
STOCK OPTION GRANTS IN 1998

    The following table sets forth information for the named executive officers relating to stock option grants during 1998 under Starwood Financial's 1996 Long Term Incentive Plan.

                                                            INDIVIDUAL GRANTS
                                    -----------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                                   AT
                                     NUMBER OF    % OF TOTAL                                             ASSUMED ANNUAL RATE OF
                                    SECURITIES      OPTIONS                                             STOCK PRICE APPRECIATION
                                    UNDERLYING    GRANTED TO     EXERCISE      MARKET                      FOR OPTION TERM (2)
                                      OPTIONS      EMPLOYEES     PRICE PER    PRICE ON    EXPIRATION   ---------------------------
NAME                                GRANTED (1)     IN 1998        SHARE     GRANT DATE      DATE           5%            10%
----------------------------------  -----------  -------------  -----------  -----------  -----------  ------------  -------------
Jay Sugarman......................           0            --            --           --           --             --             --
Spencer B. Haber..................     250,000          32.1%    $   15.00    $   28.85      3/13/08   $  7,861,759  $  14,519,591
Roger M. Cozzi....................      41,667           5.3%    $   15.00    $   22.25      3/13/08   $  1,358,900  $   2,532,019
Thomas M. Mulroy..................     166,667          21.4%    $   15.00    $  27.375      3/13/08   $  4,921,914  $   9,303,108
Timothy B. O'Connor...............      41,667           5.3%    $   15.00    $  28.125      3/13/08   $  1,279,538  $   2,401,098

------------------------

(1) Subsequent to December 31, 1998, Messrs. Sugarman and Haber were re-granted additional options by the advisor to purchase 500,000 and 150,000 Class A shares, respectively. These options were originally granted to the advisor in March 1998 in connection with Starwood Financial's recapitalization. The exercise price of each option is $15.00, and the options are subject to vesting requirements.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast future appreciation of Starwood Financial's stock price.

FISCAL YEAR-END OPTION VALUES

    The following table presents information for the named executive officers relating to the value of unexercised stock options.

                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                     OPTIONS AT 12/31/98              12/31/98(1)
                                                  --------------------------  ---------------------------
NAME                                              EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------------------  -----------  -------------  ------------  -------------
Jay Sugarman....................................          --             --             --             --
Spencer B. Haber................................          --        250,000(  (4)           -- $  11,250,000
Roger M. Cozzi..................................          --         41,667(  (4)           -- $   1,875,015
Thomas M. Mulroy................................      50,000        116,667(  (4) $  2,250,000     5,250,015
Timothy B. O'Connor.............................          --         41,667(  (4)           -- $   1,875,015

------------------------

(1) Based on the closing price of Starwood Financial's Class A shares on December 31, 1998 of $60.00.

(2) Mr. Haber's options will vest and become exercisable as a result of the merger. See "The Merger--Interests of Certain Parties in the
    Merger--Starwood Financial Affiliates."

(3) One third of the executive's options will vest on the one, two and three year anniversaries of the executive's employment.

(4) If the executive is terminated for cause or if the executive resigns, the executive will forfeit all unvested options. If the executive is terminated without cause, all of the executive's unvested options will become immediately vested. In addition, all of the executive's unvested options will become immediately vested upon a change of control (as defined in Starwood Financial's 1996 Long Term Incentive Plan) of Starwood Financial.

STARWOOD FINANCIAL TRUSTEES' COMPENSATION

    Each trustee of Starwood Financial who is not also an officer or employee of Starwood Financial, its advisor or of Starwood Capital Group, L.L.C., currently receives a fee of $20,000 per year, which is paid quarterly. Each of those trustees also receives an additional fee of $1,000 for each meeting of the Starwood Financial Board which he or she attends in person, $750 for each meeting of the Starwood Financial Board which he or she attends telephonically, and $500 for each committee meeting which he or she attends, either personally or telephonically. Trustees are also reimbursed for any expenses incurred in attending meetings or incurred as a result of other work performed for Starwood Financial. The trustees who are officers or employees of Starwood Financial, its advisor or Starwood Capital Group, L.L.C. do not receive any compensation from Starwood Financial.

    Starwood Financial and each of its trustees and executive officers have entered into indemnification agreements. The indemnification agreements provide that Starwood Financial will indemnify the trustees and the executive officers to the fullest extent permitted by the law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as a trustee, officer or agent of Starwood Financial, or by reason of their serving at the request of Starwood Financial; provided that the trustee or executive officer acted in a manner determined in good faith to be within the scope of his authority and to be in the best interest of Starwood Financial and so long as the trustee or executive officer was not guilty of gross negligence, misconduct or a breach of his fiduciary obligations in the act or failure to act. Starwood Financial will not indemnify the trustees and executive officers to the extent prohibited by Starwood Financial's Amended and Restated Declaration of Trust or Title 8 of the Maryland Corporations Code. If an amendment to the Declaration of Trust or Title 8 with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. Starwood Financial is not required to indemnify any trustee or executive officer for liabilities: (1) for which he receives payment under an insurance policy, except for the excess beyond payment under such insurance, or which could have been claimed under an expired insurance policy;
(2) based upon or attributable to his gaining in fact any personal profit or advantage to which he was not legally entitled; (3) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934; or (4) brought about or contributed to by his dishonesty, willful misconduct or bad faith unless a judgment or other final adjudication adverse to the trustee or executive officer establishes that he was not guilty of the claimed conduct and that the conduct was not material to the course of action so adjudicated. In addition, Starwood Financial has obtained trustee and officer insurance for its trustees and executive officers.

    Mr. Sugarman entered into an employment agreement with the advisor on May 20, 1999 which will be assumed by Starwood Financial in connection with the advisor transaction. The agreement provides for an initial three-year term of employment which is deemed to have commenced on March 18, 1998. The initial term is automatically renewed for successive one-year terms unless either party gives the other prior notice of termination. Mr. Sugarman serves as Chief Executive Officer of Starwood Financial and will report to the Starwood Financial Board. Mr. Sugarman has agreed to devote substantially all of his business time and attention to Starwood Financial's affairs. The agreement provides that Mr. Sugarman will receive an annual base salary of at least $225,000. In addition, Mr. Sugarman is entitled to participate in Starwood Financial's benefit plans on no less favorable terms than other key executives of Starwood Financial, and Mr. Sugarman has been credited with four years of deemed service, in addition to his actual service, for purposes of participating in those benefit plans, except as prohibited by law or the terms of those plans. Starwood Financial will maintain and pay for a five million dollar term life insurance policy which will be owned by Mr. Sugarman during his employment.

    If Mr. Sugarman's employment is terminated by Starwood Financial without cause or by Mr. Sugarman for good reason, Mr. Sugarman will be entitled to a lump sum payment equal to the lesser of: (1) the total salary to which Mr. Sugarman would be entitled from the date of termination through the end of the employment period then in effect; or (2) two times the amount of Mr. Sugarman's annual salary in effect on the date of termination. If, however, the termination follows a change in control of Starwood Financial, the lump sum payment will be two times the amount of Mr. Sugarman's annual salary then in effect. If Mr. Sugarman's employment is terminated by Starwood Financial for cause, by Mr. Sugarman without good reason or as a result of an expiration of Mr. Sugarman's term of employment, then Starwood Financial will pay to Mr. Sugarman any portion of Mr. Sugarman's base salary that remains unpaid through the date of termination. Mr. Sugarman has agreed that during and for 12 months following the term of his employment, other than following a termination without cause or for good reason, Mr. Sugarman will not engage, directly or indirectly, in any business that competes directly and materially with Starwood Financial. This covenant does not prevent Mr. Sugarman from investing in up to 5% of the securities of or interests in any publicly-traded corporation or any limited partnership or other entity. In addition, Mr. Sugarman has agreed that during and for 12 months following the term of his employment, he will not solicit from Starwood Financial certain borrowers or lenders with whom Starwood Financial has a relationship or certain officers or employees of Starwood Financial or Starwood Capital Group, L.L.C. and its affiliates, unless, in the case of borrowers and lenders, the solicitation is on behalf of a venture or business that does not compete directly and materially with Starwood Financial in investment activities relating to the real estate industry. Mr. Sugarman has agreed that upon the termination of his employment or upon the termination of his position as Chief Executive Officer, he will resign as a trustee of Starwood Financial.

    Mr. Haber is a party to a letter agreement which sets forth the terms of his services to Starwood Financial. The letter agreement provides that Mr. Haber's employment is at will and may be terminated by Mr. Haber or Starwood Financial at any time, with or without cause. Mr. Haber is entitled to an annual salary of at least $225,000 and a discretionary annual bonus equal to at least 100% of his annual base salary. Mr. Haber is also entitled to participate in benefit programs at the same level as other employees at his level. The agreement provides that if Mr. Haber is terminated without cause, he will receive severance in the amount of one times his base salary and bonus. All options granted to Mr. Haber will be exercisable for one year after termination of his employment, unless he is terminated for cause.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors and officers of the combined company have, or will have, direct or indirect interests in one or more of the transactions. For more information regarding those interests please read the sections of this joint proxy statement and prospectus entitled:

    - "The Merger--Interests of Certain Parties in the Merger--TriNet
      Affiliates"

    - "The Merger--Interests of Certain Parties in the Merger--Starwood Financial Affiliates"

    - "Certain Agreements Related to the Merger--The Starwood Financial Affiliate Lock-up Agreements"

    - "Certain Agreements Related to the Merger--The Option Standstill
      Agreements"

    - "Certain Agreements Related to the Merger--The TriNet Management Company Stock Purchase Agreement"

    - "Certain Agreements Related to the Merger--The Registration Rights Agreement"

    - "The Advisor Transaction--Interests of Certain Parties in the Advisor Transaction."

    - "Principal Shareholders of Starwood Financial"

    - "Compensation of Executive Officers and Trustees of Starwood Financial"

TRADEMARK LICENSE

    Starwood Capital Group, L.L.C. has granted to Starwood Financial an exclusive, non-transferable, royalty-free license to use the "Starwood" name within its corporate name.

NON-COMPETE

    Pursuant to the terms of Starwood Financial's articles of incorporation, subject to certain exceptions, Starwood Financial is prohibited from: (1) making investments in loans collateralized by hotel assets where it is anticipated that the underlying equity will be acquired by the debt holder within one year from the acquisition of such debt; (2) acquiring equity interests in hotels (other than acquisitions of warrants, equity participations or exercise of remedies in respect of a loan in which Starwood Financial has an interest); or (3) selling or contributing to or acquiring any interests in Starwood Hotels & Resorts Worldwide, Inc., including debt positions or equity interests obtained by Starwood Financial under, pursuant to or by reason of the holding of debt positions.

                       COMPARISON OF STOCKHOLDER RIGHTS;
                DESCRIPTION OF THE COMBINED COMPANY'S SECURITIES

COMPARISON OF RIGHTS OF STOCKHOLDERS OF TRINET AND OF THE COMBINED COMPANY

    GENERAL. TriNet and Starwood Financial Inc. are each organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, each is subject to the Maryland General Corporation Law, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, liabilities and indemnification of directors and officers; dividends and other distributions; meetings and rights of stockholders; and extraordinary actions, such as amendments to a corporation's charter, mergers, sales of all or substantially all of the assets and dissolution.

    The material differences between the charter of TriNet and the charter of Starwood Financial Inc. are discussed below. However, the comparison of the rights of stockholders of TriNet and Starwood Financial Inc. set forth below is not complete, and you should also read the MGCL, the charter and bylaws of TriNet and the charter and bylaws of Starwood Financial Inc.

    AUTHORIZED STOCK. The authorized stock of TriNet consists of 75,000,000 shares of stock, par value $0.01 per share, consisting of 40,000,000 shares of common stock, 10,000,000 shares of preferred stock and 25,000,000 shares of excess stock.

    The authorized stock of Starwood Financial Inc. consists of 230 million shares of stock, par value $0.001 per share. Of these shares, 200,000,000 are initially classified as common stock and 30 million are initially classified as preferred stock. The Board of Directors may, to the extent permitted by Maryland law, without stockholder action, increase or decrease the aggregate number of authorized shares of stock. Effective October 1, 1999, the MGCL will permit the Board to have this power.

    BOARD OF DIRECTORS. The charter and bylaws of TriNet provide that a majority of the entire Board of Directors, by resolution, may increase or decrease the number of directors; however, the number of directors may not be less than the minimum number required by the MGCL (currently, three) nor more than nine. Any vacancy occurring in the Board of Directors other than because of an increase in the number of directors may be filled by the majority vote of the remaining directors even if the majority is less than a quorum. Any vacancy occurring in the Board of Directors because of an increase in the number of directors may be filled by a majority vote of the entire Board of Directors. The stockholders may elect a successor to fill a vacancy in the Board of Directors that results from the removal of a director. Under the charter of TriNet, the directors are divided into three classes, each class consisting as nearly as possible of one third of the directors, with the term of one class expiring at each annual meeting of stockholders.

    The charter and bylaws of Starwood Financial Inc. provide that at any regular meeting, or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors. The charter provides that the affirmative vote of the holders of a majority of the combined voting power of all shares of capital stock may increase or decrease the number of directors. However, the number of directors may not be less than seven nor more than 18 nor less than the minimum number required by the MGCL (currently, three). Additionally, the charter of Starwood Financial Inc. requires that a minimum of the greater of one third of the total number of directors or three members of the Board and the executive committee, if any, of the Board be persons who are not affiliates of Starwood Capital Group, L.L.C. The charter of Starwood Financial Inc. provides that the Board of Directors will be divided into two classes, as nearly equal in number as possible, with a term of one class expiring at each annual meeting of stockholders. Pursuant to the MGCL, the charter and the bylaws, vacancies resulting from any cause may be filled by a majority of the remaining directors. The charter of Starwood Financial Inc. also provides that the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present may fill any vacancy on the Board of Directors resulting from any cause. At the effective time of the merger, the number of directors will be increased to 15.

    AMENDMENT OF CHARTER. An amendment to the charter of TriNet must be approved by holders of two thirds of the outstanding shares of stock entitled to vote on the matter.

    The charter of Starwood Financial Inc. provides that an amendment to the charter must be approved by holders of a majority of the outstanding shares of stock entitled to vote on that amendment.

    BUSINESS COMBINATIONS. Under the MGCL, some "business combinations" (including a merger, consolidation, share exchange or, in some cases, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "interested stockholder," that is any person who beneficially owns ten percent or more of the voting power of the corporation's stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation or an affiliate or associate of that affiliate or associate, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. After that, any business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and (2) two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than stock held by the interested stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a "minimum price" (as defined in the MGCL) for their stock and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its stock. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

    TriNet has exempted Robert W. Holman, Jr. and any present or future affiliate of his from the business combinations sections of the MGCL. Starwood Financial Inc. has elected not to be subject to the business combination provisions of the MGCL.

    CONTROL SHARE ACQUISITIONS. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if taken together with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

    - One fifth or more but less than one third.

    - One third or more but less than a majority.

    - A majority or more of all voting power.

    Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    A person who has made or proposes to make a control share acquisition may compel the board of directors of a corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, in most cases, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition provisions do not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of a corporation, as the case may be.

    The bylaws of TriNet contain a provision exempting from the control share acquisition provisions of the MGCL any and all acquisitions of TriNet shares of stock. The bylaws of Starwood Financial Inc. contain a similar provision exempting from the control share acquisition provisions of the MGCL any and all acquisitions of Starwood Financial shares of stock. That provision may be amended or eliminated at any time in the future.

    OWNERSHIP RESTRICTIONS. The charter of TriNet contains limitations and restrictions on ownership similar to those in the charter of Starwood Financial Inc., as discussed in the following paragraphs. However, TriNet's ownership limit provides that no person, other than an existing holder, may at any time, directly or indirectly, acquire or hold beneficial ownership of shares of any class or series of stock with an aggregate value in excess of 9.3% of the aggregate value of all the outstanding stock of that class or series. Moreover, rather than being transferred to a charitable trust, the shares transferred in violation of the ownership or other transfer restrictions are treated as excess stock and transferred to TriNet, as trustee of a trust for the exclusive benefit of the person who ultimately acquires the excess stock.

    For Starwood Financial Inc. to qualify as a REIT for federal income tax purposes, it must satisfy requirements concerning the ownership of its outstanding shares of stock. Specifically, no group of five or fewer individuals can own more than 50% (in value) of the REIT's stock, and the shares of stock of Starwood Financial Inc. must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or a proportionate part of a shorter taxable year. These two requirements do not apply until after the first taxable year for which Starwood Financial Inc. makes an election to be taxed as a REIT. Starwood Financial Trust will elect to be taxed as a REIT for its tax year beginning January 1, 1998. For more information regarding the qualification of the combined company, Starwood Financial Trust or TriNet as a REIT, please read the sections of this joint proxy statement and prospectus entitled "Risk Factors--The failure of the combined company to qualify as a REIT could adversely affect stockholders" and "Material Federal Income Tax Considerations--Tax Consequences of the Merger on Starwood Financial's REIT Status."

    Starwood Financial Inc.'s charter provides that no person other than existing Starwood Financial Inc. stockholders, and direct or indirect owners of those stockholders, or stockholders exempted by the board of directors may beneficially or constructively own more than 9.8% of the number or value of the outstanding shares of any class or series of stock of Starwood Financial Inc.

    Any transfer of stock of Starwood Financial Inc. that would:

    1. Result in any person owning, directly or indirectly, stock of Starwood Financial Inc. in excess of the ownership limit.

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    2.  Result in any person beneficially or constructively owning shares of stock that result in the corporation being "closely held" or otherwise cause Starwood Financial Inc. to fail to qualify under the Internal Revenue Code as a REIT.

    3. Result in the stock of Standard Financial Inc. being owned by fewer than 100 persons, will be null and void, and the intended transferee will acquire no rights in such shares of stock.

    Stock transferred in violation of the above-described restrictions that are not otherwise exempt from the restrictions will be transferred to a charitable trust. The shares held by the charitable trust will remain issued and outstanding shares of stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The charitable trustee will receive all dividends and distributions on the shares and will hold the dividends and distributions in trust for the benefit of the beneficiary. The trustee will vote all of the shares. At the direction of Starwood Financial Inc., the trustee will sell all the shares of the stock held in the trust to a person whose ownership of the shares will not violate the restrictions on ownership.

    The shares which violate the ownership or transfer restrictions will be deemed to have been offered for sale to Starwood Financial Inc., or its designee, a price per share equal to the lesser of: (1) the price per share in the transaction that created the shares in trust; and (2) the market price of the shares on the date Starwood Financial Inc., or its designee, accepts the offer.

    Within 30 days after January 1 of each year, every owner of more than the percentage of the outstanding shares of common stock specified in the Internal Revenue Code (currently 5%) is required to give to Starwood Financial Inc., upon its request, information regarding the name and address of the direct and indirect owners of those shares and the manner in which those shares are held.

    All certificates representing shares of Starwood Financial Inc. stock will bear a legend referring to the restrictions described above.

    The Starwood Financial Inc. and TriNet ownership limits could have the effect of delaying, deferring or preventing a transaction or a change in control of each that might involve a premium price for holders of each company's common stock or otherwise be in their best interest.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The MGCL allows the payment of a dividend or other distribution unless, after giving effect to the dividend or other distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the corporation's total liabilities plus (unless the corporation's charter provides otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution. The charter of TriNet permits its Board of Directors to not consider the amount that would be needed, if TriNet were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution, when determining whether to authorize a distribution.

    Starwood Financial Inc. is subject to the same requirements for payment of a dividend or distribution as TriNet. However, the Board of Directors of Starwood Financial Inc. must consider the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

    BYLAWS. The Board of Directors and stockholders of TriNet have the power to alter or repeal any bylaws of TriNet except for the bylaw provisions regarding amendment of the bylaws and consent requirements of an indemnified person.

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    The Board of Trustees of Starwood Financial Inc. have the exclusive power to adopt, alter or repeal any provision of the bylaws of Starwood Financial Inc.

    ANNUAL MEETINGS. The bylaws of TriNet provide that only such business shall be conducted, and only such proposals shall be acted upon, as have been properly brought before the meeting. For a matter to be properly brought before the meeting, it must be brought by a majority of the Board of Directors or any holder of record of shares of stock entitled to vote at the annual meeting who complies with the notice procedures. The stockholder must provide notice of the matter or proposal not less than 75 nor more than 180 days prior to the anniversary date of the last annual meeting of stockholders or, in the event that the annual meeting of stockholders is called for a date more than seven days prior to the anniversary date of the last annual meeting, the stockholder must provide notice of any matter or proposal 20 days following the earlier of the date on which notice was mailed to the stockholders or the date which the meeting was publicly announced. The stockholder's notice to the Secretary must set forth:

    1. A brief description of the proposal and the reason for conducting that business at the annual meeting.

    2. The name and address of the stockholder proposing the business, the beneficial owner, if any, of the stock registered in the stockholder's name and the name and address of the other stockholders known by the stockholder to be supporting the proposal.

    3. The class and number of shares of stock which are owned by the stockholder, the beneficial owners and other stockholders known to support the proposal.

    4. Any financial interest of the stockholder or of the beneficial owners in the proposal.

If the Board of Directors, or any of its designated committees, determines that the information provided in the stockholder's notice does not satisfy those informational requirements, TriNet will notify the stockholder of the deficiency, and the stockholder will have an opportunity to cure the deficiency by providing additional information to the Secretary within five days after the date of the deficiency notice.

    Nominations for election to the Board of Directors of Starwood Financial Inc. and proposals of business to be conducted at an annual meeting of stockholders of Starwood Financial Inc. may be made at any annual meeting of stockholders pursuant to Starwood Financial Inc.'s notice of meeting, by the Board of Directors or by any stockholder of record who is entitled to vote at the meeting and who has complied with certain notice procedures. For a stockholder's notice to be timely, the notice shall be delivered to the Secretary of Starwood Financial Inc. not less than 60 nor more than 90 days prior to the first anniversary of the last annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the last annual meeting, notice by the stockholder must be delivered not more than 90 days prior nor less than 60 days prior to the annual meeting or 10 days from the date of the public announcement of the meeting. A stockholder's notice must set forth:

    1. As to each person the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed in the solicitation of proxies for election of directors.

    2. As to any other business the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting, and the stockholder's and beneficial owner's, if any, material interests in the business.

    3. The name and address of the stockholder providing notice and the class number of shares of Starwood Financial Inc.'s stock which are owned beneficially or of record by the stockholder.

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    SPECIAL MEETINGS OF STOCKHOLDERS.  The bylaws of TriNet provide that a special meeting of stockholders may be called by the Chairman, the President or a majority of the Board of Directors. In addition, a special meeting of stockholders must be called by the Secretary upon the written request of the holders or shares entitled to cast 25% or more of the votes entitled to be cast at the meeting. A stockholder request must state the purpose or purposes of the meeting and the matters proposed to be acted on at the meeting. Not less than 10 days and not more than 90 days before any meeting of stockholders, written notice of the meeting will be given to each stockholder entitled to notice, stating the time, place and the purpose or purposes of the meeting.

    The bylaws of Starwood Financial Inc. provide that a special meeting of stockholders may be called by the Chairman or at least two other directors. A special meeting of stockholders must also be called by the Secretary upon the written request of stockholders entitled to cast not less than 20% of all the votes entitled to be cast at the meeting. The stockholder request must state the purpose for the meeting and the matters proposed to be acted on at the meeting. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting, a special meeting does not need to be called to consider any matter which is substantially the same as a matter voted on at any meeting of stockholders held during the last 12 months. Not less than 10 days nor more than 60 days before each meeting of stockholders, the Secretary must give notice of the meeting to each stockholder entitled to notice of the meeting. If Starwood Financial Inc. calls a special meeting of stockholders for purpose of electing one or more directors to the Board, any stockholder may nominate a person or persons for election to the Board of Directors by providing notice to Starwood Financial Inc. not more than 90 days nor less than 60 days prior to the meeting or 10 days after the day on which the public announcement of the special meeting and the nominees proposed by the Board of Directors is first made by Starwood Financial Inc.

    COMPARISON OF THE 9 3/8% SERIES A CUMULATIVE PREFERRED STOCK OF TRINET AND THE 9 3/8% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK OF STARWOOD FINANCIAL INC. The 9 3/8% Series A Cumulative Preferred Stock of TriNet consists of 2,300,000 shares, par value $0.01 per share. Holders of shares of Series A preferred stock of TriNet do not have voting rights except after the failure of TriNet to pay six or more quarterly dividends.

    The 9 3/8% Series B Cumulative Redeemable Preferred Stock of Starwood Financial Inc. consist of 2,300,000 shares, par value $0.001 per share. In addition to voting rights related to an arrearage of six or more quarterly dividends, each share of Series B preferred stock of Starwood Financial Inc. is entitled to cast (voting together with all the common stock of Starwood Financial Inc.) 0.25 of one vote with respect to all matters on which holders of common stock are entitled to vote at each meeting of stockholders of Starwood Financial Inc.

    There are otherwise no material differences between the terms of the 9 3/8% Series A Cumulative Preferred Stock of TriNet and the 9 3/8% Series B Cumulative Redeemable Preferred Stock of Starwood Financial Inc. For more information regarding the comparison of the terms of the 9 3/8% Series A Cumulative Redeemable Preferred Stock of TriNet and the 9 3/8% Series B Cumulative Redeemable Preferred Stock of Starwood Financial Inc., please read this section, "Comparison of Rights of Stockholders of TriNet and of Starwood Financial Inc.," in its entirety. The terms and provisions of the Series B Preferred Stock of Starwood Financial Inc. are described in the section of this "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Description of the Capital Stock of the Combined Company--Preferred
Stock--9 3/8% Series B Cumulative Redeemable Preferred Stock."

    COMPARISON OF THE 9.20% SERIES B CUMULATIVE PREFERRED STOCK OF TRINET AND THE 9.20% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK OF STARWOOD FINANCIAL INC. The 9.20% Series B Cumulative Preferred Stock of TriNet consists of 1,495,000 shares, par value $0.01 per share. Holders of shares of

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Series B preferred stock of TriNet do not have voting rights except after the failure of TriNet to pay six or more quarterly dividends.

    The 9.20% Series C Cumulative Redeemable Preferred Stock of Starwood Financial Inc. consist of 1,495,000 shares, par value $0.001 per share. In addition to voting rights related to an arrearage of six or more quarterly dividends, each share of Series C preferred stock is entitled to cast (voting together with all the common stock of Starwood Financial Inc.) 0.25 of one vote with respect to all matters on which holders of common stock are entitled to vote at each meeting of stockholders of Starwood Financial Inc.

    There are otherwise no material differences between the terms of the 9.20% Series B Cumulative Preferred Stock of TriNet and the 9.20% Series C Cumulative Redeemable Preferred Stock of Starwood Financial Inc. For more information regarding the comparison of the terms of the 9.20% Series B Cumulative Preferred Stock of TriNet and the 9.20% Series C Cumulative Redeemable Preferred Stock of Starwood Financial Inc., please read this section, "Comparison of Rights of Stockholders of TriNet and of Starwood Financial Inc.," in its entirety. The terms and provisions of the Series C preferred stock of Starwood Financial Inc. are described in the section of this "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Description of the Capital Stock of the Combined Company--Preferred Stock--9.20% Series C Cumulative Redeemable Preferred Stock."

    COMPARISON OF THE 8% SERIES C CUMULATIVE PREFERRED STOCK OF TRINET AND THE 8% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK OF STARWOOD FINANCIAL
INC. The 8% Series C Cumulative Preferred Stock of TriNet consists of 4,600,000 shares, par value $0.01 per share. Holders of shares of Series C preferred stock of TriNet do not have voting rights except after failure of TriNet to pay six or more quarterly dividends.

    The 8% Series D Cumulative Redeemable Preferred Stock of Starwood Financial Inc. consists of 4,600,000 shares, par value $0.001 per share. In addition to voting rights related to an arrearage of six or more quarterly dividends, each share of Series C preferred stock is entitled to cast (voting together with all the common stock of Starwood Financial Inc.) 0.25 of one vote with respect to all matters on which holders of common stock are entitled to vote at each meeting of stockholders of Starwood Financial Inc.

    There are otherwise no material differences between the terms of the 8% Series C Cumulative Preferred Stock of TriNet and the 8% Series D Cumulative Redeemable Preferred Stock of Starwood Financial Inc. For more information regarding the comparison of the terms of the 8% Series C Cumulative Preferred Stock of TriNet and the 8% Series D Cumulative Redeemable Preferred Stock of Starwood Financial Inc., please read this section, "Comparison of Rights of Stockholders of TriNet and of Starwood Financial Inc., in its entirety. The terms and provisions of the Series D Preferred Stock of Starwood Financial Inc. are described in the section of this "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Description of the Capital Stock of the Combined Company--Preferred Stock--8% Series D Cumulative Redeemable Preferred Stock."

COMPARISON OF RIGHTS OF SHAREHOLDERS OF STARWOOD FINANCIAL TRUST AND
  STOCKHOLDERS OF STARWOOD FINANCIAL INC.

    GENERAL. Starwood Financial Trust is organized as a real estate investment trust, and Starwood Financial Inc. is organized as a corporation under the laws of the State of Maryland. As a Maryland real estate investment trust, Starwood Financial Trust is governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and other provisions of the Annotated Code of Maryland. Title 8 covers some of the same matters covered by the MGCL, including liabilities of Starwood Financial Trust shareholders, trustees and officers; amendment of the declaration of trust or bylaws; and mergers of a real estate investment trust with or into other entities. Many matters that are

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addressed in the MGCL are not dealt with in Title 8, and it is a general practice of real estate investment trusts to address some of these matters through provisions in their declaration of trust or bylaws.

    As a Maryland corporation, Starwood Financial Inc. is subject to the MGCL, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, liabilities and indemnification of directors and officers; dividends and other distributions; meetings and rights of stockholders; and extraordinary actions, such as amendments to the charter, mergers, sales of all or substantially all of a corporation's assets and dissolution.

    Some of the differences between Title 8 and the MGCL and between the Declaration of Trust and bylaws of Starwood Financial Trust and charter and bylaws of Starwood Financial Inc. are discussed below. However, the comparison of the rights of stockholders of Starwood Financial Inc. and shareholders of Starwood Financial Trust set forth below is not necessarily complete and you should also read relevant portions of the MGCL, Title 8 and the charter and bylaws of Starwood Financial Inc. and the Declaration of Trust and Bylaws of Starwood Financial Trust.

    AUTHORIZED SHARES. The authorized shares of beneficial interest of Starwood Financial Trust consist of 109,400,000 shares, of which 70,000,000 are designated Class A Shares, par value $1.00 per share, 35,000,000 are designated Class B shares, par value $0.01 per share, and 4,400,000 are designated Series A preferred shares, par value $0.01 per share. The Board of Trustees, without shareholder approval, may increase or decrease the aggregate number of authorized shares of beneficial interest.

    The authorized stock of Starwood Financial Inc. consists of 230,000,000 shares of stock. Of these shares, 200,000,000 are initially classified as common stock and 30,000,000 are initially classified as preferred stock. The preferred stock consists of four classes--9.5% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, 9 3/8% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, 9.20% Series C Cumulative Redeemable Preferred Stock, par value $0.001 per share and 8% Series D Cumulative Redeemable Preferred Stock, per value $0.001 per share. The Board of Directors may, to the extent permitted by Maryland law, without stockholder action, increase or decrease the aggregate number of authorized shares of stock. Effective October 1, 1999, the MGCL will permit the Board of Directors to have this power.

    BOARD OF TRUSTEES AND BOARD OF DIRECTORS. The Declaration of Trust and bylaws of Starwood Financial Trust provide that at any regular meeting, or at any special meeting called for that purpose, a majority of the entire Board of Trustees may increase or decrease the number of trustees. However, the number of trustees cannot be less than seven nor more than 15. Any vacancy will be filled at any regular meeting or at any special meeting of the Trustees called for that purpose by the vote of a majority of the Trustees. Under the Declaration of Trust and bylaws of Starwood Financial Trust, the Trustees are divided into two classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders. The staggered terms of trustees may have the effect of delaying, deferring or preventing a transaction or a change of control of Starwood Financial Trust that might involve a premium price for holders of shares of beneficial interest or otherwise be in their best interest.

    The charter and bylaws of Starwood Financial Inc. provide that at any regular meeting, or at any special meeting called for that purpose, a majority of the entire Board of Directors or stockholders holding a majority of the combined voting power of all of the outstanding shares of stock entitled to vote for directors may increase or decrease the number of directors. However, the number of directors may not be less than seven nor more than 18, and never less than the minimum required by the MGCL (currently, three). As in the Declaration of Trust of Starwood Financial Trust, the charter of Starwood Financial Inc. provides that at least three directors or one-third of the number of directors (whichever is greater) must be non-affiliates of Starwood Capital Group, L.L.C. The charter of Starwood Financial Inc. provides that the Board of Directors is divided into two classes, as nearly equal in

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number as possible, with the term of one class expiring at each annual meeting of stockholders. Pursuant to the MGCL, the charter and the bylaws, vacancies may be filled by a majority of the remaining directors or by the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present.

    ACTION BY WRITTEN CONSENT. Title 8 contains no provisions regarding shareholder action by written consent. The bylaws of Starwood Financial Trust permit any action which may be taken at a meeting of shareholders to be taken without a meeting if a written consent to the action is signed by a proportion of the Class A shareholders and Class B shareholders sufficient to approve the action at a meeting.

    The bylaws of Starwood Financial Inc., in accordance with the MGCL, permit stockholder action by consent only upon receipt of the unanimous written consent of all stockholders entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

    AMENDMENT OF CHARTER AND DECLARATION OF TRUST. Under Title 8 and Starwood Financial Trust's Declaration of Trust, the Trustees, by a two thirds vote, may at any time amend the Declaration of Trust to enable it to qualify as a REIT under the Internal Revenue Code or as a Maryland real estate investment trust under Title 8, without the approval of the shareholders. Also, the Board of Trustees, without shareholder action, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that Starwood Financial Trust has the authority to issue. Other amendments to the Declaration of Trust require the vote of holders of two thirds of the outstanding shares.

    As permitted by the MGCL, an amendment to the charter of Starwood Financial Inc. must be approved by holders of a majority of the outstanding shares of stock entitled to vote on that matter. The charter provides that to the extent permitted by Maryland law, without any action by the stockholders, the Board of Directors may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Starwood Financial Inc. has authority to issue. Effective October 1, 1999, the MGCL will permit the Board of Directors to have this power.

    TERMINATION OF STARWOOD FINANCIAL TRUST AND DISSOLUTION OF STARWOOD FINANCIAL INC. Subject to the provisions of any class or series of shares of beneficial interest at the time outstanding, the Declaration of Trust permits the termination of Starwood Financial Trust by the affirmative vote of the holders of not less than 66 2/3% of the outstanding Class A and Class B shares, voting together at a meeting of shareholders called for that purpose.

    Starwood Financial Inc. may be dissolved if the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

    BUSINESS COMBINATIONS. The business combination provisions of the MGCL are applicable to Maryland real estate investment trusts as well as Maryland corporations. For a description of how these provisions work, please read the section of this discussion of "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Comparison of Rights of Stockholders of TriNet and of the Combined Company--Business Combinations."

    Starwood Financial Trust exempted Starwood Capital Group, L.L.C. and its affiliates from the business combination provisions of the MGCL. Starwood Financial Inc. has elected not to be subject to the business combination provisions of the MGCL.

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    CONTROL SHARE ACQUISITIONS.  The control share acquisition provisions of the
MGCL are applicable to Maryland real estate investment trusts as well as Maryland corporations. For a description of how these provisions work, please read the section of this discussion of "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Comparison of Rights of Stockholders of TriNet and of the Combined Company--Business Combinations."

    Starwood Financial Trust's Declaration of Trust exempts Starwood Capital, L.L.C. and its affiliates from the control share acquisition provisions of the MGCL. Starwood Financial Inc.'s bylaws exempt any and all acquisitions of Starwood Financial Inc.'s stock from the control share acquisition provisions of the MGCL.

    REMOVAL OF DIRECTORS AND TRUSTEES. Under Title 8 and the Declaration of Trust, a trustee may be removed with or without cause by the affirmative vote of holders of at least a majority of the shares outstanding and entitled to vote in the election of trustees. Under the Declaration of Trust of Starwood Financial Trust, a trustee may be removed, with cause, by all remaining trustees. "Cause" is defined in the Declaration of Trust to mean a trustee's willful and material violation of the Declaration of Trust or the bylaws that is against the interests of the shareholders or gross negligence in the performance of his or her duties.

    Under the MGCL and the Starwood Financial Inc. charter, a director of Starwood Financial Inc. may be removed with or without cause by the affirmative vote of a majority of all the votes entitled to be cast in the election of directors. The term "cause" is defined similarly in the Declaration of Trust of Starwood Financial Trust and the charter of Starwood Financial Inc.

    OWNERSHIP RESTRICTIONS. The Declaration of Trust of Starwood Financial Trust contains substantially similar limitations and restrictions on ownership to those in the charter of Starwood Financial Inc. The ownership restrictions applicable to the stock of Starwood Financial Inc. are described in the section of this "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Comparison of Rights of Stockholders of TriNet and of the Combined Company--Ownership Restrictions." Starwood Financial Trust's ownership limit differs from that of Starwood Financial Inc. in that it provides that no person, other than an existing holder, can acquire 9.8% or more of the Class A shares, or value of the aggregate of all the outstanding shares of the trust. Moreover, rather than being transferred to a charitable trust, Starwood Financial Trust shares transferred in violation of the ownership restrictions are treated as excess shares, and the excess shares are transferred to a trust for the exclusive benefit of the person who ultimately acquires the excess stock.

    The Starwood Financial Inc. and Starwood Financial Trust ownership limits could have the effect of delaying, deferring or preventing a transaction or a change of control of Starwood Financial Inc. or Starwood Financial Trust (respectively) that might involve a premium price for holders of each company's common equity or otherwise be in their best interest.

    DIVIDENDS AND OTHER DISTRIBUTIONS. Under Title 8 and the Declaration of Trust of Starwood Financial Trust, there are no limits on the payment of dividends or other distributions; however, a Maryland court could consider the MGCL provisions (as described in the following paragraph) relevant to its decision as to the validity of a dividend or distribution made by a real estate investment trust, such as Starwood Financial Trust.

    The MGCL allows the payment of a dividend or other distribution unless, after giving effect to the dividend or other distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the corporation's total liabilities plus (unless the corporation's charter provides otherwise, which the Declaration of Trust of Starwood Financial Trust does not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

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    RESTRICTIONS ON INVESTMENT AND USE.  Under Title 8, a Maryland real estate investment trust must hold at least 75% of the value of its assets in real estate assets, mortgages or mortgage-related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables and may not use or apply land for farming, agriculture, horticulture or similar purposes. However, this requirement will be repealed effective October 1, 1999. There are no statutory investment restrictions applicable to Maryland corporations.

    COMPARISON OF THE 9.5% SERIES A PREFERRED SHARES OF STARWOOD FINANCIAL TRUST AND THE 9.5% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF STARWOOD FINANCIAL INC. There are 4,400,000 Series A preferred shares of Starwood Financial Trust, par value $0.01 per share.

    The 9.5% Series A Cumulative Redeemable Preferred Stock of Starwood Financial Inc. consists of 4,4000,000 shares, par value $0.001 per share.

    There are no material differences between the terms and provisions of the Series A Preferred Shares of Starwood Financial Trust and the Series A Preferred Stock of Starwood Financial Inc. For more information regarding the comparison of the terms of the 9.5% Series A Cumulative Preferred Shares of Starwood Financial Trust and the 9.5% Series A Cumulative Redeemable Preferred Stock of Starwood Financial Inc., please read the section, "Comparison of Rights of Shareholders of Starwood Financial and Stockholders of Starwood Financial Inc.," in its entirety.

DESCRIPTION OF THE CAPITAL STOCK OF THE COMBINED COMPANY

    The following description of the terms of Starwood Financial Inc. stock is only a summary. For a complete description, we refer you to the MGCL and the Starwood Financial Inc. charter and bylaws.

    GENERAL. The Starwood Financial Inc. charter provides for the issuance of up to 200,000,000 shares of common stock, par value $0.001 per share, and 30,000,000 shares of preferred stock. Prior to the consummation of the incorporation merger, Starwood Financial Inc. will adopt articles supplementary creating a class of preferred stock designated as 9.5% Series A Cumulative Redeemable Preferred Stock, consisting of 4,400,000 shares. Prior to the consummation of the merger, Starwood Financial Inc. will adopt articles supplementary creating a class of preferred stock designated as 9 3/8% Series B Cumulative Redeemable Preferred Stock, consisting of 2,300,000 shares, articles supplementary creating a class of preferred stock designated as 9.20% Series C Cumulative Redeemable Preferred Stock, consisting of 1,495,000 shares, and articles supplementary creating a class of preferred stock designated as 8% Series D Cumulative Redeemable Preferred Stock consisting of 4,600,000 shares

    Holders of common stock will be entitled to receive distributions on common stock if, as and when the Board of Directors authorizes and declares distributions. However, rights to distributions may be subordinated to the rights of holders of preferred stock, when preferred stock is issued and outstanding. In any liquidation, dissolution or winding up of Starwood Financial Inc., each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after Starwood Financial Inc. pays its liabilities and any preferential distributions owed to preferred stockholders.

    Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of the Series B preferred stock, Series C preferred stock, and Series D preferred stock are entitled to
0.25 of a vote for each share on all matters submitted to a stockholder vote. There is no cumulative voting in the election of directors.

    Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any Starwood Financial Inc. securities. All shares of common stock have equal dividend, distribution, liquidation and other rights.

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    Starwood Financial Inc. may be dissolved if the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

    STARWOOD FINANCIAL INC. HAS THE POWER TO ISSUE ADDITIONAL SHARES OF
STOCK. The Starwood Financial Inc. charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock. The Board of Directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize the issuance of these classified or reclassified shares of stock. The Board of Directors sets the terms and conditions for each class or series, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

    Starwood Financial Inc. believes that these powers of the Board of Directors provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which Starwood Financial Inc. securities may be listed or traded, the additional classes or series, as well as the common stock, will generally be available for issuance without further action by stockholders. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

    The Starwood Financial Inc. charter also provides that, to the extent permitted by the MGCL, the Board of Directors may, without any action by the stockholders, amend the Starwood Financial Inc. charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Starwood Financial Inc. has authority to issue. Effective October 1, 1999 the MGCL will permit the Board of Directors of Starwood Financial Inc. to have this power.

    RESTRICTIONS ON OWNERSHIP AND TRANSFER. To maintain Starwood Financial Inc.'s REIT qualification under the Internal Revenue Code, no fewer than six individuals can own, actually or constructively, more than 50% in value of Starwood Financial Inc.'s issued and outstanding stock at any time during the last half of a taxable year. Additionally, at least 100 persons must beneficially own Starwood Financial Inc. stock during at least 335 days of a taxable year. For more information regarding the qualification of Starwood Financial Inc. as a REIT for federal income tax purposes, please read the section of this joint proxy statement and prospectus entitled "Material Federal Income Tax Considerations--Tax Consequences of the merger on Starwood Financial's REIT Status." To help insure that Starwood Financial Inc. meets these tests, the Starwood Financial Inc. charter restricts the acquisition and ownership of its shares of stock.

    The ownership restrictions in the Starwood Financial Inc. charter are described under the section of this "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Comparison of Rights of Stockholders of TriNet and of the Combined Company--Ownership Restrictions."

    Each person who is a beneficial or constructive owner of shares of stock and each person, including the stockholder of record, who is holding shares of stock for a beneficial or constructive owner must provide to Starwood Financial Inc. in writing any information with respect to direct, indirect and constructive ownership of shares of stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine Starwood Financial Inc.'s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

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    These restrictions on ownership and transfer will not apply to stock of
Starwood Financial Inc. if the Board of Directors determines that it is no longer in the best interests of Starwood Financial Inc. to qualify as a REIT.

    These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of Starwood Financial Inc. that might involve a premium price for shares of stock of Starwood Financial Inc. or otherwise be in the best interest of its stockholders.

    PREFERRED STOCK. The following summary of the terms and provisions of the Series A, B, C and D preferred stock is not necessarily complete, and you should also read the applicable sections of the Starwood Financial Inc. charter, including the Articles Supplementary creating each Series of preferred stock, copies of which have filed as exhibits to the registration statement containing this joint proxy statement and prospectus.

    9.5% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK. Dividends: Each share of Series A preferred stock entitles its holder to receive dividends out of any assets legally available for dividends, prior to and in preference to any declaration or payment of any dividend, on any securities junior in dividend rights to the Series A preferred stock (other than dividends payable in the form of those junior securities) and on a parity with any securities that are designated to be on a parity with the Series A preferred stock. Dividends are payable when and as authorized by the Board of Directors and declared by Starwood Financial Inc. Dividends on each share of Series A preferred stock accrue at the rate determined as described below on the liquidation value of $50.00 per share. The dividend on the Series A preferred stock is cumulative and is payable in cash in arrears on April 15, July 15, October 15 and January 15 of each year, to holders of record on March 31, June 30, September 30 and December 31 respectively, of each year. Dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of Starwood Financial Inc. legally available for the payment of dividends. To the extent that any dividend on the Series A preferred stock is not paid on a scheduled payment date, the dividend accumulates and compounds quarterly from that date at the then applicable dividend rate until the dividend is paid in full.

    Starwood Financial Inc. may not pay any dividends on any junior securities, other than dividends payable in the form of those junior securities, unless all accrued and unpaid dividends required to be paid on the Series A preferred stock as of the immediately prior scheduled dividend payment date have been paid in full. Likewise, Starwood Financial Inc. may not redeem, acquire or repurchase any junior securities, except as required to comply with the ownership transfer restriction provisions in the Starwood Financial Inc. charter, unless it is current in its dividend payments on the Series A preferred stock.

    The dividend rate on the Series A preferred stock will initially be 9.5% per year. On December 15, 2005, 2006 and 2007, the dividend rate will increase by 0.25% per year. If Starwood Financial Inc. fails to pay the full amount of accrued and unpaid dividends on four consecutive scheduled dividend payment dates, on the day after the fourth scheduled dividend payment date, the dividend rate will increase by 0.50% per annum. The maximum amount of the increase is 0.50% per annum. The increase in dividend rate will be effective as of the day after the last scheduled dividend payment date on which Starwood Financial Inc. paid the full required dividend. The increase in the dividend rate will remain in effect until the close of the business day on which the delinquent dividends are paid in full.

    The amount of dividends payable for any period shorter or longer than a full quarterly period shall be computed on the basis of twelve 30-day months and a 360-day year.

    Liquidation, Dissolution or Winding up; Mergers, Consolidations and Asset
Sales: In the event of any voluntary or involuntary liquidation, dissolution or winding up of Starwood Financial Inc., the holders of Series A preferred stock then outstanding will be entitled to be paid out of the assets of Starwood Financial Inc. available for distribution to its stockholders after payment of any liquidation

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values of any securities senior in liquidation rights to the Series A preferred stock and before any securities junior in liquidation rights to the Series A preferred stock.

    If, upon any liquidation, dissolution or winding up of Starwood Financial Inc., the remaining assets of Starwood Financial Inc. available for distribution to its stockholders are insufficient to pay the holders of Series A preferred stock and all other classes or series of stock ranking equal to it with respect to liquidation the full amount to which they are entitled, the holders of Series A preferred stock and, together with holders of the equally preferenced stock, will share ratably (based on their relative liquidation values) in any distribution of the remaining assets and funds of Starwood Financial Inc.

    The voluntary consolidation or merger of Starwood Financial Inc. into another entity, if it results in the exchange of the Series A preferred stock for securities of the other entity, or the sale of all or substantially all of the assets of Starwood Financial Inc. is not a liquidation or dissolution with respect to the Series A preferred stock unless:

    1. The asset sale is in connection with the dissolution or winding up of the business of Starwood Financial Inc.;

    2. Starwood Financial Inc. is not the surviving entity and any holders of junior securities receive cash (other than in payment for fractional shares), notes, debentures, other indebtedness or preferred stock that ranks equal to the Series A preferred stock in liquidation or dividend preference; or

    3. Starwood Financial Inc. is not the surviving entity and the holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity that has terms (including liquidation and dividend preference) that are no worse than the terms of the Series A preferred stock.

    Voting Rights: Except as otherwise provided below, holders of Series A preferred stock are not entitled to vote.

    Starwood Financial Inc. will not alter, amend or repeal the preferences, special rights or other powers of the Series A preferred stock, without the written consent or affirmative vote of holders of a majority of the then outstanding shares of Series A preferred stock.

    If Starwood Financial Inc. fails to pay a full dividend within thirty days after a scheduled dividend payment date, the holders of Series A preferred stock will be entitled to elect one director to the Board of Directors, increasing the size of the Board of Directors. If Starwood Financial fails to pay full dividends on any six consecutive dividend payment dates, the holders of Series A preferred stock will be entitled to elect a second director, increasing the size of the Board of Directors again. Any directors elected in this manner or their successors will serve until the date on which all delinquent dividends, including compounded dividends, are paid in full.

    The majority of the holders of Series A preferred stock may elect a director at a special or annual shareholder meeting or by written consent. After receiving a written request from the majority of the holders of Series A preferred stock, an appropriate officer of Starwood Financial will call a special meeting of shareholders at which the election of a director will be conducted. The special meeting will be held at the earliest permissible date at the main offices of Starwood Financial or at another place chosen by the holders of Series A Preferred Stock. If the special meeting has not been timely held after notice has been given to the appropriate officer of Starwood Financial Inc. by the holders of Series A preferred stock, those holders may hold the special meeting of shareholders at Starwood Financial Inc.'s expense. If the notice is given by hand or by overnight courier, Starwood Financial Inc. will have 15 days after that notice was given to hold the meeting. If the notice was given by mail, Starwood Financial, Inc. has 20 days after the notice was given to hold the meeting. If Starwood Financial Inc. is

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subject to the proxy solicitation rules of the Securities Exchange Act of 1934, the 15 and 20 day periods will be increased to 120 and 125 days respectively. The holders of Series A preferred stock will be given access to the stock record books of Starwood Financial Inc. for the purpose of calling the meeting.

    At any meeting or at any adjournment of that meeting at which the holders of the Series A Preferred Stock have the right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Series A Preferred Stock is required to constitute a quorum for the election or removal of any director by those holders. The affirmative vote of the holders of a majority of the Series A Preferred Stock represented in person or proxy at that meeting is required to elect or remove any of those directors.

    Optional Repurchase by Starwood Financial Inc: From and after December 15, 2003, Starwood Financial Inc. will have the right to repurchase and redeem, all, or any part of the Series A preferred stock outstanding for a price per share equal to the liquidation value of the shares to be repurchased plus all unpaid dividends that have been declared, accumulated or accrued, including any compounded dividends to the date of the repurchase. After Starwood Financial Inc. has repurchased 74% of the total number of shares of Series A preferred stock issued originally, Starwood Financial Inc. must repurchase all remaining outstanding shares of Series A preferred stock if any are repurchased. Any repurchase of Series A preferred stock must be made pro rata among all holders of Series A Preferred Stock and must be for at least $10 million in liquidation value or the liquidation value of the remaining Series A preferred stock then outstanding (whichever is less).

    All holders of record of Series A preferred stock will be given written notice of the repurchase and the date and place for the repurchase not less than 30 days nor more than 60 days prior to the date scheduled for the repurchase. Starwood Financial Inc. has the right to revoke the notice of the repurchase at any time prior to the designated date for the repurchase. On or before that date, each holder of Series A preferred stock will surrender that holder's certificates representing the Series A preferred stock to Starwood Financial Inc. at the place designated in the notice, and on the later of the date for the repurchase and the date the certificates are surrendered, will receive the payment to which it is entitled.

    On the date scheduled for the repurchase, provided that Starwood Financial Inc. has deposited the funds necessary to effect the repurchase, all rights with respect to the Series A preferred stock, including the right to receive notices and vote (if those rights exist at the time), will terminate, except for the right of the holders of that stock to receive the repurchase price.

    Optional Redemption by the Holders of Series A Preferred Stock: In the event of a "change of control," (as described below), and upon the election by holders of a majority of the then outstanding Series A preferred stock, each holder of Series A preferred stock has the right to have Starwood Financial Inc. redeem all, but not less than all, of the Series A preferred stock held by the holder on the date of the change of control for a price per share equal to the liquidation value of the stock plus all unpaid dividends that have been declared, accumulated or accrued, including any compounded dividends, to the date scheduled for the redemption.

    If a change of control has occurred, Starwood Financial Inc. must give prompt written notice of the change of control, describing in reasonable detail its definitive terms and date of consummation, to each holder of Series A Preferred Stock, in any event, no later than five business days after the date of the change of control. The notice must also specify a date on which the redemption is to occur, which must be no earlier than 30 days after the notice is mailed or the date the change of control is to be completed (whichever is later). After receiving the notice, the holders of the Series A preferred stock have 20 days to elect by written notice to Starwood Financial Inc. to have Starwood Financial Inc. redeem the stock. If Starwood Financial Inc. does not receive from the holders of at least a majority the Series A Preferred Stock outstanding notice of their election to require redemption within the 20 day period, no Series A preferred stock will be repurchased by Starwood Financial Inc., and the holders of the Series A preferred stock will no longer have the right to require redemption of their stock because of the change of control of which they were notified.

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    If a majority of holders of the Series A preferred stock elect to require
Starwood Financial Inc. to redeem their stock, all shares of Series A preferred stock will be redeemed for cash upon the surrender of certificates representing that stock. On the date scheduled for the redemption, provided that Starwood Financial Inc. has deposited funds sufficient to make the redemption, all rights with respect to the Series A preferred stock except for the right to receive the redemption payment will cease, including the rights to receive notices and vote (if those rights exist at the time). If a proposed change of control is not completed, all elections to require redemption of the Series A preferred stock in connection with the change of control will automatically be rescinded.

    A "change of control" means the occurrence of one or more of the following events that is not approved by the Board of Directors of Starwood Financial Inc. prior to the occurrence of the event:

    1.  Any "person" or "group" (as defined in the Securities Exchange Act of
       1934), other than the current controlling shareholders and their affiliates (B Holdings, L.L.C., SOFI-IV SMT Holdings, L.L.C., Starwood Mezzanine Investors, L.P., Starwood Opportunity Fund IV, L.P. and their direct or indirect general partners and affiliates) obtains beneficial ownership of a majority of the shares eligible to vote on matters generally to be voted upon by the shareholders of Starwood Financial Inc.; provided that if, after the event has occurred, the current controlling shareholders or their affiliates will retain the power to elect or designate for election a majority of Starwood Financial Inc.'s Board of Directors, a change of control will not be deemed to have occurred.

    2. Any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of Starwood Financial Inc. to any person or group other than the current controlling shareholders and their affiliates.

    Other Provisions: The Series A preferred stock is subject to the provisions of the Starwood Financial Inc. charter, including the restrictions on ownership and transfer of shares of Starwood Financial Inc. stock. For more information regarding the provisions generally applicable to shares of Starwood Financial Inc. stock that restrict their transfer and ownership, please see the section of this "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Comparison of Rights of Stockholders of TriNet and of the Combined Company--Ownership Restrictions."

    9 3/8% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK Dividends: Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9 3/8% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.34375 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series B preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of Starwood Financial Inc. for the payment of dividends that is not more than 30 nor less than 10 days prior to the dividend payment date.

    The Board of Directors of Starwood Financial Inc. may not declare, pay or set aside for payment any dividends on shares of Series B preferred stock if doing so would constitute a default under, a breach of or a violation of, any agreement entered into by Starwood Financial Inc.

    Dividends on the Series B Preferred Stock will accrue whether or not Starwood Financial Inc. has earnings, there are funds legally available for the payment of dividends and dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate starting on the dividend

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payment date on which they first become payable. No dividends or securities that rank equally with or below the Series B preferred stock with respect to dividends will be declared, paid or set apart for payment unless Starwood Financial Inc. has paid all dividends required to be paid on the Series B preferred stock.

    All dividends declared on the Series B preferred stock and any securities ranking on a parity as to dividends with the Series B preferred stock will be paid pro rata based on the amount of accrued and unpaid dividends on each. No interest, or sum of money instead of interest will be payable in respect of any dividend payment or payments on the Series B preferred stock that may be in arrears.

    Unless full, cumulative dividends on the Series B preferred stock have either been declared and paid or declared and set aside for payment through the last scheduled dividend payment date, Starwood Financial Inc. may not:

    1. Declare or pay any dividends on securities that are junior to or on a parity with the Series B preferred stock with respect to dividend rights except for dividends in the form of stock that is junior to the Series B preferred stock with respect to dividend and liquidation rights; or

    2. Redeem, purchase or otherwise acquire securities that are junior to or on a parity with the Series B preferred stock or set aside money for a sinking fund for the redemption of those securities, except for an acquisition of those securities in exchange for securities that are junior to the Series B preferred stock with respect to dividend and liquidation rights.

    Any dividend payment made on shares of the Series B preferred stock will first be credited against the earliest accrued but unpaid dividend.

    Liquidation Preference: Upon any liquidation, dissolution or winding up of Starwood Financial Inc., the holders of Series B preferred stock are entitled to be paid a liquidation preference of $25.00 per share in addition to any accrued and unpaid dividends out of the assets of Starwood Financial Inc. legally available for distribution, before any distribution of assets is made to holders of common stock or any other class or series of stock of Starwood Financial Inc. that ranks junior to the Series B preferred stock as to liquidation rights. Holders of Series B preferred stock will be entitled to written notice of any liquidation. After payment of the full amount of their liquidating distributions, the holders of Series B preferred stock will have no right or claim to any of the remaining assets of Starwood Financial Inc. The consolidation or merger of Starwood Financial Inc. with or into any entity or of any other corporation with or into Starwood Financial Inc., or the sale, lease or conveyance of all or substantially all of the property or business of Starwood Financial Inc., will not be deemed to constitute a liquidation, dissolution or winding up of Starwood Financial Inc.

    Redemption: The Series B preferred stock is not redeemable prior to June 15, 2001. However, in order to ensure that Starwood Financial Inc. remains a qualified REIT for federal income tax purposes, Series B Preferred Stock will be subject to the restrictions on ownership and transfer in the Starwood Financial Inc. charter. Pursuant to these provisions of the Starwood Financial Inc. charter, shares of Series B preferred stock, together with other stock of Starwood Financial Inc., owned by a stockholder in excess of the ownership limit set forth in the Starwood Financial charter will be automatically transferred to a trust for the benefit of a charitable beneficiary. Starwood Financial Inc. will have the right to purchase from the charitable trust any shares that are transferred to the trust.

    On and after June 15, 2001, Starwood Financial Inc., at its option and with not less than 30 nor more than 60 days' written notice to the holders of the Series B preferred stock, may redeem shares of the Series B preferred stock, in whole or in part, from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to the date fixed for redemption, except as provided below, without interest. The redemption price of the Series B preferred stock other than the portion

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consisting of accrued and unpaid dividends may only be paid out of the sale proceeds of other capital stock of Starwood Financial Inc., which may include other series of preferred stock.

    Holders of Series B preferred stock to be redeemed will surrender the Series B preferred stock at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender. If notice of redemption of any shares of Series B preferred stock has been given and if the funds necessary for redemption have been set aside by Starwood Financial Inc. in trust for the benefit of the holders of any shares of Series B preferred stock called for redemption, then starting on the redemption date, dividends will stop accruing on such shares of Series B preferred stock, such shares of Series B preferred stock will no longer be deemed outstanding and all rights of the holders of these shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B preferred stock is to be redeemed, the Series B preferred stock to be redeemed will be selected pro rata, as nearly as practicable without creating fractional shares, or by any other equitable method determined by Starwood Financial Inc.

    Unless full, cumulative dividends on all shares of Series B preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for their payment set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B preferred stock will be redeemed unless all outstanding shares of Series B preferred stock are simultaneously redeemed, and Starwood Financial Inc. will not purchase or otherwise acquire directly or indirectly any shares of Series B preferred stock, except by exchange for stock of Starwood Financial Inc. ranking junior to the Series B preferred stock as to dividends and upon liquidation; provided, however, that the foregoing will not prevent the purchase by Starwood Financial Inc. of shares of Series B preferred stock transferred to the charitable trust referred to above in order to ensure that Starwood Financial Inc. remains qualified as a REIT, as more fully described under the caption "Restrictions on Ownership and Transfer of Stock" set forth above, or the purchase or acquisition of shares of Series B preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B preferred stock.

    Notice of redemption will be given by publication in a newspaper of general circulation in New York City, publication of the notice to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by Starwood Financial Inc., postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B preferred stock to be redeemed at their respective addresses as they appear on the stock transfer records of Starwood Financial Inc. No failure to give notice of redemption or any defect in the notice or in the notice's mailing will affect the validity of the proceedings for the redemption of any shares of Series B preferred stock except as to the holder to whom notice was defective or not given. Each notice shall state:

    1.  The redemption date.

    2.  The redemption price.

    3.  The number of shares of Series B preferred stock to be redeemed.

    4. The place or places where the Series B preferred stock is to be surrendered for payment of the redemption price.

    5. That dividends on the shares to be redeemed will cease to accrue on the redemption date.

If less than all of the Series B preferred stock held by any holder is to be redeemed, the notice mailed to the holder will also specify the number of shares of Series B preferred stock held by the holder to be redeemed.

    Immediately prior to any redemption of Series B preferred stock, Starwood Financial Inc. will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each

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holder of Series B preferred stock at the close of business on the dividend record date shall be entitled to the dividend payable on these shares on the corresponding dividend payment date notwithstanding the redemption of these shares before the dividend payment date. Except as provided above, Starwood Financial Inc. will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock which is redeemed.

    Voting Rights: Holders of the Series B preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

    Each share of Series B preferred stock, voting together with all Starwood Financial Inc. common stock and all other series of preferred stock entitled to vote, will be entitled to cast 0.25 of one vote with respect to all matters on which the holders of common stock are entitled to vote at each meeting of stockholders of Starwood Financial Inc.

    Whenever dividends on any shares of Series B preferred stock are in arrears for six or more quarterly periods, the holders of the Series B preferred stock, together with the holders of any other class of stock that ranks equally with the Series B preferred stock in terms of dividend and liquidation preference whose voting rights have become exercisable because of a dividend delinquency, will have the right to elect two additional directors to the Board of Directors of Starwood Financial Inc. These voting rights can be exercised either at an annual or special meeting of shareholders. The voting rights terminate once all delinquent dividends have been paid in full or declared and set aside for payment. Each director is entitled to one vote on each issue considered by the Board of Directors of Starwood Financial Inc.

    A director elected because of dividend delinquencies may be removed with or without cause by the majority vote of the stockholders entitled to elect the director. Until the delinquent dividends are paid, a vacancy in the office of one of the directors may be filled by the written consent of the other. If there are two vacancies, they must be filled by the majority vote of the stockholders entitled to elect the director.

    So long as any shares of Series B preferred stock remain outstanding, Starwood Financial Inc. will not, without the affirmative vote or consent of the holders of at least two thirds of the shares of the Series B preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, voting separately as a class:

    1. Authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of Starwood Financial Inc. into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares.

    2. Amend, alter or repeal the provisions of the Starwood Financial charter or the Series B Articles Supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B preferred stock or the holders thereof.

    However, with respect to the occurrence of any of the events set forth in
(2) above, so long as the Series B preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any the events set forth in (2) above shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of the Series B preferred stock. Furthermore, any: (1) increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock; (2) increase in the amount of authorized shares of a series of preferred stock, in each case ranking on a parity with or junior to the Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the holders of the Series B preferred stock.

    The voting provisions described above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, all outstanding shares of Series B preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

    Conversion: The Series B preferred stock is not convertible into or exchangeable for any other property or securities of Starwood Financial Inc.

    Restrictions on Ownership: The Series B preferred stock is subject to the restrictions on ownership and transfer of the Starwood Financial Inc. stock contained in the Starwood Financial charter. The ownership restrictions are described in the section of this "Comparison of Stockholder Rights; Description of the Combined Company's Securities" entitled "Comparison of Rights of Stockholders of TriNet and of the Combined Company--Ownership Restrictions."

    9.20% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK. The terms of the Series C preferred stock are substantially identical to the terms of the Series B preferred stock described above, except for the differences in dividends and redemption provisions set forth below.

    Holders of shares of the Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.20% of the $25.00 liquidation preference per year, equivalent to a fixed annual rate of $2.30 per share.

    The Series C preferred stock is not redeemable prior to August 15, 2001. On and after August 15, 2001, the Series C preferred stock is redeemable in the manner described above for the Series B preferred stock.

    8% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK. The terms of the Series D preferred stock are substantially identical to the terms of the Series B preferred stock described above, except for the differences in dividends and redemption provisions set forth below.

    Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8% of the $25.00 liquidation preference per year, equivalent to a fixed annual rate of $2.00 per share.

    The Series D preferred stock is not redeemable prior to October 8, 2002. On and after October 8, 2002, the Series D preferred stock is redeemable in the manner described above for the Series B preferred stock.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the common stock and preferred stock is First Chicago Trust Company of New York.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMBINED
  COMPANY CHARTER AND BYLAWS

    The business combinations and control share acquisition provisions of the MGCL, the provisions of the Starwood Financial charter on classification of the Board of Directors and the advance notice provisions of the Starwood Financial bylaws could delay, defer or prevent a transaction or a change in control of Starwood Financial Inc. that might involve a premium price for holders of common stock or otherwise be in their best interest.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences relating to the transactions, including the merger of a wholly-owned subsidiary of Starwood Financial into TriNet with TriNet surviving as a wholly-owned subsidiary of Starwood Financial. This discussion is not exhaustive of all possible tax considerations and does not include a detailed discussion of any state, local or foreign tax considerations. In addition, the following discussion is intended to address only those federal income tax considerations that are generally applicable to all U.S. shareholders and does not discuss all of the aspects of federal income taxation that may be relevant to particular U.S. shareholders in light of their specific circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

    The statements and opinions in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended, and its legislative history, existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this joint proxy statement and prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes. In addition, Starwood Financial has not requested and does not plan to request any rulings from the Internal Revenue Service concerning the tax treatment of any of the transactions. Accordingly, no assurance can be given that the statements set forth in this discussion (which do not bind the Internal Revenue Service or the courts) will not be challenged by the Internal Revenue Service or sustained by the courts if so challenged.

    THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH HOLDER OF STARWOOD FINANCIAL OR TRINET SHARES IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTIONS, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO SUCH HOLDER.

TAX CONSEQUENCES OF THE ADVISOR TRANSACTION

    The advisor transaction is intended to qualify as a tax-free transaction under the Internal Revenue Code with respect to Starwood Financial and its shareholders. In the opinion of Rogers & Wells LLP, the advisor transaction will not result in the recognition of gain or loss by Starwood Financial or its shareholders.

TAX CONSEQUENCES OF THE INCORPORATION MERGER

    The incorporation merger is intended to qualify as, and in the opinion of Rogers & Wells LLP, the incorporation merger will constitute, a reorganization under Section 368(a) of the Internal Revenue Code. If the incorporation merger qualifies as a reorganization, no gain or loss will be recognized by the shareholders of Starwood Financial on the conversion of their Starwood Financial shares into shares of Starwood Financial, Inc. pursuant to the incorporation merger. In addition, no gain or loss will be recognized by Starwood Financial or Starwood Financial, Inc. as a result of the incorporation merger. Starwood Financial, Inc., as the surviving company, will have a carryover basis in the assets acquired from Starwood Financial pursuant to the incorporation merger. A shareholder's holding period for the new Starwood Financial, Inc. shares received will generally include the period during which the original Starwood Financial shares were held by such shareholder.

TAX CONSEQUENCES OF THE SPECIAL STOCK DIVIDEND

    The special stock dividend is intended to qualify as, and in the opinion of Rogers & Wells LLP, the special stock dividend will constitute, a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code. If the special stock dividend qualifies as a non-taxable stock dividend, no gain or loss will be recognized by Starwood Financial or its shareholders receiving the special stock dividend. Shareholders of Starwood Financial receiving the special stock dividend must allocate the basis in their Starwood Financial shares between such shares and the new shares received in proportion to the fair market values of such shares on the distribution date. A shareholder's holding period for the new Starwood Financial shares received will generally include the period during which the original Starwood Financial shares were held by such shareholder.

    If the special stock dividend does not qualify as a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code, the shareholders of Starwood Financial would be required to include the value of the stock dividend received as ordinary dividend income. In that case, a shareholder would have a basis in the Starwood Financial shares received equal to its fair market value on the distribution date and the holding period of such shares would begin on the distribution date.

TAX CONSEQUENCES OF THE MERGER

    The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Rogers & Wells LLP, counsel to Starwood Financial, and Paul, Weiss, Rifkind, Wharton & Garrison, counsel to TriNet, as a condition to the merger, will deliver opinions to Starwood Financial and TriNet, respectively, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, based on certain factual assumptions and representations made by Starwood Financial and TriNet.

    If the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, a TriNet shareholder who receives solely Starwood Financial common shares in exchange for TriNet common shares will not recognize any gain or loss on the exchange. Similarly, a TriNet shareholder who receives solely Series B, Series C or Series D Cumulative Redeemable Preferred Stock of Starwood Financial in exchange for Series A, Series B or Series C Cumulative Redeemable Preferred Stock of TriNet, as the case may be, will not recognize any gain or loss on the exchange. However, if a TriNet shareholder receives Starwood Financial common shares and cash in lieu of a fractional share of Starwood Financial common share, such TriNet shareholder will recognize taxable gain or loss in an amount equal to the difference between such cash and the tax basis allocated to such TriNet shareholder's fractional share interest. Such gain or loss will constitute capital gain or loss if the shareholder's TriNet common shares were held as a capital asset. A shareholder of TriNet will have an aggregate tax basis in the Starwood Financial shares received in the merger equal to his aggregate tax basis in the TriNet shares (reduced by the amount of any tax basis allocable to a fractional share interest for which cash is received) that were exchanged for those Starwood Financial shares. If the TriNet shares are held as a capital asset by a TriNet shareholder at the effective time of the merger, such TriNet shareholder's holding period for the Starwood Financial shares received in the merger will include his holding period for the TriNet shares that were exchanged for those Starwood Financial shares. If a TriNet shareholder holds multiple blocks of TriNet shares that have different holding periods and/or different tax bases, the Starwood Financial shares received for each block of TriNet shares will have a separate tax basis and holding period that is determined by reference to the specific tax basis and holding period of the specific TriNet shares exchanged for those Starwood Financial shares.

    No gain or loss will be recognized by Starwood Financial or TriNet as a result of the merger so long as the merger qualifies as a reorganization under
Section 368(a) of the Internal Revenue Code.

TAX CONSEQUENCES OF THE MERGER ON STARWOOD FINANCIAL'S REIT STATUS

    In the opinion of Rogers & Wells LLP, Starwood Financial's proposed method of operation from and after the earlier of the date of the incorporation merger and the merger, taking into account the effects of the incorporation merger and the merger, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. The opinion of Rogers & Wells LLP is based on: (1) certain factual representations of Starwood Financial and TriNet; (2) the opinion of Mayer, Brown & Platt that, commencing with Starwood Financial's taxable year ending December 31, 1998, Starwood Financial has been organized in conformity with the requirements for qualification as a REIT under Section 856 of the Code, and Starwood Financial's actual and proposed method of operation, as represented by Starwood Financial, has enabled Starwood Financial and will continue to enable Starwood Financial to satisfy the requirements for qualification as a REIT up to the time immediately prior to the earlier of the incorporation merger and the merger; (3) the opinion of Katten, Muchin & Zavis regarding the treatment of Starwood Financial's subsidiary entities as partnerships or disregarded entities under the Internal Revenue Code; and (4) the opinion of Paul, Weiss, Rifkind, Wharton & Garrison that TriNet was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1993, and the current organization and method of operation of TriNet will allow it to continue to qualify as a REIT through the effective date of the merger. Although the combined company intends to operate in a manner which will permit it to satisfy the requirements for qualification and taxation as a REIT under the Internal Revenue Code, no assurance can be given that these requirements will be met.

    To qualify as a REIT under the Internal Revenue Code for a taxable year, the combined company must meet organizational and operational requirements. With respect to its assets, at least 75% of the value of the combined company's total assets at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. In addition, the combined company may not own:
(1) the debt or equity securities of a single issuer (other than a mortgage loan which qualifies as a real estate asset, an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) with a value in excess of 5% of the value of the combined company's total assets; or (2) more than 10% of any single issuer's outstanding voting securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT). Following the merger, the combined company will own approximately 96% of the non-voting stock of TriNet Management Operating Company, Inc. (the "Management Company"). The combined company will not own more than 10% of the voting securities of the Management Company. In addition, the combined company's senior management believes that the value of the securities of the Management Company will not exceed 5% of the total value of the combined company's gross assets after the merger. There can be no assurance, however, that the Internal Revenue Service will not contend that the value of the securities of the Management Company exceeds the 5% value limitation. Rogers & Wells LLP, in rendering its opinion regarding the qualification of the combined company as a REIT, will rely on the conclusions of the combined company and its senior management as to the value of the securities of the Management Company.

    With respect to its income: (1) at least 75% of the combined company's gross income for each taxable year must be derived directly or indirectly from, among other items, investments in real property or mortgages on real property, or from certain types of temporary investments; and (2) at least 95% of the combined company's gross income for each taxable year must be derived from the same items which qualify under the 75% gross income test, plus dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Qualifying income for purposes of these requirements includes interest on obligations secured by mortgages on real property or by interests in real property, certain rents from real property, gain from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares and income from foreclosure property. For interest to qualify as interest on obligations secured by mortgages on real property or by interests in real property, such interest must not be based on the net income or profits of any person, except that they may be based on a percentage or percentages of gross income or gross receipts. For rents to qualify as rents from real property, they may not be based on the net income or profits of any person, except that they may be based on a percentage or percentages of gross income or gross receipts, and they may not be derived from a tenant in which the combined company owns, directly or indirectly, a 10% or greater interest. In addition, subject to certain limited exceptions, the combined company may not furnish non-customary services to tenants other than through an independent contractor which is paid an arm's-length fee and from which the combined company derives no income. However, a DE MINIMIS rule may apply to otherwise impermissible services provided by the combined company. The combined company may receive certain types of income that will not qualify under the 75% or 95% gross income tests. For example, any dividends received from the Management Company will not qualify under the 75% gross income test. The combined company believes, however, that the aggregate amount of such items and other nonqualifying income in any taxable year, taking into account the effects of the merger, will not cause the combined company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

    The combined company must also satisfy certain ownership restrictions that prohibit the ownership of more than 50% of the value of the combined company's shares by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). Moreover, the outstanding capital stock of the combined company must be held by 100 or more stockholders during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. As described above, no more than 50% in value of the outstanding capital stock (including in some circumstances capital stock into which outstanding securities might be converted) may be owned, actually or constructively, by five or fewer individuals or certain other entities at any time during the last half of the taxable year. Accordingly, the combined company's articles of incorporation contain certain restrictions regarding the transfer of its shares that are intended to assist the combined company in maintaining its REIT status. However, because the Internal Revenue Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in the combined company's articles of incorporation will be effective in maintaining the combined company's REIT status. The combined company believes that it has complied with these ownership requirements and, taking into account the effects of the merger, will continue to comply with these requirements.

    So long as the combined company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income for its taxable year to its stockholders annually, the combined company will not be subject to federal income tax on that portion of such income distributed to stockholders. The combined company will be taxed at regular corporate rates on all income (other than certain excess "noncash" income) not distributed to stockholders. The combined company intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the combined company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at REIT taxable income. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the combined company may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends. Under certain circumstances, the combined company may elect to retain and pay income taxes on net long-term capital gain, in which case shareholders of the combined company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. In that case, shareholders of the combined company would receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the combined company on such retained capital gain and an increase in the basis of its shares of the combined company in an amount equal to the difference between the undistributed long-term capital gain and the amount of tax paid by the combined company. The combined company also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

    If the combined company fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the combined company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the combined company fails to qualify would not be deductible nor would they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the combined company would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the combined company would be entitled to such statutory relief.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The cash payments, if any, due a holder upon the exchange of TriNet common shares pursuant to the merger, other than exempt persons or entities, will be subject to "backup withholding" for federal income tax purposes unless specific requirements are met. Starwood Financial or a third-party paying agent, as the case may be, must withhold 31% of the cash payments to the holder, unless the holder: (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (2) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholding rules. Any amount paid as backup withholding will be credited against the holder's federal income tax liability.

    Shareholders who receive shares of the combined company must also comply with the information reporting requirements of the Treasury Regulations under
Section 368 of the Internal Revenue Code. In general, these Treasury Regulations require any taxpayer who receives shares, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including: (1) the cost or other basis of the shares or securities transferred in the exchange; and
(2) the amount of shares, securities or other property received in the exchange. In addition, the statement must include the fair market value, at the date of the exchange, of each type of shares, securities or other property received by the taxpayer and taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All Starwood Financial and TriNet shareholders are urged to consult their own tax advisors to determine the specific information that they may need to file pursuant to the Treasury Regulations under Section 368 of the Internal Revenue Code.

                                 LEGAL MATTERS

    The validity of the shares of Starwood Financial Inc. common stock offered to holders of TriNet common stock by this joint proxy statement and prospectus has been passed upon for Starwood Financial Inc. by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, MD. An opinion as to the continued qualification of the combined company as a REIT following the merger has been rendered by Rogers & Wells L.L.P., New York, New York. An opinion as to the historical qualification of Starwood Financial as a REIT prior to the merger has been rendered by Mayer, Brown & Platt, Chicago, Illinois. An opinion as to the historical treatment of some subsidiaries of Starwood Financial as partnerships or disregarded entities under the Internal Revenue Code of 1986, as amended, has been rendered by Katten Muchin & Zavis, Chicago, Illinois. An opinion as to the historical qualification of TriNet as a REIT and also as to the historical treatment of some subsidiaries of TriNet as partnerships or disregarded entities under the Internal Revenue Code of 1986, as amended, has been rendered by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. An opinion as to certain federal income tax consequences of the merger will be rendered for Starwood Financial by Rogers & Wells L.L.P., New York, New York, and for TriNet by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Nina B. Matis, the General Counsel of Starwood Financial, is a partner in the law firm of Katten Muchin & Zavis.

                                    EXPERTS

    The financial statements incorporated in this joint proxy statement and prospectus by reference to the Annual Reports on Form 10-K of Starwood Financial and TriNet for the year ended December 31, 1998, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

                               STARWOOD FINANCIAL

PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS (POST-PROXY TRANSACTIONS) (UNAUDITED)
Pro Forma Consolidating Balance Sheets as of June 30, 1999...........................        F-2
Pro Forma Consolidating Statements of Operations for the six months ended June 30,
  1999 and for the year ended December 31, 1998......................................        F-3
Notes and Management's Assumptions to Unaudited Pro Forma Consolidating Financial
  Statements.........................................................................        F-5

PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS (PRE-PROXY TRANSACTIONS) (UNAUDITED)
Pro Forma Consolidating Statement of Operations for the year ended December 31,
  1998...............................................................................        F-9
Notes and Management's Assumptions to Unaudited Pro Forma Consolidating Financial
  Statements.........................................................................       F-10

                      TRINET CORPORATE REALTY TRUST, INC.

PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS (PRE-PROXY TRANSACTIONS) (UNAUDITED)
Pro Forma Consolidating Statement of Operations for the year ended December 31,
  1998...............................................................................       F-12
Notes and Management's Assumptions to Unaudited Pro Forma Consolidating Financial
  Statements.........................................................................       F-13

                            STARWOOD FINANCIAL INC.

         PRO FORMA CONSOLIDATING BALANCE SHEET--POST-PROXY TRANSACTIONS
                              AS OF JUNE 30, 1999
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                              HISTORICAL (A)          PROXY
                                                                         ------------------------  TRANSACTIONS   POST-PROXY
                                                                          STARWOOD                  PRO FORMA    TRANSACTIONS
                                                                          FINANCIAL     TRINET     ADJUSTMENTS    PRO FORMA
                                                                         -----------  -----------  ------------  ------------
                                                                                                     (NOTE 2)
                                ASSETS
Loans and other investments, net.......................................  $ 1,929,472  $    45,740   $       --    $1,975,212
Real estate subject to operating leases, net...........................      187,211    1,375,647      152,972(B)   1,715,830
Cash and cash equivalents..............................................       19,518        7,559           --(C)      27,077
Restricted cash........................................................        3,497        8,110           --        11,607
Marketable securities..................................................        4,862           --           --         4,862
Accrued interest and rent receivable...................................       12,333        5,271           --        17,604
Deferred rent receivable...............................................           --       28,690      (28,690)(D)          --
Deferred expenses and other assets.....................................       14,326       24,009      (12,997)(E)      25,338
Investment in Starwood Operating.......................................          409           --           --           409
                                                                         -----------  -----------  ------------  ------------
    Total assets.......................................................  $ 2,171,628  $ 1,495,026   $  111,285    $3,777,939
                                                                         -----------  -----------  ------------  ------------
                                                                         -----------  -----------  ------------  ------------
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities...............  $     8,572  $    45,884   $   (1,382)(F)  $   53,074
Dividends payable......................................................           --       16,215           --        16,215
Debt obligations.......................................................    1,160,885      622,334       32,452(G)   1,815,671
                                                                         -----------  -----------  ------------  ------------
    Total liabilities..................................................    1,169,457      684,433       31,070     1,884,960
                                                                         -----------  -----------  ------------  ------------
Minority interest......................................................           --        2,565           --         2,565
                                                                         -----------  -----------  ------------  ------------
Commitments and contingencies..........................................           --           --           --            --

Shareholders' equity:
Series A Preferred Shares, $0.01 par value, liquidation value $50.00 per share, 4,400,000 shares authorized 4,400,000 shares issued and
  outstanding..........................................................           44           --           --            44
  TriNet Preferred Stock, $.01 par value, 10,000,000 shares authorized:
    Series A: 2,000,000 shares issued and outstanding, (aggregate
      liquidation preference $50,000)..................................           --           20           --            20
    Series B: 1,300,000 shares issued and outstanding, (aggregate
      liquidation preference $32,500)..................................           --           13           --            13
    Series C: 4,000,000 shares issued and outstanding, (aggregate
      liquidation preference $100,000).................................           --           40           --            40
Common stock, $.01 par value, 40,000,000 shares authorized,
  25,066,760 shares issued and outstanding.............................           --          251         (251)(H)          --
Class A Shares, $1.00 par value, 70,000,000 shares authorized,
  52,470,951 shares issued and outstanding,............................       52,471           --       34,362(I)      86,833
Class B Shares, $0.01 par value, 35,000,000 shares authorized,
  26,235,475 shares issued and outstanding.............................          262           --         (262)(J)          --
Warrants and options...................................................       18,976           --           --        18,976
Net unrealized gains (losses) on "available-for-sale" investments......         (141)          --           --          (141)
Additional paid-in capital.............................................      902,487      861,476      114,578(K)   1,878,541
Retained earnings (deficit)............................................       28,072      (53,772)     (68,212)(L)     (93,912)
                                                                         -----------  -----------  ------------  ------------
    Total shareholders' equity.........................................    1,002,171      808,028       80,215     1,890,414
                                                                         -----------  -----------  ------------  ------------
    Total liabilities and shareholders' equity.........................  $ 2,171,628  $ 1,495,026   $  111,285    $3,777,939
                                                                         -----------  -----------  ------------  ------------
                                                                         -----------  -----------  ------------  ------------

The accompanying notes and management's assumptions are an integral part of this statement.

                            STARWOOD FINANCIAL INC.

    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--POST-PROXY TRANSACTIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    HISTORICAL(A)         PROXY
                                                                ---------------------  TRANSACTIONS   POST-PROXY
                                                                 STARWOOD               PRO FORMA    TRANSACTIONS
                                                                FINANCIAL    TRINET    ADJUSTMENTS    PRO FORMA
                                                                ----------  ---------  ------------  ------------
                                                                                         (NOTE 3)
  REVENUE:
  Interest income.............................................  $  101,926  $   3,279   $       --    $  105,205
  Operating lease/rental income...............................       7,450     78,573        1,046(c)      87,069
  Other income................................................       5,303      4,576           --         9,879
                                                                ----------  ---------  ------------  ------------
      Total revenue...........................................     114,679     86,428        1,046       202,153
                                                                ----------  ---------  ------------  ------------
  EXPENSES:
  Interest expense............................................      40,249     22,171        1,049(d)      63,469
  Depreciation and amortization...............................       2,730     14,264          529(e)      17,523
  Property operating costs....................................          --      4,034           --         4,034
  General and administrative..................................       1,669      6,307        2,510(f)      10,486
  Provision for possible credit losses........................       2,250         --           --         2,250
  Advisory fees...............................................       9,681         --       (9,681)(g)          --
                                                                ----------  ---------  ------------  ------------
      Total expenses..........................................      56,579     46,776       (5,593)       97,762
                                                                ----------  ---------  ------------  ------------
  Income before minority interest and gain on sale of real
    estate....................................................      58,100     39,652        6,639       104,391
  Minority interest...........................................          --        (81)          --           (81)
  Gain on sales of real estate................................          --      1,153       (1,153)(h)          --
                                                                ----------  ---------  ------------  ------------
  Net income from continuing operations.......................  $   58,100  $  40,724   $    5,486    $  104,310
  Preferred dividends.........................................     (10,615)    (7,839)          --       (18,454)
                                                                ----------  ---------  ------------  ------------
  Net income from continuing operations allocable to common
    shareholders..............................................  $   47,485  $  32,885   $    5,486    $   85,856
                                                                ----------  ---------  ------------  ------------
                                                                ----------  ---------  ------------  ------------
  Net income from continuing operations allocable to Class A
    shares....................................................  $   47,010                            $   85,856
                                                                ----------                           ------------
                                                                ----------                           ------------
  BASIC EARNINGS PER SHARE:
  Basic earnings per common share.............................  $     0.90                            $     0.99
                                                                ----------                           ------------
                                                                ----------                           ------------
  Weighted average number of common shares outstanding........      52,459                                86,661
                                                                ----------                           ------------
                                                                ----------                           ------------
  DILUTED EARNINGS PER SHARE:
  Diluted earnings per common share...........................  $     0.84                            $     0.94
                                                                ----------                           ------------
                                                                ----------                           ------------
  Weighted average number of common shares outstanding........      56,588                                91,148
                                                                ----------                           ------------
                                                                ----------                           ------------

The accompanying notes and management's assumptions are an integral part of this statement.

                            STARWOOD FINANCIAL INC.
    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--POST-PROXY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               PRE-PROXY TRANSACTIONS
                                                                   PRO FORMA (B)          PROXY
                                                               ----------------------  TRANSACTIONS   POST-PROXY
                                                                STARWOOD                PRO FORMA    TRANSACTIONS
                                                               FINANCIAL     TRINET    ADJUSTMENTS    PRO FORMA
                                                               ----------  ----------  ------------  ------------
                                                                                         (NOTE 3)
REVENUE:
Interest income..............................................  $  132,284  $    6,007   $       --   $    138,291
Operating lease/rental income................................      15,604     156,042        2,199(c)      173,845
Other income.................................................       3,080       6,696           --          9,776
                                                               ----------  ----------  ------------  ------------
    Total revenue............................................     150,968     168,745        2,199        321,912
                                                               ----------  ----------  ------------  ------------
EXPENSES:
Interest expense.............................................      50,558      45,555        2,297(d)       98,410
Depreciation and amortization................................       5,466      28,736          851(e)       35,053
Property operating costs.....................................          --       7,651           --          7,651
General and administrative...................................       3,029      12,720        5,021(f)       20,770
Provision for possible credit losses.........................       2,750          --           --          2,750
Advisory fees................................................      13,638          --      (13,638)(g)           --
Stock option compensation expense............................       5,985          --           --          5,985
Special charge...............................................          --       2,990           --          2,990
                                                               ----------  ----------  ------------  ------------
    Total expenses...........................................      81,426      97,652       (5,469)       173,609
                                                               ----------  ----------  ------------  ------------
Income before minority interest..............................      69,542      71,093        7,668        148,303
Minority interest............................................          --        (128)          --           (128)
                                                               ----------  ----------  ------------  ------------
Net income from continuing operations........................  $   69,542  $   70,965   $    7,668   $    148,175
Preferred dividends..........................................        (944)    (15,678)          --        (16,622)
                                                               ----------  ----------  ------------  ------------
Net income from continuing operations allocable to common
  shareholders...............................................  $   68,598  $   55,287   $    7,668   $    131,553
                                                               ----------  ----------  ------------  ------------
                                                               ----------  ----------  ------------  ------------
Net income from continuing operations allocable to Class A
  Shares.....................................................  $   67,912                            $    131,553
                                                               ----------                            ------------
                                                               ----------                            ------------
BASIC EARNINGS PER SHARE:
Basic earnings per common share..............................  $     1.30                            $       1.52
                                                               ----------                            ------------
                                                               ----------                            ------------
Weighted average number of common shares outstanding.........      52,408                                  86,598
                                                               ----------                            ------------
                                                               ----------                            ------------
DILUTED EARNINGS PER SHARE:
Diluted earnings per common share............................  $     1.24                            $       1.46
                                                               ----------                            ------------
                                                               ----------                            ------------
Weighted average number of common shares outstanding.........      55,203                                  90,565
                                                               ----------                            ------------
                                                               ----------                            ------------

The accompanying notes and management's assumptions are an integral part of this statement.

                            STARWOOD FINANCIAL INC.
                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                            POST-PROXY TRANSACTIONS
                          (UNAUDITED AND IN THOUSANDS)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited Pro Forma Consolidating Balance Sheet as of June 30, 1999 and Pro Forma Consolidating Statements of Operations for the three month period ended June 30, 1999 and the year ended December 31, 1998 have been prepared to reflect the consummation of: (1) the merger of STW Holdings I, Inc., the indirect owner of Starwood Financial's external advisor, with a wholly-owned subsidiary of Starwood Financial (the "advisor transaction"); (2) the distribution to all prior Class A shareholders of Starwood Financial of their pro-rata share of one million Class A shares (the "special stock dividend"); (3) the conversion of all of the outstanding Class B shares to Class A shares at the existing 49-to-1 conversion ratio (the "Class B conversion"); and (4) the merger of TriNet Corporate Realty Trust, Inc. with a newly-formed, wholly-owned subsidiary of Starwood Financial (the "TriNet merger") (collectively, the advisor transaction, the Class B conversion and the TriNet merger are referred to herein as the "proxy transactions"). The pro forma financial information is based on the historical financial statements adjusted for the pre-proxy transactions and should be read in conjunction with the notes and management's assumptions thereto. The Pro Forma Consolidating Balance Sheet was prepared as if the proxy transactions described above occurred as of June 30, 1999. The Pro Forma Consolidating Statements of Operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 were prepared as if the proxy transactions had occurred on January 1, 1998. The pro forma information contained herein is unaudited and not necessarily indicative of the consolidated operating results which actually would have occurred if the proxy transactions had occurred on January 1, 1998, nor does it purport to represent the future financial position of the combined companies or the results of combined operations for future periods.

    The TriNet merger will be accounted for as a purchase. For accounting purposes, the advisor transaction is not considered the acquisition of a "business" for purposes of applying Accounting Principles Board Opinion No. 16, "Business Combinations" and, therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired will be charged to operating income rather than capitalized as goodwill. Because Starwood Financial's stock prior to the transaction was largely held by affiliates of Starwood Capital Group, L.L.C. and, as a result, the stock was not widely traded relative to the amount of shares outstanding, the pro forma financial information contained herein was prepared utilizing a stock price of $28.14 per TriNet share, which was the average stock price of TriNet during the five-day period before and after the TriNet merger was agreed to and announced. The incorporation merger to change the legal structure of Starwood Financial from a business trust to a corporation (which is electing REIT status) will be treated as a transfer of assets and liabilities which are under common control. Accordingly, the assets and liabilities transferred from the Starwood Financial Trust to Starwood Financial Inc. will be reflected at their predecessor basis and no gain or loss will be recognized.

    During the year ended December 31, 1998, both Starwood Financial and TriNet completed certain investment and financing transactions which require pro forma adjustments. In order to clearly delineate the effects of the proxy transactions from the effects of these previously consummated transactions, separate pre-proxy transactions pro forma operating statements for the year ended December 31, 1998 for both companies have been prepared and are included elsewhere in this proxy statement.

                            STARWOOD FINANCIAL INC.
                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                            POST-PROXY TRANSACTIONS
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 2--ADJUSTMENTS TO PRO FORMA CONSOLIDATING BALANCE SHEET

    (A) Reflects the historical balance sheet of Starwood Financial Trust and TriNet Corporate Realty Trust, Inc., as set forth on the entities' quarterly reports on Form 10-Q. Except for the proxy transactions, there were no material pre-proxy transactions consummated by Starwood Financial or TriNet not already reflected in the historical balance sheet as of June 30, 1999. As a result, no pre-proxy transactions pro forma adjustments need to be made for purposes of deriving the post-proxy transactions pro forma balance sheet.

    (B) Represents the excess of acquisition cost over TriNet historical cost basis incurred by Starwood Financial to acquire the assets of TriNet based upon the estimated market price of the consideration to be paid (including the common stock, preferred stock and assets acquired/liabilities assumed) as of the time the TriNet merger was agreed to and announced.

    (C) The following schedule summarizes the pro forma sources and uses of funds in connection with the proxy transactions:

Estimated transaction costs.......................................  $  23,800
Change in control payments to TriNet executives...................      8,652
Pro forma draws on the combined company's credit facilities (see
  note 2(G))......................................................    (32,452)
                                                                    ---------
                                                                    $      --
                                                                    ---------
                                                                    ---------

    (D) Represents the elimination of the deferred rent receivable previously recorded by TriNet to reflect operating lease/rental income on the straight-line method for periods prior to the TriNet merger. Subsequent to the TriNet merger, operating lease/rental income from existing leases on the TriNet assets will be reflected on the straight-line method over the period from the merger date through the remaining term of the lease.

    (E) Represents the historical cost of fixed assets (primarily office and computer equipment and software) and other miscellaneous assets as of June 30, 1999 being acquired in connection with the advisor merger and the elimination of TriNet's interest rate protection agreements and other miscellaneous assets in purchase accounting as follows:

Net assets acquired in connection with the advisor transaction....  $     364
Elimination of a portion of TriNet's other assets in purchase
  accounting......................................................    (13,361)
                                                                    ---------
                                                                    $ (12,997)
                                                                    ---------
                                                                    ---------

    (F) Represents purchase accounting adjustments in connection with the TriNet merger.

    (G) Represents additional draws on the combined company's credit facilities to consummate the proxy transactions.

    (H) Represents the elimination of TriNet's common shares at par upon consummation of the TriNet merger.

                            STARWOOD FINANCIAL INC.
                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                            POST-PROXY TRANSACTIONS
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 2--ADJUSTMENTS TO PRO FORMA CONSOLIDATING BALANCE SHEET (CONTINUED)
    (I) Represents adjustments to reflect the effects of the proxy transactions at par value as follows:

Issuance of shares in advisor transaction..........................  $   4,000
Issuance of shares pursuant to special stock dividend..............      1,000
Issuance of shares upon conversion of Class B shares
  (49-to-1 conversion ratio).......................................        535
Issuance of shares in TriNet merger................................     28,827
                                                                     ---------
                                                                     $  34,362
                                                                     ---------
                                                                     ---------

    (J) Represents the elimination of the Class B shares at par value upon conversion of all existing Class B shares to Class A shares at the existing 49-to-1 conversion ratio.

    (K) Represents the following adjustments to Additional Paid-In Capital for the proxy transactions:

Issuance of shares in advisor transaction.........................  $  93,878
Issuance of shares pursuant to the special stock dividend.........     23,470
Issuance of shares upon conversion of Class B shares
  (49-to-1 conversion ratio)......................................       (273)
Decrease in additional paid-in capital from the TriNet merger.....     (2,497)
                                                                    ---------
                                                                    $ 114,578
                                                                    ---------
                                                                    ---------

    (L) Represents the following adjustments to Retained Earnings as a result of the proxy transactions:

Charge to earnings for advisor transaction........................  $ (97,514)
Fair value of shares issued in connection with special stock
  dividend........................................................    (24,470)
Elimination of TriNet's retained deficit in purchase accounting...     53,772
                                                                    ---------
                                                                    $ (68,212)
                                                                    ---------
                                                                    ---------

    As previously discussed, the advisor transaction transaction was not considered to represent the acquisition of a "business" for purposes of applying APB Opinion No. 16, Business Combinations. As a result, upon the consummation of the advisor transaction, the above amount will be recorded as an operating expense on Starwood Financial's consolidated statement of operations. Since the intent of the accompanying pro forma consolidating statements of operations for the six-month period ended June 30, 1999 and the year ended December 31, 1998 is to reflect the expected continuing impact of the pro forma transactions described in Note 1, the one-time charge discussed above has been excluded.

NOTE 3--ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENTS OF OPERATIONS

    (a) Reflects the historical statement of operations of Starwood Financial and TriNet, as set forth on each of the company's quarterly reports on Form 10-Q for the six-month period ended June 30, 1999. Except for the proxy transactions, there were no significant transactions consummated by Starwood Financial or TriNet which are not already materially reflected in the respective companies' historical statement of operations for the six-month period ended June 30, 1999. As a result, no pre-proxy

                            STARWOOD FINANCIAL INC.
                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                            POST-PROXY TRANSACTIONS
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 3--ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENTS OF OPERATIONS (CONTINUED) transaction pro forma adjustments need to be made for purposes of deriving the post-proxy transactions Pro Forma Statement of Operations for the six-month period ended June 30, 1999.

    (b) During the year ended December 31, 1998, both Starwood Financial and TriNet completed certain investment and financing transactions which require pro forma adjustments. In order to clearly delineate the effects of the proxy transactions from the effects of these previously-consummated transactions, separate pre-proxy transaction pro forma operating statements for the year ended December 31, 1998 for both companies have been prepared and are included elsewhere in this prospectus.

    (c) Represents the adjustment for revenue differences as a result of recalculating operating lease/ rental income on a straight-line method under purchase accounting for the TriNet merger.

    (d) Represents additional interest expense relating to additional draws on the combined company's credit facilities to consummate the proxy transactions (see G in Note 2).

    (e) Represents the amounts necessary to adjust depreciation for the change in basis as a result of application of purchase accounting for the TriNet merger.

    (f) Represents estimated general and administrative costs previously borne by the advisor which will now be borne directly by the combined company subsequent to the proxy transactions. For this purpose, estimates were prepared using current salary levels for personnel of the advisor at June 30, 1999 who will become employees of the combined company upon consummation of the advisor transaction. Such costs exceed historical levels due to increased personnel count. Components of such costs are as follows:

                                                             FOR THE SIX         FOR THE
                                                             MONTHS ENDED      YEAR ENDED
                                                            JUNE 30, 1999   DECEMBER 31, 1998
                                                            --------------  -----------------
Employee compensation.....................................          $2,042             $4,083
Rent......................................................             300                602
Other administrative expenses.............................             168                336
                                                            --------------  -----------------
    Total.................................................          $2,510             $5,021
                                                            --------------  -----------------
                                                            --------------  -----------------

    (g) Represents the elimination of advisory fees paid to Starwood Financial's external advisor no longer applicable as a result of the consummation of the advisor transaction. As discussed in Note 2 (L), the excess of the fair value of the stock issued in the advisor transaction over the net tangible assets assumed will be recorded as an operating expense on Starwood Financial's consolidated statement of operations. Since the intent of the accompanying pro forma consolidating statements of operations for the six-month period ended June 30, 1999 and the year ended December 31, 1998 is to reflect the expected continuing impact of the pro forma transactions described in Note 1, the one-time charge discussed above has been excluded. The aggregate advisory fees reflected in Starwood Financial's pro forma operating results for 1998 do not reflect a full year of such fees because: (1) the advisory agreement was not effective until March 18, 1998, the date upon which the recapitalization transactions were consummated; (2) following the recapitalization transactions, there was a 90-day contractual waiver of the advisory fees; and (3) incentive fees for 1998 were lower than for more recent periods because of increasing net income at Starwood Financial, which has the effect of increasing the incentive fees.

    (h) Represents the elimination of non-recurring gains relating to the disposition of assets during the first quarter of 1999.

                            STARWOOD FINANCIAL TRUST
    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--PRE-PROXY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                         PRE-PROXY      COMPANY
                                                                            HISTORICAL  TRANSACTIONS   PRE-PROXY
                                                                             STARWOOD    PRO FORMA    TRANSACTIONS
                                                                            FINANCIAL   ADJUSTMENTS    PRO FORMA
                                                                            ----------  ------------  ------------
                                                                                           NOTE 3
REVENUE:
Interest income...........................................................  $  112,914   $   19,370(a)  $  132,284
Operating lease/rental income.............................................      12,378        3,226(b)      15,604
Other income..............................................................       2,804          276(c)       3,080
                                                                            ----------  ------------  ------------
    Total revenue.........................................................     128,096       22,872       150,968
                                                                            ----------  ------------  ------------
EXPENSES:
Interest expense..........................................................      44,697        5,861(d)      50,558
Operating lease depreciation..............................................       4,287        1,179(e)       5,466
General and administrative................................................       2,583          446(f)       3,029
Provision for possible credit losses......................................       2,750           --         2,750
Advisory fees.............................................................       7,837        5,801(g)      13,638
Stock option compensation expense.........................................       5,985           --         5,985
                                                                            ----------  ------------  ------------
    Total expenses........................................................      68,139       13,287        81,426
                                                                            ----------  ------------  ------------
Income before minority interest...........................................      59,957        9,585        69,542
Minority interest.........................................................         (54)          54(h)          --
                                                                            ----------  ------------  ------------
Net income................................................................  $   59,903   $    9,639    $   69,542
Preferred dividends.......................................................        (944)          --          (944)
                                                                            ----------  ------------  ------------
Net income allocable to common shareholders...............................  $   58,959   $    9,639    $   68,598
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------
Net income allocable to Class A shares....................................  $   58,369                 $   67,912
                                                                            ----------                ------------
                                                                            ----------                ------------
BASIC EARNINGS PER SHARE:
Basic earnings per Class A share..........................................  $     1.40                 $     1.30
                                                                            ----------                ------------
                                                                            ----------                ------------
Weighted average number of Class A shares outstanding.....................      41,607                     52,408
                                                                            ----------                ------------
                                                                            ----------                ------------
DILUTED EARNINGS PER SHARE:
Diluted earnings per Class A share........................................  $     1.36                 $     1.24
                                                                            ----------                ------------
                                                                            ----------                ------------
Weighted average number of Class A shares outstanding.....................      43,460                     55,203
                                                                            ----------                ------------
                                                                            ----------                ------------

The accompanying notes and management's assumptions are an integral part of this statement.

                            STARWOOD FINANCIAL TRUST
                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                             PRE-PROXY TRANSACTIONS
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited pro forma consolidating statement of operations is presented as if the Recapitalization Transactions (as defined in Note 4 to Starwood Financial's historical consolidated financial statements incorporated by reference into this joint proxy statement and prospectus) with the predecessor entities were completed on January 1, 1998.

    The pro forma financial statements should be read in conjunction with the related historical financial statements and notes thereto of which these financial statements are a part. In management's opinion, all adjustments necessary to reflect the effects of the Recapitalization Transactions have been made.

    The unaudited pro forma consolidating financial statements are not necessarily indicative of what the actual results of operations of Starwood Financial would have been assuming that the recapitalization transactions had been completed as of January 1, 1998, nor are they indicative of the results of operations for future periods.

NOTE 2--RECAPITALIZATION TRANSACTIONS

    As more fully discussed in Note 4 to Starwood Financial's historical consolidated financial statements of Starwood Financial for the year ending December 31, 1998, located herein, pursuant to a series of transactions beginning in March 1994 and ending in the quarter ended March 31, 1998, Starwood Financial consummated certain transactions and entered into agreements which significantly recapitalized and expanded its capital resources as well as modified future operations.

NOTE 3--ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS

    (a) Represents the actual interest income earned on the assets contributed by the predecessor partnerships for the period from January 1, 1998 through March 17, 1998 (the day immediately preceding the Recapitalization Transactions) and adjusted to recognize revenue on the contributed real estate-related loan investments to reflect the amortization effects of an increased basis of assets acquired over contributor's historical cost which is amortized into post transaction income using the effective interest method. This adjustment was calculated as follows:

Interest income recognized by Starwood Mezzanine Investors, L.P.
  ("Starwood Mezzanine") during the predecessor period.............  $   4,325
Interest income recognized by Starwood Opportunity Fund IV, L.P.
  ("SOF IV") during the predecessor period.........................     15,045
                                                                     ---------
Total adjustment to interest income................................  $  19,370
                                                                     ---------
                                                                     ---------

    (b)  Represents actual rental income earned by the predecessor entity (SOF
IV) for the period from January 1, 1998 through March 17, 1998 on contributed real estate subject to operating leases.

    (c) Represents the aggregate actual other income earned by Starwood Mezzanine ($63) and SOF IV ($213) during the period from January 1, 1998 through March 17, 1998, related to those assets contributed in the recapitalization transactions.

                            STARWOOD FINANCIAL TRUST
                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                             PRE-PROXY TRANSACTIONS
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 3--ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
(CONTINUED)
    (d) Represents an adjustment to reflect the estimated interest expense for the period from January 1, 1998 through March 17, 1998 which would have been incurred under Starwood Financial's new bank credit agreements, including amortization of loan fees and legal costs, for an aggregate of $350.0 million in borrowings and draws by Starwood Financial upon closing of the Recapitalization Transactions.

    (e) Represents additional depreciation on contributed real estate subject to operating leases for the period from January 1, 1998 through March 17, 1998.

    (f) Represents the estimated additional general and administrative expenses (i.e., legal, insurance costs, etc.) for the period from January 1, 1998 through March 17, 1998, which would have been incurred by Starwood Financial in connection with the increase in overall operations as a result of consummation of the Recapitalization Transactions.

    (g) Represents the pro forma base and incentive advisory fees which would have been earned under the terms of the advisory agreement for the period from January 1, 1998 through March 17, 1998. The aggregate advisory fees reflected in pro forma operating results for 1998 do not reflect a full year of such fees because: (1) the advisory agreement was not effective until March 18, 1998, the date upon which the recapitalization transactions were consummated; (2) following the recapitalization transactions, there was a 90-day contractual waiver of the advisory fees; and (3) incentive fees for 1998 were lower than for more recent periods because of increasing net income at Starwood Financial, which has the effect of increasing the incentive fees.

    (h) Represents the adjustment to eliminate the minority interests allocated to the units in the APMT Limited Partnership currently held by Starwood Mezzanine which were converted to Class A shares.

                      TRINET CORPORATE REALTY TRUST, INC.
    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--PRE-PROXY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     PRE PROXY                   TRINET
                                                                                    TRANSACTIONS               PRE-PROXY
                                                                        HISTORICAL   PRO FORMA                TRANSACTIONS
                                                                          TRINET    ADJUSTMENTS                PRO FORMA
                                                                        ----------  ------------              ------------
                                                                                       NOTE 2
REVENUE:
Interest income.......................................................  $    3,176   $    2,831      (c)       $    6,007
Operating lease/rental income.........................................     153,155        2,887     (a)(e)        156,042
Other income..........................................................       6,484          212   (b)(e)(f)         6,696
                                                                        ----------  ------------              ------------
  Total revenue.......................................................     162,815        5,930                   168,745
                                                                        ----------  ------------              ------------
EXPENSES:
Interest expense......................................................      40,535        5,020      (d)           45,555
Depreciation and amortization.........................................      28,035          701     (a)(e)         28,736
Property operating costs..............................................       7,466          185     (a)(e)          7,651
General and administrative............................................      12,720           --                    12,720
Special charge........................................................       2,990           --                     2,990
                                                                        ----------  ------------              ------------
  Total expenses......................................................      91,746        5,906                    97,652
                                                                        ----------  ------------              ------------
Income before minority interest, gain/(loss) on sales of real estate
  and extraordinary items.............................................      71,069           24                    71,093
Minority interest.....................................................        (128)          --                      (128)
Provision for assets held for sale....................................      (5,662)       5,662      (h)               --
(Loss)/gain on sales of real estate...................................      (1,436)       1,436      (e)               --
                                                                        ----------  ------------              ------------
Income before extraordinary items.....................................      63,843        7,122                    70,965
Extraordinary loss from early extinguishment of debt..................      (1,272)       1,272      (g)               --
                                                                        ----------  ------------              ------------
Net income............................................................      62,571        8,394                    70,965
Preferred dividends...................................................     (15,678)          --                   (15,678)
                                                                        ----------  ------------              ------------
Net income allocable to common shares.................................  $   46,893   $    8,394                $   55,287
                                                                        ----------  ------------              ------------
                                                                        ----------  ------------              ------------
BASIC EARNINGS PER SHARE:
Basic earnings available per common share before extraordinary
  items...............................................................  $     1.97                             $     2.23
                                                                        ----------                            ------------
                                                                        ----------                            ------------
Basic earnings available per common share.............................  $     1.92                             $     2.23
                                                                        ----------                            ------------
                                                                        ----------                            ------------
Weighted average number of common shares outstanding..................      24,387                                 24,760
                                                                        ----------                            ------------
                                                                        ----------                            ------------
DILUTED EARNINGS PER SHARE:
Diluted earnings available per common share before extraordinary
  items...............................................................  $     1.96                             $     2.22
                                                                        ----------                            ------------
                                                                        ----------                            ------------
Diluted earnings available per common share...........................  $     1.91                             $     2.22
                                                                        ----------                            ------------
                                                                        ----------                            ------------
Weighted average number of common shares outstanding..................      24,504                                 24,877
                                                                        ----------                            ------------
                                                                        ----------                            ------------

The accompanying notes and management's assumptions are an integral part of this statement.

                      TRINET CORPORATE REALTY TRUST, INC.
    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--PRE-PROXY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                          (UNAUDITED AND IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION

    The unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 is presented as if each of the following had occurred on January 1, 1998: (1) the acquisition of the properties known as 161 Inverness Drive West, Concord Farms Office Park, certain properties acquired in three transactions and held in a 96.5% owned consolidated partnership known as TriNet Property Partners, L.P. ("TriNet Property Partners"), the Vazza portfolio, 1661 Page Mill Road, 6000 Connection Drive, 960 Northpoint Parkway, 14493 Sunset Hills Road and 6665 MacArthur Boulevard; (2) the acquisition of properties held in the TriNet's unconsolidated joint ventures including W9/TriNet Poydras, LLC ("Poydras"), a 50% owned limited liability company, Corporate Technology Associates LLC ("CTC I"), a 95% owned limited liability company, Sierra Land Ventures ("Sierra"), a 95% owned limited liability company, Corporate Technology Centre Associates II LLC ("CTC II"), a 50% owned limited liability company, and TriNet Milpitas Associates, LLC ("Milpitas"), a 50% owned limited liability company; (3) pro forma interest expense adjusted for changes in the balance of the revolving credit facility resulting from pay downs related to various equity offerings and proceeds from property dispositions, offset by increases resulting from borrowings related to property acquisitions and contributions to the various equity and debt investments in joint ventures; and (4) the disposition by the Company of the properties known as 4472 and 4580 Steelway Boulevard, 600 North Kilbourn Avenue, 2424 Manhattan Boulevard, 4500 Tchoupitoulas Street, 2701 Artline Drive, 8000 Greenwell Springs Road, 100 Terrace Plaza, 700 Terrace Point Drive, and 3900 Airline Highway (collectively, the "Pre-Proxy Events") which are more fully discussed in the Company's December 31, 1998 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

    Such pro forma information is based upon the historical consolidated results of operations of TriNet for the year ended December 31, 1998, after giving effect to the Pre-Proxy Events described above. The pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of Trinet included in TriNet's Form 10-K for the year ended December 31, 1998.

    The unaudited pro forma consolidated statement of operations is not necessarily indicative of what the actual results of operations of TriNet's would have been assuming the transactions had been completed as set forth above, nor does it purport to represent TriNet's results of operations for future periods.

                      TRINET CORPORATE REALTY TRUST, INC.
    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--PRE-PROXY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 2 -- ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS

    The following adjustments, (a) through (g), have been made to TriNet's historical statement of operations to reflect the pro forma consolidating statement of operations for the year ended December 31, 1998. These adjustments have been summarized in Note 3.

    (a) Reflects revenues and expenses for the properties acquired in 1998 by TriNet for the period January 1, 1998 through the date of acquisition, as follows:

                                                                               OPERATING
                                                                                LEASE/      PROPERTY
                                                                                RENTAL      OPERATING
PROPERTY/TRANSACTION                                     ACQUISITION DATE       INCOME        COSTS     DEPRECIATION
-----------------------------------------------------  ---------------------  -----------  -----------  -------------
161 Inverness Drive West.............................  January 20, 1998        $     324    $      --     $      47
Concord Farms Office Park............................  January 30, 1998              243           65            44
TriNet Property Partners Transaction 1...............  February 25, 1998             244           37            42
TriNet Property Partners Transaction 2...............  March 31, 1998                313          101            36
TriNet Property Partners Transaction 3...............  April 30, 1998                296           --            47
Vazza Transaction....................................  June 18, 1998               2,026           14           449
1661 Page Mill Road..................................  June 26, 1998                 802           --           213
6000 Connection Drive................................  June 30, 1998               2,404          134           530
960 Northpoint Parkway...............................  July 22, 1998                 624           --           118
11493 Sunset Hills Road..............................  August 12, 1998             1,676           --           337
6665 McCarthur Boulevard.............................  May 11, 1998                  933           --            --
                                                                              -----------       -----        ------
                                                                               $   9,885    $     351     $   1,863
                                                                              -----------       -----        ------
                                                                              -----------       -----        ------

    (b) Represents pro forma joint venture income allocated to the Company from the pro forma equity investments in unconsolidated joint ventures for the period January 1, 1998 through the date of acquisition:

                                                                                JOINT                       ALLOCATED
                                                              FORMATION        VENTURE       PERCENT      JOINT VENTURE
JOINT VENTURE                                              ACQUISITION DATE    INCOME       OWNERSHIP        INCOME
--------------------------------------------------------  ------------------  ---------  ---------------  -------------
Poydras.................................................  March 12, 1998      $  (1,610)           50%      $    (805)
CTC I...................................................  March 26, 1998              2            95%              2
Sierra..................................................  June 30, 1998              18            95%             17
CTC II..................................................  August 14, 1998        (1,290)           50%           (645)
Milpitas................................................  August 18, 1998         2,996            50%          1,498
                                                                              ---------                        ------
                                                                              $     116                     $      67
                                                                              ---------                        ------
                                                                              ---------                        ------

    (c) Represents pro forma interest income earned on loans made to unconsolidated joint ventures in 1998 for the period January 1, 1998 to the date of issuance. The pro forma adjustment consist of $749 and $2,082 of additional pro forma interest income for Poydras and CTC II, respectively.

                      TRINET CORPORATE REALTY TRUST, INC.
    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--PRE-PROXY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 2 -- ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS (CONTINUED)
    (d) The pro forma interest expense adjustment for 1998 reflects interest expense on mortgage debt assumed with certain acquisitions plus additional borrowings from TriNet's credit facility to fund certain property acquisitions and investments in joint ventures less reductions in interest expense due to the pay down of TriNet's credit facility resulting from certain property dispositions, equity offerings, capitalization of interest and amortization of loan costs:

Increase in interest expense from the assumption of mortgages relating to the
  TriNet Property Partners and the Vazza property portfolios.......................  $     678
Increase in interest expense resulting from additional borrowings on TriNet's
  credit facility required to fund 1998 acquisitions...............................      5,465
Increase in interest expense resulting from additional borrowings on TriNet's
  credit facility to fund the 1998 investments in joint ventures...................      4,452
Decrease in interest expense resulting from payments made on TriNet's credit
  facility from the proceeds of 1998 property dispositions.........................     (2,684)
Decrease in interest expense resulting from payments made on TriNet's credit
  facility from the proceeds of 1998 equity offerings..............................     (1,111)
Reduction in interest expense resulting from capitalizing interest costs associated with TriNet's investment in CTC I and Sierra for the period January 1, 1998
  through the date of acquisition..................................................     (1,482)
Reduction in interest expense resulting from a net decrease in loan cost amortization due to the replacement of the $200 million credit facility with the
  $350 million credit facility.....................................................       (298)
                                                                                     ---------
Total TriNet interest expense adjustment for pre-proxy transactions................  $   5,020
                                                                                     ---------
                                                                                     ---------

    (e) Reflects the reduction in revenues and expenses for properties disposed during 1998 by TriNet from January 1, 1998 to the disposition date.

                                                       OPERATING                                                 GAIN/
                                                        LEASE/                     PROPERTY                     (LOSS)
                                   DISPOSITION          RENTAL         OTHER       OPERATING                  ON SALE OF
PROPERTY/TRANSACTION                   DATE             INCOME        INCOME         COSTS     DEPRECIATION   REAL ESTATE
----------------------------  ----------------------  -----------  -------------  -----------  -------------  -----------
GATX Logistics..............  March 27, 1998           $     418     $      --     $       5     $      73     $   1,115
600 North Kilbourn Avenue...  December 18, 1998              443            --             4            92         1,696
Louisiana Retail
 Portfolio..................  December 22, 1998            4,043            --             8           409          (483)
8000 Greenwell Springs
 Road.......................  December 23, 1998              178            73           147            61        (2,837)
SPX Corporation.............  December 29, 1998            1,916            --             2           527          (927)
                                                      -----------          ---         -----        ------    -----------
                              Total                    $   6,998     $      73     $     166     $   1,162     $  (1,436)
                                                      -----------          ---         -----        ------    -----------
                                                      -----------          ---         -----        ------    -----------

    (f) Represents pro forma management fees earned by TriNet from tenants in properties acquired during 1998 for the period from January 1, 1998 to the date of acquisition.

    (g) Represents pro forma adjustments to eliminate extraordinary loss which is not a component of income from continuing operations.

                      TRINET CORPORATE REALTY TRUST, INC.
    PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS--PRE-PROXY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (UNAUDITED AND IN THOUSANDS) (CONTINUED)

NOTE 2 -- ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS (CONTINUED)
    (h) Adjustment to reflect the elimination of a non-recurring charge relating to properties sold in the first quarter of 1999.

NOTE 3--SUMMARY OF PRO FORMA ADJUSTMENTS

                                                              PRO FORMA ADJUSTMENTS
                             ----------------------------------------------------------------------------------------
                                                (B)(C)           (D)                           (F)          (G)(H)
                                  (A)        JOINT VENTURE    INTEREST         (E)         MANAGEMENT        NON-
                             ACQUISITIONS     INVESTMENTS      EXPENSE    DISPOSITIONS        FEES         RECURRING     TOTAL
                             -------------  ---------------  -----------  -------------  ---------------  -----------  ---------
REVENUE:
Interest income............    $      --       $   2,831      $      --     $      --       $      --      $      --   $   2,831
Operating lease/rental
  income...................        9,885              --             --        (6,998)             --             --       2,887
Other income...............           --              67             --           (73)            218             --         212
                                  ------          ------     -----------  -------------         -----     -----------  ---------
      Total revenue........        9,885           2,898             --        (7,071)            218             --       5,930
                                  ------          ------     -----------  -------------         -----     -----------  ---------

EXPENSES:
Interest expense...........           --              --          5,020            --              --             --       5,020
Depreciation and
  amortization.............        1,863              --             --        (1,162)             --             --         701
Property operating costs...          351              --             --          (166)             --             --         185
General and
  administrative...........           --              --             --            --              --             --          --
Special charge.............           --              --             --            --              --             --          --
                                  ------          ------     -----------  -------------         -----     -----------  ---------
      Total expenses.......        2,214              --          5,020        (1,328)             --             --       5,906
                                  ------          ------     -----------  -------------         -----     -----------  ---------

Income (loss) before
  minority interest,
  gain/(loss) on sales of
  real estate and
  extraordinary items......        7,671           2,898         (5,020)       (5,743)            218             --          24

Minority interest..........           --              --             --            --              --             --          --
Provision for assets held
  for sale.................           --              --             --            --              --          5,662       5,662
Gain (loss) on sales of
  real estate..............           --              --             --         1,436              --             --       1,436
Extraordinary charge from
  early extinguishment of
  debt.....................           --              --             --            --              --          1,272       1,272
                                  ------          ------     -----------  -------------         -----     -----------  ---------
Net income (loss)..........    $   7,671       $   2,898      $  (5,020)    $  (4,307)      $     218      $   6,934   $   8,394
                                  ------          ------     -----------  -------------         -----     -----------  ---------
                                  ------          ------     -----------  -------------         -----     -----------  ---------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 15, 1999

                                  BY AND AMONG

                           STARWOOD FINANCIAL TRUST,

                              ST MERGER SUB, INC.

                                      AND

                      TRINET CORPORATE REALTY TRUST, INC.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                           ------------
ARTICLE I                  THE MERGER....................................................................           A-2

             Section 1.1.      The Merger................................................................           A-2

             Section 1.2.      Closing...................................................................           A-2

             Section 1.3.      Effective Time............................................................           A-2

             Section 1.4.      Charter and Bylaws........................................................           A-3

             Section 1.5.      Directors.................................................................           A-3

             Section 1.6.      Officers..................................................................           A-3

             Section 1.7.      Election Not to Proceed With Incorporation Merger.........................           A-3

ARTICLE II                 EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES...............................           A-4

             Section 2.1.      Effect on Stock...........................................................           A-4

                      (a)      Stock Owned by TriNet or Its Subsidiaries.................................           A-4

                      (b)      Conversion of TriNet Stock into New Starwood Stock........................           A-4

                      (c)      Shares of New Starwood and Starwood Sub Stock.............................           A-4

             Section 2.2.      Exchange of Certificates..................................................           A-5

                      (a)      Exchange Agent............................................................           A-5

                      (b)      Starwood to Provide Merger Consideration..................................           A-5

                      (c)      Exchange Procedure........................................................           A-5

                      (d)      Record Dates; Distributions with Respect to Unexchanged Shares............           A-5

                      (e)      No Further Ownership Rights in TriNet Capital Stock.......................           A-6

                      (f)      Unclaimed Merger Consideration............................................           A-6

                      (g)      No Fractional Shares......................................................           A-7

                      (h)      Withholding...............................................................           A-7

                      (i)      No Dissenters' Rights.....................................................           A-7

                      (j)      Adjustments to Prevent Dilution...........................................           A-7

ARTICLE III                REPRESENTATIONS AND WARRANTIES................................................           A-8

             Section 3.1.      Representations and Warranties of TriNet..................................           A-8

                      (a)      Organization, Standing and Corporate Power of TriNet......................           A-8

                      (b)      TriNet Subsidiaries; Interests in Other Persons...........................           A-8

                      (c)      Capital Structure.........................................................           A-9

                      (d)      Authority; Noncontravention; Consents.....................................           A-9

                      (e)      SEC Documents; Financial Statements; Undisclosed Liabilities..............          A-10

                      (f)      Absence of Certain Changes or Events......................................          A-11

                      (g)      Litigation................................................................          A-11

                      (h)      Absence of Changes in Benefit Plans; ERISA Compliance.....................          A-12

                      (i)      Taxes.....................................................................          A-13

                      (j)      No Loans or Payments to Employees, Officers or Directors..................          A-14

                                                                                                               PAGE
                                                                                                           ------------
                      (k)      Brokers; Schedule of Fees and Expenses....................................          A-14

                      (l)      Compliance with Laws......................................................          A-14

                      (m)      Contracts; Debt Instruments...............................................          A-14

                      (n)      Environmental Matters.....................................................          A-15

                      (o)      TriNet Properties.........................................................          A-16

                      (p)      Opinion of Financial Advisor..............................................          A-18

                      (q)      State Takeover Statutes; Rights Agreement.................................          A-18

                      (r)      Investment Company Act of 1940............................................          A-18

                      (s)      Proxy Statement and Registration Statement................................          A-18

                      (t)      Vote Required.............................................................          A-18

                      (u)      Year 2000 Issues..........................................................          A-18

             Section 3.2.      Representations and Warranties of Starwood and Starwood Sub...............          A-19

                      (a)      Organization, Standing and Corporate Power of Starwood....................          A-19

                      (b)      Starwood Subsidiaries; Interests in Other Persons.........................          A-19

                      (c)      Capital Structure.........................................................          A-21

                      (d)      Authority; Noncontravention; Consents.....................................          A-22

                      (e)      SEC Documents; Financial Statements; Undisclosed Liabilities..............          A-23

                      (f)      Absence of Certain Changes or Events......................................          A-24

                      (g)      Litigation................................................................          A-24

                      (h)      Absence of Changes in Benefit Plans; ERISA Compliance.....................          A-25

                      (i)      Taxes.....................................................................          A-26

                      (j)      No Loans or Payments to Employees, Officers or Directors..................          A-26

                      (k)      Brokers; Schedule of Fees and Expenses....................................          A-27

                      (l)      Compliance with Laws......................................................          A-27

                      (m)      Contracts; Debt Instruments...............................................          A-27

                      (n)      Environmental Matters.....................................................          A-27

                      (o)      Starwood Properties.......................................................          A-28

                      (p)      Opinion of Financial Advisor..............................................          A-30

                      (q)      State Takeover Statutes...................................................          A-30

                      (r)      1940 Act..................................................................          A-30

                      (s)      Proxy Statement and Registration Statement................................          A-30

                      (t)      Vote Required.............................................................          A-30

                      (u)      Year 2000 Issues..........................................................          A-31

                      (v)      Operations of Starwood Sub and New Starwood...............................          A-31

                      (w)      No Ownership of TriNet Stock..............................................          A-31

ARTICLE IV                 COVENANTS.....................................................................          A-31

             Section 4.1.      Conduct of Business by TriNet.............................................          A-31

                                                                                                               PAGE
                                                                                                           ------------
             Section 4.2.      Conduct of Business by Starwood...........................................          A-33

             Section 4.3.      Other Actions.............................................................          A-36

ARTICLE V                  ADDITIONAL COVENANTS..........................................................          A-36

                               Preparation of the Registration Statement and the Proxy Statement;
             Section 5.1.        Shareholders' Meetings; Consents........................................          A-36

             Section 5.2.      Access to Information; Confidentiality....................................          A-37

             Section 5.3.      Commercially Reasonable Efforts; Notification.............................          A-38

             Section 5.4.      Affiliates................................................................          A-39

             Section 5.5.      Tax Treatment.............................................................          A-39

             Section 5.6.      No Solicitation of Transactions...........................................          A-39

             Section 5.7.      Public Announcements......................................................          A-40

             Section 5.8.      AMEX De-Listing; NYSE Listing.............................................          A-40

             Section 5.9.      Letters of Accountants....................................................          A-40

            Section 5.10.      Transfer and Gains Taxes; Shareholder Demand Letters......................          A-40

            Section 5.11.      Benefit Plans and Other Employee Arrangements.............................          A-41

                      (a)      Benefit Plans.............................................................          A-41

                      (b)      Stock Incentive Plans.....................................................          A-41

            Section 5.12.      Indemnification; Directors' and Officers' Insurance.......................          A-42

            Section 5.13.      The TriNet Rights Plan....................................................          A-44

            Section 5.14.      Coordination of Dividends.................................................          A-44

            Section 5.15.      [Intentionally deleted.]..................................................          A-44

            Section 5.16.      Environmental Reports.....................................................          A-44

ARTICLE VI                 CONDITIONS PRECEDENT..........................................................          A-44

             Section 6.1.      Conditions to Each Party's Obligation to Effect the Merger................          A-44

                      (a)      Shareholder Approvals.....................................................          A-44

                      (b)      Listing of Shares.........................................................          A-44

                      (c)      Registration Statement....................................................          A-45

                      (d)      No Injunctions or Restraints..............................................          A-45

                      (e)      Incorporation Merger and Advisor Transaction..............................          A-45

             Section 6.2.      Conditions to Obligations of Starwood.....................................          A-45

                      (a)      Representations and Warranties............................................          A-45

                      (b)      Performance of Obligations of TriNet......................................          A-45

                      (c)      Material Adverse Effect...................................................          A-45

                      (d)      Opinions Relating to REIT Status..........................................          A-46

                      (e)      Other Tax Opinion.........................................................          A-46

                      (f)      Consents..................................................................          A-46

             Section 6.3.      Conditions to Obligation of TriNet........................................          A-46

                                                                                                               PAGE
                                                                                                           ------------
                      (a)      Representations and Warranties............................................          A-46

                      (b)      Performance of Obligations of Starwood....................................          A-46

                      (c)      Material Adverse Effect...................................................          A-46

                      (d)      Opinions Relating to REIT and Partnership Status..........................          A-46

                      (e)      Other Tax Opinion.........................................................          A-47

                      (f)      Consents..................................................................          A-47

                      (g)      Incorporation Merger Representations......................................          A-47

                      (h)      Advisor Transaction Representations.......................................          A-47

                      (i)      Lock-Up Agreements; Stockholders' Agreement...............................          A-47

                      (j)      Election of REIT Status...................................................          A-47

ARTICLE VII                BOARD ACTIONS.................................................................          A-47

             Section 7.1.      Board Actions.............................................................          A-47

             Section 7.2.      TriNet Subsidiary Boards..................................................          A-48

ARTICLE VIII               TERMINATION, AMENDMENT AND WAIVER.............................................          A-48

             Section 8.1.      Termination...............................................................          A-48

             Section 8.2.      Expenses..................................................................          A-49

             Section 8.3.      Effect of Termination.....................................................          A-52

             Section 8.4.      Amendment.................................................................          A-53

             Section 8.5.      Extension; Waiver.........................................................          A-53

ARTICLE IX                 GENERAL PROVISIONS............................................................          A-53

             Section 9.1.      Survival..................................................................          A-53

             Section 9.2.      Notices...................................................................          A-53

             Section 9.3.      Interpretation............................................................          A-54

             Section 9.4.      Counterparts..............................................................          A-54

             Section 9.5.      Entire Agreement; No Third-Party Beneficiaries............................          A-54

             Section 9.6.      GOVERNING LAW.............................................................          A-54

             Section 9.7.      Assignment................................................................          A-54

             Section 9.8.      Enforcement...............................................................          A-54

             Section 9.9.      Exhibits; Disclosure Letters..............................................          A-55

ARTICLE X                  CERTAIN DEFINITIONS...........................................................          A-55

            Section 10.1.      Certain Definitions.......................................................          A-55

1940 Act.................................................................................................          A-18

Additional Acceleration Event............................................................................          A-36

Advisor Affiliate Lock-Up Agreement......................................................................           A-2

Advisor Transaction......................................................................................           A-1

Advisor Transaction Agreement............................................................................           A-1

affiliate................................................................................................          A-55

Agreement................................................................................................           A-1

                                                                                                             PAGE
                                                                                                           ---------

AMEX.....................................................................................................       A-40

Ancillary Agreements.....................................................................................       A-55

                                                                                                               A-50,
Base Amount..............................................................................................       A-51

Bear, Stearns............................................................................................       A-28

Bylaws...................................................................................................        A-3

Certificate..............................................................................................        A-4

change of control........................................................................................       A-58

Charter..................................................................................................        A-3

Closing..................................................................................................        A-2

Closing Date.............................................................................................        A-3

Code.....................................................................................................        A-1

Confidentiality Agreement................................................................................       A-39

Defaulted TriNet Lease...................................................................................       A-45

Effective Time...........................................................................................        A-2

Employee Plan............................................................................................       A-58

Environmental Law........................................................................................       A-15

ERISA....................................................................................................       A-12

Event of Default.........................................................................................       A-36

Exchange Act.............................................................................................       A-10

Exchange Agent...........................................................................................        A-5

Exchange Ratio...........................................................................................        A-4

Final TriNet Dividend....................................................................................        A-5

GAAP.....................................................................................................       A-11

GECC.....................................................................................................       A-36

Governmental Entity......................................................................................       A-10

Greenhill................................................................................................       A-14

Hazardous Materials......................................................................................       A-15

Incorporation Merger.....................................................................................        A-1

Incorporation Merger Agreement...........................................................................        A-1

indebtedness.............................................................................................       A-15

Indemnified Liabilities..................................................................................       A-42

Indemnified Parties......................................................................................       A-42

Indemnifying Parties.....................................................................................       A-42

Irrevocable Proxies......................................................................................       A-49

Knowledge................................................................................................       A-58

Law......................................................................................................       A-58

                                                                                                             PAGE
                                                                                                           ---------
Laws.....................................................................................................       A-10

LF Offshore Fund.........................................................................................       A-23

LF Onshore Fund..........................................................................................       A-23

LF Securities Purchase Agreement.........................................................................       A-23

Liens....................................................................................................        A-8

Lock-Up Agreements.......................................................................................        A-2

                                                                                                               A-41,
Market Price.............................................................................................       A-44

Merger...................................................................................................        A-1

Merger Consideration.....................................................................................        A-4

MGCL.....................................................................................................        A-2

New Starwood.............................................................................................        A-1

New Starwood Articles Supplementary......................................................................        A-4

New Starwood Board.......................................................................................        A-3

New Starwood Common Stock................................................................................        A-1

New Starwood Preferred Stock.............................................................................        A-4

New Starwood Series B Preferred Stock....................................................................        A-4

New Starwood Series C Preferred Stock....................................................................        A-4

New Starwood Series D Preferred Stock....................................................................        A-4

Offshore Fund Warrant....................................................................................       A-22

Onshore Fund Warrant.....................................................................................       A-22

Option Standstill Agreement..............................................................................        A-2

Optionholder.............................................................................................       A-41

Person...................................................................................................       A-58

Proxy Statement..........................................................................................       A-10

Qualifying Income........................................................................................       A-52

Registration Statement...................................................................................       A-10

REIT.....................................................................................................        A-1

REIT Requirements........................................................................................       A-52

Rights Agreement.........................................................................................       A-18

SDAT.....................................................................................................        A-2

Securities Act...........................................................................................       A-10

SFA......................................................................................................        A-1

SFA II...................................................................................................        A-1

Shareholder Agreement....................................................................................        A-2

Starwood.................................................................................................        A-1

Starwood Advisor Transaction Shareholder Approval........................................................       A-31

Starwood Affiliate Lock-Up Agreement.....................................................................        A-2

                                                                                                             PAGE
                                                                                                           ---------
Starwood Benefit Plan....................................................................................       A-25

Starwood Break-Up Expenses...............................................................................       A-50

Starwood Break-Up Fee....................................................................................       A-50

Starwood Break-Up Fee Tax Opinion........................................................................       A-50

Starwood Class A Common Shares...........................................................................       A-21

Starwood Class B Common Shares...........................................................................        A-1

Starwood CMBS............................................................................................       A-20

Starwood Competing Transaction...........................................................................       A-41

Starwood Disclosure Letter...............................................................................       A-19

Starwood Encumbrances....................................................................................       A-29

Starwood ERISA Affiliate.................................................................................       A-25

Starwood Expense Fee Base Amount.........................................................................       A-50

Starwood Filed SEC Documents.............................................................................       A-24

Starwood Financial Statement Date........................................................................       A-24

Starwood Incorporation Merger Shareholder Approval.......................................................       A-30

Starwood Lease...........................................................................................       A-29

Starwood Loans...........................................................................................       A-20

Starwood Material Adverse Effect.........................................................................       A-19

Starwood Merger Shareholder Approval.....................................................................       A-32

Starwood Office Space Leases.............................................................................       A-28

Starwood Pledged Ground Lease............................................................................       A-20

Starwood Properties......................................................................................       A-30

Starwood Rent Roll.......................................................................................       A-29

Starwood SEC Documents...................................................................................       A-23

Starwood Series A Preferred Shares.......................................................................       A-22

Starwood Shareholder Approvals...........................................................................       A-32

Starwood Shareholders Meeting............................................................................       A-38

Starwood Stock Options...................................................................................       A-22

Starwood Stock Plan......................................................................................       A-22

Starwood Sub.............................................................................................        A-1

Starwood Subsidiary......................................................................................       A-58

Starwood Tax Protection Agreement........................................................................       A-27

Starwood Warrants........................................................................................       A-23

Stock Dividend...........................................................................................        A-4

Subsidiary...............................................................................................       A-58

Superior TriNet Competing Transaction....................................................................       A-48

Surviving Corporation....................................................................................        A-1

                                                                                                             PAGE
                                                                                                           ---------
Takeover Statute.........................................................................................       A-38

Tax Return...............................................................................................       A-13

Taxes or Tax.............................................................................................       A-13

Taxing Authority.........................................................................................       A-13

Transfer and Gains Taxes.................................................................................       A-40

TriNet...................................................................................................        A-1

TriNet Benefit Plan......................................................................................       A-12

TriNet Break-Up Expenses.................................................................................       A-52

TriNet Break-Up Fee......................................................................................       A-52

TriNet Break-Up Fee Tax Opinion..........................................................................       A-52

TriNet Common Stock......................................................................................        A-1

TriNet Competing Transaction.............................................................................       A-41

TriNet Disclosure Letter.................................................................................        A-8

TriNet Encumbrances......................................................................................       A-16

TriNet ERISA Affiliate...................................................................................       A-12

TriNet Expense Fee Base Amount...........................................................................       A-52

TriNet Filed SEC Documents...............................................................................       A-11

TriNet Financial Statement Date..........................................................................       A-11

TriNet Lease.............................................................................................       A-17

TriNet Managed Subsidiary................................................................................       A-55

TriNet Management Company Owners.........................................................................        A-2

TriNet Management Company Stock Purchase Agreement.......................................................        A-2

TriNet Material Adverse Effect...........................................................................        A-8

TriNet Non-Managed Subsidiary............................................................................       A-58

TriNet Office Space Lease................................................................................       A-16

TriNet Preferred Stock...................................................................................        A-1

TriNet Properties........................................................................................       A-16

TriNet Proxy Default.....................................................................................       A-49

TriNet Rent Roll.........................................................................................       A-17

TriNet Revolver..........................................................................................       A-32

TriNet SEC Documents.....................................................................................       A-10

TriNet Series A Preferred Stock..........................................................................        A-1

TriNet Series B Preferred Stock..........................................................................        A-1

TriNet Series C Preferred Stock..........................................................................        A-1

TriNet Shareholder Approvals.............................................................................       A-18

TriNet Shareholders Meeting..............................................................................       A-37

TriNet Stock Options.....................................................................................        A-9

                                                                                                             PAGE
                                                                                                           ---------
TriNet Stock Plans.......................................................................................        A-9

TriNet Subsidiary........................................................................................       A-58

TriNet Tax Protection Agreement..........................................................................       A-15

Year 2000 Ready..........................................................................................       A-19

                        INDEX OF EXHIBITS AND SCHEDULES

Schedule A   Starwood shareholders executing Starwood Shareholder Agreement
Schedule B   Starwood shareholders executing Starwood Affiliate Lock-Up Agreements
Schedule C   Persons executing Advisor Affiliate Lock-Up Agreements
Schedule D   Persons Executing Option Standstill Agreements
Schedule E   TriNet Management Company Owners
Schedule F   Directors of New Starwood
Schedule G   Directors of the Surviving Corporation
Schedule H   Officers of New Starwood
Schedule I   Officers of the Surviving Corporation

Exhibit A    Incorporation Merger Agreement
Exhibit B    Advisor Transaction Agreement
Exhibit C    Form of Starwood Shareholder Agreement
Exhibit D    Form of Starwood Affiliate Lock-Up Agreement
Exhibit E    Form of Advisor Affiliate Lock-Up Agreement
Exhibit F    Form of Option Standstill Agreement
Exhibit G    TriNet Management Company Stock Purchase Agreement
Exhibit H    Form of Charter of the Surviving Corporation
Exhibit I    Form of Bylaws of the Surviving Corporation
Exhibit J    Form of Charter of New Starwood
Exhibit K    Form of Bylaws of New Starwood
Exhibit L    Form of Articles Supplementary for each class of New Starwood Preferred Stock
Exhibit M    Form of Katten Muchin & Zavis Tax Opinion
Exhibit N    Form of Mayer, Brown & Platt LLP Tax Opinion
Exhibit O    Form of Rogers & Wells LLP Tax Opinion
Exhibit P    Form of Paul, Weiss, Rifkind, Wharton & Garrison Tax Opinion
Exhibit Q    Form of Affiliate Letter

AGREEMENT AND PLAN OF MERGER ("AGREEMENT"), dated as of June 15, 1999, by and among STARWOOD FINANCIAL TRUST, a Maryland real estate investment trust ("STARWOOD"), ST MERGER SUB, INC., a Maryland corporation ("STARWOOD SUB"), and TRINET CORPORATE REALTY TRUST, INC., a Maryland corporation ("TRINET").

                                    RECITALS

    A. The Boards of Trustees or Directors, as the case may be, of Starwood, Starwood Sub and TriNet each have determined that it is advisable and in the best interest of their respective companies and shareholders that upon the terms and subject to the conditions set forth in this Agreement, Starwood Sub will merge with and into TriNet, with TriNet being the surviving corporation (the "SURVIVING CORPORATION"), in a merger (the "MERGER") in which each issued and outstanding share of common stock, par value $.01 per share, of TriNet (the "TRINET COMMON STOCK"), each issued and outstanding share of 9 3/8% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of TriNet (the "TRINET SERIES A PREFERRED STOCK"), each issued and outstanding share of 9.2% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, of TriNet (the "TRINET SERIES B PREFERRED STOCK") and each issued and outstanding share of 8% Series C Cumulative Redeemable Preferred Stock, par value $.01 per share, of TriNet (the "TRINET SERIES C PREFERRED STOCK," and together with the TriNet Series A Preferred Stock and the TriNet Series B Preferred Stock, the "TRINET PREFERRED STOCK") will be converted into the applicable Merger Consideration (as defined below).

    B. The parties intend that for federal income tax purposes the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that, following the Merger, Starwood will continue to be subject to taxation as a real estate investment trust (a "REIT") and TriNet will be a qualified REIT subsidiary of Starwood, in each case within the meaning of the Code.

    C. Prior to the consummation of the Merger, Starwood intends to merge with and into Starwood Financial, Inc., a newly formed Maryland corporation ("NEW STARWOOD"), for the purpose of changing Starwood's form from a Maryland real estate investment trust to a Maryland corporation (the "INCORPORATION MERGER"), all in accordance with the terms of the Agreement and Plan of Merger, dated the date hereof, between New Starwood and Starwood, a copy of which is attached as EXHIBIT A hereto (the "INCORPORATION MERGER AGREEMENT"). As part of the Incorporation Merger, the Class B Common Shares of beneficial interest, par value $.01 per share, of Starwood ("STARWOOD CLASS B COMMON SHARES") will be converted into shares of common stock, par value $.001 per share, of New Starwood ("NEW STARWOOD COMMON STOCK") on the basis of 49 Starwood Class B Common Shares for one share of New Starwood Common Stock. Upon consummation of the Incorporation Merger, New Starwood will succeed to all of Starwood's rights, obligations and liabilities under this Agreement.

    D. Contemporaneously with the consummation of the Merger, (i) STW Holdings I, Inc., a Delaware corporation which owns 99.9% of the membership interests of Starwood Advisors II, LLC, a Delaware limited liability company ("SFA II"), which in turn owns 99.9% of the membership interests of Starwood Advisors, LLC, a Delaware limited liability company ("SFA"), will merge with and into a subsidiary of New Starwood, with such subsidiary of New Starwood being the surviving corporation and (ii) Starwood Capital Group, LLC, a Connecticut limited liability company which owns 0.1% of the membership interests of each of SFA and SFA II, will contribute those interests to New Starwood, in accordance with the terms of the Agreement and Plan of Merger and Interest Contribution Agreement, dated the date hereof, a copy of which is attached as EXHIBIT B hereto (the "ADVISOR TRANSACTION AGREEMENT"). The transactions contemplated by the Advisor Agreement are referred to herein as the "ADVISOR TRANSACTION." Upon consummation of the Incorporation Merger, New Starwood will succeed to all of Starwood's rights, obligations and liabilities under the Advisor Transaction Agreement.

    E. Contemporaneously with the execution and delivery of this Agreement, certain holders of Starwood Common Stock named in SCHEDULE A hereto have entered into an agreement with Starwood and TriNet, substantially in the form of EXHIBIT C hereto (the "SHAREHOLDER AGREEMENT"), pursuant to which, among other things, those holders have granted to TriNet irrevocable proxies to vote their shares in favor of the Merger, this Agreement, the Incorporation Merger, the Incorporation Merger Agreement, the Advisor Transaction and the Advisor Transaction Agreement and against any proposal which would compete with the Merger.

    F. Contemporaneously with the execution and delivery of this Agreement, (i) the Persons listed on SCHEDULE B hereto have entered into agreements, each substantially in the form of EXHIBIT D hereto (each a "STARWOOD AFFILIATE LOCK-UP AGREEMENT"), in which such Persons have agreed to certain restrictions on transfers of shares of New Starwood Common Stock by such Persons, (ii) the Persons listed on SCHEDULE C hereto have entered into agreements, each substantially in the form of EXHIBIT E hereto (each an "ADVISOR AFFILIATE LOCK-UP AGREEMENT" and each such agreement together with each Starwood Affiliate Lock-Up Agreement, the "LOCK-UP AGREEMENTS"), in which such Persons agreed to certain restrictions on transfers of shares of New Starwood Common Stock by such Persons and (iii) the Persons listed on SCHEDULE D hereto have entered into agreements, each substantially in the form of EXHIBIT F hereto (each an "OPTION STANDSTILL AGREEMENT") in which such Persons have agreed to certain restrictions on exercises of options to purchase TriNet Common Stock by such Persons.

    G. Contemporaneously with the execution and delivery of this Agreement, the persons named in SCHEDULE E hereto (the "TRINET MANAGEMENT COMPANY OWNERS") have entered into a stock purchase agreement, a copy of which is attached as EXHIBIT G hereto (the "TRINET MANAGEMENT COMPANY STOCK PURCHASE AGREEMENT") pursuant to which the TriNet Management Company Owners have agreed to sell to the purchasers named therein, and such purchasers have agreed to acquire, all of the interests of the TriNet Management Company Owners in TriNet Management Operating Company, Inc.

                                   AGREEMENT

    In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.1.  THE MERGER.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Starwood Sub shall be merged with and into TriNet in accordance with the Maryland General Corporation Law (the "MGCL"), whereupon the separate corporate existence of Starwood Sub shall cease and TriNet shall continue as the Surviving Corporation.

    (b) The Merger shall have the effects set forth in the MGCL. Accordingly, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of Starwood Sub and TriNet.

    Section 1.2. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. New York City time on the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (the "CLOSING DATE"), at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, unless another date or place is agreed to in writing by the parties.

    Section 1.3. EFFECTIVE TIME. On the Closing Date, the parties shall execute and file Articles of Merger or other appropriate documents in accordance with the MGCL, and shall make all other filings or recordings required with respect to the Merger under the MGCL. The Merger shall become effective upon acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland (the "SDAT") or at such other time or times as may be agreed by Starwood, Starwood Sub and TriNet and specified in the Articles of Merger but not exceeding 30 days after acceptance of the Articles of Merger for record by the SDAT (the time the Merger becomes effective being the "EFFECTIVE TIME"), it being understood that the parties shall cause the Effective Time to occur as soon as practicable after the Closing Date.

    Section 1.4. CHARTER AND BYLAWS. The charter and bylaws of Starwood Sub, substantially in the forms set forth in EXHIBITS H and I hereto, shall, by amendment of the charter and bylaws of TriNet in the manner provided by Maryland law, become the charter (the "CHARTER") and bylaws (the "BYLAWS") of the Surviving Corporation upon the Effective Time until further amended in accordance with applicable Maryland law. The charter and bylaws of New Starwood, substantially in the forms set forth in EXHIBITS J and K hereto, shall continue to be in effect as the charter and bylaws of New Starwood as of and after the Effective Time until amended in accordance with Maryland law.

    Section 1.5. DIRECTORS. Immediately following the Effective Time, the Board of Directors of New Starwood (the "NEW STARWOOD BOARD") and certain committees of the New Starwood Board shall consist of the persons named on SCHEDULE F hereto, each of whom shall be a member of the class indicated on SCHEDULE F. Immediately following the Effective Time, the Board of Directors of the Surviving Corporation shall consist of the persons named on SCHEDULE G hereto. If any person referred to in the preceding sentences should for any reason be unable or unwilling to serve, such person's replacement shall be selected before the Effective Time by mutual agreement of Starwood, Starwood Sub and TriNet or after the Effective Time by the New Starwood Board.

    Section 1.6. OFFICERS. The executive officers of New Starwood immediately following the Effective Time shall include the persons named on SCHEDULE H hereto; the executive officers of the Surviving Corporation immediately following the Effective Time shall include the persons named on Schedule I hereto. Each executive officer shall hold the position indicated on SCHEDULES H AND/OR I hereto. If any such person should for any reason be unable or unwilling to serve, such person's replacement shall be selected before the Effective Time by mutual agreement of Starwood, Starwood Sub and TriNet or after the Effective Time by the New Starwood Board.

    Section 1.7.  ELECTION NOT TO PROCEED WITH INCORPORATION
MERGER. Notwithstanding anything in this Agreement to the contrary, if after the date of this Agreement and before the mailing of the Proxy Statement (as defined in Section 3.1(d)) Starwood reasonably determines that the consummation of the Incorporation Merger would have an adverse impact on Starwood, Starwood may elect not to proceed with the Incorporation Merger and Starwood shall provide prompt written notice to TriNet of any such determination. In such event, (i) all references in this Agreement and the exhibits hereto to "New Starwood" shall be deemed to refer to and become references to Starwood and all references to shares of common or preferred stock of New Starwood shall be deemed to refer to and become references to common shares of beneficial interest and preferred shares of beneficial interest of Starwood in each case MUTATIS MUTANDIS and (ii) Starwood shall submit to its shareholders a proposal to amend its declaration of trust and bylaws in the manner provided by Maryland law to substantially conform such declaration of trust and bylaws, to the extent permitted under applicable Maryland law governing Maryland real estate investment trusts, to the forms of charter and bylaws of New Starwood, respectively, set forth in EXHIBITS J and K hereto, including, without limitation, to eliminate the Starwood Class B Common Shares and cause the conversion of all Starwood Class B Common Shares into Starwood Class A Common Shares on the basis of 49 Starwood Class B Common Shares for one Starwood Class A Common Share and make such other changes as Starwood and TriNet mutually agree. Starwood and TriNet agree to cooperate and work together in good faith to amend and restate this Agreement and the exhibits hereto to give effect to any determination made by Starwood in accordance with this Section 1.7.

                                   ARTICLE II

                             EFFECTS OF THE MERGER;
                            EXCHANGE OF CERTIFICATES

    Section 2.1.  EFFECT ON STOCK.

    (a) STOCK OWNED BY TRINET OR ITS SUBSIDIARIES. As of the Effective Time, any shares of capital stock of TriNet that are owned by TriNet or any TriNet Subsidiary (as defined herein) automatically shall be cancelled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) CONVERSION OF TRINET STOCK INTO NEW STARWOOD STOCK. At the Effective Time, except as provided in Section 2.1(a), (A) each issued and outstanding share of TriNet Common Stock shall be converted by virtue of the Merger, automatically and without any action on the part of the holder thereof, into
1.15 (the "EXCHANGE RATIO") fully paid and nonassessable shares of New Starwood Common Stock, (B) each issued and outstanding share of TriNet Series A Preferred Stock shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and continue to exist as one fully paid and nonassessable share of 9 3/8% Series B Cumulative Redeemable Preferred Stock, par value $.001 per share, of New Starwood ("NEW STARWOOD SERIES B PREFERRED STOCK"), (C) each issued and outstanding share of TriNet Series B Preferred Stock shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, be converted into and continue to exist as one fully paid and nonassessable share of 9.2% Series C Cumulative Redeemable Preferred Stock, par value $.001 per share, of New Starwood ("NEW STARWOOD SERIES C PREFERRED STOCK") and (D) each issued and outstanding share of TriNet Series C Preferred Stock shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and continue to exist as one fully paid and nonassessable share of 8% Series D Cumulative Redeemable Preferred Stock, par value $.001 per share, of New Starwood ("NEW STARWOOD SERIES D PREFERRED STOCK"), and together with the New Starwood Series B Preferred Stock and the New Starwood Series C Preferred Stock, the "NEW STARWOOD PREFERRED STOCK"). The preferences, other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class of New Starwood Preferred Stock shall be as set forth in the Articles Supplementary of New Starwood attached hereto as EXHIBIT L (the "NEW STARWOOD ARTICLES SUPPLEMENTARY"), and are identical to the preferences, other rights, voting powers, restrictions, limitations at to dividends and other distributions, qualifications and terms and conditions of redemption of the corresponding series of TriNet Preferred Stock except for the additional voting rights of each class of New Starwood Preferred Stock. At the Effective Time, each holder of a certificate representing any shares of TriNet Common Stock or TriNet Preferred Stock (or affidavit of loss in lieu thereof) (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.2(c), a certificate or certificates representing the shares of New Starwood Common Stock or New Starwood Preferred Stock, as applicable, into which those shares are converted pursuant to this Section 2.1(b) and any cash in lieu of fractional shares of New Starwood Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "MERGER CONSIDERATION") and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(d), in each case without interest and less any required withholding taxes. Notwithstanding the foregoing, the right of each TriNet shareholder to receive shares of stock of New Starwood under this Section 2.1 will be subject to the ownership limitations and other related provisions contained in New Starwood's charter and bylaws.

    (c) SHARES OF NEW STARWOOD AND STARWOOD SUB STOCK. Prior to the Effective Time, the Board of Directors of Starwood will declare a stock dividend (the "STOCK DIVIDEND") of a total of one million shares of New Starwood Common Stock payable prior to the Effective Time pro rata to all holders of record of New Starwood Common Stock as of a record date prior to the Effective Time to be determined by New Starwood, with a provision for a cash payment in lieu of fractional shares equal to the arithmetic mean of the closing sales price per share of the New Starwood Common Stock on the principal stock exchange on which New Starwood Common Stock is then listed on each of the three trading days immediately after the payment date for the Stock Dividend. Upon the Effective Time, each share of stock of New Starwood (including, but not limited to, shares of New Starwood outstanding as a result of the Stock Dividend) and each share of stock of Starwood Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of validly issued, fully paid and nonassessable stock of the same class and designation.

    Section 2.2.  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Starwood shall appoint a bank or trust company that is reasonably acceptable to TriNet to act as exchange agent (the "EXCHANGE AGENT") for the exchange of certificates representing shares of stock of New Starwood for Certificates representing issued and outstanding shares of TriNet Common Stock and TriNet Preferred Stock.

    (b) STARWOOD TO PROVIDE MERGER CONSIDERATION. Starwood shall provide, or cause to be provided, to the Exchange Agent on and after the Effective Time from time to time as required pursuant to Section 2.2(c) and 2.2(g), for the benefit of the holders of TriNet Common Stock and TriNet Preferred Stock, certificates representing the shares of New Starwood Common Stock and New Starwood Preferred Stock into which the issued and outstanding shares of TriNet Common Stock and TriNet Preferred Stock are converted pursuant to Section 2.1(b), together with the cash payable in respect of fractional shares pursuant to Section 2.2(g).

    (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Starwood may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Starwood, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of TriNet Common Stock or TriNet Preferred Stock which is not registered in the transfer records of TriNet, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of Starwood that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, without interest, into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section
2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the applicable Merger Consideration upon the surrender of any Certificate or on any amount payable pursuant to Section 2.2(d) or Section 2.2(g).

    (d)  RECORD DATES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

        (i) To the extent reasonably necessary to ensure satisfaction of the requirements of Section 857(a)(1) of the Code and to avoid the imposition of federal income taxes for the taxable year of TriNet ending at the Effective Time, TriNet shall authorize a dividend (the "FINAL TRINET DIVIDEND") to holders of shares of TriNet Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount sufficient to permit TriNet to satisfy such requirements. The aggregate amount required by TriNet to pay any Final TriNet Dividend will be deposited with the Exchange Agent by TriNet upon the Effective Time. If TriNet determines it necessary to declare the Final TriNet Dividend, it shall notify Starwood at least 10 days prior to the date for the TriNet Shareholders Meeting (as defined in Section 5.1(b)), and Starwood shall declare a dividend per share to holders of Starwood Common Stock (or New Starwood Common Stock, if payable after the effective time of the Incorporation Merger), the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (x) the Final TriNet Dividend per share of TriNet Common Stock paid by TriNet by (y) the Exchange Ratio. The dividends payable hereunder to holders of TriNet Common Stock shall be paid by the Exchange Agent upon presentation of the Certificates of TriNet Common Stock for exchange in accordance with this Article II.

        (ii) All shares of New Starwood Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by New Starwood in respect of the New Starwood Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of New Starwood Common Stock issuable pursuant to this Agreement. Notwithstanding the foregoing, no dividends or other distributions with respect to New Starwood Common Stock or New Starwood Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, in addition to the payment of any Final TriNet Dividend under Section 2.2(d)(i), following surrender of any such Certificate there shall be paid to the holder of such Certificate without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of TriNet Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (B) if such Certificate is exchangeable for one or more whole shares of New Starwood Common Stock or New Starwood Preferred Stock, (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Starwood Common Stock or New Starwood Preferred Stock, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of New Starwood Common Stock or New Starwood Preferred Stock.

    (e) NO FURTHER OWNERSHIP RIGHTS IN TRINET CAPITAL STOCK. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of TriNet Common Stock and TriNet Preferred Stock theretofore represented by such Certificates; subject, however, to the obligation of TriNet to pay, without interest, any dividends, including any Final TriNet Dividend, or make any other distributions with a record date prior to the Effective Time which may have been declared or paid by TriNet on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of TriNet of the shares of TriNet Common Stock or TriNet Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are properly presented to New Starwood they shall be cancelled and exchanged as provided in this Article II.

    (f) UNCLAIMED MERGER CONSIDERATION. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective

Time shall be redelivered by the Exchange Agent to New Starwood, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(b) shall thereafter look only to New Starwood for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws. New Starwood shall have no liability to any holder of shares of TriNet Common Stock or TriNet Preferred Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed by any holder of shares of TriNet Common Stock or TriNet Preferred Stock on the day immediately prior to the time such amounts otherwise would escheat to or become the property of any governmental entity shall, to the extent permitted by law, become the property of New Starwood, free and clear of any claim or interest of any Persons previously entitled thereto.

    (g)  NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of New Starwood Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of New Starwood.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of TriNet Common Stock who would otherwise have been entitled to receive a fraction of a share of New Starwood Common Stock (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent upon surrender of such holder's Certificates in accordance with Section 2.1, a cash payment in lieu of such fractional shares of New Starwood Common Stock equal to the same fractional proportion of the arithmetic mean of the closing sales price per share of the New Starwood Common Stock on the principal stock exchange on which the New Starwood Common Stock is then listed (less, if New Starwood Common Stock is trading CUM DIVIDEND on any of those days, the amount of the dividend, if any, declared by Starwood pursuant to Section 2.2(d)) on each of the three trading days immediately after the Closing Date.

    (h) WITHHOLDING. New Starwood or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of TriNet Common Stock or TriNet Preferred Stock such amounts as New Starwood or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New Starwood or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of TriNet Common Stock or TriNet Preferred Stock, as the case may be, in respect of which such deduction and withholding was made by New Starwood or the Exchange Agent.

    (i) NO DISSENTERS' RIGHTS. No dissenters' or appraisal rights shall be available with respect to the Merger.

    (j) ADJUSTMENTS TO PREVENT DILUTION. In the event that TriNet changes the number of shares of TriNet Common Stock or securities convertible or exchangeable into or exercisable for such shares, or Starwood or New Starwood changes the number of shares of New Starwood Common Stock or securities convertible or exchangeable into or exercisable for shares of New Starwood Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction involving TriNet, Starwood or New Starwood, the Merger Consideration and the Exchange Ratio shall be equitably adjusted.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    Section 3.1. REPRESENTATIONS AND WARRANTIES OF TRINET. Except as set forth in the letter of even date herewith (with sections organized in accordance with Section 9.9) signed by the President or Chief Executive Officer and the Chief Financial Officer of TriNet and delivered to Starwood prior to the execution of this Agreement (the "TRINET DISCLOSURE LETTER"), TriNet represents and warrants to Starwood as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER OF TRINET. TriNet is a corporation duly organized and validly existing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. TriNet is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition or results of operations of TriNet and the TriNet Subsidiaries, taken as a whole (a "TRINET MATERIAL ADVERSE EFFECT"; for purposes of this agreement, however, "TriNet Material Adverse Effect" does not include any such effect directly resulting from or directly attributable to (i) the execution of this Agreement and each Ancillary Agreement to which TriNet is a party or the proposed consummation of the transactions contemplated by this Agreement and each Ancillary Agreement to which TriNet is a party or the public announcement thereof and (ii) changes in the U.S. economy, the U.S. securities markets, the real estate industry or the real estate finance industry that generally affect, to the same extent, all participants in the industries in which TriNet operates, or changes in law.

    (b)  TRINET SUBSIDIARIES; INTERESTS IN OTHER PERSONS.

        (i) Section 3.1(b)(i) of the TriNet Disclosure Letter sets forth each TriNet Subsidiary and the ownership interest therein of TriNet and each other TriNet Subsidiary. All the outstanding shares of capital stock of each TriNet Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights, and are owned by TriNet, by another TriNet Subsidiary or by TriNet and another TriNet Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), and equity interests in each TriNet Subsidiary that is a partnership, limited liability company or trust have been duly authorized, validly issued, and are owned by TriNet, by another TriNet Subsidiary or by TriNet and another TriNet Subsidiary free and clear of all Liens. Each TriNet Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each TriNet Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to result in a TriNet Material Adverse Effect.

        (ii) Except for the capital stock of, or other equity interests in, the TriNet Subsidiaries, TriNet does not own, directly or indirectly (including through any TriNet Subsidiary), any capital stock or other equity interest, with a fair market value as of the date of this Agreement greater than $1,000,000 in any Person or which represents 5% or more of the outstanding voting power, capital stock or other ownership interest of any class in any Person. Section 3.1(b)(ii) of the TriNet Disclosure Letter indicates each TriNet Managed Subsidiary. Neither TriNet nor any TriNet Subsidiary is in default of any provision of any material documents governing or otherwise relating to its rights in any TriNet Subsidiary other than such defaults that would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect. All such documents, other than the charter and bylaws of any TriNet Subsidiary which is a corporation, are set forth in
    Section 3.1(b)(ii) of the TriNet Disclosure Letter and are in full force and effect and true and correct copies of all such documents have been previously delivered or made available to Starwood.

        (iii) There are no outstanding contractual obligations of TriNet or any TriNet Subsidiary to repurchase, redeem or otherwise acquire any shares of stock of TriNet or any capital stock, voting securities or other ownership interests in TriNet or any TriNet Subsidiary, and there are no outstanding contractual obligations of TriNet or any TriNet Subsidiary to make any investment of $500,000 or more, individually, or more than $2,000,000 in the aggregate during the 12 months after the Effective Time (in each case, in the form of a loan, capital contribution or otherwise) in any Person (other than a TriNet Subsidiary).

    (c) CAPITAL STRUCTURE. The authorized stock of TriNet consists of 40,000,000 shares of TriNet Common Stock, 15,000,000 shares of TriNet Preferred Stock and 25,000,000 shares of excess stock, par value $.01 per share. As of June 1, 1999, (i) 24,946,094 shares of TriNet Common Stock, 2,000,000 shares of TriNet Series A Preferred Stock, 1,300,000 shares of TriNet Series B Preferred Stock and 4,000,000 shares of TriNet Series C Preferred Stock constitute all of the issued and outstanding shares of stock of TriNet, (ii) no options to purchase shares of TriNet Common Stock were available for issuance under TriNet's 1993 Stock Incentive Plan, (iii) options to purchase 11,084 shares of TriNet Common Stock were available for issuance under TriNet's 1995 Stock Incentive Plan, (iv) options to purchase 620,577 shares of TriNet Common Stock were available for issuance under TriNet's 1997 Stock Incentive Plan (the 1993 Stock Incentive Plan, the 1995 Stock Incentive Plan and the 1997 Stock Incentive Plan are collectively referred to as the "TRINET STOCK PLANS"), (v) no shares of TriNet Common Stock were issued but had not yet vested under restricted stock grants made pursuant to the TriNet Stock Plans, (vi) 1,615,225 shares of TriNet Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of TriNet Common Stock granted to employees and directors of TriNet under the TriNet Stock Plans (the "TRINET STOCK OPTIONS") and (vii) 500,000 shares of TriNet's Series D Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement (as defined in Section 3.1(q)). On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of stock or other voting securities of TriNet were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of TriNet. All outstanding shares of stock of TriNet are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of TriNet having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of TriNet may vote. Except as set forth in this Section 3.1(c), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which TriNet or any TriNet Subsidiary is a party or by which such entity is bound, obligating TriNet or any TriNet Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of TriNet or any TriNet Subsidiary or obligating TriNet or any TriNet Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking other than to TriNet or a TriNet Subsidiary other than to a wholly owned TriNet Subsidiary; Section 3.1(c) of the TriNet Disclosure Letter sets forth the amount of any such securities issuable by TriNet on an agreement by agreement basis.

    (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. TriNet has the requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which TriNet is a party and, subject to receipt of the TriNet Shareholder Approval, to consummate the transactions contemplated by this Agreement (including the Ancillary Agreements to which TriNet is a party). The execution and delivery of this Agreement and any other agreement contemplated by this Agreement (including the Ancillary Agreements to which TriNet is a party) by TriNet and the consummation by TriNet of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TriNet, subject to receipt of the TriNet Shareholder Approval. This Agreement and each Ancillary Agreement to which TriNet is a party have been duly executed and delivered by TriNet and constitute the valid and binding obligations of TriNet enforceable against TriNet in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement and each Ancillary Agreement to which TriNet is a party by TriNet does not, and the consummation of the transactions contemplated hereby and thereby and compliance by TriNet with the provisions of this Agreement and each Ancillary Agreement to which TriNet is a party does not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of TriNet or any TriNet Subsidiary under, (i) the charter or bylaws of TriNet or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any TriNet Subsidiary, each as amended, restated or supplemented to the date of this Agreement; (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to TriNet or any TriNet Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "LAWS") applicable to TriNet, any TriNet Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) reasonably be expected to result in a TriNet Material Adverse Effect or (y) materially delay or prevent the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "GOVERNMENTAL ENTITY"), is required by or with respect to TriNet or any TriNet Subsidiary in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which TriNet is a party or the other agreements contemplated by this Agreement by TriNet or the consummation by TriNet and the TriNet Subsidiaries of any of the other transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (x) a joint proxy statement relating to the approval by TriNet's shareholders and Starwood's shareholders of the transactions contemplated by this Agreement and, as to Starwood's shareholders, the Incorporation Merger Agreement and the Advisor Transaction Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT") and a registration statement relating to the issuance of the Merger Consideration and the New Starwood Common Stock to be issued in the Advisor Transaction (the "REGISTRATION STATEMENT"), and (y) such reports under Section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Articles of Merger for the Merger by the SDAT,
(iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined below), and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.1(d) of the TriNet Disclosure Letter or (A) as may be required under (x) federal, state, local or foreign environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent TriNet from performing its obligations hereunder or thereunder in any material respect or be reasonably expected to result, individually or in the aggregate, in a TriNet Material Adverse Effect.

    (e) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. TriNet has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 1996 (collectively, the "TRINET SEC DOCUMENTS"). All of the TriNet SEC Documents (other than preliminary materials or materials that were subsequently amended), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such TriNet SEC Documents. None of the TriNet SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later filed TriNet SEC Documents. None of the TriNet SEC Documents is, as of the date hereof, the subject of any confidential treatment request by TriNet. Except to the extent such statements have been amended, modified or superseded by later TriNet Filed SEC Documents (as defined below), the consolidated financial statements of TriNet, as applicable, included in the TriNet SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP, the consolidated financial position of TriNet and the TriNet Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the TriNet SEC Documents filed with the SEC prior to the date of this Agreement (the "TRINET FILED SEC DOCUMENTS"), neither TriNet nor any TriNet Managed Subsidiary has, nor, to TriNet's Knowledge, does any TriNet Non-Managed Subsidiary have, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of TriNet or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to result in a TriNet Material Adverse Effect.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the TriNet Filed SEC Documents since December 31, 1998 (the "TRINET FINANCIAL STATEMENT DATE") and to the date of this Agreement, TriNet, the TriNet Managed Subsidiaries and, to TriNet's Knowledge, the TriNet Non-Managed Subsidiaries have conducted their business only in the ordinary course and there has not been
(i) any events which have occurred or circumstances which have arisen that, individually or in the aggregate have resulted in or would reasonably be expected to result in a TriNet Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of TriNet's stock, except for (A) regular quarterly dividends on the TriNet Common Stock not in excess of $.65 per share of TriNet Common Stock, (B) regular quarterly dividends on TriNet Series A Preferred Stock not in excess of $.585938 per share of TriNet Series A Preferred Stock, (C) regular quarterly dividends on TriNet Series B Preferred Stock not in excess of $.575 per share of TriNet Series B Preferred Stock, (D) regular quarterly dividends on TriNet Series C Preferred Stock not in excess of $.50 per share of TriNet Series C Preferred Stock and (E) any distributions by any TriNet Subsidiaries to other TriNet Subsidiaries or to TriNet, (iii) any split, combination or reclassification of any of TriNet's stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its stock or any issuance of an ownership interest in, any TriNet Subsidiary that is not wholly owned by TriNet, (iv) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has resulted in or would reasonably be expected to result in a TriNet Material Adverse Effect or (v) any change in accounting methods, principles or practices materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the TriNet SEC Documents filed with the SEC prior to the date of this Agreement or required by a change in applicable Law or GAAP. All dividends on TriNet Common Stock and TriNet Preferred Stock which have been declared prior to the date of this Agreement have been paid in full, except for
(i) the dividend in the amount of $.65 per share that is payable to holders of record of TriNet Common Stock on June 30, 1999 and the dividends in the amount of $.585938, $.575 and $.50 that is payable to holders of record on June 15, 1999 of TriNet Series A Preferred Stock, TriNet Series B Preferred Stock and TriNet Series C Preferred Stock, respectively, and (ii) dividends which the failure to pay has not resulted in and would not reasonably be expected to result in a TriNet Material Adverse Effect.

    (g) LITIGATION. Except as disclosed in the TriNet Filed SEC Documents, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of TriNet and the

TriNet Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending (in which service of process has been received by an employee of TriNet) or, to the Knowledge of TriNet, threatened against or affecting TriNet or any TriNet Managed Subsidiary or, to the Knowledge of TriNet, any TriNet Non-Managed Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) result in a TriNet Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TriNet or any TriNet Managed Subsidiary or to the Knowledge of TriNet any TriNet Non-Managed Subsidiary having or that would have, any such effect. Section 3.1(g) of the TriNet Disclosure Letter lists and briefly describes each litigation pending against TriNet, any TriNet Managed Subsidiary or, to the Knowledge of TriNet, any TriNet Non-Managed Subsidiary, other than personal injury and routine tort litigation arising from the ordinary course of business of TriNet and the TriNet Subsidiaries, which would reasonably be expected to result in a TriNet Material Adverse Effect.

    (h)  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

        (i) Except as disclosed in the TriNet Filed SEC Documents, since the TriNet Financial Statement Date, there has not been any adoption or amendment in any material respect, or the undertaking of any additional obligation, by TriNet, any TriNet Subsidiary or any TriNet ERISA Affiliate (as defined below) of any TriNet Benefit Plan (as defined below). For purposes of this Agreement, "TRINET BENEFIT PLAN" shall mean any Employee Plan sponsored or maintained by TriNet, any TriNet Subsidiary or any TriNet ERISA Affiliate, or with respect to which TriNet, any TriNet Subsidiary or any TriNet ERISA Affiliate has any obligation to contribute, has liability under or is otherwise a party to, or which otherwise provides benefits for any current or former employees, officers, directors or other independent contractors (or their dependents and beneficiaries) of TriNet or any TriNet Subsidiary. For purposes of this Agreement, "TRINET ERISA AFFILIATE" means any entity required to be aggregated with any of TriNet or any TriNet Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Section 3.1(h)(i) of the TriNet Disclosure Letter sets forth each TriNet Benefit Plan.

        (ii) Except as described in the TriNet Filed SEC Documents or as would not reasonably be expected to result in a TriNet Material Adverse Effect,
    (A) all TriNet Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, have been made available to Starwood and are in compliance with the terms of such plan and all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities or obligations with respect to any such TriNet Benefit Plan, whether accrued, contingent or otherwise (other than obligations by TriNet and the TriNet Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the Knowledge of TriNet are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any TriNet Benefit Plan, policy, program, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director, will not result in any "golden parachute payments" being due (as defined for purposes of Section 280G of the Code), or result in any breach or violation of, or a default under, any of the TriNet Benefit Plans. The only severance agreements or severance policies applicable to TriNet or the TriNet Subsidiaries are the agreements and policies specifically referred to in
    Section 3.1(h)(ii) of the TriNet Disclosure Letter.

        (iii) Without limiting the foregoing, each TriNet Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such plan. No TriNet Benefit Plan is or has ever been subject to Part III of Subtitle B of Title I of ERISA or Title IV of ERISA or
    Section 412 of the Code. None of TriNet or any TriNet Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any TriNet Benefit Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to result in a TriNet Material Adverse Effect. No TriNet Benefit Plan provides for health or life insurance for employees after termination of employment (except as required by law).

        (iv) All of the TriNet Stock Options issued under the TriNet 1997 Stock Incentive Plan have been issued to directors of TriNet.

    (i)  TAXES.

        (i) Each of TriNet, each TriNet Managed Subsidiary and, to the Knowledge of TriNet, each TriNet Non-Managed Subsidiary has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects except as disclosed in writing to Starwood. TriNet, each TriNet Managed Subsidiary and to the Knowledge of TriNet, each TriNet Non-Managed Subsidiary has paid (or TriNet has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable except as otherwise disclosed in writing to Starwood. The United States federal income Tax Returns of TriNet, each TriNet Managed Subsidiary and, to the Knowledge of TriNet, each TriNet Non-Managed Subsidiary have not been audited by any Governmental Entity responsible for tax matters (a "TAXING AUTHORITY"). There are no audits by any Taxing Authority currently being conducted with regard to Taxes or Tax Returns of TriNet, any TriNet Managed Subsidiary or, to the Knowledge of TriNet, any TriNet Non-Managed Subsidiary, and, to the Knowledge of TriNet, there are no pending audits or current inquiries being made by any Taxing Authority with respect to any Taxes or Tax Returns. The most recent financial statements contained in the TriNet SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes (including real estate taxes) payable by TriNet, by each TriNet Managed Subsidiary and, to the Knowledge of TriNet, each TriNet Non-Managed Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the TriNet Financial Statement Date, TriNet has incurred no liability for federal taxes, other than withholding and employment taxes, under the Code or IRS Notice 88-19. To the Knowledge of TriNet, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon TriNet or any TriNet Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against TriNet or any of the TriNet Subsidiaries and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. As used in this Agreement, "TAXES" or "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, recording, stamp, sales, excise or other tax or similar governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        (ii) TriNet (A) for each taxable year beginning with the taxable year ended on December 31, 1993, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT through the end of its taxable year ending at the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to

    TriNet's Knowledge, threatened. Each TriNet Subsidiary which is a partnership or limited liability company or files Tax Returns as a partnership for federal income tax purposes has since its acquisition by TriNet been classified for federal income tax purposes as a partnership or disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under
    Section 7704(a) of the Code. Neither TriNet nor any TriNet Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to
    Section 1374 of the Code as announced in IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

        (iii) As of the date hereof, TriNet does not have any earnings and profits attributable to TriNet or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

        (iv) To the Knowledge of TriNet, TriNet qualifies as a "domestically controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code, as of the date hereof.

    (j) NO LOANS OR PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as disclosed in the TriNet Filed SEC Documents or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee, officer or director of TriNet or any TriNet Subsidiary which, in the aggregate together with all such loans, has a principal amount in excess of $500,000, (ii) employment or severance agreement which, in the aggregate together with all such agreements, provides for payments in excess of $500,000 by TriNet or any TriNet Subsidiary or material consulting contract, or any material policy, agreement, program or arrangement of TriNet or any TriNet Subsidiary, (iii) agreement which, in the aggregate together with all other agreements, requires material payments to be made on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of TriNet or any TriNet Managed Subsidiary or, to the Knowledge of TriNet, any TriNet Non-Managed Subsidiary or (iv) any agreement to appoint or nominate any person as a director of TriNet, any TriNet Managed Subsidiary or, to the Knowledge of TriNet, any TriNet Non-Managed Subsidiary.

    (k) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Greenhill & Co., LLC ("GREENHILL"), the fees and expenses of which, as set forth in a letter agreement between TriNet and such financial advisor, have previously been disclosed to Starwood and will be paid by TriNet, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of TriNet or any TriNet Subsidiary.

    (l) COMPLIANCE WITH LAWS. Except as disclosed in the TriNet Filed SEC Documents, none of TriNet, any of the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, any of the TriNet Non-Managed Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect.

    (m)  CONTRACTS; DEBT INSTRUMENTS.

        (i) None of TriNet, any TriNet Managed Subsidiary and, to TriNet's Knowledge, any TriNet Non-Managed Subsidiary has received written notice that it is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage or indenture or any material lease, permit, concession, franchise or license, or any material agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect.

        (ii) Section 3.1(m)(ii) of the TriNet Disclosure Letter sets forth (A) a detailed list of all indebtedness of TriNet, the TriNet Managed Subsidiaries and, to TriNet's Knowledge, the TriNet Non-Managed Subsidiaries, under which an aggregate principal amount in excess of $5,000,000 per item is outstanding or may be incurred, other than (i) indebtedness payable to TriNet or a wholly owned TriNet Subsidiary and (ii) indebtedness which is reflected in the financial statements set forth in TriNet Filed SEC Documents and (B) the respective principal amounts outstanding thereunder or, in the case of financial products the notional amounts thereof, on March 31, 1999. For purposes of this Section 3.1(m)(ii) and Section 3.2(m)(ii), "INDEBTEDNESS" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (C) all capitalized lease obligations of such person, (D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), and
    (E) all guarantees of such person of any such indebtedness of any other person. TriNet has previously delivered or made available to Starwood true and correct copies of all of the material agreements relating to the indebtedness disclosed in Section 3.1(m)(ii) of the TriNet Disclosure Letter.

        (iii) None of TriNet, any TriNet Managed Subsidiary and, to TriNet's Knowledge, any TriNet Non-Managed Subsidiary has entered into or is subject, directly or indirectly, to any TriNet Tax Protection Agreements. As used herein, a "TRINET TAX PROTECTION AGREEMENT" is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to TriNet or a TriNet Subsidiary or attributable to the acquisition or ownership of an interest in any TriNet Subsidiary that is treated as a partnership for federal income tax purposes and (B) that (i) prohibits or restricts in any manner the disposition of any assets of TriNet or any TriNet Subsidiary, (ii) requires that TriNet or any TriNet Subsidiary maintain, increase or put in place, or replace, indebtedness, whether or not secured by one or more of the TriNet Properties or (iii) requires that TriNet or any TriNet Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of TriNet or any TriNet Subsidiary.

    (n) ENVIRONMENTAL MATTERS. Except as disclosed in the TriNet Filed SEC Documents, (i) none of TriNet or the TriNet Subsidiaries or, to TriNet's Knowledge, any other Person has caused or permitted the presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "HAZARDOUS MATERIALS") or under any of the TriNet Properties and none of TriNet or the TriNet Subsidiaries has any Knowledge of the presence of any Hazardous Materials on or under any of the TriNet Properties except to the extent the presence of such Hazardous Materials would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect, (ii) none of TriNet or any of the TriNet Subsidiaries or, to TriNet's Knowledge, any other Person, has caused or permitted any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the TriNet Properties as a result of any construction on or operation or use of such properties and none of TriNet or any of the TriNet Subsidiaries has any Knowledge of any spills, releases, discharges or disposal of Hazardous Materials having occurred or presently occurring on, under or from the TriNet Properties as a result of any construction on or operation or use of any such property, in each of the foregoing cases, which presence or occurrence would, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect; (iii) in connection with the construction on or operation and use of the TriNet Properties, TriNet and the TriNet Managed Subsidiaries and, to TriNet's Knowledge, the TriNet Non-Managed Subsidiaries, have not failed to comply in any material respect with any applicable local, state and federal environmental law, regulation, ordinance or administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials (any of the foregoing, an "ENVIRONMENTAL LAW"), except to the extent such failure to comply would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material

Adverse Effect. TriNet has previously delivered or made available to Starwood complete copies of all reports on and results of investigations, testing or analysis that are in the possession of or available to any of them with respect to the environmental condition of the TriNet Properties or with respect to environmental compliance of operations conducted on or from any such Property.

    (o)  TRINET PROPERTIES.

        (i) TriNet, a TriNet Subsidiary or, to the Knowledge of TriNet, a TriNet Non-Managed Subsidiary owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of TriNet included in the TriNet Filed SEC Documents or as identified in Section 3.1(o) of the TriNet Disclosure Letter (the "TRINET PROPERTIES"), which are all of the real estate properties owned or leased by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title, any rights of way, written agreements or reservations of an interest in title ("TRINET ENCUMBRANCES") except for (a) debt or other liabilities identified on Section 3.1(m)(ii) of the TriNet Disclosure Letter, (b) inchoate liens imposed for construction work in progress, (c) mechanics', workmen's and repairmen's liens (other than inchoate liens for work in progress) which have heretofore been bonded over or which, individually or in the aggregate, are not reasonably expected to result in a TriNet Material Adverse Effect or the discharge of which is the responsibility of a lessee of the applicable TriNet Property, (d) Taxes not yet due and payable or which are being contested in good faith with adequate reserves as required by GAAP, (e) leases entered into in the ordinary course of TriNet's business and subleases under such leases as tenants only with no options to purchase except as listed on Section 3.1(o) of the TriNet Disclosure Letter, (f) matters affecting title to multi-tenant office real estate a portion of which has been leased to TriNet or a TriNet Subsidiary, as tenants only, primarily for office purposes (each such lease, a "TRINET OFFICE SPACE LEASE") and (g) other TriNet Encumbrances, if any, which would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect;

        (ii) Valid policies of title insurance have been issued insuring TriNet's or a TriNet Subsidiary's fee simple title or leasehold estate to the TriNet Properties (other than leasehold estates consisting of a tenant's interest under the TriNet Office Space Leases) except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy which is currently pending which would, if determined adversely, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect (with respect to TriNet Non-Managed Subsidiaries, the foregoing representation is made only to the Knowledge of TriNet);

        (iii) None of TriNet and the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the TriNet Properties issued by any Governmental Entity that has not otherwise been resolved which would, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect;

        (iv) None of TriNet and the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries has received notice of or has Knowledge of, any condemnation or rezoning or proceedings that are pending or to the Knowledge of TriNet and its Subsidiaries, threatened with respect to any of the TriNet Properties which would, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect;

        (v) Except as would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect, each tenant of a TriNet Property (or subtenant if TriNet or the applicable TriNet Subsidiary is itself a tenant), owned or leased by TriNet or a TriNet Managed Subsidiary, or, to the Knowledge of TriNet, a TriNet Property owned or leased by a TriNet Non-Managed Subsidiary, or, to the Knowledge of TriNet, a subtenant thereof in which subtenant's rent TriNet or a TriNet Subsidiary participates or otherwise shares with the tenant, has entered into a lease or a sublease, if applicable, for the possession of such TriNet Property (each lease or other right of occupancy affecting or relating to a TriNet Property under which TriNet or a TriNet Subsidiary is the lessor or sublessor is referred to herein as a "TRINET LEASE"); except as disclosed in the TriNet Filed SEC Documents or except as would not, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect, each TriNet Lease of a TriNet Property owned or leased by TriNet or a TriNet Managed Subsidiary, or, to the Knowledge of TriNet, each TriNet Property owned or leased by a TriNet Non-Managed Subsidiary, is in full force and effect and none of TriNet and any of the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries has received written notice of any defense to the obligations of the tenant thereunder or any claim asserted or threatened by any such tenant or guarantor of the tenant's obligations, which defense or claim, if sustained, would reasonably be expected to result in a TriNet Material Adverse Effect; and except as would not individually or in the aggregate reasonably be expected to result in a TriNet Material Adverse Effect, (a) the lessor under each TriNet Lease of a TriNet Property owned or leased by TriNet or a TriNet Managed Subsidiary, or, to the Knowledge of TriNet, each TriNet Property owned or leased by a TriNet Non-Managed Subsidiary, has complied with its obligations under such TriNet Lease, (b) as of the date hereof no tenant with respect to any TriNet Property owned by TriNet, any TriNet Managed Subsidiary or, to the Knowledge of TriNet, any TriNet Non-Managed Subsidiary is in default in the payment of fixed, base or minimum rent or other rental obligations payable to TriNet or a TriNet Subsidiary beyond the expiration of all applicable grace periods and (c) none of TriNet and any of the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries has notice of any default by the tenant under such TriNet Lease;

        (vi) The rent roll provided by TriNet to Starwood lists each TriNet Lease in effect as of the date hereof and, as of the date hereof, the following information for each TriNet Lease (other than the TriNet Office Space Leases): (a) tenant's name, (b) rentable square feet, (c) current rental rate, (d) scheduled rental increases, (e) current expiration date and
    (f) to the extent the landlord may be obligated to perform the following within the five year period after the Effective Time: each existing obligation of the landlord to construct, add to or expand a building (not including for this purpose tenant improvements in the ordinary course) and each option of a tenant of a TriNet Property to require TriNet or any TriNet Subsidiary to construct, add to or expand a building (the "TRINET RENT ROLL"). TriNet has made available to Starwood true, correct and complete copies of all TriNet Leases, including all material amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to result in a TriNet Material Adverse Effect, all information set forth in the TriNet Rent Roll is true, correct and complete as of the date thereof;

        (vii) The mortgages and deeds of trust encumbering the TriNet Properties are not (i) cross-defaulted to any indebtedness other than indebtedness of TriNet or any of the TriNet Subsidiaries or (ii) cross-collateralized to any property not owned by TriNet or any of the TriNet Subsidiaries;

        (viii) TriNet and the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the business in which they are engaged and such insurance is adequate for the value of their properties; all policies of insurance insuring TriNet and the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries or their respective businesses and assets, are in full force and effect except as would not reasonably be expected to result in a TriNet Material Adverse Effect and TriNet and the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries are in compliance with the terms of such policies and there are no claims by TriNet and the TriNet Managed Subsidiaries and, to the Knowledge of TriNet, the TriNet Non-Managed Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause, other than claims which (i) are for less than $250,000 or as disclosed in Section 3.1(o)(viii) of the TriNet Disclosure Letter or (ii) would not otherwise, individually or in the aggregate, reasonably be expected to result in a TriNet Material Adverse Effect (it being understood that any such claim which is for an amount in excess of $250,000 shall not, solely by reason of such fact, be deemed reasonably likely to have a TriNet Material Adverse Effect); and

        (ix) Section 3.1(o)(ix) of the TriNet Disclosure Letter lists each letter of intent or term sheet executed by TriNet or a TriNet Subsidiary relating to a proposed TriNet Lease of more than 50,000 square feet, which imposes a legally binding obligation on TriNet or a TriNet Subsidiary and which is not otherwise disclosed pursuant to TriNet SEC Filed Documents or another section of this Agreement or the TriNet Rent Roll.

    (p) OPINION OF FINANCIAL ADVISOR. The Board of Directors of TriNet has received the written opinion of Greenhill dated June 15, 1999 satisfactory to TriNet and its Board of Directors, a copy of which opinion was provided to Starwood, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of TriNet Common Stock. It is agreed and understood that such opinion is for the benefit of TriNet's Board of Directors and may not be relied upon by Starwood or its affiliates.

    (q)  STATE TAKEOVER STATUTES; RIGHTS AGREEMENT.

        (i) TriNet has taken all actions necessary, if any, to exempt the Merger, this Agreement and the transactions contemplated by this Agreement from the operation of any Takeover Statute (as defined below) of the State of Maryland, including, without limitation, Sections 3-602 and 3-603 of the MGCL.

        (ii) TriNet has taken all actions necessary to ensure that the Rights Agreement, dated as of February 25, 1998, as amended, between TriNet and First Chicago Trust Co. of New York, as Rights Agent (the "RIGHTS AGREEMENT") is inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

    (r) INVESTMENT COMPANY ACT OF 1940. None of TriNet or any of the TriNet Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 ACT").

    (s) PROXY STATEMENT AND REGISTRATION STATEMENT. The information furnished by TriNet for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will not, as of the date the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information furnished by TriNet for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed or furnished to securityholders of TriNet or Starwood or on the respective meeting dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, TriNet makes no representation or warranty with respect to any information furnished by Starwood for inclusion or incorporation by reference in any of the foregoing documents.

    (t) VOTE REQUIRED. The affirmative vote of the holders of at least two-thirds of the outstanding shares of TriNet Common Stock is the only vote of the holders of any class or series of TriNet's stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby (the "TRINET SHAREHOLDER APPROVAL").

    (u)  YEAR 2000 ISSUES.

        (i) To the best Knowledge of TriNet, based on representations and warranties made by third parties and publicly available information, the software, hardware and equipment of TriNet owned, leased or licensed by it and used in the conduct of its business, as well as the elevator systems in those of TriNet's Properties for which TriNet has the responsibility under the applicable lease agreements to address Year 2000 compliance, and the heating, ventilation and air conditioning, fire and safety and other automated building systems at those of the TriNet Properties for which TriNet has the responsibility under the applicable lease agreements to address Year 2000 compliance are or will be on or before December 31, 1999 Year 2000 Ready, except to the extent that the failure to be Year 2000 Ready would not reasonably be expected to result in a TriNet Material Adverse Effect.

        (ii) "YEAR 2000 READY" means that the software, hardware, equipment and systems will: (A) handle properly entered date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (B) operate accurately and without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; and (C) store and provide properly entered date input information without creating any ambiguity as to the century.

    Section 3.2.  REPRESENTATIONS AND WARRANTIES OF STARWOOD AND STARWOOD
SUB. Except as set forth in the letter of even date herewith (with section references organized in accordance with Section 9.9) signed by the President or Chief Executive Officer and the Chief Financial Officer of Starwood and delivered to TriNet prior to the execution of this Agreement (the "STARWOOD DISCLOSURE LETTER"), each of Starwood and Starwood Sub, jointly and severally, represents and warrants to TriNet as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER OF STARWOOD. Starwood is a real estate investment trust duly organized and validly existing under the laws of the State of Maryland. Starwood Sub is a corporation duly organized and validly existing under the laws of the State of Maryland. Each of Starwood and Starwood Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each of Starwood and Starwood Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition or results of operations or prospects of Starwood and the Starwood Subsidiaries, taken as a whole (a "Starwood Material Adverse Effect"); for purposes of this agreement, however, "Starwood Material Adverse Effect" does not include any such effect directly resulting from or directly attributable to (i) the execution of this Agreement and each Ancillary Agreement to which Starwood is a party or the proposed consummation of the transactions contemplated by this Agreement and each Ancillary Agreement to which Starwood is a party or the public announcement thereof and (ii) changes in the U.S. economy, the U.S. securities markets, the real estate industry or the real estate finance industry that generally affect, to the same extent, all participants in the industries in which Starwood operates or changes in law.

    (b)  STARWOOD SUBSIDIARIES; INTERESTS IN OTHER PERSONS.

        (i) Section 3.2(b)(i) of the Starwood Disclosure Letter sets forth each Starwood Subsidiary and the ownership interest therein of Starwood and each other Starwood Subsidiary. Starwood Sub has no Subsidiaries. All the outstanding shares of capital stock of each Starwood Subsidiary that is a corporation have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to any preemptive rights, and are owned by Starwood, by another Starwood Subsidiary or by Starwood and another Starwood Subsidiary, free and clear of all Liens, and all equity interests in each Starwood Subsidiary that is a partnership or limited liability company or trust have been duly authorized, validly issued, are not subject to preemptive rights and are owned by Starwood or by Starwood and another Starwood Subsidiary free and clear of all Liens. Each Starwood Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Starwood Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to result in a Starwood Material Adverse Effect.

        (ii) Except for the capital stock of or other equity interests in the Starwood Subsidiaries, neither Starwood nor Starwood Sub owns, directly or indirectly (including through any Starwood Subsidiary), any capital stock or other equity interest, with a fair market value as of the date of this Agreement greater than $1,000,000 in any Person or which represents 5% or more of the outstanding voting power, outstanding capital stock or other ownership interest of any class in any Person. Neither Starwood nor any Starwood Subsidiary is in default of any provision of any material documents governing or otherwise relating to its rights in any Starwood Subsidiary other than such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect. All such documents, other than the charter and bylaws of any Starwood Subsidiary which is a corporation, are set forth in Section 3.2(b)(ii) of the Starwood Disclosure Letter and are in full force and effect and true and correct copies of all such documents have been previously delivered or made available to TriNet.

        (iii) None of Starwood or any Starwood Subsidiary has given any notice (that is still outstanding) of any monetary or non-monetary default, breach, violation or event of acceleration and there is no default in the payment of principal or interest or other monetary default beyond the expiration of any applicable grace period or, to the Knowledge of Starwood, any non-monetary default, breach, violation or event of acceleration beyond the expiration of any applicable grace period existing under any of the loans disclosed in
    Section 3.2(b)(iii) of the Starwood Disclosure Letter (the "STARWOOD LOANS") that could, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect and Starwood has received no notice of any such default, breach or violation. None of Starwood or any Starwood Subsidiary has received any written notice of any default, breach or violation by Starwood or a Starwood Subsidiary of any of the terms of any Starwood Loans, and to the Knowledge of Starwood, no such default, breach or violation exists, except, in either instance, for such defaults, breaches or violations that could not, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect, and, to the Knowledge of Starwood, no person has any right of offset against Starwood or a Starwood Subsidiary in respect of any Starwood Loans which would, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect. To the Knowledge of Starwood, there is no monetary default or any material default, breach, violation or event of acceleration under (x) by the applicable borrower, any loan or security ranking in priority senior to any Starwood Loans (y) by the applicable tenant, any ground lease mortgaged or pledged to Starwood or a Starwood Subsidiary as security for a Starwood Loan (each such ground lease, a "STARWOOD PLEDGED GROUND LEASE") or (z) by the applicable pledgor, any partnership agreement, limited liability company agreement or other governing documentation for any entity in which less than all of ownership interests have been pledged to Starwood or a Starwood Subsidiary to secure a Starwood Loan, which would, individually or in the aggregate, reasonably be expected to result in any circumstance under (x), (y) or (z) reasonably be expected to result in a Starwood Material Adverse Effect. Starwood or a Starwood Subsidiary owns each Starwood Loan free and clear of all liens and encumbrances, except for liens securing debt and participations which are listed in Section 3.2(b)(iii) of the Starwood Disclosure Letter. Starwood has made available to TriNet true, correct and complete copies of (A) all material documents evidencing or securing the Starwood Loans, except that with respect to Starwood Loans which are in the nature of collateralized mortgage backed securities ("STARWOOD CMBS"), Starwood has made such items available only to the extent in Starwood's files, (B) all intercreditor and similar agreements with lenders whose loans are senior to the Starwood Loans, except that with respect to the Starwood CMBS and Starwood Loans in the nature of a participation interest, such items are made available only to the extent in Starwood's files, (C) to the extent in Starwood's files, all documents evidencing or securing such senior loans and, to the extent in Starwood's files, the Starwood Pledged Ground Leases, (D) all participation agreements relating to Starwood Loans which consist of loan participations except that with respect to the Starwood CMBS and items described in (C) above and (E) below, such items are made available only to the extent in Starwood's files, (E) to the extent in Starwood's files, all partnership agreements of partnerships interests in which have been pledged as security for any Starwood Loan and (F) all material amendments and modifications of the foregoing documents described in clauses (A), (B), (C), (D) and (E) above, except with respect to the Starwood CMBS and Starwood Loans in the nature of a participation interest, such items are made available only to the extent in Starwood's files.
    Section 3.2(b)(iii) of the Starwood Disclosure Letter sets forth a list, as of the date hereof unless otherwise indicated, of the following: (A) all loans (including loan participations) held by Starwood or any of its Subsidiaries and the holder of, and borrower with respect to, each such loan (except with respect to Starwood CMBS), (B) the outstanding principal balance of each such loan (the term "principal balance" to include, for this purpose, all accrued and unpaid interest, other than interest accrued during the current month or other payment period), except with respect to Starwood CMBS, only the principal balance of the Starwood CMBS is indicated), (C) in the case of any loan which entitles the lender to a share of cash flow or revenues, the amount received by Starwood or its Subsidiary in the year ended December 31, 1998 on account of such cash flow or revenues, (D) with respect to Starwood Loans which are in the nature of a participation interest in which Starwood and the participants participate in payments thereunder entirely on a PARI PASSU basis, the percentage interest of Starwood or the applicable Starwood Subsidiary, (E) the amount of any remaining monetary commitments of Starwood and its Subsidiaries with respect to such loans, (F) the amount of impounds or reserves deposited with Starwood or a Starwood Subsidiary by a borrower or other obligor in respect of a Starwood Loan, (G) to the Knowledge of Starwood, the outstanding principal balance as of April 30, 1999 of loans senior to the Starwood Loans and (H) a general description of the categories of collateral securing each Starwood Loan. To the Knowledge of Starwood, each Starwood Loan (other than Starwood CMBS and Starwood participations, as to which the representation is made only to the Knowledge of Starwood) is secured by valid, perfected security interests or liens the invalidity or nonperfection of which would not, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect, subject only to senior loans identified elsewhere in this Agreement or in Starwood's files, to the extent such files were made available to TriNet (or which were otherwise made available to TriNet) and indebtedness described in the Starwood Disclosure Letter and to Starwood Encumbrances. None of Starwood, any of its Subsidiaries, and, to the Knowledge of Starwood, the lead lender in respect of any Starwood Loan which consists of a loan participation, has waived the borrower's obligations with respect to any Starwood Loan which would be reasonably expected to result in a Starwood Material Adverse Effect. To the Knowledge of Starwood, no property which serves as security (or the equity interests with respect to which serve as security) for any Starwood Loan has been affected by any casualty which has not been fully restored or by any condemnation or eminent domain proceeding which would be reasonably expected to result in a Starwood Material Adverse Effect. Representations and Warranties in this Agreement as to Starwood CMBS and participations are qualified by the Knowledge of Starwood to the extent relating to the loans underlying such assets.

        (iv) There are no outstanding contractual obligations of Starwood or any Starwood Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest, stock or other ownership interests in Starwood or any Starwood Subsidiary, and, other than the Starwood Loans, there are no outstanding contractual obligations of Starwood or any Starwood Subsidiary to make any investment of $500,000 or more, individually, or more than $2,000,000 in the aggregate during the 12 months after the Effective Time (in each case, in the form of a loan, capital contribution or otherwise) in any Person.

    (c) CAPITAL STRUCTURE. The authorized shares of beneficial interest of Starwood consists of 109,400,000 shares of beneficial interest, of which 70,000,000 shares are designated Class A Common Shares, par value $1.00 per share (the "STARWOOD CLASS A COMMON SHARES"), and 35,000,000 shares are designated Class B Common Shares, par value $.01 per share (the "STARWOOD CLASS B COMMON SHARES") and 4,400,000 shares are designated preferred shares, par value $.01 per share. As of June 1, 1999, (i) 52,470,951 Starwood Class A Common Shares, 26,235,475 Starwood Class B Common Shares and 4,400,000 9.5% Series A Preferred Shares of Starwood ("STARWOOD SERIES A PREFERRED SHARES") constitute all of the issued and outstanding shares of beneficial interest of Starwood, (ii) options to purchase 5,439,884 Starwood Class A Common Shares (the "STARWOOD STOCK OPTIONS") were available for grant under Starwood's 1996 Long-Term Incentive Plan (as amended and restated as of March 13, 1998) (the "STARWOOD STOCK PLAN"), of which 2,427,603 options to purchase Starwood Class A Common Shares are outstanding, (iii) 2,975,400 of Starwood Class A Common Shares were reserved for issuance upon the exercise of warrants issued to Lazard Freres Real Estate Fund II, L.P. (the "LF ONSHORE FUND") pursuant to a Securities Purchase Agreement (the "F SECURITIES PURCHASE AGREEMENT"), dated December 15, 1998, by and among Starwood, LF Mortgage REIT, LF Onshore Fund and Lazard Freres Real Estate Offshore Fund II, L.P. (the "LF Offshore Fund") (the "ONSHORE FUND WARRANT"), (iv) 3,024,600 shares of Starwood Class A Common Shares were reserved for issuance upon the exercise of warrants issued to the LF Offshore Fund pursuant to the LF Securities Purchase Agreement (the "OFFSHORE FUND WARRANT") and together with the Onshore Fund Warrant, the "STARWOOD WARRANTS") and (v) 535,418 Starwood Class A Common Shares were reserved for issuance upon conversion of the outstanding Starwood Class B Common Shares. The authorized stock of Starwood Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are outstanding and held by Starwood on the date hereof. On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of beneficial interest, stock or other voting securities of Starwood or Starwood Sub were issued, reserved for issuance or outstanding. There are no outstanding share appreciation rights relating to the beneficial interest or stock of Starwood or Starwood Sub. All outstanding shares of beneficial interest or stock of Starwood and Starwood Sub are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Starwood or Starwood Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Starwood may vote. Starwood Class B Common Shares may be converted for Starwood Class A Common Shares on the basis of one Starwood Class A Common Share for 49 Starwood Class B Common Shares at the option of the holder of Starwood Class B Common Shares. Except as set forth in this Section 3.2(c), and except for the Starwood Stock Options, the Starwood Warrants and the Starwood Class B Common Shares as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Starwood or any Starwood Subsidiary is a party or by which such entity is bound, obligating Starwood or any Starwood Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, stock, voting securities or other ownership interests of Starwood or of any Starwood Subsidiary or obligating Starwood or any Starwood Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, other than to Starwood or a wholly owned Starwood Subsidiary; Section 3.2(c) of the Starwood Disclosure Letter sets forth the amount of any such securities issuable by Starwood on an agreement by agreement basis.

    (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. Starwood has the requisite corporate power and authority to enter into this Agreement, the Incorporation Merger Agreement and the Advisor Transaction Agreement and each other Ancillary Agreement to which Starwood is a party and, subject to receipt of the Starwood Shareholder Approvals, to consummate the transactions contemplated by this Agreement, the Incorporation Merger Agreement, the Advisor Transaction Agreement and each other Ancillary Agreement to which Starwood is a party. Starwood Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the Incorporation Merger Agreement, the Advisor Transaction Agreement and each other Ancillary Agreement to which Starwood is a party by Starwood and the consummation by Starwood of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Starwood, subject to receipt of the Starwood Shareholder Approvals. The execution and delivery of this Agreement by Starwood Sub and the consummation by Starwood Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Starwood Sub. This Agreement, the Incorporation Merger Agreement, the Advisor Transaction Agreement and each other Ancillary Agreement to which Starwood is a party have been duly executed and delivered by Starwood and, in the case of this Agreement, by Starwood Sub, and constitute the valid and binding obligations of Starwood and Starwood Sub, as applicable, and are enforceable against Starwood and Starwood Sub, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement, the Incorporation Merger Agreement, the Advisor Transaction Agreement and each other Ancillary Agreement to which Starwood is a party by Starwood and the execution and delivery of this Agreement by Starwood Sub do not, and the consummation of the transactions contemplated hereby and thereby and compliance by Starwood and Starwood Sub, as applicable, with the provisions of this Agreement, the Incorporation Merger Agreement, the Advisor Transaction Agreement and each other Ancillary Agreement to which Starwood is a party do not and will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Starwood or any Starwood Subsidiary under, (i) subject to receipt of the Starwood Shareholder Approvals, the amended and restated declaration of trust or the amended and restated bylaws of Starwood or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Starwood Subsidiary, each as amended, restated or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to Starwood or any Starwood Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Starwood or any Starwood Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) reasonably be expected to result in a Starwood Material Adverse Effect or (y) materially delay or prevent the consummation of the Merger, the Incorporation Merger and the Advisor Transaction. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Starwood or any Starwood Subsidiary in connection with the execution and delivery of this Agreement, the Incorporation Merger Agreement, the Advisor Transaction Agreement and each other Ancillary Agreement to which Starwood is a party, by Starwood or Starwood Sub or the consummation by Starwood or the Starwood Subsidiaries of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (x) the Proxy Statement and the Registration Statement and (y) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Articles of Merger for the Merger by the SDAT, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.2(d) of the Starwood Disclosure Letter or (A) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Starwood from performing its obligations hereunder or thereunder in any material respect or be reasonably expected to result in, individually or in the aggregate, a Starwood Material Adverse Effect.

    (e) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Starwood has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since March 18, 1998 (collectively, the "STARWOOD SEC DOCUMENTS"). All of the Starwood SEC Documents (other than preliminary materials or materials that were subsequently amended), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Starwood SEC Documents. None of the Starwood SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later filed Starwood SEC Documents. None of the Starwood SEC Documents is, as of the date hereof, the subject of any confidential treatment request by Starwood. Except to the extent such statements have been amended, modified or superseded by later Starwood Filed SEC Documents (as defined below), the consolidated financial statements of Starwood, as applicable, included in the Starwood SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP, the consolidated financial position of Starwood and the Starwood Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the Starwood SEC Documents filed with the SEC prior to the date of this Agreement (the "STARWOOD FILED SEC DOCUMENTS"), neither Starwood nor any Starwood Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Starwood or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to result in a Starwood Material Adverse Effect.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Starwood Filed SEC Documents, since December 31, 1998 (the "STARWOOD FINANCIAL STATEMENT DATE") and to the date of this Agreement, Starwood and the Starwood Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any events which have occurred or circumstances which have arisen that, individually or in the aggregate have resulted in or would reasonably be expected to result in a Starwood Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Starwood Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Starwood's beneficial interest or Starwood Sub's stock, except for (A) regular quarterly dividends not in excess of $.42 per Starwood Class A Common Share, (B) regular quarterly dividends not in excess of $200,000 in the aggregate for all Starwood Class B Common Shares, (C) regularly quarterly dividends not in excess of $4.75 Starwood Series A Preferred Share and (D) any distributions by any Starwood Subsidiaries to other Starwood Subsidiaries or to Starwood, in each case, with customary record and payment dates, (iii) any split, combination or reclassification of any of Starwood's beneficial interest or Starwood Sub's stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its stock or any issuance of an ownership interest in any Starwood Subsidiary that is not wholly owned by Starwood, (iv) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Starwood Material Adverse Effect or (v) any change in accounting methods, principles or practices by Starwood or any Starwood Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP. All dividends on Starwood Common Stock and Starwood Preferred Stock which have been declared prior to the date of this Agreement have been paid in full.

    (g) LITIGATION. Except as disclosed in the Starwood Filed SEC Documents and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Starwood and the Starwood Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Starwood) or, to the Knowledge of Starwood and Starwood Sub, threatened against or affecting Starwood or any Starwood Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) result in a Starwood Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, the

Advisor Transaction Agreement or the Incorporation Merger Agreement or any other Ancillary Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Starwood or any Starwood Subsidiary having, or that would have, any such effect. Section 3.2(g) of the Starwood Disclosure Letter lists and briefly describes each litigation pending as of the date hereof against Starwood or any Starwood Subsidiary other than personal injury and routine tort litigation arising from the ordinary course of business of Starwood and the Starwood Subsidiaries, which would reasonably be expected to result in a Starwood Material Adverse Effect.

    (h)  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

        (i) Except as disclosed in the Starwood Filed SEC Documents since the Starwood Financial Statement Date, there has not been any adoption or amendment in any material respect, or the undertaking of any additional obligation by Starwood, any Starwood Subsidiary or any Starwood ERISA Affiliate (as defined below) of any Starwood Benefit Plan (as defined below). For purposes of this Agreement, "STARWOOD BENEFIT PLAN" shall mean any Employee Plan sponsored or maintained by Starwood, any Starwood Subsidiary or any Starwood ERISA Affiliate, or with respect to which Starwood, any Starwood Subsidiary or any Starwood ERISA Affiliate has any obligation to contribute, has liability under or is otherwise a party to, or which otherwise provides benefits for any current or former employees, officers, directors or other independent contractors (or their dependents and beneficiaries) of Starwood or any Starwood Subsidiary. For purposes of this Agreement, "STARWOOD ERISA AFFILIATE" means any entity required to be aggregated with any of Starwood or any Starwood Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. Section 3.2(h)(i) of the Starwood Disclosure Letter sets forth each Starwood Benefit Plan.

        (ii) Except as described in the Starwood Filed SEC Documents or as would not reasonably be expected to result in a Starwood Material Adverse Effect, (A) all Starwood Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, have been made available to TriNet and are in compliance with the terms of such plan and all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities or obligations with respect to any such Starwood Benefit Plan, whether accrued, contingent or otherwise (other than obligations by Starwood and the Starwood Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the Knowledge of Starwood are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Starwood Benefit Plan, policy, program, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director, will not result in any "golden parachute payments" being due (as defined for purposes of Section 280G of the Code), or result in any breach or violation of, or a default under, any of the Starwood Benefit Plans. The only severance agreements or severance policies applicable to Starwood or the Starwood Subsidiaries are the agreements and policies specifically referred to in Section 3.2(h)(ii) of the Starwood Disclosure Letter.

        (iii) Without limiting the foregoing, each Starwood Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such plan. No Starwood Benefit Plan is or has ever been subject to Part III of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code. None of Starwood or any Starwood Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any Starwood Benefit Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected

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
    to result in a Starwood Material Adverse Effect. No Starwood Benefit Plan provides for health or life insurance for employees after termination of employment (except as required by law).

    (i)  TAXES.

        (i) Each of Starwood and each Starwood Subsidiary has timely filed with the appropriate taxing authority all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Starwood and each Starwood Subsidiary has paid (or Starwood has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable. The United States federal income Tax Returns of Starwood and each Starwood Subsidiary have not been audited by any Taxing Authority. There are no audits by any Taxing Authority currently being conducted with regard to Taxes or Tax Returns of Starwood or any Starwood Subsidiary, and to the Knowledge of Starwood, there are no pending audits or current inquiries being made by any Taxing Authority with respect to any Taxes or Tax Returns. The most recent financial statements contained in the Starwood SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes (including real estate Taxes) payable by Starwood and each Starwood Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Starwood Financial Statement Date, Starwood has incurred no liability for federal taxes, other than withholding and employment taxes, under the Code or IRS Notice 88-19. To the Knowledge of Starwood, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Starwood or any Starwood Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against Starwood or any of the Starwood Subsidiaries and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.

        (ii) Starwood (A) for its taxable year ended on December 31, 1998 has satisfied the requirements to qualify for taxation as a REIT under the Code for such year, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to Starwood's Knowledge, threatened. Each Starwood Subsidiary which is a partnership or limited liability company or files Tax Returns as a partnership for federal income tax purposes has since its acquisition by Starwood been classified for federal income tax purposes as a partnership or disregarded entity and not as an association taxable as a corporation or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under Section 7704(a) of the Code. Starwood distributed all of its earnings and profits accumulated in non-REIT years (within the meaning of Section 857 of the Code) on or before December 31, 1998. Neither Starwood nor any Starwood Subsidiary holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19.

        (iii) To the best Knowledge and belief of Starwood, Starwood qualifies as a "domestically controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code, as of the date hereof.

    (j) NO LOANS OR PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as disclosed in the Starwood Filed SEC Documents or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee, officer, director or trustee of Starwood or any Starwood Subsidiary which, in the aggregate together with all such loans, has a principal amount in excess of $500,000, (ii) employment or severance agreement which, in the aggregate together with all such agreements, provides for payments in excess of $500,000 by Starwood or any Starwood Subsidiary or material consulting contract, policy, agreement, program or arrangement of Starwood or any Starwood Subsidiary, (iii) agreements which, in the aggregate together with all other agreements, requires material payments to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement with respect to any employee, officer, director or trustee of Starwood or any Starwood Subsidiary or (iv) any agreement to appoint or nominate any person as a director of Starwood, New Starwood or any Starwood Subsidiary.

    (k) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co., Inc. ("BEAR, STEARNS"), Bank of America Securities LLC and Houlihan Lokey Howard & Zukin, the fees and expenses of which, as set forth in letter agreements between Starwood and each such financial advisor, have previously been disclosed to TriNet and will be paid by Starwood, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Starwood or any other Starwood Subsidiary.

    (l) COMPLIANCE WITH LAWS. Except as disclosed in the Starwood Filed SEC Documents, none of Starwood or any of the Starwood Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect.

    (m)  CONTRACTS; DEBT INSTRUMENTS.

        (i) None of Starwood or any Starwood Subsidiary has received written notice that it is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture or any material lease, permit, concession, franchise or license, or any material agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect.

        (ii)  Section 3.2(m)(ii) of the Starwood Disclosure Letter sets forth
    (A) a detailed list of all indebtedness of Starwood and the Starwood Subsidiaries under which an aggregate principal amount in excess of $5,000,000 per item is outstanding or may be incurred other than (i) indebtedness payable to Starwood or a wholly owned Starwood Subsidiary and
    (ii) indebtedness which is reflected in the financial statements set forth in the Starwood Filed SEC Documents, and (B) the respective principal amounts outstanding thereunder or, in the case of financial products the notional amounts thereof, on March 31, 1999. Starwood has previously delivered to TriNet true and correct copies of all of the agreements relating to the indebtedness disclosed in Section 3.2(m)(ii) of the Starwood Disclosure Letter.

        (iii) None of Starwood or any Starwood Subsidiary has entered into or is subject, directly or indirectly, to any Starwood Tax Protection Agreements. As used herein, a "STARWOOD TAX PROTECTION AGREEMENT" is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to Starwood or a Starwood Subsidiary or attributable to the acquisition or ownership of an interest in any Starwood Subsidiary that is treated as a partnership for federal income tax purposes and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Starwood or any Starwood Subsidiary, (ii) requires that Starwood or any Starwood Subsidiary maintain, increase or put in place, or replace, indebtedness, whether or not secured by one or more of the Starwood Properties or (iii) requires that Starwood or any Starwood Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Starwood or any Starwood Subsidiary.

    (n) ENVIRONMENTAL MATTERS. Except as disclosed in the Starwood Filed SEC Documents, (i) none of Starwood or the Starwood Subsidiaries or, to Starwood's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials on or under any of the Starwood Properties or any of the properties securing the Starwood Loans and none of Starwood or the Starwood Subsidiaries has any Knowledge of the presence of any Hazardous Materials on or under any of the Starwood Properties or any of the properties securing the Starwood Loans except to the extent the presence of such Hazardous Materials, individually or in the aggregate, would not reasonably be expected to result in a Starwood Material Adverse Effect, (ii) none of Starwood, any of the Starwood Subsidiaries or, to Starwood's Knowledge, any other Person, has caused or permitted any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Starwood Properties or any of the properties securing the Starwood Loans as a result of any construction on or operation or use of such properties and none of Starwood or the Starwood Subsidiaries has any Knowledge of any spills, releases, discharges or disposal of Hazardous Materials having occurred or presently occurring on, under or from the Starwood Properties or any of the properties securing the Starwood Loans as a result of any construction on or operation or use of any such property, in each of the foregoing cases, which presence or occurrence would, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect; (iii) in connection with the construction on or operation and use of the Starwood Properties, Starwood and the Starwood Subsidiaries and, to Starwood's Knowledge, the owners or operators of the properties securing the Starwood Loans have not failed to comply in any material respect with any applicable Environmental Law, except to the extent such failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Starwood Material Adverse Effect. Starwood has previously delivered or made available to TriNet complete copies of all reports on and results of investigations, testing or analysis that are in the possession of or available to any of them with respect to the environmental condition of the Starwood Properties or with respect to environmental compliance of operations conducted on or from any such Property.

    (o)  STARWOOD PROPERTIES.

        (i) Starwood or a Starwood Subsidiary owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of Starwood included in the Starwood Filed SEC Documents or as identified in Section 3.2(o) of the Starwood Disclosure Letter (the "STARWOOD PROPERTIES"), which are all of the real estate properties owned or leased by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title, any rights of way, written agreements or reservations of an interest in title ("STARWOOD ENCUMBRANCES") except for (a) debt or other liabilities identified on Section 3.1(m)(ii) of the Starwood Disclosure Letter, (b) inchoate liens imposed for construction work in progress, (c) mechanics', workmen's and repairmen's liens (other than inchoate liens for work in progress) which have heretofore been bonded over or which, individually or in the aggregate, are not reasonably expected to result in a Starwood Material Adverse Effect or the discharge of which is the responsibility of a lessee of the applicable Starwood Property, (d) Taxes not yet due and payable or which are being contested in good faith with adequate reserves as required by GAAP, (e) leases entered into in the ordinary course of Starwood's business and subleases under such leases as tenants only with no options to purchase except as listed on Section 3.2(o) of the Starwood Disclosure Letter, (f) matters affecting title to multi-tenant office real estate a portion of which has been leased to Starwood or a Starwood Subsidiary, as tenants, primarily for office purposes (each such lease, a "STARWOOD OFFICE SPACE LEASES") and (g) other Starwood Encumbrances, if any, which, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect;

        (ii) Valid policies of title insurance have been issued (or, in the case of title policies with regard to Starwood Loans secured by real estate mortgages or deeds of trust, if not issued, the insurer is obligated to issue a title policy with respect thereto) insuring (i) Starwood's or a Starwood Subsidiary's fee simple title or leasehold estate to the Starwood Properties, (other than leaseholds with respect to Starwood Office Space Leases) and (ii) the real estate mortgages or deeds of trust pertaining to Starwood Loans (other than Starwood CMBS and participations) originated by Starwood or a Starwood Subsidiary or, to the Knowledge of Starwood, any other Starwood Loans or Starwood participations (excluding Starwood CMBS) secured by a real estate mortgage or deed of trust, and except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy which is currently pending which would, if decided adversely, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect;

        (iii) None of Starwood or the Starwood Subsidiaries has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Starwood Properties issued by any Governmental Entity that has not otherwise been resolved which would, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect;

        (iv) None of Starwood or the Starwood Subsidiaries has received notice of or has Knowledge of, any condemnation or rezoning or proceedings that are pending or, to the Knowledge of Starwood, threatened with respect to any of the Starwood Properties which would, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect;

        (v) Except as would not, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect, each tenant (or subtenant if Starwood or a Starwood Subsidiary is itself a tenant), of a Starwood Property owned or leased by Starwood or the applicable Starwood Subsidiary, or, to the Knowledge of Starwood, a subtenant thereof in which subtenant's rent Starwood or a Starwood Subsidiary participates or otherwise shares with the tenant, has entered into a lease or a sublease, if applicable, for the possession of such Starwood Property (each lease or other right of occupancy affecting or relating to a Starwood Property under which Starwood or a Starwood Subsidiary is the lessor is referred to herein as a "STARWOOD LEASE"); except as disclosed in the Starwood Filed SEC Documents, each Starwood Lease owned or leased by Starwood or a Starwood Subsidiary, is in full force and effect and none of Starwood or the Starwood Subsidiaries has received written notice of any defense to the obligations of the tenant thereunder or any claim asserted or threatened by any such tenant or guarantor of the tenant's obligations, which defense or claim, if sustained, would be reasonably expected to result in a Starwood Material Adverse Effect; and except as would not individually or in the aggregate reasonably be expected to result in a Starwood Material Adverse Effect, (a) the lessor under each Starwood Lease owned or leased by Starwood or a Starwood Subsidiary, has complied with its obligations under such Starwood Lease, (b) no tenant with respect to any Starwood Property owned or leased by Starwood or any Starwood Subsidiary is in default in the payment of fixed, base or minimum rent or other rental obligation payable to Starwood or a Starwood Subsidiary beyond the expiration of any applicable grace or cure period and (c) none of Starwood or the Starwood Subsidiaries has notice of any default by the tenant under such Starwood Lease;

        (vi) The mortgages and deeds of trust encumbering the Starwood Properties are not (i) cross-defaulted to any indebtedness other than indebtedness of Starwood or any of the Starwood Subsidiaries or (ii) cross-collateralized to any property not owned by Starwood or any of the Starwood Subsidiaries;

        (vii) The rent roll provided by Starwood to TriNet lists each Starwood Lease in effect as of the date hereof and the following information as of the date hereof for each Starwood Lease (other than Starwood Office Space Leases): (a) tenant's name, (b) rentable square feet, (c) current rental rate, (d) scheduled rental increases, (e) current expiration date and (f) to the extent the landlord may be obligated to perform the following within five years after the Effective Time: each obligation of the landlord to construct, add to or expand a building (not including for this purpose tenant improvements in the ordinary course) and each option of a tenant of a Starwood Property to require Starwood or any Starwood Subsidiary to construct, add to or expand a building (the "STARWOOD RENT ROLL"). Starwood has made available to TriNet true, correct and complete copies of all Starwood Leases, including all material amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to result in a Starwood Material Adverse Effect, all information set forth in the Starwood Rent Roll is true, correct and complete as of the date thereof; and

        (viii) Starwood and the Starwood Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the business in which they are engaged and such insurance is adequate for the value of their properties; all policies of insurance insuring Starwood and the Starwood Subsidiaries or their respective businesses and assets, are in full force and effect except as would not reasonably be expected to result in a Starwood Material Adverse Effect; Starwood and the Starwood Subsidiaries are in compliance with the terms of such policies and there are no claims by Starwood or the Starwood Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause, other than claims which (i) are for less than $250,000 or as disclosed in Section 3.2(o)(vii) of the Starwood Disclosure Letter or (ii) would not otherwise, individually or in the aggregate, reasonably be expected to result in a Starwood Material Adverse Effect (it being understood that any such claim which is for an amount in excess of $250,000 shall not, solely by reason of such fact, be deemed reasonably likely to result in a Starwood Material Adverse Effect).

    (p) OPINION OF FINANCIAL ADVISOR. The Board of Trustees of Starwood has received the opinion of Bear Stearns, Starwood's financial advisor, satisfactory to Starwood's Board of Trustees, a written copy of which was or, upon receipt by Starwood's Board of Trustees will be, provided to TriNet, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Starwood from a financial point of view. It is agreed and understood that such opinion is for the benefit of Starwood's Board of Trustees and may not be relied upon by TriNet or its affiliates.

    (q) STATE TAKEOVER STATUTES. Starwood and Starwood Sub each has taken all actions necessary, if any, to exempt the Merger, this Agreement and the transactions contemplated by this Agreement from the operation of any Takeover Statute of the State of Maryland, including, without limitation, Sections 3-602 and 3-603 of the MGCL.

    (r) 1940 ACT. None of Starwood or any of the Starwood Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

    (s) PROXY STATEMENT AND REGISTRATION STATEMENT. The information furnished by Starwood and Starwood Sub for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will not, as of the date the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order the make the statements therein not misleading. The information furnished by Starwood for inclusion or incorporation by reference in the Proxy Statement will not, on the dates the Proxy Statement first is mailed or furnished to securityholders of TriNet or Starwood or on the respective meeting dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Starwood and Starwood Sub make no representation or warranty with respect to any information furnished by TriNet for inclusion or incorporation by reference in any of the foregoing documents.

    (t) VOTE REQUIRED. The affirmative vote of the holders of at least two-thirds of the outstanding Starwood Class A Common Shares and Starwood Class B Common Shares voting as a single class is the only vote of the holders of any class or series of Starwood's beneficial interest necessary (under applicable law or otherwise) to approve the Merger, this Agreement, the Incorporation Merger and the Incorporation Merger Agreement (the "STARWOOD MERGER SHAREHOLDER APPROVAL" and the "STARWOOD INCORPORATION MERGER SHAREHOLDER APPROVAL"). The approval of a majority of the outstanding Starwood Class A Common Shares and Starwood Class B Common Shares voting as a single class is the only vote of the holders of any class or series of Starwood's beneficial interest necessary (under applicable law or otherwise) to approve the

Advisor Transaction and the Advisor Transaction Agreement (the "STARWOOD ADVISOR TRANSACTION SHAREHOLDER APPROVAL") and together with the Starwood Merger Shareholder Approval and the Starwood Incorporation Merger Shareholder Approval, the "STARWOOD SHAREHOLDER APPROVALS").

    (u)  YEAR 2000 ISSUES.

        (i) To the best Knowledge of Starwood and Starwood Sub, based on representations and warranties made by third parties and publicly available information, the software, hardware and equipment of Starwood owned, leased or licensed by it and used in the conduct of its business, as well as the elevator systems in those of the Starwood Properties for which Starwood has the responsibility under the applicable lease agreements to address Year 2000 compliance, and the heating ventilation and air conditioning, fire and safety and other automated building systems at those of the Starwood Properties for which Starwood has the responsibility under the applicable lease agreements to address Year 2000 compliance are or will be on or before December 31, 1999 Year 2000 Ready, except to the extent that the failure to be Year 2000 Ready would not reasonably be expected to result in a Starwood Material Adverse Effect.

    (v) OPERATIONS OF STARWOOD SUB AND NEW STARWOOD. Each of New Starwood and Starwood Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Incorporation Merger and has not engaged in any business activities or conducted any operations other than in conjunction with such transactions.

    (w) NO OWNERSHIP OF TRINET STOCK. As of the date of this Agreement, none of Starwood and the Starwood Subsidiaries owns, and as of the Closing Date (immediately prior to the Effective Time), none of Starwood and the Starwood Subsidiaries will own, any shares of capital stock of TriNet.

                                   ARTICLE IV

                                   COVENANTS

    Section 4.1.  CONDUCT OF BUSINESS BY TRINET.  Except as set forth in Section
4.1 of the TriNet Disclosure Letter, and as contemplated by this Agreement and the Ancillary Agreements to which TriNet is a party, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Effective Time, TriNet shall, and shall cause each of the TriNet Managed Subsidiaries and shall use commercially reasonable efforts to cause each TriNet Non-Managed Subsidiary to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and TriNet's status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, from the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Effective Time, except as set forth in Section 4.1 of the TriNet Disclosure Letter, and as contemplated by this Agreement and the Ancillary Agreements, TriNet shall not (and shall not authorize, commit or agree to) and shall cause the TriNet Managed Subsidiaries and shall use commercially reasonable efforts to cause the TriNet Non-Managed Subsidiaries not to (and not to authorize or commit or agree to):

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of TriNet's stock, or any stock or other equity interests in any TriNet Subsidiary that is not directly or indirectly wholly owned by TriNet or any TriNet Subsidiary, except (v) in the case of TriNet, for regular quarterly dividends not in excess of $.65 per share of TriNet Common Stock and on and after December 1, 1999 $.70 per share of TriNet Common Stock, $.585938 per share of TriNet Series A Preferred Stock, $.575 per share of TriNet Series B Preferred Stock and $.50 per share of TriNet Series C Preferred Stock,
(w) any other distributions by any other wholly owned TriNet Subsidiaries, (x) the Final TriNet Dividend to be paid pursuant to Section 2.2(d)(i), (y) other dividends necessary in order for TriNet to maintain its status as a REIT and (z) required distributions under the organizational documents governing the TriNet Subsidiaries or under other agreements to which the TriNet Subsidiaries are a party; (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of such stock or partnership interests or (iii) purchase, redeem or otherwise acquire any shares of stock of TriNet or any options, warrants or rights to acquire, or security convertible into, shares of stock of TriNet except in connection with the use of TriNet Common Stock to pay the exercise price or tax withholding obligation upon the exercise of a TriNet Stock Option issued under any of the TriNet Stock Plans as presently permitted under those plans;

    (b) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting or redeemable securities of TriNet or any TriNet Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to TriNet or a TriNet Subsidiary, except as permitted or required in connection with the exercise of outstanding options under the TriNet Option Plans or under any TriNet dividend reinvestment plan currently in effect, and except as permitted under Section 4.1(e);

    (c) amend TriNet's charter or bylaws, or any other comparable charter or organizational documents of any TriNet Subsidiary, except as otherwise contemplated by this Agreement or except for amendments to the organizational documents of the TriNet Subsidiaries to reflect the admission of new equity members and for other administrative matters;

    (d) merge, consolidate or enter into any other business combination transaction with any Person;

    (e) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing, other than leases with respect to TriNet Properties which are entered into in the ordinary course of TriNet's business, consistent with past practice; or (iii) incur indebtedness for borrowed money or guarantee any indebtedness of another person, other than a TriNet Subsidiary, issue or sell any debt securities or warrants or other rights to acquire any debt securities of TriNet or any TriNet Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person other than the TriNet Subsidiaries, except that TriNet and the TriNet Subsidiaries may borrow and re-borrow, up to the limits in effect on the date of this Agreement, under the Amended and Restated Credit Agreement, dated as of June 1, 1998 among TriNet, Morgan Guaranty Trust Company and the other lenders named therein (the "TRINET REVOLVER") and TriNet and the TriNet Subsidiaries may refinance indebtedness outstanding on the date of this Agreement when it matures, provided that the replacement indebtedness may be prepaid at any time without penalty;

    (f) make any election relating to Taxes, other than an election which is not reasonably expected to affect the amount or timing of items of income, gain, loss or deductions of greater than $5,000,000 on a cumulative basis or Taxes in any year of greater than $500,000 (unless such action is required by law or necessary to preserve TriNet's status as a REIT or any TriNet Subsidiary as a partnership for federal tax purposes);

    (g) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the TriNet Financial Statement Date, or
(ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy in each case relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 1997, except, in the case of clause (i), as may be required by the SEC, applicable Law or GAAP and, in the case of clause (ii), as may be required by applicable Law;

    (h) except as otherwise previously agreed to by Starwood in writing, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions currently in effect;

    (i) settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

    (j) enter into or amend or otherwise modify any of the material terms of any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers or directors of TriNet or any TriNet Subsidiary without prior written notice to Starwood and the approval of a majority of the "independent" members of the Board of Directors of TriNet; or

    (k) expend more than $3,000,000 in the aggregate for capital expenditures or commit to do the foregoing other than those projects, repairs or renovations in progress on the date hereof or which are required to be performed by TriNet under a TriNet Lease or existing letter of intent to which TriNet or a TriNet Subsidiary is a party, in each case as described in Section 4.1(k) of the TriNet Disclosure Letter, and other than to fund, to the extent necessary, the operations of the properties in the event of a tenant default.

    Section 4.2.  CONDUCT OF BUSINESS BY STARWOOD.  Except as set forth in
Section 4.2 of the Starwood Disclosure Letter, and as contemplated by this Agreement and the Ancillary Agreements to which Starwood is a party, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Effective Time, Starwood shall, and shall cause the Starwood Subsidiaries to, carry on its and their businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and Starwood's status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of
(i) the termination of this Agreement and (ii) the Effective Time, except as set forth in Section 4.2 of the Starwood Disclosure Letter, and as contemplated by this Agreement and the Ancillary Agreements, Starwood shall not (and shall not authorize, commit or agree to) and shall cause the Starwood Subsidiaries not to (and not to authorize or commit or agree to):

    (a) (i) declare, set aside or pay any dividends on, or make any distributions in respect of, any of Starwood's shares of beneficial interest or any stock or other equity interests in any Starwood Subsidiary that is not directly or indirectly wholly owned by Starwood except (u) in the case of Starwood, for aggregate dividends on Starwood's common shares of beneficial interest not in excess of the greater of (A) 100% of the consolidated funds from operations of Starwood and the Starwood Subsidiaries and (B) 100% of the consolidated REIT taxable income of Starwood and the Starwood Subsidiaries, in each case for the applicable dividend period, and for dividends required to be paid on Starwood's preferred shares of beneficial interest in accordance with their terms, (v) any distributions by any other wholly owned Starwood Subsidiary, (w) dividends payable by Starwood pursuant to Section 2.2(d)(i), (x) other dividends necessary in order for Starwood to maintain its status as a REIT and (z) required distributions under the organizational documents governing the Starwood Subsidiaries or under other agreements to which the Starwood Subsidiaries are a party; (ii) split, combine or reclassify any shares of beneficial interest or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such shares of beneficial interest or partnership interests, except pursuant to the Advisor Transaction and the Incorporation Merger or (iii) purchase, redeem or otherwise acquire any shares of beneficial interest of Starwood or any options, warrants or rights to acquire, or security convertible into, shares of beneficial interest of Starwood, except in connection with the use of Starwood Common Stock to pay the exercise price or withholding tax obligation upon the exercise of any Starwood Stock Option, upon the exercise of any Starwood Warrants or under the Starwood Stock Plan as presently permitted under that plan;

    (b) issue, deliver or sell, or grant any option or other right in respect of, any shares of beneficial interest, any other voting or redeemable securities of Starwood or any Starwood Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to Starwood or a Starwood Subsidiary except (i) pursuant to the Advisor Transaction, the Incorporation Merger and the Stock Dividend, (ii) for issuances of shares of beneficial interest of Starwood in an amount not to exceed in the aggregate 19.9% of the aggregate issued and outstanding shares of beneficial interest of Starwood on the date of this Agreement and (iii) for issuances of Starwood Class B Common Shares upon the exercise of outstanding Starwood Stock Options pursuant to
Section 6.1 of Starwood's Declaration of Trust;

    (c) amend Starwood's declaration of trust, bylaws or other comparable charter or organizational documents of Starwood or any Starwood Subsidiary, except as otherwise contemplated by this Agreement, pursuant to the Advisor Transaction and the Incorporation Merger or except for amendments to the organizational documents of the Starwood Subsidiaries to reflect the admission of new equity members and for other administrative matters;

    (d) subject to Section 4.2(b) hereof, merge, consolidate or enter into any other business combination with any Person except for any merger, consolidation or business combination, as a result of which (i) Starwood is the surviving or successor Person or the ultimate parent of the surviving or successor Person and
(ii) no change of control of Starwood will occur;

    (e) subject to Section 4.2(b) hereof, (i) acquire or agree to acquire by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets in transactions involving capital, securities, assets or indebtedness, or any combination thereof, of Starwood or Starwood Subsidiaries in excess of $250,000,000, for all such transactions in the aggregate, except (x) for acquisitions of businesses whose primary activities are similar or closely related to the businesses currently conducted by Starwood or any of the Subsidiaries or whose assets consist primarily of assets similar to the Starwood Loans, (y) as otherwise necessary in order for Starwood to maintain its status as a REIT and (z) that Starwood may originate or otherwise acquire assets of types similar to the Starwood Loans in the ordinary course of its business without restriction; (ii) other than in the ordinary course of business or in connection with (x) borrowings under Starwood's existing credit lines, (y) refinancings of outstanding indebtedness of Starwood and (z) securitizations of Starwood Loans, mortgage or otherwise materially encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or materially encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; (iii) incur indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Starwood or any Starwood Subsidiary; guarantee any debt securities of another person; enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or prepay or refinance any indebtedness if, as a result of any of the activities described in this clause (iii), the ratio of Starwood's consolidated debt to consolidated equity, as determined in accordance with GAAP and based the most recent consolidated balance sheet of Starwood included in the Starwood SEC Documents filed through the time of the activity in question, would exceed 2.0:1.0 or (iv) make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances, capital contributions or investments which are (A) specifically permitted by this Agreement, (B) consistent with the types of activities Starwood engages in the ordinary course of its business or
(C) not in excess of $100,000,000 in the aggregate;

    (f) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Starwood Financial Statement Date or
(ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy in each case relating to taxes, except in the case of settlements or compromises relating to taxes on real property or sales taxes in an amount not to exceed, individually or in the aggregate, $5,000,000, except, in the case of clause (i), as may be required by the SEC, applicable Law or GAAP and, in the case of clause
(ii) as may be required by applicable Law;

    (g) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated under Section 5.11) or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions currently in effect;

    (h) enter into, amend or otherwise modify any of the material terms of, any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers or trustees of Starwood or any Starwood Subsidiary, except that in connection with the transactions contemplated by the Advisor Transaction Agreement, Starwood may terminate the Financial Advisory Agreement, dated as of March 18, 1998, between Starwood and the Starwood Advisors L.L.C.

    (i) expend more than $3,000,000 in the aggregate for capital expenditures or commit to do the foregoing other than those projects, repairs or renovations in progress on the date hereof or which are required to be performed by Starwood under a Starwood Lease or existing letter of intent to which Starwood or a Starwood Subsidiary is a party, in each case as described in Section 4.2(i) of the Starwood Disclosure Letter; or

    (j) other than after consultation with TriNet, settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Starwood shall not enter into any such settlement which provides, as part of the settlement, for an injunction to be issued against the consummation of the transactions contemplated by this Agreement.

    Section 4.3.  OTHER ACTIONS.

    (a) Each of TriNet and Starwood shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts to cause its respective subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

    (b) Starwood shall, in connection with the transactions contemplated by this Agreement, take all actions necessary to give effect to the exchange or redemption rights in favor of joint venture partners of TriNet or any TriNet Subsidiaries that are listed in Section 4.3(b) of the TriNet Disclosure Letter. Such actions shall include, without limitation, the assumption of the obligations of TriNet and any TriNet Subsidiary with respect to such exchange or redemption rights that are disclosed in Section 4.3(b) of the TriNet Disclosure Letter and the entering into of registration rights agreements with such joint venture partners comparable to those heretofore entered into by TriNet or such TriNet Subsidiary and that are listed in Section 4.3(b) of the TriNet Disclosure Letter.

    (c) Starwood shall notify TriNet of (i) any foreclosure by a lender on shares of beneficial interest of Starwood pledged to secure indebtedness of a shareholder of Starwood who is a party to the Shareholder Agreement, or (ii) the occurrence of an "Event of Default" (an "EVENT OF DEFAULT") or "Additional Acceleration Event" (an "ADDITIONAL ACCELERATION EVENT") under the Credit and Guaranty Agreement among Starwood Opportunity Fund IV, L.P., a Delaware limited partnership, SOFI-IV SMT Holdings, L.L.C., a Delaware limited liability company, certain guarantors listed therein and General Electric Capital Corporation, a New York corporation ("GECC"), in each case within two business days after such foreclosure, Event of Default or Additional Acceleration Event, as the case may be.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

    Section 5.1. PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; SHAREHOLDERS' MEETINGS; CONSENTS.

    (a) As soon as practicable following the date of this Agreement, TriNet and Starwood shall jointly (i) prepare and file the Proxy Statement with the SEC, with appropriate requests for confidential treatment, in form and substance satisfactory to each of Starwood and TriNet, and Starwood will provide on a supplemental basis to the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of TriNet and Starwood shall use its commercially reasonable efforts to cause and enable Starwood to (i) respond to any comments of the staff of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Advisor Transaction. Each of TriNet and Starwood will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to TriNet's shareholders and Starwood's shareholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Starwood or TriNet, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Starwood and the shareholders of TriNet such amendment or supplement in a form reasonably acceptable to Starwood and TriNet.

    (b) TriNet will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "TRINET SHAREHOLDERS MEETING") (but in no event shall such meeting be held sooner than 20 business days following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the TriNet Shareholder Approval. Starwood will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "STARWOOD SHAREHOLDERS MEETING") (but in no event shall such meeting be held sooner than 20 business days following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the Starwood Shareholder Approvals and, if necessary, the approval of its shareholders to amend the declaration of trust and bylaws of Starwood in the manner contemplated by Section 1.7. TriNet and Starwood will cooperate in good faith to seek to ensure that the TriNet Shareholder Meeting and the Starwood Shareholder Meeting are held on the same day, as close together in time as is reasonably practicable. Starwood covenants that Starwood will, through its Board of Trustees, recommend to its shareholders approval of the Merger, this Agreement, the Advisor Transaction, the Advisor Transaction Agreement, the Incorporation Merger and the Incorporation Merger Agreement and the transactions contemplated hereby and thereby and further covenants that the Proxy Statement will include such recommendation. TriNet covenants that, subject to Section 7.1, TriNet will, through its Board of Directors, recommend to its shareholders approval of the Merger, this Agreement and the other transactions contemplated hereby and thereby and further covenants that the Proxy Statement will include such recommendation. Starwood shall furnish all information concerning New Starwood and the holders of New Starwood Common Stock as may reasonably be requested in connection with any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of New Starwood Common Stock and New Starwood Preferred Stock pursuant to the Merger and the Advisor Transaction, and TriNet shall furnish all information concerning TriNet and the holders of TriNet Common Stock and TriNet Preferred Stock as may be reasonably requested in connection with any such action. In connection with the preparation of the Proxy Statement and the Registration Statement, Starwood shall use reasonable efforts to cause to be delivered to TriNet, prior to the mailing of the Proxy Statement to TriNet's shareholders and Starwood's shareholders, the opinion dated the date of the Proxy Statement of Katten Muchin & Zavis, substantially in the form of EXHIBIT M, regarding the historical treatment of certain partnerships, Mayer, Brown & Platt, substantially in the form attached hereto as EXHIBIT N, regarding the historical qualification of Starwood as a REIT under the Code, and the opinion of Rogers & Wells LLP, substantially in the form attached hereto as EXHIBIT O, regarding the prospective qualification of New Starwood as a REIT under the Code. In issuing its opinion, Rogers & Wells LLP shall be permitted to rely on the opinion of Mayer, Brown & Platt and on the opinion of Paul, Weiss, Rifkind, Wharton & Garrison described in the next sentence. In connection with the preparation of the Proxy Statement and the Registration Statement, TriNet shall use reasonable efforts to cause to be delivered to Starwood, prior to the mailing of the Proxy Statement to TriNet's shareholders and Starwood's shareholders, the opinion dated the date of the Proxy Statement of Paul, Weiss, Rifkind, Wharton & Garrison substantially in the form attached hereto as EXHIBIT P regarding the qualification of TriNet as a REIT under the Code.

    Section 5.2. ACCESS TO INFORMATION; CONFIDENTIALITY. Each of TriNet and Starwood shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of TriNet and Starwood shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of TriNet and Starwood will hold, and will use commercially reasonable efforts to cause its respective officers and employees (and those of its respective subsidiaries), accountants, counsel, financial advisors and other representatives and affiliates to hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between TriNet and Starwood dated as of February 25, 1999, as amended to date (as so amended, the "CONFIDENTIALITY AGREEMENT").

    Section 5.3.  COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Starwood and TriNet agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, the Advisor Transaction, the Incorporation Merger or the consummation of the transactions contemplated by this Agreement, the Advisor Transaction Agreement, the Incorporation Merger Agreement and the other Ancillary Agreements including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and fully to carry out the purposes of, this Agreement, the Advisor Transaction Agreement, the Incorporation Merger Agreement and the other Ancillary Agreements. In connection with and without limiting the foregoing, TriNet, Starwood and their respective Boards of Directors or Trustees, as applicable, shall (x) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "TAKEOVER STATUTE") is or becomes applicable to the Merger or the Advisor Transaction, and (y) if any Takeover Statute becomes applicable, take all action necessary so that the Merger or the Advisor Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Advisor Transaction Agreement, as applicable, and otherwise to minimize the effect of such Takeover Statute on the Merger and the Advisor Transaction. From the date hereof through the Effective Time, TriNet shall timely file with the SEC all TriNet SEC Documents required to be so filed. From the date hereof through the Effective Time, Starwood shall timely file with the SEC all Starwood SEC Documents required to be so filed. Subject to the provisions of the Advisor Transaction Agreement, the Incorporation Merger Agreement and Section 2.1(b)(ii), Starwood shall consummate the Advisor Transaction and the Incorporation Merger as promptly as reasonably practicable following the satisfaction or waiver of the conditions set forth in
Article VI of this Agreement. Without the consent of TriNet (which will not unreasonably be withheld or delayed), Starwood will not consent to any amendment or other modification, waive any material right or condition under the Advisor Transaction Agreement or the Incorporation Merger Agreement or terminate the Advisor Transaction Agreement.

    (b) TriNet shall give prompt notice to Starwood, and Starwood shall give prompt notice to TriNet, if (i) any representation or warranty made by it contained in this Agreement, the Advisor Transaction Agreement or the Incorporation Merger Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, the Advisor Transaction Agreement or the Incorporation Merger Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    Section 5.4. AFFILIATES. Prior to the Closing Date, TriNet and Starwood shall exchange letters identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of TriNet and Starwood, their respective "affiliates" for purposes of Rule 145 under the Securities Act. TriNet and Starwood shall use their respective commercially reasonable efforts to cause each of their respective affiliates to deliver on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT Q hereto.

    Section 5.5. TAX TREATMENT. Each of Starwood and TriNet shall use its commercially reasonable efforts to (a) cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code and (b) obtain the opinions of counsel referred to in Sections 5.1(b), 6.2(e) and 6.3(e).

    Section 5.6.  NO SOLICITATION OF TRANSACTIONS.

    (a) Subject to Section 7.1, TriNet shall not directly or indirectly, through any officer, director, trustee, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any TriNet Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a TriNet Competing Transaction, or agree to or endorse any TriNet Competing Transaction, or authorize or permit any of its officers, directors, trustees, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. TriNet shall notify Starwood in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, TriNet shall deliver to Starwood a copy of such inquiry or proposal. For purposes of this Agreement, "TRINET COMPETING TRANSACTION" shall mean any of the following (other than the transactions expressly provided for in this Agreement or described in the TriNet Disclosure Letter): (i) any merger, consolidation, share exchange, business combination or similar transaction involving TriNet (or any of its Subsidiaries), as the case may be; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of TriNet and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding equity securities of TriNet (or any of its Subsidiaries), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    (b) Starwood shall not directly or indirectly, through any officer, director, trustee, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Starwood Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Starwood Competing Transaction, or agree to or endorse any Starwood Competing Transaction, or authorize or permit any of its officers, directors, trustees, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. Starwood shall notify TriNet in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Starwood shall deliver to TriNet a copy of such inquiry or proposal. For purposes of this Agreement, "STARWOOD COMPETING TRANSACTION" shall mean

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any of the following (other than the transactions expressly provided for in this
Agreement, the Incorporation Merger Agreement and the Advisor Transaction Agreement or described in the Starwood Disclosure Letter): (i) any merger, consolidation, share exchange, business combination or similar transaction involving Starwood (or any of its Subsidiaries), as the case may be, which is required under applicable Law or under the rules of the principal securities exchange on which the Starwood Common Stock is then listed to be submitted to Starwood's shareholders for approval, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 20% of the assets of Starwood and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for more than 20% of the outstanding equity securities of Starwood (or any of its Subsidiaries); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Section 5.7. PUBLIC ANNOUNCEMENTS. Starwood and TriNet will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or any other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Merger will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

    Section 5.8. AMEX DE-LISTING; NYSE LISTING. Starwood shall prepare and submit to the NYSE a listing application covering the New Starwood Common Stock (including the New Starwood Common Stock to be issued in the Merger and the Advisor Transaction) and New Starwood Preferred Stock and shall use its commercially reasonable efforts to have the NYSE approve for listing, upon official notice of issuance, the New Starwood Common Stock and New Starwood Preferred Stock. In the event that all such securities are approved for listing on the NYSE, Starwood shall take such steps as are necessary to cause all Starwood securities listed on the American Stock Exchange ("AMEX") to be de-listed as of the Effective Time.

    Section 5.9.  LETTERS OF ACCOUNTANTS.

    (a) TriNet shall use its reasonable best efforts to cause to be delivered to Starwood and TriNet a "comfort" letter of PricewaterhouseCoopers LLP, TriNet's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Starwood and TriNet, in form and substance reasonably satisfactory to Starwood and TriNet and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    (b) Starwood shall use its reasonable best efforts to cause to be delivered to TriNet and Starwood a "comfort" letter of PricewaterhouseCoopers LLP, Starwood's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to TriNet and Starwood, in form and substance reasonably satisfactory to TriNet and Starwood and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    Section 5.10.  TRANSFER AND GAINS TAXES; SHAREHOLDER DEMAND
LETTERS. Starwood and TriNet shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "TRANSFER AND GAINS TAXES"). Within 30 days after the Effective

Time, Starwood shall send the shareholder demand letters required by Treasury Regulation Section 1.857-8 to the appropriate shareholders of TriNet for TriNet's taxable year ended on the Effective Time.

    Section 5.11.  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

    (a) BENEFIT PLANS. Subject to subsection (b) below, upon and after the Effective Time, Starwood (or its respective successors or assigns) shall provide benefits to former employees of TriNet and its Subsidiaries that are no less favorable in the aggregate to such employees than those provided to other similarly situated employees of Starwood at any applicable time after the termination of the benefits provided to such employees by TriNet and the TriNet Subsidiaries. With respect to any Starwood Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA and any other service based benefits (including vacations) in which employees of TriNet or Starwood or their respective Subsidiaries may participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of pension benefits, service with TriNet, Starwood or any of their respective Subsidiaries shall be treated as service with Starwood; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under both a TriNet Benefit Plan and a Starwood Benefit Plan (or is not otherwise recognized for such purposes under the benefit plan of Starwood). Notwithstanding the above, Starwood shall specifically assume TriNet's obligations under the change of control agreements and TriNet employee severance policy listed or described in
Section 5.11(a) of the TriNet Disclosure Letter and honor all obligations arising thereunder.

    (b) STOCK INCENTIVE PLANS. Each holder (each an "OPTIONHOLDER") of a TriNet Stock Option shall have the right, within 10 business days after receipt by such Optionholder of written notice from New Starwood of the "MARKET PRICE" (as defined below) and subject to such rules and procedures (including, without limitation, any requirement that written forms be executed by each Optionholder) as the Board of Directors of TriNet may establish in its sole discretion, to elect one of the following choices with respect to the disposition of any such Optionholder's TriNet Stock Options held by the Optionholder immediately prior to the Effective Time in connection with the Merger:

        (i) Each Optionholder (other than the members of the Board of Directors of TriNet, each of whom agreed, subject to certain exceptions, not to exercise his TriNet Stock Options pursuant to the terms and provisions of an Option Standstill Agreement) may elect to receive, with respect to any such Optionholder's TriNet Stock Options (each of which TriNet Stock Options shall be deemed to have become vested immediately prior to the Effective
    Time), cash in an amount equal to the difference between (x) the Market Price of the shares of TriNet Common Stock subject to such TriNet Stock Options and (y) the exercise price of such TriNet Stock Options, in which event, following receipt by such Optionholder of such cash amount, such Optionholder shall thereafter cease to have any right to purchase TriNet Common Stock or shares of New Starwood Common Stock in connection with the exercise of the TriNet Stock Options and all such TriNet Stock Options shall be cancelled and terminated; or

        (ii) Each Optionholder may elect, with respect to any of such Optionholder's outstanding TriNet Stock Options, that such TriNet Stock Option shall be assumed by Starwood and shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such TriNet Stock Option (including, without limitation, as to vesting and exercisability, it being understood that in the case of an election under this clause (ii), (A) in the case of TriNet Stock Options held by Optionholders that are either members of the Board of Directors of TriNet on the date hereof or are persons listed in Section 5.11(b) of the TriNet Disclosure Letter (each of whom is a party to an Agreement Regarding Change of Control with TriNet), such TriNet Stock Options shall accordingly vest immediately prior to the Effective Time and (B) in the case of TriNet Stock Options held by all other Optionholders, notwithstanding the foregoing, no effect shall be given to any provisions governing the terms of such TriNet Stock Options that would result in the acceleration of vesting of such TriNet Stock Options in connection with the execution and delivery of this Agreement or the completion of the Merger), subject to the requirements of Section 424(a) of the

    Code with respect to incentive stock options, the same number of shares of New Starwood Common Stock as a holder of such TriNet Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such TriNet Stock Option in full immediately prior to the Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such TriNet Stock Option divided by the number of full shares of New Starwood Common Stock deemed to be purchasable pursuant to such TriNet Stock Option; PROVIDED, HOWEVER, that the number of shares of Starwood Common Stock that may be purchased upon exercise of each such TriNet Stock Option shall not include any fractional share but shall be rounded upward to the next whole number of shares, or if rounding up would disqualify an option as an incentive stock option, shall be rounded down to the nearest whole number and cash shall be paid to each affected optionee as compensation for such fractional share in accordance with methodology set forth in Section 2.2(g)(ii) hereof; PROVIDED, FURTHER, HOWEVER, that prior to, or simultaneously with, the Effective Time, New Starwood shall use its reasonable best efforts to cause to become effective under the Securities Act, a Registration Statement on Form S-8 in compliance with the rules promulgated under the Securities Act covering that number of shares of New Starwood Common Stock that would become issuable upon the exercise of all TriNet Options. The term "MARKET PRICE" shall mean the average of the closing prices of the New Starwood Common Stock on the principal stock exchange on which New Starwood Common Stock is listed for the five (5) consecutive trading days beginning with the fourth trading day after the Effective Time.

        (iii) Each Starwood Stock Option shall continue in accordance with its terms and conditions, including, without limitation, vesting and exercisability.

        (iv) Immediately prior to the Effective Time, TriNet shall take all actions necessary to terminate the TriNet Stock Plans, TriNet's management incentive (bonus) plans, Automatic Dividend Reinvestment Plan, Management Stock Purchase Plan and Dividend Equivalent Rights Program (other than with respect to Dividend Equivalent Rights Awards outstanding on the date hereof and provisions of the Dividend Equivalent Rights Program with respect to the vesting of such awards).

    Section 5.12.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) (i) TriNet shall, and, from and after the Effective Time, Starwood (collectively, the "INDEMNIFYING PARTIES") shall, jointly and severally, indemnify, defend and hold harmless each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of TriNet or any TriNet Subsidiary (the "INDEMNIFIED PARTIES") against, by paying directly on behalf of the Indemnified Parties, to the extent permitted by law, all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities, judgments and amounts that are or are to be paid in settlement of, with the approval of the Indemnifying Parties (which approval shall not be unreasonably withheld or delayed), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of TriNet or any TriNet Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED LIABILITIES"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement, the Merger, or the transactions contemplated by this Agreement, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors or officers, as the case may be (and Starwood will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in Section 5.12(a)(iii)).

        (ii) Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.12 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.12 against TriNet and, from and after the Effective Time, Starwood, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; PROVIDED, that the failure to so notify shall not limit in any way or otherwise affect the obligations of the Indemnifying Parties, except to the

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
    extent such failure to notify materially prejudices such party. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will assume the defense of such action and will pay the costs and expenses of the defense; provided, however, that the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. The Indemnifying Parties shall not settle any such action without the consent of the Indemnified Parties; PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld, it being understood that it shall not be deemed unreasonable to withhold such consent if the settlement includes any admission of wrongdoing or payment of any money by or on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; PROVIDED, FURTHER, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or
    (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

        (iii) It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (and one local counsel in each jurisdiction in which such counsel is reasonably required) at any one time for all such Indemnified Parties unless
    (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties has reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

        (iv) The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld or delayed).

    (b)  Without limiting any of the obligations under paragraph (a) of this
Section 5.12, Starwood agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in TriNet's charter or bylaws as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger as obligations of New Starwood and continue in full force and effect for a period of six years from the Effective Time.

    (c) At or prior to the Effective Time, Starwood shall purchase directors' and officers' liability insurance "tail" policy coverage for TriNet's directors and executive officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as (but which shall be no less favorable than those) currently provided by TriNet to such directors and officers for claims based on activity prior to the Effective Time; PROVIDED, HOWEVER, that Starwood shall have no obligation to pay aggregate premiums for such coverage in excess of $350,000.

    (d) The indemnification provided by this Section 5.12 shall (i) be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, as to action in the Indemnitee's capacity as a director or officer of TriNet and shall continue as to an Indemnitee who has ceased to serve in such capacity and (ii) be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Starwood and TriNet.

    Section 5.13. THE TRINET RIGHTS PLAN. TriNet has taken and shall take, in a timely manner, all steps necessary to ensure that the entering into of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby and any other action or combination of actions or any other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person to exercise or receive certificates for Rights or acquire any property in respect of Rights under the Rights Agreement. TriNet shall not redeem the Rights issued under the Rights Agreement, or terminate the Rights Agreement, prior to the Effective Time (other than in accordance with the preceding sentence) unless required to do so by a court of competent jurisdiction; PROVIDED, HOWEVER, that TriNet may take any of the foregoing actions if the Board of Directors of TriNet shall have accepted a proposal for a Superior TriNet Competing Transaction in accordance with the terms of Section 7.1.

    Section 5.14. COORDINATION OF DIVIDENDS. Each of Starwood and TriNet shall coordinate with the other regarding the declaration and payment of dividends in respect of New Starwood Common Stock and TriNet Common Stock and the record dates and payment dates relating thereto, it being the intention of Starwood and TriNet that any holder of TriNet Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to such holder's TriNet Common Stock and/or New Starwood Common Stock such holder receives in exchange therefor pursuant to the Merger.

    Section 5.15. [Intentionally deleted.]

    Section 5.16. ENVIRONMENTAL REPORTS. Within 21 days after the date of this Agreement, Starwood shall deliver to TriNet Phase I environmental assessments with regard to the Starwood Properties listed in Section 5.16 of the Starwood Disclosure Letter.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of TriNet and Starwood to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a) SHAREHOLDER APPROVALS. The TriNet Shareholder Approval and the Starwood Merger Shareholder Approval and the Starwood Advisor Transaction Shareholder Approval shall have been obtained.

    (b) LISTING OF SHARES. The NYSE or the AMEX shall have approved for listing the New Starwood Common Stock (including the New Starwood Common Stock to be issued in the Merger and the Advisor Transaction) and the New Starwood Preferred Stock.

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
    (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

    (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Incorporation Merger or the Advisor Transaction shall be in effect.

    (e) INCORPORATION MERGER AND ADVISOR TRANSACTION. Unless Starwood shall have delivered the written notice to TriNet contemplated by Section 1.7, the Incorporation Merger shall have occurred in accordance with the Incorporation Merger Agreement. The Advisor Transaction Agreement shall be in full force and effect and the Advisor Transaction shall occur simultaneously with the Merger in accordance with the Advisor Transaction Agreement.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF STARWOOD. The obligation of Starwood to effect the Merger and the Advisor Transaction on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Starwood:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TriNet set forth in this Agreement that are qualified by any "materiality," "Material Adverse Effect" or similar qualification or limitation shall be true and correct, and the other representations and warranties of TriNet set forth in this Agreement shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date (in which case it shall be true and correct as of such other date), and Starwood shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of TriNet by the President and the Chief Financial Officer of TriNet to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF TRINET. TriNet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Starwood shall have received a certificate signed on behalf of TriNet by the President and the Chief Financial Officer of TriNet to such effect.

    (c) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no events shall have occurred and no circumstances shall have occurred that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a TriNet Material Adverse Effect. This condition shall be deemed not satisfied if on the Closing Date there are Defaulted TriNet Leases, other than the TriNet Leases described in Section 3.1(o)(v) of the TriNet Disclosure Letter, that in the aggregate represent in excess of 5% of the consolidated rental income of TriNet and the TriNet Subsidiaries for the fiscal quarter of TriNet most recently completed. For purposes of this Section, a TriNet Lease becomes a "DEFAULTED TRINET LEASE" when (i) a material uncured default in the payment of monetary obligations due from the tenant or guarantor under the TriNet Lease has occurred and is continuing beyond the applicable notice and grace periods set forth in the applicable TriNet Lease and the amounts of such monetary obligations are not the subject of a good faith dispute between TriNet and the tenant or guarantor, (ii) the tenant or guarantor under the TriNet Lease, pursuant to any bankruptcy law applicable to it, commences a voluntary case, consents to the entry of an order for relief, consents to the appointment of a custodian of it or a substantial part of its property or makes a general assignment for the benefit of its creditors or (iii) a court of competent jurisdiction enters an order or decree with regard to a tenant or guarantor under a TriNet Lease under any applicable bankruptcy law for relief in an involuntary case, appoints a custodian for the tenant or guarantor or any substantial part of its property or orders the winding up or liquidation of the tenant.

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
    (d) OPINIONS RELATING TO REIT STATUS. Starwood shall have received an opinion dated as of the Closing Date of Paul, Weiss, Rifkind, Wharton & Garrison, substantially in the form of EXHIBIT P attached hereto, regarding the qualification of TriNet as a REIT under the Code and the treatment of the TriNet Subsidiaries that are partnerships, limited liability companies or joint ventures as partnerships or disregarded entities under the Code, and Paul, Weiss, Rifkind, Wharton & Garrison shall have permitted Rogers & Wells LLP to rely on its opinion for purposes of delivering the opinion required by Section 6.3(d).

    (e) OTHER TAX OPINION. Starwood shall have received an opinion dated as of the Closing Date from Rogers & Wells LLP in form reasonably satisfactory to TriNet (subject to customary assumptions and qualifications, and based on customary representations) to the effect that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code.

    (f) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the Merger shall have been obtained, other than such consents and waivers from third parties, which (i) if not obtained, would not result, individually or in the aggregate, in a TriNet Material Adverse Effect or (ii) Starwood has previously acknowledged are consents or waivers which, if not obtained, would not individually result in a TriNet Material Adverse Effect.

    Section 6.3. CONDITIONS TO OBLIGATION OF TRINET. The obligations of TriNet to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by TriNet:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Starwood set forth in this Agreement that are qualified by any "materiality," "Material Adverse Effect" or similar qualification or limitation shall be true and correct, and the other representations and warranties of Starwood set forth in this Agreement shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date (in which case it shall be true and correct as of such other date), and TriNet shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Starwood by the Chief Executive Officer and the Chief Financial Officer of Starwood to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF STARWOOD. Starwood shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and TriNet shall have received a certificate signed on behalf of Starwood by the Chief Executive Officer and the Chief Financial Officer of Starwood to such effect.

    (c) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no events shall have occurred and no circumstances shall have occurred that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Starwood Material Adverse Effect.

    (d) OPINIONS RELATING TO REIT AND PARTNERSHIP STATUS. TriNet shall have received the opinions dated as of the Closing Date of Katten Muchin & Zavis substantially in the form of EXHIBIT M attached hereto regarding the historical treatment of Starwood Subsidiaries that are partnerships, limited liability companies or joint ventures as partnerships or disregarded entities under the Code, the opinion of Mayer, Brown & Platt substantially in the form of EXHIBIT N attached hereto regarding the historical qualification of Starwood as a REIT under the Code and the opinion of Rogers & Wells LLP substantially in the form of EXHIBIT O attached hereto regarding the prospective qualification of New Starwood, as a REIT under the Code and the treatment of Starwood Subsidiaries that are partnerships, limited liability companies or joint ventures as partnerships or disregarded entities under the Code. Katten Muchin & Zavis and Mayer Brown & Platt shall have permitted Rogers & Wells LLP to rely on their opinions for purposes of delivering its opinion required by this Section 6.3(d).

    (e) OTHER TAX OPINION. TriNet shall have received an opinion dated as of the Closing Date from Paul Weiss, Rifkind, Wharton & Garrison in form reasonably satisfactory to Starwood (subject to customary assumptions and qualifications, and based on customary representations) to the effect that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code.

    (f) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the Merger shall have been obtained, other than (i) such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Starwood Material Adverse Effect and (ii) any consent necessary under or in respect of the TriNet Revolver.

    (g) INCORPORATION MERGER REPRESENTATIONS. Unless Starwood shall have delivered the written notice to TriNet contemplated in Section 1.7, the representations and warranties of New Starwood set forth in the Incorporation Merger Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Incorporation Merger shall have been effected in accordance with the Incorporation Merger Agreement. TriNet shall have received a certificate confirming the foregoing (which certificate may be qualified by Knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of New Starwood by the Chief Executive Officer and the Chief Financial Officer of New Starwood to such effect.

    (h) ADVISOR TRANSACTION REPRESENTATIONS. The representations and warranties of the Advisor set forth in the Advisor Transaction Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the parties to the Advisor Transaction Agreement shall have complied in all material respects with their obligations under that Agreement. TriNet shall have received a certificate confirming the foregoing (which certificate may be qualified by Knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Advisor by the Chief Executive Officer and the Chief Financial Officer of the Advisor.

    (i) LOCK-UP AGREEMENTS; STOCKHOLDERS' AGREEMENT. The Lock-Up Agreements and the Stockholders' Agreement shall remain in full force and effect and no party thereto shall be in violation of or shall have notified TriNet or Starwood of its intention to violate any of such agreements.

    (j) ELECTION OF REIT STATUS. Starwood shall have elected to be subject to taxation as a REIT under the Code for its taxable year ended December 31, 1998 by having properly and timely filed Form 1120-REIT prior to the Closing Date and shall have included the information set forth in Section 856(c)(6)(A) of the Code in a schedule attached to such tax return.

                                  ARTICLE VII

                                 BOARD ACTIONS

    Section 7.1. BOARD ACTIONS. Notwithstanding Section 5.6 or any other provision of this Agreement to the contrary, to the extent required by the obligations of the Board of Directors of TriNet under the MGCL, as determined by the Board of Directors of TriNet in good faith after consultation with outside counsel, TriNet may:

    (a) disclose to its shareholders any information required to be disclosed under applicable law;

    (b) take and disclose to its shareholders (but not earlier than five business days after first notifying Starwood thereof) a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction;

    (c) in response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to it pursuant to a confidentiality agreement which is at least as favorable to it as the Confidentiality Agreement, or otherwise respond to or deal with any person in connection with a proposal for a Superior TriNet Competing Transaction, provided that it shall have notified Starwood of such unsolicited requests or its participation in discussions or negotiations in accordance with Section 5.6; and

    (d) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) a Superior TriNet Competing Transaction (as defined below) or enter into an agreement with respect to such Superior TriNet Competing Transaction (for purposes of this Agreement, "SUPERIOR TRINET COMPETING TRANSACTION" means a bona fide proposal for a TriNet Competing Transaction made by a third party which a majority of the members of the Board of Directors of TriNet determines in good faith (after consultation with its financial advisor) to be more favorable to its common shareholders than the Merger).

    Section 7.2. TRINET SUBSIDIARY BOARDS. On the Closing Date, TriNet shall use commercially reasonable efforts to cause the directors and officers of each of the TriNet Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 8.1. TERMINATION. This Agreement may be terminated at any time prior to the acceptance for record of the Articles of Merger for the Merger by the SDAT, whether before or after the TriNet Shareholder Approval and the Starwood Shareholder Approvals are obtained:

    (a) by mutual written consent duly authorized by the respective Board of Directors of TriNet, the Board of Directors of Starwood Sub and the Board of Trustees of Starwood;

    (b) by Starwood, upon a breach of any representation, warranty, covenant or agreement on the part of TriNet set forth in this Agreement, or if any representation or warranty of TriNet shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 1999 (as otherwise extended);

    (c)  by Starwood upon a failure of the condition set forth in Section
6.2(c);

    (d) by TriNet, upon a breach of any representation, warranty, covenant or agreement on the part of Starwood set forth in this Agreement, or if any representation or warranty of Starwood shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 1999 (as otherwise extended);

    (e)  by TriNet upon a failure of the condition set forth in Section 6.3(c);

    (f) by either Starwood or TriNet, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

    (g) by either Starwood or TriNet, if the Merger shall not have been consummated before December 31, 1999; PROVIDED, HOWEVER, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(g);

    (h) by Starwood or TriNet if, upon a vote at a duly held TriNet Shareholders Meeting or any adjournment thereof, the TriNet Shareholder Approval shall not have been obtained, as contemplated by Section 5.1;

    (i) by Starwood if (i) prior to the TriNet Shareholders Meeting, the Board of Directors of TriNet shall have withdrawn or modified in any manner adverse to Starwood its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any TriNet Competing

Transaction, (ii) TriNet shall have entered into any agreement with respect to any TriNet Competing Transaction or (iii) the Board of Directors of TriNet or any committee thereof shall have resolved to do any of the foregoing;

    (j) by TriNet if TriNet shall previously or concurrently have consummated a transaction constituting a Superior TriNet Competing Transaction or shall previously or concurrently have entered into a definitive agreement providing for a Superior TriNet Competing Transaction, but only upon payment of all amounts then required, by reason of such termination, to be paid pursuant to
Section 8.2(b);

    (k) by TriNet upon a termination of the Advisor Transaction Agreement or, if Starwood has not previously delivered to TriNet the written notice contemplated by Section 1.7, upon termination of the Incorporation Merger Agreement;

    (l) by TriNet within 15 days after receiving written notice from Starwood pursuant to Section 4.3(c) that (a) (i) a lender on shares of beneficial interest of Starwood pledged to secure indebtedness of a shareholder of Starwood who is party to the Shareholder Agreement has foreclosed on such Shares and the number of Starwood Class A Common Shares held by all parties to the Shareholder Agreement after giving effect to such foreclosure represents less than two-thirds of the aggregate number of then outstanding Starwood Class A Common Shares and Starwood Class B Common Shares or (ii) an Event of Default or an Additional Acceleration Event shall have occurred and be continuing and (b) the lender (in the case of a foreclosure) or GECC or its successors and assigns (in the case of an Event of Default or Additional Acceleration Event), as the case may be, has not agreed in writing (in a manner reasonably satisfactory to TriNet) to vote in favor of this Agreement, the Merger, the Advisor Transaction Agreement and the Advisor Transaction, all shares of beneficial interest in Starwood with respect to which such lender or GECC (or its successors and assigns), as the case may be, has received the right to exercise voting and consensual rights in connection with such foreclosure, Event of Default or Additional Acceleration Event; or

    (m) by Starwood or TriNet if, upon a vote at a duly held Starwood Shareholders Meeting or any adjournment thereof, the Starwood Merger Shareholder Approval or the Starwood Advisor Transaction Shareholder Approval shall not have been obtained, as contemplated by Section 5.1; PROVIDED, HOWEVER, that TriNet shall have no right to terminate this Agreement pursuant to this Section 8.1(m) if (i) the irrevocable proxies which TriNet holds pursuant to the Shareholder Agreement (the "IRREVOCABLE PROXIES") are valid instruments as of the time of the Starwood Shareholders Meeting or any adjournment thereof and (ii) TriNet shall have failed to exercise its rights under the Irrevocable Proxies to cause the shares of beneficial interest of Starwood held by the shareholders of Starwood who are parties to the Shareholder Agreement to be voted in favor of the Merger and the Advisor Transaction at the Starwood Shareholders Meeting or any adjournment thereof (such failure of TriNet being referred to herein as a "TRINET PROXY DEFAULT").

    Section 8.2.  EXPENSES.

    (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

    (b)  TriNet agrees that if this Agreement shall be terminated pursuant to
Section 8.1(b), (h), (i) or (j) then TriNet will pay to Starwood, or as directed by Starwood, an amount equal to the Starwood Break-Up Expenses (as defined below). In addition, TriNet agrees that if (w) this Agreement shall be terminated pursuant to Section 8.1(b) by reason of a breach by TriNet of any representation or warranty set forth in this Agreement (and not by reason of any such representation or warranty of TriNet having become untrue after the date of this Agreement) and within 12 months following such termination TriNet shall consummate a transaction constituting a change of control of TriNet or enter into a definitive agreement providing for such a transaction, (x) this Agreement shall be terminated pursuant to Section 8.1(c) and within 12 months following such termination, TriNet shall consummate a transaction constituting a Superior TriNet Competing Transaction or enter into a definitive agreement providing for a transaction which will constitute a Superior TriNet Competing Transaction, (y) this Agreement shall be terminated pursuant to Section 8.1(h) and within nine months following such termination, TriNet shall consummate a transaction constituting a change of control of TriNet or enter into a definitive agreement providing for a transaction which will constitute a change of control of TriNet, or (z) this Agreement is terminated pursuant to Section 8.1(i) or Section 8.1(j), or pursuant to Section 8.1(b), by reason of a breach by TriNet of a covenant set forth in this Agreement, then TriNet will pay as directed by Starwood a fee in an amount equal to the Starwood Break-Up Fee (as defined below). Payment of any of such amounts shall be made, as directed by Starwood, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "STARWOOD BREAK-UP FEE" shall be an amount equal to the lesser of (i) $50,000,000 (the "BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Starwood for the taxable year in which this Agreement is terminated without causing Starwood to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code ("QUALIFYING INCOME"), as determined by outside counsel or independent accountants to Starwood, and (B) in the event Starwood receives a letter from outside counsel (the "STARWOOD BREAK-UP FEE TAX OPINION") indicating that Starwood has received a ruling from the IRS holding that the receipt by Starwood of the Base Amount would either constitute Qualifying Income as to Starwood with respect to Starwood's proportionate share thereof or would be excluded from Starwood's gross income for purposes of Sections 856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS"), the Base Amount less the amount payable under clause (A) above. In the event that Starwood is not able to receive the full Base Amount, TriNet shall place the unpaid amount (I.E., the difference between the Base Amount and the Starwood Break-Up Fee) in escrow and shall not release any portion thereof to Starwood unless and until TriNet receives any one or a combination of the following: (i) a letter(s) from Starwood's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Starwood without causing Starwood to fail to meet the REIT Requirements for any relevant taxable year together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Starwood, or (ii) a Starwood Break-Up Fee Tax Opinion, in which event TriNet shall pay to Starwood the unpaid Base Amount. TriNet's obligation to pay any unpaid portion of the Starwood Break-Up Fee (provided TriNet has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to TriNet) on the date that is five years from the date the Starwood Break-Up Fee first becomes due under this Agreement. The "STARWOOD BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) the total amount of costs and expenses incurred by Starwood in connection with the preparation, negotiation, execution and delivery of this Agreement (including, without limitation, fees and disbursements of counsel, investment bankers and accountants and out-of-pocket expenses), up to a maximum amount of $3,500,000 and which are supported by invoices or other reasonable documentation (the "STARWOOD EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Starwood for the taxable year in which this Agreement is terminated without causing Starwood to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by outside counsel or independent accountants to Starwood and (B) in the event Starwood receives a Starwood Break-Up Fee Tax Opinion indicating that Starwood has received a ruling from the IRS holding that Starwood's receipt of the Starwood Expense Fee Base Amount would either constitute Qualifying Income as to Starwood with respect to Starwood's proportionate share thereof or would be excluded from Starwood's gross income for purposes of the REIT Requirements, the Starwood Expense Fee Base Amount less the amount payable under clause (A) above. Notwithstanding anything in the foregoing to the contrary, if this Agreement is terminated but Starwood acquires, directly or indirectly, substantially all of the assets or stock of the Advisor or any of its direct or indirect Subsidiaries within 12 months after such termination, then TriNet shall have no obligation to pay to Starwood any Starwood Break-Up Expenses which are directly and solely attributable to the Advisor Transaction and if any such Starwood Break-Up Expenses have already been paid by TriNet, Starwood shall reimburse TriNet for those expenses promptly after the consummation of the acquisition of the Advisor. In the event that Starwood is not able to receive the full amount of the Starwood Break-Up Expenses, TriNet shall place the unpaid amount (I.E., the difference between the Starwood Expense Fee Base Amount and the Starwood Break-Up Expenses) in escrow and shall not release any portion thereof to Starwood unless and until TriNet receives any one or combination of the following: (i) a letter(s) from Starwood's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Starwood without causing Starwood to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Starwood, or (ii) a Starwood Break-Up Fee Tax Opinion indicating that Starwood's receipt of the Starwood Expense Fee Base Amount would satisfy the REIT Requirements, in which event TriNet shall pay to Starwood the unpaid Starwood Expense Fee Base Amount. TriNet's obligation to pay any unpaid portion of the Starwood Break-Up Expenses (provided TriNet has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to TriNet) on the date that is five years from the date the Starwood Break-Up Expenses first become due under this Agreement.

    (c)  Starwood agrees that if this Agreement shall be terminated pursuant to
Section 8.1(d), 8.1(k) or 8.1(l) or, in the absence of a TriNet Proxy Default, pursuant to Section 8.1(m), then Starwood will pay, as directed by TriNet, an amount equal to the TriNet Break-Up Expenses (as defined below). In addition, Starwood agrees that if (w) this Agreement shall be terminated pursuant to
Section 8.1(d) by reason of a breach by Starwood of a representation or warranty set forth in this Agreement (and not by reason of any such representation or warranty of Starwood having become untrue after the date of this Agreement) and within 12 months following such termination Starwood shall consummate a transaction constituting a change of control of Starwood or enter into a definitive agreement providing for a transaction which will constitute a change of control of Starwood, (x) this Agreement shall be terminated pursuant to
Section 8.1(e) and within 12 months following such termination, Starwood shall consummate a transaction constituting a Superior Starwood Competing Transaction or enter into a definitive agreement providing for a transaction which will constitute a Superior Starwood Competing Transaction; (y) this Agreement shall be terminated pursuant to Section 8.1(k), Section 8.1(l) or pursuant to Section 8.1(d), by reason of a breach by Starwood of a covenant set forth in this Agreement; or (z) this Agreement shall be terminated pursuant to Section 8.1(m) in the absence of a TriNet Proxy Default, then Starwood will pay as directed by TriNet a fee in an amount equal to the TriNet Break-Up Fee (as defined below). Payment of any of such amounts shall be made, as directed by TriNet, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "TRINET BREAK-UP FEE" shall be an amount equal to the lesser of (i) $50,000,000 or, in the event of a termination of this Agreement pursuant to Section 8.1(l) or, in the absence of a TriNet Proxy Default, pursuant to Section 8.1(m), $60,000,000 (the "BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to TriNet for the taxable year in which this Agreement is terminated without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by outside counsel or independent accountants to TriNet and (B) in the event TriNet receives a letter from outside counsel (the "TRINET BREAK-UP FEE TAX OPINION") indicating that TriNet has received a ruling from the IRS holding that TriNet's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (3) of the Code, the Base Amount less the amount payable under clause (A) above. In the event that TriNet is not able to receive the full Base Amount, Starwood shall place the unpaid amount (i.e., the difference between the Base Amount and the TriNet Break-Up Fee) in escrow and shall not release any portion thereof to TriNet unless and until Starwood receives any one or a combination of the following: (i) a letter(s) from TriNet's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to TriNet without causing TriNet to fail to meet the REIT Requirements for any relevant taxable year together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to TriNet, or (ii) a TriNet Break-Up Fee Tax Opinion, in which event Starwood shall pay to TriNet the unpaid Base Amount. Starwood's obligation to pay the TriNet Break-Up Fee (provided Starwood has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Starwood) on the date that is five years from the date the TriNet Break-Up Fee first becomes due under this Agreement. The "TRINET BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) the total amount of costs and expenses incurred by TriNet in connection with the preparation, negotiation, execution and delivery of this Agreement (including, without limitation, fees and disbursements of counsel, investment bankers and accountants and out-of-pocket expenses), up to a maximum amount of $3,500,000 and which are supported by invoices or other reasonable documentation (the "TRINET EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to TriNet for the taxable year in which this Agreement is terminated without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by outside counsel or independent accountants to TriNet and (B) in the event TriNet receives a TriNet Break-Up Fee Tax Opinion indicating that TriNet has received a ruling from the IRS holding that TriNet's receipt of the TriNet Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements the TriNet Expense Fee Base Amount less the amount payable under clause (A) above. In the event that TriNet is not able to receive the full TriNet Expense Fee Base Amount, Starwood shall place the unpaid amount (I.E., the difference between the TriNet Expense Fee Base Amount and the TriNet Break-Up Expenses) in escrow and shall not release any portion thereof to TriNet unless and until Starwood receives any one or a combination of the following: (i) a letter(s) from TriNet's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to TriNet without causing TriNet to fail to meet the REIT Requirements for any relevant taxable year together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to TriNet, or (ii) a TriNet Break-Up Fee Tax Opinion indicating that TriNet's receipt of the TriNet Expense Fee Base Amount would satisfy the REIT Requirements, in which event Starwood shall pay to TriNet the unpaid TriNet Expense Fee Base Amount. Starwood's obligation to pay any unpaid portion of the TriNet Break-Up Expenses (provided Starwood has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Starwood) on the date that is five years from the date the TriNet Break-Up Expenses first become due under this Agreement.

    (d) In the event that either Starwood or TriNet is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorney's fees and expenses which it has incurred in enforcing its rights hereunder; provided, that such expenses shall be considered part of out-of-pocket expenses incurred in connection with this Agreement and the other transactions within the definition of Starwood Break-Up Expenses or TriNet Break-Up Expenses, as the case may be.

    Section 8.3. EFFECT OF TERMINATION. In the event of termination of this Agreement by either TriNet or Starwood as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Starwood or TriNet, other than the last sentence of
Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations or warranties or a breach by a party of any of its covenants or agreements set forth in this Agreement and except that the remedies of Starwood and TriNet set forth in Sections 8.2(b) and 8.2(c) shall be in addition to any other remedies available to TriNet under law or principles of equity upon the occurrence of the events contemplated in Sections 8.1(d) or 8.1(k).

    Section 8.4. AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors or Trustees, as the case may be, at any time before or after any TriNet or Starwood Shareholder Approvals are obtained and prior to the filing of the Articles of Merger for the Merger with the SDAT; PROVIDED, HOWEVER, that, after any of the TriNet or Starwood Shareholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to TriNet's or Starwood's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect TriNet's shareholders.

    Section 8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, each of TriNet and Starwood may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

    Section 9.1. SURVIVAL. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time and all such provisions (including, but not limited to, Section 5.8, Section 5.11 and Section 5.12) shall survive the consummation of the Merger.

    Section 9.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a)  if to Starwood or Starwood Sub, to

        c/o Starwood Financial Trust
        1114 Avenue of the Americas, 27(th) Floor
        New York, New York 10036
        Attn: Spencer B. Haber and Nina Matis, Esq.
        Fax: (212) 930-9400

        with a copy to:

        Rogers & Wells LLP
        200 Park Avenue
        New York, NY 10166
        Attn: John A. Healy, Esq.
        Fax: (212) 878-8375

    (b)  if to TriNet, to

        TriNet Corporate Realty Trust, Inc.
        One Embarcadero Center

        Suite 3150
        San Francisco, California 94111
        Attn: A. William Stein and Geoff Dugan, Esq.
        Fax: (415) 391-3092

        with a copy to:

        Paul Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, NY 10019
        Attn: James M. Dubin, Esq.
        Fax: (212) 757-3990

    Section 9.3. INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 9.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 9.5. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Advisor Transaction Agreement, the Incorporation Merger Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Sections 5.11 and 5.12, are not intended to confer upon any person other than the parties hereto any rights or remedies.

    Section 9.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE MGCL.

    Section 9.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 9.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of New York or any New York State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    Section 9.9. EXHIBITS; DISCLOSURE LETTERS. All Exhibits referred to herein and in the TriNet Disclosure Letter and the Starwood Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement. All references herein to Articles, Sections, Exhibits and Disclosure Letters shall be deemed references to such parts of this Agreement, unless the context otherwise requires. Each exception to a representation or warranty of Starwood or TriNet that is set forth in the applicable Starwood or TriNet Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement.

                                   ARTICLE X

                              CERTAIN DEFINITIONS

    Section 10.1.  CERTAIN DEFINITIONS.  For purposes of this Agreement:

    "ANCILLARY AGREEMENTS" means the Incorporation Merger Agreement, the Advisor Transaction Agreement, the Shareholder Agreement, the Lock-Up Agreements and the Option Standstill Agreement.

    An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person including as to Starwood, without limitation, Starwood Hotels & Resorts, Starwood Hotels & Resorts Worldwide, Inc. and Starwood Capital Group, LLC.

    A "CHANGE OF CONTROL" with respect to Starwood or TriNet means that the common shareholders of Starwood or TriNet, as applicable, immediately prior to the consummation of a merger, consolidation, acquisition of assets or securities, or a disposition of assets or securities (other than a public offering of common stock) own less than 50% of the equity of the surviving or successor entity resulting from such transaction.

    "EMPLOYEE PLAN" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

    "KNOWLEDGE" where used herein with respect to TriNet shall mean the actual knowledge of the persons named in Section 10 of the TriNet Disclosure Letter and where used with respect to Starwood shall mean the actual knowledge of the persons named in Section 10 of the Starwood Disclosure Letter.

    "LAW" means any statute, law, regulation or ordinance of any Governmental Entity applicable to Starwood or TriNet or any of their respective Subsidiaries.

    "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    "STARWOOD SUBSIDIARY" means each Subsidiary of Starwood.

    "SUBSIDIARY" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

    "TRINET MANAGED SUBSIDIARY" means each Subsidiary of TriNet in which TriNet or another TriNet Managed Subsidiary acts as a general partner or managing member or in a similar capacity.

    "TRINET NON-MANAGED SUBSIDIARY" means each Subsidiary of TriNet that is not a TriNet Managed Subsidiary.

    "TRINET SUBSIDIARY" means each Subsidiary of TriNet.

    IN WITNESS WHEREOF, Starwood, Starwood Sub and TriNet have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                STARWOOD FINANCIAL TRUST

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                ST MERGER SUB, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                TRINET CORPORATE REALTY TRUST

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                                         ANNEX B

                          AGREEMENT AND PLAN OF MERGER

                                      AND

                        INTEREST CONTRIBUTION AGREEMENT

                           DATED AS OF JUNE 15, 1999

                                  BY AND AMONG

                           STARWOOD FINANCIAL TRUST,

                              SA MERGER SUB, INC.,

                             STW HOLDINGS I, INC.,

                         THE STOCKHOLDERS NAMED HEREIN,

                          STARWOOD CAPITAL GROUP, LLC

                      AND, TO THE EXTENT DESCRIBED HEREIN,

                      TRINET CORPORATE REALTY TRUST, INC.

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                        ---------

ARTICLE I        THE ADVISOR MERGER AND THE CONTRIBUTION TRANSACTIONS.................        B-2

   Section 1.1.      The Advisor Merger...............................................        B-2

   Section 1.2.      The Contribution Transactions....................................        B-2

   Section 1.3.      Closing..........................................................        B-2

   Section 1.4.      Effective Time...................................................        B-2

   Section 1.5.      Charter and Bylaws...............................................        B-3

   Section 1.6.      Directors........................................................        B-3

   Section 1.7.      Officers.........................................................        B-3

   Section 1.8.      Election Not to Proceed With Incorporation Merger................        B-3

ARTICLE II       EFFECTS OF THE ADVISOR MERGER; EXCHANGE OF CERTIFICATES..............        B-3

   Section 2.1.      Effect on Stock..................................................        B-3

            (a)      Stock Owned by Advisor...........................................        B-3

            (b)      Conversion of Advisor Stock Into New Starwood Common Stock.......        B-3

            (c)      Shares of New Starwood Sub Stock.................................        B-4

   Section 2.2.      Exchange of Certificates.........................................        B-4

            (a)      Exchange Agent...................................................        B-4

            (b)      Starwood to Provide Merger Consideration.........................        B-4

            (c)      Exchange Procedure...............................................        B-4

            (d)      Distributions with Respect to Unexchanged Shares.................        B-5

            (e)      No Further Ownership Rights in Advisor Common Stock..............        B-5

            (f)      Unclaimed Merger Consideration...................................        B-5

            (g)      No Fractional Shares.............................................        B-5

            (h)      Withholding......................................................        B-6

            (i)      No Dissenters' Rights............................................        B-6

ARTICLE III      REPRESENTATIONS AND WARRANTIES.......................................        B-6

   Section 3.1.      Representations and Warranties of Advisor........................        B-6

            (a)      Organization, Standing and Corporate Power of the Advisor........        B-6

            (b)      Advisor Subsidiaries; Interests in Other Persons.................        B-6

            (c)      Capital Structure................................................        B-7

            (d)      Authority; Noncontravention; Consents............................        B-7

            (e)      Operations of Advisor and the Advisor Subsidiaries...............        B-8

            (f)      Litigation.......................................................        B-8

            (g)      Taxes............................................................        B-9

                                                                                          Page
                                                                                        ---------
            (h)      Absence of Changes in Benefit Plans; ERISA Compliance............        B-9

            (i)      No Loans or Payments to Employees, Officers or Directors.........       B-10

            (j)      Brokers; Schedule of Fees and Expenses...........................       B-10

            (k)      Compliance with Laws.............................................       B-10

            (l)      Contracts; Debt Instruments, Liabilities.........................       B-10

            (m)      Title to Assets..................................................       B-11

            (n)      Books and Records................................................       B-11

            (o)      State Takeover Statutes..........................................       B-11

            (p)      Investment Company Act of 1940...................................       B-11

            (q)      Proxy Statement and Registration Statement.......................       B-11

            (r)      Vote Required....................................................       B-11

            (s)      Year 2000 Issues.................................................       B-12

   Section 3.2.      Representations and Warranties of Starwood and New Starwood
                       Sub............................................................       B-12

            (a)      Organization, Standing and Corporate Power of Starwood...........       B-12

            (b)      Authority; Noncontravention; Consents............................       B-12

            (c)      Opinion of Financial Advisor.....................................       B-13

   Section 3.3.      Representations and Warranties of SCG............................       B-13

            (a)      Organization, Standing and Power of SCG..........................       B-13

            (b)      Authority; Noncontravention; Consents............................       B-13

            (c)      Title to Interests...............................................       B-14

            (d)      Accredited Investor..............................................       B-14

            (e)      Investment.......................................................       B-14

ARTICLE IV       COVENANTS............................................................       B-14

   Section 4.1.      Conduct of Business by Advisor...................................       B-14

   Section 4.2.      Other Actions....................................................       B-15

ARTICLE V        ADDITIONAL COVENANTS.................................................       B-15

   Section 5.1.      Preparation of the Registration Statement and the Proxy
                       Statement; Shareholders' Meetings; Consents....................       B-15

   Section 5.2.      Commercially Reasonable Efforts; Notification....................       B-16

   Section 5.3.      Affiliates.......................................................       B-17

   Section 5.4.      AMEX De-Listing; NYSE Listing....................................       B-17

   Section 5.5.      Indemnification of Directors and Officers; Directors' and
                       Officers' Insurance............................................       B-17

   Section 5.6.      Indemnification Against Loss Due to Inaccuracies in
                       Representations and Warranties; Tax Indemnity..................       B-19

   Section 5.7.      Limit on Claims Regarding Representations and Warranties.........       B-19

ARTICLE VI       CONDITIONS PRECEDENT.................................................       B-21

                                                                                          Page
                                                                                        ---------
   Section 6.1.      Conditions to Each Party's Obligation to Effect the Merger and
                       the Contribution Transactions..................................       B-21

            (a)      Shareholder Approvals............................................       B-21

            (b)      Listing of Shares................................................       B-21

            (c)      Registration Statement...........................................       B-21

            (d)      No Injunctions or Restraints.....................................       B-21

            (e)      Incorporation Merger and Merger..................................       B-21

   Section 6.2.      Conditions to Obligations of Starwood............................       B-21

            (a)      Representations and Warranties...................................       B-21

            (b)      Performance of Obligations of Advisor............................       B-21

            (c)      Material Adverse Effect..........................................       B-21

            (d)      Assignment of SFA II and SFA Interest............................       B-22

   Section 6.3.      Conditions to Obligation of Advisor and SCG......................       B-22

            (a)      Representations and Warranties...................................       B-22

            (b)      Performance of Obligations of Starwood...........................       B-22

            (c)      Material Adverse Effect..........................................       B-22

            (d)      Consents.........................................................       B-22

ARTICLE VII      TERMINATION, AMENDMENT AND WAIVER....................................       B-22

   Section 7.1.      Termination......................................................       B-22

   Section 7.2.      Expenses.........................................................       B-23

   Section 7.3.      Effect of Termination............................................       B-23

   Section 7.4.      Amendment........................................................       B-23

   Section 7.5.      Extension; Waiver................................................       B-23

ARTICLE VIII     GENERAL PROVISIONS...................................................       B-23

   Section 8.1.      Survival.........................................................       B-23

   Section 8.2.      Notices..........................................................       B-23

   Section 8.3.      Interpretation...................................................       B-25

   Section 8.4.      Counterparts.....................................................       B-25

   Section 8.5.      Entire Agreement; No Third-Party Beneficiaries...................       B-25

   Section 8.6.      GOVERNING LAW....................................................       B-25

   Section 8.7.      Assignment.......................................................       B-25

   Section 8.8.      Enforcement......................................................       B-26

   Section 8.9.      Exhibits; Disclosure Letters.....................................       B-26

ARTICLE IX       CERTAIN DEFINITIONS..................................................       B-26

   Section 9.1.      Certain Definitions..............................................       B-26

                             INDEX OF DEFINED TERMS

                                                                                         PAGE
                                                                                       ---------
1940 Act.............................................................................       B-11
Advisor..............................................................................        B-1
Advisor Benefit Plan.................................................................        B-9
Advisor Common Stock.................................................................        B-1
Advisor Disclosure Letter............................................................        B-6
Advisor ERISA Affiliate..............................................................        B-9
Advisor Information Technology.......................................................       B-12
Advisor Material Adverse Effect......................................................        B-6
Advisor Merger.......................................................................        B-1
Advisor Proposal.....................................................................        B-2
Advisor Shareholder Approval.........................................................       B-11
Advisor Subsidiary...................................................................       B-26
affiliate............................................................................       B-26
Agreement............................................................................        B-1
AMEX.................................................................................       B-17
Board................................................................................        B-3
Certificate..........................................................................        B-4
Closing..............................................................................        B-2
Closing Date.........................................................................        B-2
Code.................................................................................        B-1
Contribution Consideration...........................................................        B-2
Contribution Transactions............................................................        B-1
DGCL.................................................................................        B-2
Effective Time.......................................................................        B-3
Employee Plan........................................................................       B-26
ERISA................................................................................        B-9
Exchange Agent.......................................................................        B-3
Exchange Ratio.......................................................................        B-3
Fair Market Value....................................................................       B-21
Fairness Opinion.....................................................................        B-2
Governmental Entity..................................................................        B-8
Incorporation Merger.................................................................        B-1
Incorporation Merger Agreement.......................................................        B-1
Indemnified Liabilities..............................................................       B-17
Indemnified Parties..................................................................       B-17
Indemnifying Parties.................................................................       B-17
Knowledge............................................................................       B-26
Laws.................................................................................        B-8
Liens................................................................................        B-7
Losses...............................................................................       B-19
Maximum Amount.......................................................................       B-19
Merger...............................................................................        B-2
Merger Agreement.....................................................................        B-2
Merger Consideration.................................................................        B-3
New Starwood.........................................................................        B-1
New Starwood Common Stock............................................................        B-1
New Starwood Sub.....................................................................        B-1

                                                                                         PAGE
                                                                                       ---------
NYSE.................................................................................       B-17
Person...............................................................................       B-26
Proxy Statement......................................................................       B-16
Qualifying Income....................................................................       B-20
Registration Statement...............................................................       B-16
REIT.................................................................................        B-1
REIT Requirements....................................................................       B-20
SCG..................................................................................        B-1
SCG Material Adverse Effect..........................................................       B-14
SFA II...............................................................................        B-1
SFA II Interest......................................................................        B-2
SFA Interest.........................................................................        B-2
Special Committee....................................................................        B-2
Starwood.............................................................................        B-1
Starwood Class A Common Shares.......................................................        B-3
Starwood Class B Common Shares.......................................................        B-1
Starwood Disclosure Letter...........................................................       B-12
Starwood Indemnification Tax Opinion.................................................       B-20
Starwood Material Adverse Effect.....................................................       B-12
Starwood Shareholders Meeting........................................................       B-16
Starwood Sub.........................................................................        B-2
Starwood Subsidiary..................................................................       B-26
Stockholders.........................................................................        B-1
Sub-Advisory Agreements..............................................................       B-27
Subsidiary...........................................................................       B-27
Surviving Corporation................................................................        B-1
Takeover Statute.....................................................................       B-17
Tax Damages..........................................................................       B-19
Tax Return...........................................................................        B-9
Taxes or Tax.........................................................................        B-9
Taxing Authority.....................................................................        B-9
TriNet...............................................................................        B-1
Year 2000 Ready......................................................................       B-12

                        INDEX OF EXHIBITS AND SCHEDULES

Exhibit A    Form of Incorporation Merger Agreement
Exhibit B    Form of Merger Agreement
Exhibit C    Form of Articles of Incorporation of Surviving Corporation
Exhibit D    Form of Bylaws of Surviving Corporation
Exhibit E    Form of Affiliate Letter

Schedule A   Directors of Surviving Corporation
Schedule B   Officers of Surviving Corporation

                                   AGREEMENT

    AGREEMENT AND PLAN OF MERGER AND INTEREST CONTRIBUTION AGREEMENT ("AGREEMENT"), dated as of June 15, 1999, by and among STARWOOD FINANCIAL TRUST, a Maryland real estate investment trust ("STARWOOD"), SA MERGER SUB, INC., a Delaware corporation ("NEW STARWOOD SUB"), STW HOLDINGS I, INC., a Delaware corporation ("ADVISOR"), STARWOOD CAPITAL GROUP, LLC, a Connecticut limited liability company ("SCG"), each of the individual stockholders named on the signature pages of this Agreement (the "STOCKHOLDERS") and, to the extent described on the signature page hereto, TRINET CORPORATE REALTY TRUST, INC., a Maryland corporation ("TRINET").

                                    RECITALS

    A. The Boards of Trustees and Directors, as the case may be, of Starwood, New Starwood Sub and Advisor each have declared that it is advisable and in the best interest of their respective companies and shareholders that upon the terms and subject to the conditions set forth in this Agreement, New Starwood Sub will merge with and into Advisor, with Advisor being the surviving corporation (the "SURVIVING CORPORATION"), in a merger (the "ADVISOR MERGER") in which each issued and outstanding share of common stock, no par value per share of Advisor (the "ADVISOR COMMON STOCK"), will be converted into the Merger Consideration (as defined below).

    B. The parties hereto anticipate that the Advisor Merger will further certain of their business objectives including, without limitation, allowing Starwood to become an entirely self-administered and self-managed real estate investment trust.

    C. Concurrently with the consummation of the Advisor Merger, SCG will contribute its 0.1% managing member interest in each of Starwood Financial Advisors II, L.L.C., a Delaware limited liability company ("SFA II") and Starwood Financial Advisors, L.L.C., a Connecticut limited liability company ("SFA"), to Starwood in exchange for the Contribution Consideration (as defined below) (collectively, the "CONTRIBUTION TRANSACTIONS"). As a result of the Advisor Merger and the Contribution Transactions, Starwood will, directly and through its Subsidiaries, own 100% of the interests in SFA II and SFA.

    D. Prior to the consummation of the Advisor Merger and the Contribution Transactions, Starwood intends to merge with and into Starwood Financial, Inc., a newly formed Maryland corporation ("NEW STARWOOD"), for the purpose of changing Starwood's form from a Maryland real estate investment trust to a Maryland corporation (the "INCORPORATION MERGER") all in accordance with the terms of the Agreement and Plan of Merger, dated the date hereof, between New Starwood and Starwood, a copy of which is attached as Exhibit A hereto (the "INCORPORATION MERGER AGREEMENT"). As part of the Incorporation Merger, the Class B shares of beneficial interest, par value $.01 per share, of Starwood ("STARWOOD CLASS B COMMON SHARES") will be converted into shares of common stock, par value $.001 per share, of New Starwood ("NEW STARWOOD COMMON STOCK") on the basis of 49 Starwood Class B Common Shares for one share of New Starwood Common Stock. Upon consummation of the Incorporation Merger, New Starwood will succeed to all of Starwood's rights, obligations and liabilities under this Agreement.

    E. The parties intend that for federal income tax purposes the Advisor Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that, following the Advisor Merger, New Starwood will continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code.

    F. The Special Committee (the "SPECIAL COMMITTEE") of the independent members of the Board of Trustees of Starwood has received a fairness opinion (the "FAIRNESS OPINION") from Houlihan Lokey Howard & Zukin ("HOULIHAN") that the consideration to be paid to those shareholders of Starwood who hold ownership interests in the Advisor is fair from a financial point of view to the shareholders of Starwood who do not hold any ownership interests in the Advisor.

    G. The Special Committee has recommended the Advisor Merger and the Contribution Transactions to the Board of Trustees of Starwood and the Board of Trustees of Starwood has approved the proposal to approve the Advisor Merger and the Contribution Transactions (the "ADVISOR PROPOSAL") and the related transactions and has resolved to recommend that the shareholders of Starwood approve the Advisor Proposal.

    H. The Board of Directors of Advisor has approved the Advisor Proposal and the related transactions and has resolved to recommend that the shareholders of Advisor approve the Advisor Proposal.

    I. Concurrently with the consummation of the Advisor Merger and the Contribution Transactions, TriNet will merge with and into Starwood Sub, Inc., a newly-formed Maryland corporation ("STARWOOD SUB"), (the "MERGER"), all in accordance with the terms of the Agreement and Plan of Merger, dated the date hereof, by and among Starwood, Starwood Sub and TriNet, a copy of which is attached as Exhibit B hereto (the "MERGER AGREEMENT"). Upon consummation of the Merger, TriNet, as the surviving corporation, will be a wholly owned subsidiary of New Starwood.

    In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
              THE ADVISOR MERGER AND THE CONTRIBUTION TRANSACTIONS

    Section 1.1.  THE ADVISOR MERGER.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), New Starwood Sub shall be merged with and into Advisor in accordance with the Delaware General Corporation Law (the "DGCL"), whereupon the separate corporate existence of New Starwood Sub shall cease and Advisor shall continue as the Surviving Corporation.

    (b) The Advisor Merger shall have the effects set forth in the DGCL. Accordingly, from and after the Effective Time (as defined below), the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of New Starwood Sub and Advisor.

    Section 1.2.  THE CONTRIBUTION TRANSACTIONS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, concurrently with the Effective Time, SCG shall contribute its 0.1% managing member interest in SFA II (the "SFA II INTEREST") and its 0.1% managing member interest in SFA (the "SFA INTEREST") to Starwood, in each case free and clear of all Liens, in exchange for an aggregate of 8,000 shares of New Starwood Common Stock (the "CONTRIBUTION CONSIDERATION").

    Section 1.3. CLOSING. The closing of the Advisor Merger (the "Closing") will take place at 10:00 a.m. New York City time on the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (the "CLOSING DATE"), at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, unless another date or place is agreed to in writing by the parties.

    Section 1.4.  EFFECTIVE TIME.

        (i) On the Closing Date, the parties shall execute and file a Certificate of Merger or other appropriate documents in accordance with the DGCL, and shall make all other filings or recordings required with respect to the Advisor Merger under the DGCL. The Advisor Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time or times as may be agreed by Starwood, New Starwood Sub and Advisor and specified in the Certificate of Merger described in this Section 1.3 (the time the Advisor

    Merger becomes effective being the "EFFECTIVE TIME"), it being understood that the parties shall cause the Effective Time to occur as soon as practicable on or after the Closing Date.

        (ii) On the Closing Date, SCG shall deliver to New Starwood customary written instruments of transfer to effect the contribution of the SFA Interest and the SFA II Interest to New Starwood and in exchange therefor, New Starwood shall deliver to SCG certificates representing shares of fully paid and non-assessable New Starwood Common Stock in an amount equal to the aggregate Contribution Consideration, in such denominations and in such names as SCG shall have advised Starwood in writing prior to the Closing Date.

    Section 1.5. CHARTER AND BYLAWS. Upon the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety to be as set forth in Exhibits C and D hereto, until further amended in accordance with applicable Delaware law.

    Section 1.6. DIRECTORS. Immediately following the Effective Time, the Board of Directors of the Surviving Corporation (the "BOARD") shall consist of the persons named on Schedule A hereto.

    Section 1.7. OFFICERS. The executive officers of the Surviving Corporation immediately following the Effective Time shall include the persons named on Schedule B hereto, each of whom shall hold the position indicated on Schedule B hereto.

    Section 1.8.  ELECTION NOT TO PROCEED WITH INCORPORATION
MERGER. Notwithstanding anything in this Agreement to the contrary, if after the date of this Agreement Starwood reasonably determines that the consummation of the Incorporation Merger would have an adverse impact on Starwood, Starwood may elect not to proceed with the Incorporation Merger and Starwood shall provide written notice to Advisor of any such determination. In such event, (i) all references in this Agreement to "NEW STARWOOD" shall be deemed to refer to and become references to Starwood and all references to shares of common stock of New Starwood shall be deemed to refer to and become references to common shares of beneficial interest of Starwood in each case MUTATIS MUTANDIS and (ii) Starwood shall submit to its shareholders a proposal to amend its declaration of trust and bylaws in the manner provided by Maryland law substantially to conform such declaration of trust and bylaws, to the extent permitted by Maryland law governing Maryland real estate investment trusts, to the forms of charter and bylaws of New Starwood, respectively, set forth as Exhibits J and K to the Merger Agreement, including without limitation, to eliminate the Starwood Class B Common Shares and cause the conversion of all Starwood Class B Common Shares into Class A Common Shares of beneficial interest of Starwood, $1.00 par value per share, ("STARWOOD CLASS A COMMON SHARES") on the basis of 49 Starwood Class B Common Shares for one Starwood Class A Common Share. Starwood and Advisor agree to cooperate and work together in good faith to amend and restate this Agreement to give effect to any determination made by Starwood in accordance with this Section 1.7.

                                   ARTICLE II
                         EFFECTS OF THE ADVISOR MERGER;
                            EXCHANGE OF CERTIFICATES

    Section 2.1.  EFFECT ON STOCK.

    (a) STOCK OWNED BY ADVISOR. As of the Effective Time, any shares of capital stock that are owned by Advisor automatically shall be cancelled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) CONVERSION OF ADVISOR STOCK INTO NEW STARWOOD COMMON STOCK. At the Effective Time, except as provided in Section 2.1(a), each issued and outstanding share of Advisor Common Stock shall be converted by virtue of the Advisor Merger, automatically and without any action on the part of the holder thereof, into 2,661.3 (the "EXCHANGE RATIO") fully paid and nonassessable shares of New Starwood Common Stock (the "MERGER CONSIDERATION"). At the Effective Time, each holder of a certificate representing any shares of Advisor Common Stock (or affidavit of loss, in form and substance reasonably acceptable to New Starwood, in lieu thereof) (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.2(c), a certificate or certificates representing the shares of New Starwood Common Stock into which those shares are converted pursuant to this Section 2.1(b) and any cash in lieu of fractional shares of New Starwood Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate (the "MERGER CONSIDERATION") and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(d), in each case without interest and less any required withholding taxes. Notwithstanding the foregoing, the right of each Advisor shareholder to receive shares of New Starwood Common Stock under this Section 2.1 will be subject to the ownership limitations and other related provisions contained in New Starwood's charter and bylaws.

    (c) SHARES OF NEW STARWOOD SUB STOCK. Upon the Effective Time, each share of stock of New Starwood Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of validly issued, fully paid and nonassessable stock of the same class and designation.

    Section 2.2.  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Starwood shall appoint a bank or trust company that is reasonably acceptable to Advisor to act as exchange agent (the "EXCHANGE AGENT") for the exchange of certificates representing shares of stock of New Starwood for Certificates representing issued and outstanding shares of Advisor Common Stock.

    (b) STARWOOD TO PROVIDE MERGER CONSIDERATION. Starwood shall provide, or cause to be provided, to the Exchange Agent on and after the Effective Time from time to time as required pursuant to Section 2.2(c) and 2.2(g), for the benefit of the holders of Advisor Common Stock certificates representing the shares of New Starwood Common Stock into which the issued and outstanding shares of Advisor Common Stock are converted pursuant to Section 2.1(b), together with the cash payable in respect of fractional shares pursuant to Section 2.2(g).

    (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Starwood may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates, in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Starwood, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Advisor Common Stock which is not registered in the transfer records of Advisor, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of Starwood that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the applicable Merger Consideration upon the surrender of any Certificate or on any amount payable pursuant to Section 2.2(d) or Section 2.2(g).

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. All shares of New Starwood Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by New Starwood in respect of the New Starwood Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of New Starwood Common Stock issuable pursuant to this Agreement. Notwithstanding the foregoing, no dividends or other distributions with respect to New Starwood Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Advisor Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (B) if such Certificate is exchangeable for one or more whole shares of New Starwood Common Stock, (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Starwood Common Stock, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of New Starwood Common Stock.

    (e) NO FURTHER OWNERSHIP RIGHTS IN ADVISOR COMMON STOCK. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Advisor Common Stock theretofore represented by such Certificate; subject, however, to the obligation of the Advisor to pay or make, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or paid by Advisor on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid or made prior to such surrender, and there shall be no further registration of transfers on the transfer books of the Advisor of the shares of Advisor Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are properly presented to New Starwood they shall be cancelled and exchanged as provided in this Article II.

    (f) UNCLAIMED MERGER CONSIDERATION. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to New Starwood, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(b) shall thereafter look only to New Starwood for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws. New Starwood shall have no liability to any holder of shares of Advisor Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed by any holder of shares of Advisor Common Stock on the day immediately prior to the time such amounts otherwise would escheat to or become the property of any governmental entity shall, to the extent permitted by law, become the property of New Starwood, free and clear of any claim or interest of any Persons previously entitled thereto.

    (g)  NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of New Starwood Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of New Starwood.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Advisor Common Stock who would otherwise have been entitled to receive a fraction of a share of New Starwood Common Stock (after taking into account all Certificates delivered by such holder) shall receive from the Exchange Agent upon surrender of such holder's Certificates in accordance with Section 2.1, a cash payment in lieu of such fractional shares of New Starwood Common Stock equal to the same fractional proportion of the arithmetic mean of the closing sales price per share of New Starwood Common Stock on the principal stock exchange on which the New Starwood Common Stock is then listed (less, if New Starwood Common Stock is trading cum dividend on any of those days, the amount of that dividend) on each of the three trading days immediately after the Closing Date.

    (h) WITHHOLDING. New Starwood or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Advisor Common Stock such amounts as New Starwood or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New Starwood or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Advisor Common Stock in respect of which such deduction and withholding was made by New Starwood or the Exchange Agent.

    (i) NO DISSENTERS' RIGHTS. Each of the stockholders of Advisor has consented in writing to the Advisor Merger pursuant to Section 228 of the DGCL; therefore, no dissenters' or appraisal rights shall be available with respect to the Advisor Merger.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    Section 3.1. REPRESENTATIONS AND WARRANTIES OF ADVISOR. Except as set forth in the letter of even date herewith (with sections organized in accordance with Section 8.9) signed by the President or Chief Executive Officer and the Chief Financial Officer of Advisor and delivered to Starwood prior to the execution of this Agreement (the "ADVISOR DISCLOSURE LETTER"), (i) each of the Stockholders, severally and not jointly, represents and warrants, to Starwood and (ii) Advisor represents and warrants to Starwood, that:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER OF THE ADVISOR. Advisor is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Advisor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Advisor or the Advisor Subsidiaries, after giving effect to any indemnification to which the Advisor and the Advisor Subsidiaries may be entitled under the Advisory Agreement, as defined herein (an "ADVISOR MATERIAL ADVERSE EFFECT").

    (b)  ADVISOR SUBSIDIARIES; INTERESTS IN OTHER PERSONS.

        (i) SFA and SFA II are the only Advisor Subsidiaries. SFA is a limited liability company duly organized and validly existing under the laws of the State of Connecticut and SFA II is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. Each of SFA and SFA II is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have an Advisor Material Adverse Effect.

        (ii) Except for membership interests in SFA and SFA II and options issued under Starwood's 1996 Long Term Incentive Plan to purchase Class A shares of beneficial interest of Starwood, Advisor does not own, directly or indirectly (including through any Advisor Subsidiary), any capital stock or other equity interest, with a fair market value as of the date of this Agreement greater than $50,000 in any Person or which represents 5% or more of the outstanding voting power, capital stock or other ownership interest of any class in any Person. Neither Advisor nor any Advisor Subsidiary is in default of any provision of any documents governing or otherwise relating to its rights in any Advisor Subsidiary other than such defaults that would not, individually or in the aggregate, have an Advisor Material Adverse Effect. All such documents are set forth in Section 3.1(b)(ii) of the Advisor Disclosure Letter and are in full force and effect and true and correct copies of all such documents have been previously delivered or made available to Starwood.

        (iii) Except as contemplated by this Agreement, there are no outstanding contractual obligations of Advisor or any Advisor Subsidiary to repurchase, redeem or otherwise acquire any shares of stock of Advisor or any capital stock, voting securities or other ownership interests in Advisor or any Advisor Subsidiary, and there are no outstanding contractual obligations of Advisor or any Advisor Subsidiary to make any investment of $50,000 or more (in the form of a loan, capital contribution or otherwise) in any Person (other than an Advisor Subsidiary).

    (c) CAPITAL STRUCTURE. On the date hereof, Advisor owns a 99.9% membership interest in SFA II, and SFA II owns a 99.9% membership interest in SFA, in each case free and clear of all Liens. Upon consummation of the Contribution Transactions, the entire outstanding equity interests in SFA and SFA II will be owned beneficially and of record by Advisor and another Advisor Subsidiary. The authorized stock of Advisor consists of 1,500 shares of Advisor Common Stock, all of which are owned by the Stockholders. One thousand five hundred shares of Advisor Common Stock constitute all of the issued and outstanding capital stock of Advisor. There are no outstanding stock or equity appreciation rights relating to the capital stock or equity interests of Advisor or the Advisor Subsidiaries. All outstanding shares of Advisor Common Stock are duly authorized, validly issued, and nonassessable are not subject to any preemptive rights. All the outstanding membership interests of each of SFA and SFA II have been duly authorized, validly issued and are not subject to preemptive rights. Other than the SFA Interest, the SFA II Interest, the membership interests in SFA II owned by Advisor and the membership interests in SFA owned by SFA II, no other shares of Advisor Common Stock or other economic or voting membership interests in Advisor or any Advisor Subsidiary are issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of Advisor or any Advisor Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Advisor or members of any Advisor Subsidiary may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Advisor or any Advisor Subsidiary is a party or by which Advisor or any Advisor Subsidiary is bound, obligating Advisor or any Advisor Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities, membership interests or other ownership interests of Advisor or any Advisor Subsidiary or obligating Advisor or any Advisor Subsidiary to issue, grant extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of Advisor or any Advisor Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities, membership interests or other ownership interest in Advisor or any Advisor Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

    (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. Advisor has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and each other agreement contemplated by this Agreement to which Advisor is a party and the Contribution

Transactions. The execution and delivery of this Agreement and any other agreement contemplated by this Agreement by Advisor and the consummation by Advisor of the transactions contemplated hereby and thereby to which Advisor is a party and the Contribution Transactions have been duly authorized by all necessary corporate action on the part of the Advisor. This Agreement has been duly executed and delivered by Advisor and constitutes the valid and binding obligation of Advisor enforceable against Advisor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement by Advisor does not, the consummation of the transactions contemplated hereby and the Contribution Transactions and compliance by Advisor with the provisions of this Agreement does not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, "LIENS") upon any of the assets of Advisor or any Advisor Subsidiary under, (i) the charter or bylaws or other comparable organizational documents of Advisor or any Advisor Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to Advisor or any Advisor Subsidiary or either of their respective assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "LAWS") applicable to Advisor or any Advisor Subsidiary, or either of their respective assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have an Advisor Material Adverse Effect or (y) materially delay or prevent the consummation of the Advisor Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "GOVERNMENTAL ENTITY"), is required by or with respect to Advisor or any Advisor Subsidiary in connection with the execution and delivery of this Agreement or the other agreements contemplated by this Agreement by Advisor or the consummation by Advisor of any of the other transactions contemplated hereby and thereby or the Contribution Transactions, except for (i) the filing of the Certificate of Merger for the Advisor Merger with the Secretary of State of the State of Delaware, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.1(d) of the Advisor Disclosure Letter or
(A) as may be required under (x) federal, state, local or foreign environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or the Contribution Transactions or otherwise prevent Advisor from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an Advisor Material Adverse Effect.

    (e) OPERATIONS OF ADVISOR AND THE ADVISOR SUBSIDIARIES. Advisor was formed solely for the purpose of owning a membership interest in SFA II and has not engaged in any business activities or conducted any operations other than in conjunction with such ownership. SFA II was formed solely for the purpose of owning a membership interest in SFA and has not engaged in any business activities or conducted any operations other than in conjunction with such ownership. SFA was formed solely for the purpose of acting as the external advisor to Starwood pursuant to the Investment Advisory Agreement, dated as of March 13, 1998, between Starwood and SFA (the "ADVISORY AGREEMENT") and has not engaged in any business activities or conducted any operations other than its capacity as the external advisor to Starwood.

    (f) LITIGATION. There is no suit, action or proceeding pending or, to the Knowledge of Advisor, threatened against or affecting Advisor or the Advisor Subsidiaries that, individually or in the aggregate, would reasonably be expected to (i) have an Advisor Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated herein, including, without limitation, the Contribution Transactions or the Merger, nor is there any judgment, decree, injunction, rule or order of any

Governmental Entity or arbitrator outstanding against Advisor or the Advisor Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (g) TAXES. Each of Advisor and each Advisor Subsidiary has timely filed all Tax Returns (as defined below) and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Each of Advisor and each Advisor Subsidiary has paid, within the time and manner prescribed by law, all Taxes (as defined herein) that are due and payable. The Tax Returns of Advisor and each Advisor Subsidiary have not been audited by any Governmental Entity responsible for tax matters (a "TAXING AUTHORITY"). Advisor, with the requisite consent of its stockholders, has validly and timely filed an election to be taxed as an S corporation for federal and applicable state tax purposes, which election was effective on January 1, 1999, and will continue to qualify as a S corporation through the Effective Time. Neither Advisor nor any Advisor Subsidiary will have any liability for any Taxes under Section 1374 of the Code in connection with the transactions contemplated by this Agreement. There are no Tax liens upon the assets of Advisor or any Advisor Subsidiary other than liens for Taxes not yet due. Since January 1, 1999, neither Advisor nor any Advisor Subsidiary has incurred any liability for federal taxes, other than withholding and employment taxes, under the Code. To the Knowledge of Advisor, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Advisor or any Advisor Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against Advisor or any Advisor Subsidiary, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. As used in this Agreement, "TAXES" or "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, recording, stamp, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    (h)  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

        (i) Section 3.1(h)(i) of the Advisor Disclosure Letter sets forth each Advisor Benefit Plan (as defined below) as in effect on the date hereof. For purposes of this Agreement, "ADVISOR BENEFIT PLAN" shall mean any Employee Plan sponsored or maintained by Advisor or any Advisor ERISA Affiliate, or with respect to which Advisor or any Advisor ERISA Affiliate has any obligation to contribute, has liability under or is otherwise a party to, or which otherwise provides benefits for any current or former employees, officers, directors or other independent contractors (or their dependents and beneficiaries) of Advisor. For purposes of this Agreement, "ADVISOR ERISA AFFILIATE" means any entity required to be aggregated with Advisor under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        (ii) Except as would not reasonably be expected to result in an Advisor Material Adverse Effect, (A) all Advisor Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, have been made available to Starwood and TriNet and are in compliance with the terms of such plan and all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities or obligations with respect to any such Advisor Benefit Plan, whether accrued, contingent or otherwise (other than obligations by Advisor and the Advisor Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the Knowledge of Advisor are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Advisor Benefit Plan, policy, program, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director, will not result in any "golden parachute payments" being due (as defined for purposes of Section 280G of the Code), or result in any breach or violation of, or a default under, any of the Advisor Benefit Plans. The only severance agreements or severance policies applicable to Advisor or the Advisor Subsidiaries are the agreements and policies specifically referred to in
    Section 3.1(h)(ii) of the Advisor Disclosure Letter.

        (iii) Without limiting the foregoing, each Advisor Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such plan. No Advisor Benefit Plan is or has ever been subject to Part III of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code. None of Advisor or any Advisor Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any Advisor Benefit Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to result in a an Advisor Material Adverse Effect. No Advisor Benefit Plan provides for health or life insurance for employees after termination of employment (except as required by law).

    (i)  NO LOANS OR PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS.  There is no
(i) loan outstanding from or to any employee, officer or director of Advisor or an Advisor Subsidiary, (ii) employment, severance or consulting contract, policy, agreement, program or arrangement, (iii) agreements requiring payments to be made on a change of control or otherwise as a result of the consummation of the Advisor Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of Advisor or any Advisor Subsidiary or (iv) any agreement to appoint or nominate any person as a director of Advisor or any Advisor Subsidiary.

    (j) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Advisor Merger or based upon arrangements made by or on behalf of Advisor or any Advisor Subsidiary.

    (k) COMPLIANCE WITH LAWS. Neither Advisor nor any Advisor Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in an Advisor Material Adverse Effect.

    (l)  CONTRACTS; DEBT INSTRUMENTS, LIABILITIES.

        (i) Neither Advisor nor any Advisor Subsidiary has any outstanding indebtedness and neither is a party to any loan or credit agreement, note, bond, mortgage or indenture, or any material lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, except for the Advisory Agreement and the Sub Advisory Agreements. None of Advisor and the Advisor Subsidiary has received written notice that it is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage or indenture or any material lease, permit, concession, franchise or license, or any material agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not individually or in the aggregate, result in an Advisor Material Adverse Effect.

        (ii) Neither Advisor nor any Advisor Subsidiary has any liability (contingent or accrued, liquidated or unliquidated) except for liabilities
    (i) for which indemnification may be sought by the

    Advisor and the Advisor Subsidiaries pursuant to the Advisory Agreement or
    (ii) that would not result in an Advisor Material Adverse Effect.

    (m) TITLE TO ASSETS. Advisor or an Advisor Subsidiary has good title to, or a valid leasehold interest in, the assets used by them in the operation of their business, free and clear of all Liens, except for non-material assets disposed of in the ordinary course of business. Advisor and the Advisor Subsidiaries do not own any real property.

    (n)  BOOKS AND RECORDS.

        (i) The books of account and other financial records of Advisor and the Advisor Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices and were made available to Starwood and TriNet prior to the date of this Agreement.

        (ii) Advisor has previously delivered or made available to Starwood and TriNet true and correct copies of the certificates of formation and limited liability company agreements of SFA and SFA II and the charter and bylaws of Advisor, each as amended to date. All such documents are listed in Section 3.1(n)(ii) of the Advisor Disclosure Letter.

        (iii) The minute books and other records of corporate proceedings of Advisor and the Advisor Subsidiaries have been made available to Starwood and TriNet, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other action of the shareholders or member(s)of Advisor and the Advisor Subsidiaries.

        (iv) The stock ledger of Advisor has been made available to Starwood and TriNet and accurately reflects the number of outstanding shares of capital stock of Advisor.

    (o) STATE TAKEOVER STATUTES. Advisor has taken all actions necessary, if any, to exempt the Advisor Merger, this Agreement or any of the transactions contemplated by this Agreement from the operation of any Takeover Statute (as defined below) of the State of Delaware.

    (p) INVESTMENT COMPANY ACT OF 1940. None of Advisor and the Advisor Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 ACT") or under the Investment Advisors Act of 1940, as amended.

    (q) PROXY STATEMENT AND REGISTRATION STATEMENT. The information furnished by Advisor for inclusion in the Registration Statement (as defined in Section 5.1) and any amendment or supplement thereto will not, as of the date the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information furnished by Advisor for inclusion in the Proxy Statement (as defined in Section 5.1) will not, on the date the Proxy Statement is first mailed or furnished to securityholders of TriNet or Starwood or on the respective meeting dates of TriNet or Starwood, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Advisor makes no representation or warranty with respect to any information furnished by Starwood or TriNet for inclusion or incorporation by reference in any of the foregoing documents.

    (r) VOTE REQUIRED. The affirmative vote or written consent of at least a majority of the outstanding shares of Advisor Common Stock is the only vote or consent of the holders of any series of Advisor's capital stock necessary (under applicable law or otherwise) to approve the Advisor Merger, this Agreement and the other transactions contemplated hereby (the "ADVISOR SHAREHOLDER APPROVAL"). The Advisor Shareholder Approval has been obtained.

    (s)  YEAR 2000 ISSUES.

        (i) To the best Knowledge of Advisor, based on representations and warranties made by third parties and publicly available information, the software, hardware and equipment of Advisor and the Advisor Subsidiaries owned, leased or licensed by them and used in the conduct of its business (the "ADVISOR INFORMATION TECHNOLOGY") are or will be prior to December 31, 1999 Year 2000 ready.

        (ii) "YEAR 2000 READY" means that the software, hardware, equipment and systems will: (A) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (B) operate, accurately and without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; and (C) store and provide properly-entered date input information without creating any ambiguity as to the century.

    Section 3.2. REPRESENTATIONS AND WARRANTIES OF STARWOOD AND NEW STARWOOD SUB. Except as set forth in the letter of even date herewith (with section references organized in accordance with Section 8.9 signed by the President or Chief Executive Officer and the Chief Financial Officer of Starwood and delivered to the Advisor prior to the execution of this Agreement (the "STARWOOD DISCLOSURE LETTER"), each of Starwood and New Starwood Sub, jointly and severally represents and warrants to Advisor as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER OF STARWOOD. Starwood is a real estate investment trust duly organized and validly existing under the laws of the State of Maryland. New Starwood Sub is a corporation duly organized and validly existing under the laws of the state of Delaware. Each of Starwood and New Starwood Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each of Starwood and New Starwood Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition or results of operations or prospects of Starwood and the Starwood Subsidiaries, taken as a whole (a "STARWOOD MATERIAL ADVERSE EFFECT").

    (b) AUTHORITY; NONCONTRAVENTION; CONSENTS. Subject to receipt of the requisite approval of Starwood's shareholders, Starwood has the requisite corporate power and authority to enter into this Agreement, the Incorporation Merger Agreement and the Merger Agreement, to consummate the transactions contemplated by this Agreement, the Incorporation Merger Agreement and the Merger Agreement. New Starwood Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of the requisite approval of Starwood's shareholders. The execution and delivery of this Agreement, the Incorporation Merger Agreement and the Merger Agreement by Starwood and the consummation by Starwood of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Starwood. The execution and delivery of this Agreement by New Starwood Sub and the consummation by New Starwood Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of New Starwood Sub. This Agreement, the Incorporation Merger Agreement and the Merger Agreement have been duly executed and delivered by Starwood, and in the case of this Agreement, by New Starwood Sub, and constitute the valid and binding obligations of Starwood and New Starwood Sub, as applicable, and are enforceable against Starwood and New Starwood Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement, the Incorporation Merger Agreement and the Merger Agreement by Starwood does not, and the consummation of the transactions contemplated hereby and thereby and compliance by Starwood and New Starwood Sub, as applicable, and the execution and delivery of this Agreement by New Starwood Sub do, with the provisions of this Agreement, the Incorporation Merger Agreement and the Merger Agreement do not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Starwood or, any Starwood Subsidiary under, (i) the amended and restated declaration of trust or the amended and restated bylaws of Starwood or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Starwood Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to Starwood or any Starwood Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Starwood or any Starwood Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Starwood Material Adverse Effect or (y) materially delay or prevent the consummation of the Advisor Merger, the Incorporation Merger and the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Starwood or, any Starwood Subsidiary in connection with the execution and delivery of this Agreement, the Incorporation Merger Agreement and the Merger Agreement by Starwood the consummation by Starwood and, the Starwood Subsidiaries of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (x) the Proxy Statement and the Registration Statement and (y) such reports under Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes, and (iv) the requisite approval of Starwood's shareholders or (A) as may be required under
(x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Advisor Merger or any of the transactions contemplated by this Agreement or otherwise prevent Starwood from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Starwood Material Adverse Effect.

    (c) OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Houlihan, the Special Committee's financial advisor, satisfactory to the Special Committee, a written copy of which was, or upon receipt by the Special Committee will be, provided to TriNet, to the effect that, as of the date of such opinion, the consideration to be paid to those shareholders of Starwood who hold ownership interests in the Advisor is fair from a financial point of view to the Starwood shareholders who do not hold any ownership interests in the Advisor. It is agreed and understood that such opinion is for the benefit of the Special Committee and may not be relied upon by TriNet, Advisor or any of their affiliates.

    Section 3.3. REPRESENTATIONS AND WARRANTIES OF SCG. SCG represents and warrants to Starwood as follows:

    (a) ORGANIZATION, STANDING AND POWER OF SCG. SCG is a limited liability company duly organized and validly existing under the laws of the State of Connecticut. SCG has the requisite power and authority to carry on its business as now being conducted.

    (b) AUTHORITY; NONCONTRAVENTION; CONSENTS. SCG has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by SCG and the consummation by SCG of the transactions contemplated hereby have been duly authorized by all necessary action on the part of SCG. This Agreement has been duly executed and delivered by SCG and constitutes the valid and binding obligation of SCG, enforceable against SCG in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement by SCG does not, the consummation of the transactions contemplated hereby and compliance by SCG, with the provisions of this Agreement does not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of SCG under, (i) the amended and restated limited liability company agreement of SCG, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to SCG or its assets or (iii) any Laws applicable to SCG, other than, in the case of clause
(ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) reasonably be expected to result in a material adverse effect on the business, properties, financial condition or results of operations or prospects of SCG (an "SCG MATERIAL ADVERSE EFFECT") or
(y) materially delay or prevent the consummation of the Contribution Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SCG in connection with the execution and delivery of this Agreement by SCG or the consummation by SCG of any of the transactions contemplated hereby which, if not obtained or made, would prevent or delay in any material respect the consummation of the Contribution Transactions or any of the transactions contemplated by this Agreement or otherwise prevent SCG from performing its obligations under this Agreement in any material respect or reasonably be expected to result in, individually or in the aggregate, an SCG Material Adverse Effect.

    (c) TITLE TO INTERESTS. SCG is the sole beneficial and record owner of the SFA Interest and the SFA II Interest, free and clear of all Liens. The transfer and delivery of the SFA Interest and the SFA II Interest in the Contribution Transactions will, upon consummation of the Contribution Transactions, transfer good and marketable title thereto to New Starwood, free and clear of all Liens.

    (d) ACCREDITED INVESTOR. SCG is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended.

    (e) INVESTMENT. SCG will be acquiring shares of New Starwood Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. SCG understands that the New Starwood Common Stock to be acquired by it in exchange for the SFA Interest and the SFA II Interest have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of SCG's representations as expressed herein.

                                   ARTICLE IV

                                   COVENANTS

    Section 4.1. CONDUCT OF BUSINESS BY ADVISOR. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Effective Time, Advisor shall, and shall cause each Advisor Subsidiary to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact, in all material respects, its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, except as otherwise contemplated by this Agreement or as otherwise disclosed in Section 4.1 of the Advisor Disclosure Letter, Advisor shall not, and shall cause each Advisor Subsidiary not to:

    (a) (i) make any distributions of assets (other than cash) in respect of any of its stock;

    (b) issue, deliver, sell or grant any option or other right in respect of any shares of capital stock, any other voting or redeemable securities of it or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except as permitted under Section 4.1(e);

    (c) amend its charter or bylaws or certificate of formation or limited liability company agreement;

    (d) merge, consolidate or enter into any other business combination transaction with any Person;

    (e) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or (iii) incur indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

    (f)  make any election relating to Taxes;

    (g) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the date of this Agreement, or (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 1997, except, in the case of clause (i), as may be required applicable Law or GAAP;

    (h) adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions currently in effect;

    (i) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement; and

    (j) enter into or amend or otherwise modify any of the material terms of any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers or directors of the Advisor or any Advisor Subsidiary without prior written notice to Starwood and the approval of a majority of the "disinterested" members of the Board of Directors of Advisor, on behalf of itself and as member of SFA.

    Section 4.2. OTHER ACTIONS. Each of Advisor and Starwood shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts to cause its respective subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) any of the conditions' to the Advisor Merger set forth in Article VI not being satisfied.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

    Section 5.1. PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; SHAREHOLDERS' MEETINGS; CONSENTS.

    (a) As soon as practicable following the date of this Agreement, Starwood shall (i) prepare and file with the SEC a proxy statement under the Securities Exchange Act of 1934 soliciting the approval of the shareholders of Starwood of the Advisor Merger (the "PROXY STATEMENT"), with appropriate requests for confidential treatment, and Starwood will provide on a supplemental basis to the SEC a registration statement on Form S-4 with regard to the shares of New Starwood Common Stock to be issued in the Advisor Merger (the "REGISTRATION STATEMENT"), in which the Proxy Statement will be included as a prospectus. The Proxy Statement will also include solicitations by Starwood of approvals by Starwood's shareholders for the Merger and the Incorporation Merger, and the Registration Statement also will include the shares of capital stock of New Starwood to be issued in the Merger. Starwood shall use its commercially reasonable efforts to (i) respond to any comments of the staff of the SEC and
(ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Advisor Merger. Starwood will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Starwood's shareholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Starwood will notify Advisor promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply Advisor with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Starwood shall promptly inform Advisor of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Starwood such amendment or supplement.

    (b) Starwood will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "STARWOOD SHAREHOLDERS MEETING") (but in no event shall such meeting be held sooner than 20 business days following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the Starwood Shareholder Approvals. Starwood covenants that Starwood will, through its Board of Trustees, recommend to its shareholders approval of the Advisor Merger, this Agreement, the Merger, the Merger Agreement, the Incorporation Merger and the Incorporation Merger Agreement and the transactions contemplated hereby and thereby and further covenants that the Proxy Statement will include such recommendation. Advisor shall furnish all information concerning Advisor Common Stock as may reasonably be requested in connection with any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Advisor Common Stock pursuant to the Advisor Merger.

    Section 5.2.  COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Starwood, the Stockholders, SCG and Advisor agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Advisor Merger, the Contribution Transactions and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties;
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Advisor Merger, the Contribution Transactions, the

Merger, the Incorporation Merger or the consummation of the transactions contemplated by this Agreement, the Merger Agreement, the Incorporation Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement, the Merger Agreement and the Incorporation Merger Agreement. In connection with and without limiting the foregoing, Advisor, Starwood and their respective Boards of Directors or Trustees, as applicable, shall (x) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "TAKEOVER STATUTE") is or becomes applicable to the Advisor Merger or the Merger, and (y) if any Takeover Statute becomes applicable to the Advisor Merger, take all action necessary so that the Advisor Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger Agreement, as applicable, or otherwise to minimize the effect of such Takeover Statute on the Advisor Merger and the Merger. From the date hereof through the Effective Time, Starwood shall timely file with the SEC all Starwood SEC Documents required to be so filed.

    (b) Advisor shall give prompt notice to Starwood, and Starwood shall give prompt notice to Advisor, if (i) any representation or warranty made by it contained in this Agreement, the Merger Agreement or the Incorporation Merger Agreement, that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, the Merger Agreement or the Incorporation Merger Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    Section 5.3. AFFILIATES. Prior to the Closing Date, Advisor, Starwood and SCG shall exchange letters identifying all persons who are, at the time this Agreement is submitted to the shareholders of Starwood, their respective "affiliates" for purposes of Rule 145 under the Securities Act. The Advisor and Starwood shall use their respective commercially reasonable efforts to cause each of their respective affiliates to deliver on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT E hereto.

    Section 5.4. AMEX DE-LISTING; NYSE LISTING. Starwood shall prepare and submit to the New York Stock Exchange, Inc. ("NYSE") a listing application covering the New Starwood Common Stock to be issued in the Advisor Merger and the Contribution Transactions, and shall use its commercially reasonable efforts to have the NYSE approve for listing, upon official notice of issuance, the New Starwood Common Stock. In the event that such securities are approved for listing on the NYSE, Starwood shall take such steps as are necessary to cause all Starwood securities listed on the American Stock Exchange ("AMEX") to be de-listed as of the Effective Time.

    Section 5.5. INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) (i) Advisor shall, and, from and after the Effective Time, Starwood (collectively, the "INDEMNIFYING PARTIES") shall, jointly and severally, indemnify, defend and hold harmless each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Advisor (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the Indemnifying Parties (which approval shall not be unreasonably withheld or delayed), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Advisor at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED

LIABILITIES"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated by this Agreement, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be (and Starwood will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in Section 5.5(a)(iii)).

        (ii) Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.5 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.5 against Advisor and, from and after the Effective Time, Starwood, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, that the failure to so notify shall not limit in any way or otherwise affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices such party. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. The Indemnifying Parties shall not settle any such action without the consent of the Indemnified Parties; PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld, it being understood that it shall not be deemed unreasonable to withhold such consent if the settlement includes any admission of wrongdoing or payment of any money by or on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; PROVIDED, FURTHER, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or
    (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

        (iii) It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (and one local counsel in each jurisdiction in which such counsel is reasonably required) at any one time for all such Indemnified Parties unless
    (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties has reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the

    Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

        (iv) The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld or delayed).

    (b) At or prior to the Effective Time, Starwood shall purchase directors' and officers' liability insurance "tail" policy coverage for Advisor's directors and executive officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as (but which shall be no less favorable than those) currently provided by Advisor to such directors and officers for claims based on activity prior to the Effective Time; PROVIDED, HOWEVER, that Starwood shall have no obligation to pay aggregate premiums for such coverage in excess of $350,000.

    (c) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Starwood and Advisor.

    Section 5.6. INDEMNIFICATION AGAINST LOSS DUE TO INACCURACIES IN REPRESENTATIONS AND WARRANTIES; TAX INDEMNITY.

        (i) Each of the Stockholders and SCG, severally and not jointly, indemnifies Starwood and New Starwood Sub against, and agrees to hold Starwood and New Starwood Sub harmless from, all losses, costs, damages, liabilities, claims, demands, judgments, settlements and expenses of any nature whatsoever, governmental or non-governmental (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) (collectively, "LOSSES") incurred directly or indirectly because or resulting from or arising out of (i) the fact that any matter which is the subject of a representation or warranty contained in Section 3.1, in the case of the Stockholders, or Section 3.3, in the case of SCG, is not as represented or warranted, but only up to a Maximum Amount (as defined in Section 5.7(i)) or (ii) the failure of any Stockholder, SCG or Advisor to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled before or after the Effective Time.

        (ii) Starwood indemnifies the Stockholders and SCG against, and agrees to hold the Stockholders and SCG harmless from, all Losses incurred directly or indirectly because or resulting from or arising out of (i) the fact that any matter which is the subject of a representation or warranty contained in
    Section 3.2 is not as represented or warranted, but only up to a maximum amount equal to the Fair Market Value (as defined in Section 5.8(i)) of the sum of the Merger Consideration and the Contribution Consideration or (ii) the failure of Starwood to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled before or after the Effective Time.

        (iii) Each of the Stockholders, severally and not jointly, indemnifies Starwood and New Starwood Sub against, and agrees to hold Starwood and New Starwood Sub harmless from, any and all Taxes and other Losses ("TAX DAMAGES") arising out of (i) the fact that, as a result of events occurring before or after the Effective Time, the Advisor Merger does not qualify as a tax-free reorganization under Section 368 of the Code, (ii) any other Taxes attributable to Advisor or which become payable solely on account of the Advisor Merger or (iii) any and all Taxes relating to Advisor or any Advisor Subsidiary in respect of any period (or portion thereof) that ends on or prior to the Closing Date or, if later, the date on which the Effective Time occurs. The indemnities provided for in this Section 5.6(iii) shall survive until 60 days after the end of the statute of limitations period applicable to the matters which are the subject of the indemnities.

    Section 5.7. LIMIT ON CLAIMS REGARDING REPRESENTATIONS AND WARRANTIES. (i) The maximum amount (the "MAXIMUM AMOUNT") for which each of the Stockholders and SCG shall be liable on account of all Losses for which indemnification may be sought is the fair market value of the Merger Consideration or the Contribution Consideration, as the case may be, received by the Stockholder or SCG, as the case may be, pursuant to this Agreement; PROVIDED, HOWEVER, that notwithstanding anything to the contrary, indemnification made with respect to any matter which is the subject of a representation or warranty contained in Section 3.1(c) or
    Section 3.3(c), shall not be subject to any limitations as to amount. The fair market value (the ("FAIR MARKET VALUE") shall be determined based on the average of the closing prices of New Starwood Common Stock on the principal stock exchange on which it is listed for the five consecutive trading days beginning with the fourth trading day after the Effective Time or, if greater, the average closing prices of New Starwood Common Stock on such exchange for the five consecutive trading days on which the relevant payments in respect of such indemnification is made hereunder. All liabilities of the Stockholders and SCG pursuant to Sections 5.6 and 5.7 shall be satisfied exclusively by the Stockholder or SCG, as applicable, tendering shares of New Starwood Common Stock received by the Stockholder or SCG, as applicable, in the Advisor Merger or the Contribution Transactions, as applicable, to Starwood or New Starwood.

        (ii) The indemnification in Sections 5.6(i) and (ii) will be the sole remedy because any matter which is the subject of a representation or warranty contained in Section 3.1, 3.2 or 3.3 is not as represented or warranted. Any claim for that indemnification pursuant to Section 5.6(i) or
    (ii) must be made not later than the one year anniversary of the Effective Time; provided that, any claim for indemnification made with respect to any matter which is the subject of a representation or warranty contained in
    Section 3.1(c) or 3.3(c), may be made at any time and any matter which is the subject of a representation or warranty contained in Section 3.1(g) may be made at any time prior to 60 days after the end of the statue of limitations period applicable to the matter which is the subject of the claim. Any claim for indemnification pursuant to Section 5.6(iii) must be made prior to 60 days after the end of the statute of limitations period applicable to the matter which is the subject of the claim. A claim must be made by a written notification to the party from which indemnification is sought which reasonably summarizes the nature of the claim and the facts on which it is based. None of the Stockholders, Advisor, SCG, Starwood or New Starwood will have any liability pursuant to Section 5.6 unless the claim is described in a notification given in substantial compliance with this Section.

        (iii) Payment of any indemnification amounts shall be made as directed by Starwood promptly, but in no event later than two business days after the amount is due as provided herein. The indemnification amounts each year shall not exceed (A) the maximum amount that can be paid to Starwood for the taxable year without causing Starwood to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code ("QUALIFYING INCOME"), as determined by outside counsel or independent accountants to Starwood, and (B) in the event Starwood receives a letter from outside counsel (the "STARWOOD INDEMNIFICATION TAX OPINION") indicating its opinion that the receipt by Starwood of the indemnification payments would constitute Qualifying Income as to Starwood with respect to Starwood's proportionate share thereof or would be excluded from Starwood's gross income for purposes of Sections 856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS"), the amounts indicated in such letter. In the event that Starwood is not able to receive the full amount of the indemnification amounts the Stockholders shall place the unpaid amount in escrow and shall not release any portion thereof to Starwood unless and until Starwood receives any one or combination of the following: (i) a letter(s) from Starwood's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Starwood without causing Starwood to fail to meet the REIT Requirements for any relevant taxable year together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Starwood, or (ii) a tax opinion indicating that Starwood's receipt of the indemnification amounts would satisfy the REIT Requirements, in which event the Stockholders shall pay to Starwood the unpaid indemnification amount.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER AND THE CONTRIBUTION TRANSACTIONS. The respective obligations of Advisor, Starwood and SCG to effect the Advisor Merger and the Contribution Transactions and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a) SHAREHOLDER APPROVALS. The affirmative vote of at least a majority of the outstanding shares of Starwood Class A Common Stock and the Starwood Class B Common Stock, voting as one class, at the Starwood Shareholders meeting, or any adjournment thereof, to approve this Agreement and the Advisor Merger shall have been obtained.

    (b) LISTING OF SHARES. The NYSE or the AMEX shall have approved for listing the New Starwood Common Stock to be issued in the Advisor Merger and the Contribution Transactions.

    (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

    (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Advisor Merger, the Contribution Transactions, the Merger, the Incorporation Merger or any of the other transactions or agreements contemplated by this Agreement shall be in effect.

    (e) INCORPORATION MERGER AND MERGER. Unless Starwood shall have delivered the written notice to Advisor contemplated by Section 1.7, the Incorporation Merger shall have occurred in accordance with the Incorporation Merger Agreement. The Merger Agreement shall be in full force and effect and the Merger shall occur simultaneously with the Advisor Merger and the Contribution Transactions in accordance with the Merger Agreement.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF STARWOOD. The obligation of Starwood to effect the Advisor Merger, the Contribution Transactions and the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Starwood:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Advisor, the Stockholders and SCG (without giving effect to any "materiality," Material Adverse Effect" or similar qualification or limitation in any such representation or warranty) set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, other than the representations made in Section 3.1(c) which shall be true and correct in all respects, in each case as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Starwood shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties are so qualified) signed by the Chief Executive Officer and the Chief Financial Officer of each of Advisor and SCG to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF ADVISOR. Advisor and SCG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Starwood shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of each of Advisor and SCG to such effect.

    (c) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event shall have occurred or circumstance shall have arisen that, individually or taken together with all other facts, circumstances or events, is reasonably likely to have an Advisor Material Adverse Event. Starwood shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Advisor to the effect that there has been no such Advisor Material Adverse Effect.

    (d) ASSIGNMENT OF SFA II AND SFA INTEREST. SCG shall have assigned its 0.1% managing member interest in each of SFA II and SFA to Advisor, free and clear of all Liens and, as a result of such assignments and the Advisor Merger, New Starwood will own, directly and through its Subsidiaries, 100% of the membership interests of SFA and SFA II.

    Section 6.3. CONDITIONS TO OBLIGATION OF ADVISOR AND SCG. The obligations of Advisor to effect the Advisor Merger and of SCG to consummate the Contribution Transactions and to consummate the other transactions contemplated by this Agreement on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Advisor:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Starwood set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Advisor shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Starwood by the Chief Executive Officer and the Chief Financial Officer of Starwood to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF STARWOOD. Starwood shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Advisor shall have received a certificate signed on behalf of Starwood by the Chief Executive Officer and the Chief Financial Officer of Starwood to such effect.

    (c) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event shall have occurred or circumstance shall have arisen that, individually or taken together with all other facts, circumstances or events, is reasonably likely to have a Material Adverse Effect. Starwood shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Starwood to the effect that there has been no such Starwood Material Adverse Effect.

    (d) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, a Starwood Material Adverse Effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, whether before or after the requisite approval of Starwood's shareholders is obtained:

    (a) by mutual written consent duly authorized by the respective Board of Directors of Advisor, the Board of Directors of New Starwood Sub, the Board of Trustees of Starwood and the managers of SCG;

    (b) by Starwood, upon a breach of any representation, warranty, covenant or agreement on the part of Advisor set forth in this Agreement, or if any representation or warranty of the Advisor shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 1999 (as otherwise extended);

    (c) by Advisor or SCG, upon a breach of any representation, warranty, covenant or agreement on the part of Starwood set forth in this Agreement, or if any representation or warranty of Starwood shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would incapable of being satisfied by December 31, 1999 (as otherwise extended);

    (d) by Starwood, Advisor or SCG, if any judgment, injunction, order, decree or action by; any Governmental Entity of competent authority preventing the consummation of the Advisor Merger or the Contribution Transactions shall have become final and nonappealable;

    (e) by either Starwood, Advisor or SCG, if the Advisor Merger or the Contribution Transactions shall not have been consummated before December 31, 1999; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e); or

    (f) by Starwood, Advisor or SCG, if the requisite approval of Starwood's shareholders shall not have been obtained, as contemplated by Section 6.1.

    Section 7.2. EXPENSES. Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Advisor Merger, the Contribution Transactions, and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

    Section 7.3. EFFECT OF TERMINATION. In the event of termination of this Agreement by Advisor, Starwood or SCG as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Starwood, Advisor or SCG, and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    Section 7.4. AMENDMENT. Subject to the provisions of the Merger Agreement, this Agreement may be amended by the parties in writing by action of their respective Boards of Directors or Trustees or managers, as the case may be, at any time before or after any required shareholder approvals are obtained and prior to the acceptance of the Certificate of Merger for the Advisor Merger with the Secretary of State of the State of Delaware; PROVIDED, HOWEVER, that, after any of the required shareholder approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to Advisor's or Starwood's members/shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect Advisor's or Starwood's shareholders.

    Section 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, each of Advisor, Starwood and SCG may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.1. SURVIVAL. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time shall survive the consummation of the Advisor Merger and the Contribution Transactions.

    Section 8.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier

(providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a)  if to Starwood or New Starwood Sub, to

        Starwood
        1114 Avenue of the Americas
        27(th) Floor
        New York, New York 10036
        Attn: Spencer B. Haber and Nina Matis, Esq.
        Fax: (212) 930-9494

        with a copy to:

        Rogers & Wells LLP
        200 Park Avenue
        New York, NY 10166
        Attn: John A. Healy, Esq.
        Fax: (212) 878-8375

    (b)  if to the Advisor, to
        STW Holdings I, Inc.
        (until June 28, 1999)
        Three Pickwick Plaza
        Suite 250
        Greenwich, Connecticut 06830

        (after June 28, 1999)
        591 West Putnam
        Greenwich, Connecticut 06830
        Attention: Madison Grose
        Fax: (203) 861-2101

    (c)  if to the Stockholders, to

        Starwood Capital Group, LLC
        (until June 28, 1999)
        Three Pickwick Plaza
        Suite 250
        Greenwich, Connecticut 06830

        (after June 28, 1999)
        591 West Putnam
        Greenwich, Connecticut 06830
        Attention: Madison Grose, Esq.
        Fax: (203) 861-2101

    (d)  if to SCG, to

        Starwood Capital Group, LLC
        (until June 28, 1999)
        Three Pickwick Plaza
        Suite 250
        Greenwich, Connecticut 06830

        (after June 28, 1999)
        591 West Putnam
        Greenwich, Connecticut 06830
        Attention: Madison Grose, Esq.
        Fax: (203) 861-2101

    (e)  if to TriNet, to

        TriNet Corporate Realty Trust, Inc.
        One Embarcadero Center
        Suite 3150
        San Francisco, California 94111
        Attention: A. William Stein and Geoff Dugan, Esq.
        Fax: (415) 391-3092

    Section 8.3. INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Merger Agreement, the Incorporation Merger Agreement and the other agreements entered into in connection with the transactions contemplated hereby and thereby constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement, the Merger Agreement, the Incorporation Merger Agreement and the other agreements entered into in connection with the transactions contemplated hereby and thereby are not intended to confer upon any person other than the parties hereto any rights or remedies except that the agreements, covenants and representations and warranties of the parties hereto are intended to be for the benefit of, and shall be enforceable by, TriNet.

    Section 8.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE ADVISOR MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE DGCL OR THE LAWS OF THE STATE OF DELAWARE.

    Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 8.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of New York or any New York State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    Section 8.9. EXHIBITS; DISCLOSURE LETTERS. All Exhibits referred to herein and in the Advisor Disclosure Letter and the Starwood Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement. All references herein to Articles, Sections, Exhibits and Disclosure Letters shall be deemed references to such parts of this Agreement, unless the context otherwise requires. Each exception to a representation or warranty of Starwood or the Advisor that is set forth in the applicable Starwood or Advisor Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement.

                                   ARTICLE IX

                              CERTAIN DEFINITIONS

    Section 9.1.  CERTAIN DEFINITIONS.  For purposes of this Agreement:

    An "ADVISOR SUBSIDIARY" means each Subsidiary of Advisor.

    An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    "EMPLOYEE PLAN" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

    "KNOWLEDGE" where used herein with respect to Advisor or any Advisor Subsidiary shall mean the knowledge, after due inquiry, of the persons named in
Section 10 of the Advisor Disclosure Letter and where used with respect to Starwood shall mean the actual knowledge of the persons named in Section 10 of the Starwood Disclosure Letter.

    "LAW" means any statute, law, regulation or ordinance of any Government Entity applicable to Starwood or TriNet or any of their respective Subsidiaries.

    "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    "STARWOOD SUBSIDIARY" means each Subsidiary of Starwood.

    "SUB-ADVISORY AGREEMENTS" means the Investment Sub-Advisory Agreement made as of April 1, 1999 by and between SFA and New York Financial Advisors and the Investment Sub-Advisory Agreement made as of April 1, 1999 by and between SFA and Starwood Capital Operations, L.L.C.

    "SUBSIDIARY" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

    IN WITNESS WHEREOF, Starwood, New Starwood Sub, Advisor, TriNet and the Stockholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                STARWOOD FINANCIAL TRUST

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                SA MERGER SUB, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                STW HOLDINGS I, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                STARWOOD CAPITAL GROUP, LLC

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                TRINET CORPORATE REALTY TRUST, INC. (solely in its capacity as an intended third party beneficiary of the designated representations, warranties and covenants in the Agreement)

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                STOCKHOLDERS

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                                                         Annex C
                                 GREENHILL & CO.

                                                                   June 15, 1999


Board of Directors
TriNet Corporate Realty Trust
One Embarcadero Center
Suite 3150
San Francisco, California 94111

Members of the Board:

We understand that TriNet Corporate Realty Trust ("TriNet"), Starwood Financial Trust ("Starwood") and ST Merger Sub, Inc., a wholly-owned subsidiary of Starwood ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of June 15, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into TriNet with TriNet as the surviving corporation and pursuant to which TriNet would become a wholly-owned subsidiary of Starwood (or of Starwood Financial, Inc., Starwood's successor (the "Successor")), in a merger of Starwood with and into a newly-formed Maryland corporation, which merger Starwood may elect to complete immediately prior to the merger in order to convert its form of organization from a Maryland real estate investment trust to a Maryland corporation). Pursuant to the Merger, each issued and outstanding share of common stock, $0.01 par value of TriNet (the "TriNet Common Stock), other than shares of TriNet Common Stock held as treasury shares by TriNet, shall be converted into the right to receive 1.15 shares (the "Exchange Ratio") of common stock, $1.00 par value, of Starwood or of the Successor ("Starwood Common Stock"). Contemporaneously with the consummation of the Merger, Starwood or the Successor will complete certain transactions, more fully set forth in the advisor transaction agreement (the "Advisor Transaction Agreement"), including the merger of STW Holdings I, Inc. (the "Advisor"), with and into Starwood or the Successor, as the case may be (the "Advisor Transaction"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used in this letter without definition have the respective meanings assigned to them in the Merger Agreement.

You have asked us to render an opinion as to whether, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of TriNet Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

         1. reviewed the draft dated June 14, 1999 of the Merger Agreement and certain ancillary agreements referred to in the Merger Agreement;

         2.       reviewed the structure of the Merger;

         3. reviewed the draft dated June 14, 1999 of the Advisor Transaction Agreement;

         4. analyzed the Advisor Transaction as it relates to the Merger (which included a review of the Advisory Agreement and certain financial information regarding the Advisor provided to us by the Advisor);

         5. reviewed Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, 1997 and 1998 for TriNet;

         6. reviewed Forms 10-K and related financial information for the two fiscal years ended December 31, 1997 and 1998 for Starwood;

         7. reviewed certain other filings with the Securities and Exchange Commission made by TriNet and Starwood, respectively, that we deemed relevant;

         8. reviewed certain information, including financing forecasts, related to the business, earnings, cash flow, assets, liabilities and prospects of TriNet and Starwood, furnished to us by TriNet and Starwood and the Advisor;

         9. conducted discussions with members of senior management of TriNet and Starwood and the Advisor concerning their respective businesses, strategic objectives, capital structures, recent results and prospects;

         10. conducted property tours of selected assets owned by Starwood or that represent the collateral for its debt investments;

         11. reviewed the historical market prices and trading activity for the TriNet Common Stock and the Starwood Common Stock, as well as related stock market indices that we deemed relevant;

         12. analyzed the Exchange Ratio using the trading values of real estate investment trusts, specialty real estate finance companies, commercial finance companies and consumer finance companies that we deemed relevant;

         13. compared the combined results of operations of TriNet and Starwood after giving effect to the Advisor Transaction with those of certain companies that we deemed to be reasonably similar to the combined company;

         14. reviewed the financial terms, to the extent publicly available, of certain other comparable transactions that we deemed relevant;

         15. analyzed the pro forma effect of the Merger on the earnings, cash flow, consolidated capitalization, dividend policy and certain financial ratios of the combined company;

         16. participated in discussions and negotiations among representatives of TriNet and Starwood and the Advisor and their financial and legal advisors;

         17. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary or appropriate for purposes of this opinion.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by TriNet and Starwood and the Advisor or representatives of TriNet and Starwood and the Advisor or made publicly available by TriNet and Starwood in preparing our opinion and we have further relied upon the assurances of the representatives of TriNet and Starwood and the Advisor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of TriNet and Starwood that have been furnished to us by their respective representatives, we have assumed such projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of TriNet and Starwood and the Advisor as to the future financial performance of TriNet and Starwood and we relied upon such projections in arriving at our opinion. In addition, we have assumed the Merger will be consummated in accordance with the terms and conditions set forth in the draft Merger Agreement. In arriving at our opinion, we have not undertaken an independent appraisal of the assets of TriNet or of the assets of Starwood nor are we expressing an opinion as to any aspect of the Merger other than the fairness to the holders of TriNet Common Stock of the Exchange Ratio from a financial point of view. No opinion is expressed herein as to the price at which the Starwood Common Stock to be issued in the Merger to the shareholders of TriNet may trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to TriNet in connection with the Merger and will receive a fee from TriNet for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction.

It is understood that this letter is for the information of the Board of Directors of TriNet and is rendered to the Board of Directors in connection with its consideration of the Merger and may not be used for any other purposes without our prior written consent, except that this opinion may be included in its entirety when required in any filing made by TriNet with the Securities and Exchange Commission. This opinion is not intended to be and does not constitute a recommendation to the Board of Directors of TriNet as to whether it should approve the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of TriNet Common Stock.

Very truly yours,

GREENHILL & CO., LLC



By:  /s/ SCOTT L. BOK
     -----------------------------------------------
     Name:  Scott L. Bok
     Title: Managing Director

                                                                         Annex D

 BEAR
STEARNS


June 15, 1999



Board of Directors
Starwood Financial Trust
1114 Avenue of the Americas, 27th Floor
New York, NY 10036

Gentlemen:

We understand that Starwood Financial Trust ("Starwood") and TriNet Corporate Realty Trust, Inc. ("TriNet") have entered into an Agreement and Plan of Merger (the "Agreement") dated June 15. 1999, pursuant to which a wholly-owned subsidiary of Starwood will be merged with and into TriNet (the "Merger"), and TriNet shall continue as the surviving corporation. We further understand that Starwood intends to merge with and into a newly-formed corporation ("New Starwood"), pursuant to which (i) each issued and outstanding share of Class A common stock of Starwood will be exchanged for one share of New Starwood common stock and (ii) each issued and outstanding share of Class B common stock of Starwood will be exchanged for one forty-ninth of one share of New Starwood common stock. In connection with the Merger, each issued and outstanding share of TriNet common stock will be exchanged for 1.15 shares of New Starwood common stock (such ratio of TriNet common stock to New Starwood common stock hereinafter being, referred to as the "Exchange Ratio"). You have provided us with a copy of the Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Starwood and its shareholders.

In the course of our analyses for rendering this opinion, we have:

         1.       reviewed the Agreement;

         2. reviewed each of Starwood's and TriNet's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 through 1998, and their respective Quarterly Reports on Form 10-Q for the period ended March 31, 1999;

         3. reviewed certain operating and financial information, including projections, related to the business and prospects of Starwood and TriNet provided to us by the managements of Starwood and TriNet, as applicable, and reviewed certain operating and financial information, including projections, related to the business and prospects of New Starwood provided to us by the managements of Starwood and TriNet;

         4. met with certain members of Starwood's and TriNet's senior managements to discuss their respective company's operations, historical financial statements and future prospects;

         5. reviewed the historical prices and trading volumes of the common shares of Starwood and TriNet;

         6. reviewed and analyzed the pro forma financial impact of the Merger;

         7. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Starwood and TriNet;

         8. reviewed the terms of recent mergers and acquisitions which we deemed generally comparable to the Merger; and

         9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information including, without limitation, the projections provided to us by Starwood and TriNet. With respect to Starwood's, TriNet's and New Starwood's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Starwood and TriNet as to the expected future performance of Starwood, TriNet and New Starwood, as applicable. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us and we have further relied upon the assurances of the senior managements of Starwood and TriNet that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Starwood and TriNet, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We do not express any opinion as to the price or range of prices at which shares of common stock of New Starwood may trade subsequent to the consummation of the Merger.

We have acted as a financial advisor to Starwood in connection with the Merger and will receive a fee for such services.

Bear Stearns has been previously engaged by Starwood and certain of its affiliates to provide certain investment banking and financial advisory services for which we received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Starwood and/or TriNet for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Starwood in connection with its consideration as to whether the Exchange Ratio is fair, from a financial point of view, to Starwood and its shareholders, and does not constitute a recommendation to the Board of Directors of Starwood or any holders of common stock of Starwood as to how to vote in connection with the Merger. In addition, this opinion is not directed to, nor should it be relied upon, by Barry Sternlicht, Sternlicht Holdings II, Inc., BSS Capital Partners, L.P., Starwood Capital Group I, L.P., Starwood Mezzanine Holdings, L.P., Starwood Capital Group, L.L.C., SOFI IV Management, L.L.C., SOFI IV SMT Holdings, L.L.C., Starwood Opportunity Fund IV, L.P., Starwood Mezzanine Investors, L.P., B Holdings, L.L.C., Starwood Capital Group, L.P. or any affiliated or related entity (including, without limitation for this purpose, each person who controls, is controlled by or is under common control with each such entity) in its capacity as general partners or otherwise or any fund or investors in funds managed by any such entity for any purpose whatsoever including, without limitation, voting shares of Starwood common stock in connection with the Merger. This opinion does not address Starwood's underlying business decision to pursue the Merger. This opinion also does not address any other transactions that may occur at the time of, or near the time of, the Merger or the effect of any of these transactions on the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of the common stock of Starwood and TriNet in connection with the Merger.

Based on and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to Starwood and its shareholders.

Very truly yours,


BEAR, STEARNS & CO. INC.



By:  /s/ Thomas Flexner
     --------------------------------
      Senior Managing Director

                                                                         Annex E


                          HOULIHAN LOKEY HOWARD & ZUKIN


June 13, 1999


The Independent Committee of
The Board of Trustees
Starwood Financial Trust


Ladies and Gentlemen:


We understand that Starwood Financial Trust ("SFT" or the "Company," including a successor through a reorganization merger) has reached an agreement in principle to acquire TriNet Corporate Realty Trust, Inc. ("TRI") in a tax free, stock for stock merger (the "TriNet Merger"). SFT will be the surviving entity (the combined company is referred to herein as "NewStar"). In connection with the TriNet Merger, NewStar will acquire the ownership interests in SFT`s external advisor, Starwood Financial Advisors (the "Advisor"), in a tax free merger as to substantially all of the economic interests therein. Additionally, immediately prior to the closing of the TriNet Merger, a one million share stock dividend (the "Stock Dividend") will be paid to all of SFT's common stockholders.

Pursuant to the Merger Agreement (defined herein), the persons or entities owning 100% of the ownership interests in the Advisor (the "Affiliated Shareholders"), will receive 4 million shares of NewStar common stock in exchange for their ownership interests in the Advisor. NewStar's acquisition, through merger, of the ownership of the Advisor is referred to herein as the "Transaction". SFT formed a special committee of independent trustees (the "Independent Committee") to consider certain matters relating to the Transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") has been retained by and reports to the Independent Committee.

In connection with the proposed Transaction, the Independent Committee, on behalf of SFT shareholders who do not hold any ownership interest in the Advisor (the "Non-Affiliated Shareholders"), has requested that Houlihan Lokey render an opinion as to the fairness, from a financial point of view to the Non-Affiliated Shareholders, of the consideration to be delivered by NewStar to the Affiliated Shareholders in connection with the Transaction. Moreover, Houlihan Lokey expressly authorizes the limited partners of Starwood Mezzanine Investors, L.P., the limited partners of Starwood Opportunity Fund IV, L.P., and the Advisory Committee of Starwood Opportunity Fund IV, L.P. to rely upon this letter in connection with the granting of all approvals and consents in connection with the Transaction.

The Opinion does not address the Company's or the Advisor's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Advisor. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999, which the Company has identified as being the most current financial statements available as well as other internally prepared financial information with respect to the Company including Company-prepared financial statements of SFT for the three months ending March 31, 1999 and March 31, 1998, respectively;

The Independent Committee of The Board of Trustees                             2
      Starwood Financial Trust
June 13,1999

2. reviewed the Advisor's annual financial statement for the year ended December 31, 1998 and quarter ended March 31, 1999 as well as other internally prepared financial information with respect to the Advisor.

3. reviewed the historical market prices and trading volume for the Company's and TRI's publicly traded securities;

4. reviewed the June 10, 1999 draft of the Agreement and Plan of Merger and Interest Contribution Agreement between "Simba," "SA Merger Sub, Inc.," STW Holdings I, Inc.," the Stockholders named therein, "Simba Capital Group, LLC," and to the extent described therein, "Tusk," (the "Merger Agreement") which details the terms of the Transaction;

5. held discussions with the Advisor's senior management to discuss the Transaction, the operations, financial condition, future prospects, projected operations and performance of the Advisor, SFI, TRI, and NewStar as well as the Transaction;

6. held discussions with the Advisor's investment bankers (Bear Stearns & Co. Inc., referred to herein as "Bear Steams") regarding the Company, the Transaction, TRI, and projected the projected operations and financial performance of NewStar;

7. reviewed the Company's presentation to the Board of Trustees dated April 29, 1999;

8. reviewed the Investment Advisory Agreement by and between SFT and the Advisor dated March 13, 1998;

9. reviewed the Corporate Overview of SFT as prepared by management as of April 1999;

10. reviewed TRI Corporate Realty Trust, Inc.'s annual financial statements for the year ended December 31, 1998 as filed on form 10-K and quarterly financial statements for the quarter ended March 31, 1999 as filed on form 10-Q;

11. reviewed the Project Tembo - Pro Forma Merger Analysis prepared by Bear Stearns as of June 1, 1999;

12. reviewed the management-prepared 1999 budget for the Advisor as of May 1, 1999;

13. reviewed management-prepared projections with respect to the Advisor's financial performance for the years ended December 31, 1999 through 2002;

14. reviewed publicly available information on companies we deemed comparable to the Company the Advisor, and NewStar, and publicly available consideration delivered in other transactions that we considered similar to the Transaction; and

15. conducted such other analyses, studies and investigations as we deemed appropriate under the circumstances for rendering the opinion expressed herein.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, the Advisor, and NewStar, and that there has

The Independent Committee of The Board of Trustees                             3
      Starwood Financial Trust
June 13,1999

been no material change in the assets, financial condition, business or prospects of the Company, TRI, or the Advisor since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company, the Advisor, TRI or NewStar and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company, the Advisor, or TRI. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

The Company, the Advisor, and TRI, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with longstanding practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's, the Advisor's, or TRI's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Affiliated Shareholders in connection with the Transaction is fair to the Non-Affiliated Shareholders of the Company from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the MGCL, Article VII of Starwood Financial Trust's (the "Company") Amended and Restated Declaration of Trust ("Declaration") provides for the limitation of the liability of its trustees and officers as follows:

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no trustee or officer of the Company shall be liable to the Company or to any trustee or to any shareholder for money damages. In addition to any Maryland statute limiting the liability of trustees or officers of a Maryland real estate investment trust, no trustee or officer of the Company shall be liable to the Company or to any trustee for any act or omission of any other trustee, shareholder, officer, or agent of the Company, including the advisor, or be held to any personal liability whatsoever in tort, contract, or otherwise in connection with the affairs of the Company except only that arising from his own willful violation of the provisions of the Declaration or of the Bylaws which violation is materially against the interests of the shareholders and results in material harm to such interests, or gross negligence in the performance of his duties.

    As permitted by the MGCL, the Declaration provides for indemnification of the Company's trustees and officers as follows:

        The Company shall have the power to obligate itself to indemnify each trustee, officer, employee and agent of the Company, including the advisor and its affiliates, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

        The indemnification authorized by Section 7.2 of the Declaration shall include payment of: (1) reasonable attorneys' fees or other expenses incurred in settling any such claim or liability or incurred in any finally adjudicated legal proceeding; and (2) expenses incurred by the removal of any liens affecting any property of the Person to be indemnified. Indemnification shall be made from assets of the Company, and no shareholder shall be personally liable to any person to be indemnified. Section 7.2 of the Declaration shall inure to the benefit of the trustees and their affiliates.

    Section 12.1 of Starwood Financial's Bylaws implements the indemnification provisions of the Declaration. The Bylaws state that, to the maximum extent permitted by Maryland law, as amended from time to time, the Trust shall indemnify and hold harmless, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to each trustee and officer.

    Section 2-418 of the MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of trustees and officers to the corporation and its stockholders for money damages, except when it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the person actually received an improper benefit or profit in money, property or services; or (3) in the case of any criminal proceeding, the trustee had reasonable cause to believe that the omission was unlawful.

    As permitted under Section 2-418 of the MGCL, the Company has purchased and maintain insurance on behalf of its trustees and officers against any liability asserted against such trustees and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

    The Company has also entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements provide that the Company will indemnify the trustees and executive officers to the fullest extent permitted under law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as a trustee, officer or agent of the Company, or by reason of their serving at the Company's request; provided that the trustee or executive officer acted in a manner determined in good faith to be within the scope of his authority and to be in best interest of the Company and so long as the trustee or executive officer was not guilty of gross negligence, misconduct or a breach of his fiduciary obligation in the act or failure to act. The Company will not indemnify the trustees and executive officers to the extent prohibited by the Declaration or Title 8 of the Maryland Corporations Code. If an amendment to the Declaration or Title 8 with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. The Company is not required to indemnify any trustee or executive officer for liabilities: (1) for which he receives payment under an insurance policy, except for the excess beyond payment under such insurance, or which could have been claimed under an expired insurance policy; (2) based upon or attributable to his gaining in fact any personal profit or advantage to which he was not legally entitled; (3) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934; or (4) brought about or contributed to by his dishonesty, willful misconduct or bad faith unless a judgement or other final adjudication adverse to the trustee or executive officer establishes that he was not guilty of the claimed conduct and that the conduct was not material to the course of the action so adjudicated.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a) Exhibits:

 EXHIBITS                                              DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------

       2.1   Agreement and Plan of Merger, dated as of June 15, 1999, by and among Starwood Financial Trust,
             ST Merger Sub, Inc. and TriNet Corporate Realty Trust, Inc. *

       2.2   Agreement and Plan of Merger, dated as of June 15, 1999, by and among Starwood Financial Trust,
             Starwood Financial, Inc. and, to the extent described therein, TriNet Corporate Realty Trust,
             Inc. *

       2.3   Agreement and Plan of Merger, dated as of June 15, 1999, by and among Starwood Financial Trust,
             SA Merger Sub, Inc., STW Holdings I, Inc., the Stockholders named therein, Starwood Capital
             Group, L.L.C. and, to the extent described therein, TriNet Corporate Realty Trust, Inc. *

       3.1   Amended and Restated Declaration of Trust dated March 1998.**

       3.2   Articles of Amendment to the Company's Amended and Restated Declaration of Trust. ****

       3.3   Articles Supplementary relating to the Series A Preferred Shares of Beneficial Interest. ****

       3.4   Bylaws of the Company. **

       4.1   Amended and Restated Registration Rights Agreement dated March 18, 1998 among Starwood Financial
             Trust and Starwood Mezzanine Investors, L.P., SAHI Partners and SOFI-IV SMT Holdings, L.L.C.***

 EXHIBITS                                              DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
       4.2   Investor Rights Agreement, dated as of December 15, 1998 among Starwood Financial Trust, a
             Maryland real estate investment trust, Starwood Mezzanine Investors, L.P., a Delaware limited partnership, SOFI-IV SMT Holdings, L.L.C., a Delaware limited liability company, B Holdings,
             L.L.C., a Delaware limited liability company, and Lazard Freres Real Estate Fund II, L.P., a
             Delaware limited partnership, Lazard Freres Real Estate Offshore Fund II L.P., a Delaware
             limited Partnership, and LF Mortgage REIT, a Maryland real estate investment trust.****

       4.3   Form of warrant certificates.****

       4.4   Form of certificate for Series A preferred shares of beneficial interest.****

       4.5   Form of share certificate for Class A shares of beneficial interest of the Company.***

       5.1   Opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to Starwood Financial, regarding legality of securities to be issued.

       8.1   Opinion of Rogers & Wells LLP, counsel to Starwood Financial, regarding certain tax matters.

       8.2   Opinion of Rogers & Wells LLP, counsel to Starwood Financial, regarding the tax treatment of the reorganization.

       8.3   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to TriNet, regarding certain tax matters.

       8.4   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to TriNet, regarding the tax treatment of the reorganization.

       8.5   Opinion of Mayer Brown & Platt, counsel to Starwood Financial, regarding certain tax matters.

       8.6   Opinion of Katten, Muchin & Zavis, counsel to Starwood Financial, regarding certain tax matters.

      10.1   Starwood Financial Trust 1996 Share Incentive Plan. ***

      10.2   Contribution Agreement dated as of February 11, 1998, between Starwood Financial Trust, Starwood
             Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, L.P. ***

      10.3   Second Amended and Restated Shareholder's Agreement dated March 18, 1998, among B Holdings,
             L.L.C., SAHI Partners, Starwood Mezzanine Investors, L.P., SOFI-IV SMT Holdings, L.L.C., and
             Starwood Financial Trust. ***

      10.4   Investment Advisory Agreement dated as of March 18, 1998, between Starwood Financial Trust and
             Starwood Financial Advisors, L.L.C. ***

      10.5   Securities Purchase Agreement, dated as of December 15, 1998, by and between Starwood Financial
             Trust, Lazard Freres Real Estate Fund II, L.P., a Delaware limited partnership, Lazard Freres
             Real Estate Offshore Fund II, L.P., a Delaware limited partnership, and LF Mortgage REIT, a
             Maryland real estate investment trust.****

      10.6   Asset Purchase and Sale Agreement, dated as of December 15, 1998, by and between Lazard Freres
             Real Estate Fund, L.P., a Delaware limited partnership, Lazard Freres Real Estate Fund II, L.P., a Delaware limited partnership, Prometheus Mid-Atlantic Holding, L.P., a Delaware limited partnership, Pacific Preferred LLC, a New York limited liability company, Atlantic Preferred II
             LLC, a New York limited liability company, Indian Preferred LLC, a New York limited liability company, and Prometheus Investment Holding, L.P., a Delaware limited partnership, and Starwood
             Financial Trust. ****

 EXHIBITS                                              DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
      10.7   Form of Advisor Lock-Up Agreement, dated as of June 15, 1999, among Greenhill & Co., LLC and each owner of interests in the Advisor.

      10.8   Form of Option Standstill Agreement, dated as of June 15, 1999, among Starwood Financial Trust and each of George R. Puskar, Willis Anderson, Jr., Stephen B. Oresman, Robert W. Holman, Jr.
             and John G. McDonald.

      10.9   Form of Starwood Financial Trust Affiliate Lock-Up Agreement, dated as of June 15, 1999, between
             Greenhill & Co., LLC and each of B L.L.C., SOFI-IV SMT Holdings, L.L.C. and Starwood Mezzanine
             Investors, L.P.

      10.10  Stock Purchase Agreement dated as of June 15, 1999 among Jay Sugarman, Spencer B. Haber, A.
             William Stein and Robert Holman, Jr.

      10.11  Amendment No. 1 to the Stock Purchase Agreement dated as of July 26, 1999, which amends the
             Stock Purchase Agreement dated as of June 15, 1999 among Jay Sugarman, Spencer B. Haber, A.
             William Stein and Robert Holman, Jr.

      10.12  Shareholder Agreement, dated as of June 15, 1999, among SOFI-IV SMT Holdings, L.L.C., Starwood
             Mezzanine Investors, L.P., B Holdings, LLC and TriNet Corporate Realty Trust, Inc.

      10.13  First Amendment to Shareholder Agreement dated as of July 15, 1999, which amends the Shareholder
             Agreement, dated as of June 15, 1999, among SOFI-IV SMT Holdings, L.L.C., Starwood Mezzanine
             Investors, L.P., B Holdings, LLC and TriNet Corporate Realty Trust, Inc.

      21.1   Subsidiaries of Starwood Financial.*****

      23.1   Consent of Rogers & Wells LLP (contained in the opinions filed as Exhibits 8.1 and 8.2).

      23.2   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in the opinions filed as Exhibits
             8.3 and 8.4).

      23.3   Consent of Mayer Brown & Platt (contained in the opinion filed as Exhibit 8.5).

      23.4   Consent of Katten, Muchin & Zavis (contained in the opinion filed as Exhibit 8.6).

      23.5   Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in the opinion filed as Exhibit
             5.1).

      23.6   Consent of PricewaterhouseCoopers LLP (New York).

      23.7   Consent of PricewaterhouseCoopers LLP (San Francisco).

      24.1   Powers of Attorney (contained on signature page hereto).

      99.1   Fairness Opinion of Bear, Stearns & Co., Inc. (incorporated by reference to Annex D to the Joint
             Proxy Statement and Prospectus included in the Registration Statement).

      99.2   Fairness Opinion of Greenhill & Co., LLC. (incorporated by reference to Annex C to the Joint
             Proxy Statement and Prospectus included in the Registration Statement).

      99.3   Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (incorporated by reference to Annex E to the Joint Proxy Statement and Prospectus included in the Registration
             Statement).

      99.4   Consent of Bear, Stearns & Co., Inc.

      99.5   Consent of Greenhill & Co., LLC

      99.6   Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

------------------------

    *Incorporated by reference from Starwood Financial Trust's Form 8-K filed on June 22, 1999.

   **Incorporated by reference from Starwood Financial Trust's Registration
    Statement on Form S-4 filed on May 12, 1998.

  ***Incorporated by reference from Starwood Financial Trust's Annual Report on
    Form 10-K for the year ended December 31, 1997 filed on April 2, 1998.

 ****Incorporated by reference from Starwood Financial Trust's Form 8-K filed on
    December 23, 1998.

*****Incorporated by reference from Starwood Financial Trust's Annual Report on
    Form 10-K for the year ended December 31, 1998 filed on March 31, 1999.

(b) Financial Statement Schedules:

(c) Reports, Opinions and Appraisals:

    (1) Fairness Opinion of Bear, Stearns & Co., Inc. (see Exhibit 99.1)

    (2) Fairness Opinion of Greenhill & Co., LLC (see Exhibit 99.2)

    (3) Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (see Exhibit 99.3)

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnishes pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or aid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to this request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 25, 1999.

                                STARWOOD FINANCIAL TRUST

                                By:  /s/ JAY SUGARMAN
                                     -----------------------------------------
                                     Name: Jay Sugarman
                                     Title: Chief Executive Officer and
                                     President

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barry S. Sternlicht, Jay Sugarman and Madison Grose (each with full power to act alone), his or her true and lawful attorney-in-fact and agent with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorney and agent, may deem necessary or advisable to enable Starwood Financial Trust (the "Registrant") to comply with the Securities Act of 1933, and with the Securities Exchange Act of 1934, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with this Registration Statement and any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state securities laws or any rules and regulations thereunder. The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, and to any and all instruments filed as a part of or in connection with that Registration Statement; and each of the undersigned hereby ratifies and confirms all that the attorney-in-fact and agent, shall lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ BARRY S. STERNLICHT
------------------------------   Chairman of the Board of     August 25, 1999
     Barry S. Sternlicht                  Trustees

       /s/ JAY SUGARMAN
------------------------------   Chief Executive Officer      August 25, 1999
         Jay Sugarman                  and President

     /s/ SPENCER B. HABER
------------------------------   Chief Financial Officer      August 25, 1999
       Spencer B. Haber                and Secretary

    /s/ JEFFREY G. DISHNER
------------------------------           Trustee              August 25, 1999
      Jeffrey G. Dishner

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ JONATHAN EILIAN
------------------------------           Trustee              August 25, 1999
       Jonathan Eilian

    /s/ MERRICK R. KLEEMAN
------------------------------           Trustee              August 25, 1999
      Merrick R. Kleeman

      /s/ ROBIN JOSEPHS
------------------------------           Trustee              August 25, 1999
        Robin Josephs

     /s/ WILLIAM MATTHES
------------------------------           Trustee              August 25, 1999
       William Matthes

  /s/ KNEELAND C. YOUNGBLOOD
------------------------------           Trustee              August 25, 1999
    Kneeland C. Youngblood